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As filed with the Securities and Exchange Commission on February 11, 2004.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

B&G FOODS HOLDINGS CORP.
(Exact name of Registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	2035 (Primary Standard Industrial Classification Code Number)	13-3918742 (I.R.S. Employer Identification No.)
Four Gatehall Drive, Suite 110 Parsippany, NJ 07054 (973) 401-6500 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

See Table of Additional Registrants on Next Page

David L. Wenner Four Gatehall Drive Suite 110 Parsippany, NJ 07054 (973) 401-6500 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With copies to:
Christopher G. Karras, Esq. Dechert LLP 4000 Bell Atlantic Tower 1717 Arch Street Philadelphia, PA 19103 (215) 994-4000	Jeffrey J. Rosen, Esq. Steven J. Slutzky, Esq. Debevoise & Plimpton LLP 919 Third Avenue New York, NY 10022 (212) 909-6000

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

        The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

Enhanced Income Securities (EISs) (2)	$565,000,000	$71,586

Class A Common Stock, $0.01 par value (3)

% Subordinated Notes (4)

Subsidiary Guarantees of Subordinated Notes (5)

(1)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)
The EIS units represent            shares of the Class A common stock and $            aggregate principal amount of            subordinated notes, including EISs subject to the underwriters' over-allotment options.

(3)
Includes            shares of Class A common stock subject to the underwriters' over-allotment options.

(4)
Includes $            million aggregate principal amount of    % subordinated notes subject to the underwriters' over-allotment options.

(5)
Each of the subsidiary guarantors listed in the Table of Additional Registrants on the next page will guarantee the            subordinated notes being registered hereby. Pursuant to Rule 457(n) under the Securities Act of 1933, no separate fee for the guarantees is payable.

B&G FOODS HOLDINGS CORP.

Table of Additional Registrants

Name	Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Number	IRS Employer Identification Number
B&G Foods, Inc.	Delaware	2035	13-3916496
BGH Holdings, Inc.	Delaware	2035	36-3867424
Bloch & Guggenheimer, Inc.	Delaware	2035	36-1208070
Heritage Acquisition Corp.	Delaware	2032, 2033	22-3640377
Maple Groves Farms of Vermont, Inc.	Vermont	2099	03-0259252
Ortega Holdings Inc.	Delaware	2099	90-0103279
Polaner, Inc.	Delaware	2033	22-3210182
Trappey's Fine Foods, Inc.	Delaware	2099, 2035, 2033	22-2934591
William Underwood Company	Massachusetts	2013, 2032	04-1919830

        The address, including zip code, telephone number and area code, of the principal executive offices of the additional registrants listed above is: Four Gatehall Drive, Suite 110, Parsippany, NJ 07054; their telephone number at that address is (973) 401-6500.

EXPLANATORY NOTE

        Immediately prior to the offering contemplated by this Registration Statement, B&G Foods, Inc. will be merged with and into B&G Foods Holdings Corp., a holding company, the sole asset of which is its investment in the capital stock of B&G Foods, Inc. The surviving entity will be named B&G Foods, Inc.

The information in this Prospectus is not complete and may be changed. We cannot sell these securities until the Securities and Exchange Commission declares our Registration Statement effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated February 11, 2004

PROSPECTUS

Enhanced Income Securities (EISs)

B&G Foods Holdings Corp. is selling              Enhanced Income Securities, or EISs, representing              shares of Class A common stock and $                  million aggregate principal amount of    % subordinated notes due 2024. Each EIS represents:

  •
  one share of our Class A common stock; and

  •
  a    % subordinated note with $                  aggregate principal amount.

Assuming we make our scheduled interest payments and pay dividends in the amount contemplated by our current dividend policy, you will receive in the aggregate approximately $                  per year in dividends and interest on the Class A common stock and subordinated notes represented by each EIS through                        , 2024, the maturity date of the subordinated notes.

This is the initial public offering of our EISs, and the shares of our Class A common stock and subordinated notes represented thereby. We anticipate that the public offering price will be between $                  and $                  per EIS. We will apply to list the EISs on The American Stock Exchange under the trading symbol "            ." We do not anticipate that the subordinated notes will be separately listed on any exchange.

Holders of EISs will have the right to separate the EISs into the shares of our Class A common stock and subordinated notes represented thereby at any time after the earlier of 45 days from the closing of this offering or the occurrence of a change of control. Separation of all of the EISs will occur automatically upon the occurrence of any redemption of the subordinated notes or upon maturity of the subordinated notes. Similarly, any holder of shares of our Class A common stock and subordinated notes may, at any time, unless the EISs have automatically separated, combine the applicable number of shares of Class A common stock and principal amount of subordinated notes to form EISs.

Upon a subsequent issuance by us of EISs, a portion of your subordinated notes may be automatically exchanged for an identical principal amount of the subordinated notes issued in such subsequent issuance, and in that event your EISs will be replaced with new EISs. For more information regarding these automatic exchanges and the effect they may have on your investment, see "Description of Subordinated Notes—Covenants Relating to EISs—Procedures Relating to Subsequent Issuance" on page 104 and "Material U.S. Federal Income Tax Consequences—Consequences to U.S. Holders—Subordinated Notes—Additional Issuances" on page 146.

Investing in our EISs and the shares of our Class A common stock and subordinated notes represented by the EISs involves risks. See "Risk Factors" section beginning on page 22 of this prospectus.

	Per EIS	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds to B&G Foods Holdings Corp. (before expenses) (1)	$	$

(1)
Approximately $                  million of these proceeds will be used to repurchase preferred stock and common equity from our existing financial investors, selected members of our management, and other current stockholders, whom we refer to collectively as our existing stockholders.

We have granted the underwriters an option to purchase up to              additional EISs to cover over-allotments, if any. We will use all of the proceeds from the sale of any additional EISs upon the exercise of the underwriters' over-allotment option to repurchase additional shares of outstanding Class B common stock from certain of our existing stockholders.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the EISs in book-entry form only through the facilities of The Depository Trust Company to purchasers on or about                        , 2004.

RBC CAPITAL MARKETS	CREDIT SUISSE FIRST BOSTON	MERRILL LYNCH & CO.
LEHMAN BROTHERS
PIPER JAFFRAY

                    , 2004

[On the inside front cover we will include a collage of our brands and logos.]

        In making your investment decision, you should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. If anyone provided you with different or inconsistent information, you should not rely on it. This prospectus may only be used where it is legal to sell these securities. You should assume the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, consolidated financial condition, results of operations, liquidity and prospects may have changed since that date. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances imply that the information in this prospectus is correct as of any date subsequent to the date on the cover of this prospectus.

INDUSTRY AND MARKET DATA

        In this prospectus we rely on and refer to information and statistics regarding the food industry. We obtained this information and these statistics from various third-party sources, discussions with our customers and our own internal estimates. We believe that these sources and estimates are reliable, but we have not independently verified them and cannot guarantee their accuracy or completeness. Unless otherwise indicated, all statements in this prospectus regarding market share and brand position are measured by retail dollar share.

TRADEMARKS

        AC'CENT®, B&G®, B&M®, B&G BLOCH GUGGENHEIMER® (logo), B&G SANDWICH TOPPERS®, BRER RABBIT®, COZY COTTAGE®, JOAN OF ARC®, LAS PALMAS®, MAPLE GROVE FARMS OF VERMONT®, ORTEGA®, POLANER, POLANER ALL FRUIT®, REGINA, SA-SON AC'CENT®, TRAPPEY'S®, UNDERWOOD®, VERMONT MAID®, and WRIGHT's® are registered trademarks of our company or one of our subsidiaries and BLOCH & GUGGENHEIMER™, RED DEVIL™, SA-SON™ and UP-COUNTRY ORGANICS™ are trademarks of our company or one of our subsidiaries.

        EMERIL'S® is a registered trademark of Emeril's Food of Love Productions, L.L.C. All other trademarks used in this prospectus are trademarks or registered trademarks of their respective owners.

i

SUMMARY

        The following is a summary of the principal features of this offering of EISs and should be read together with the more detailed information and financial data and statements contained elsewhere in this prospectus.

        Immediately prior to this offering, B&G Foods, Inc. will be merged with and into B&G Foods Holdings Corp., the sole asset of which is the capital stock of B&G Foods, Inc. The surviving entity will be named B&G Foods, Inc. Throughout this prospectus, the terms "our," "we," "us," and "B&G Foods" refer to B&G Foods Holdings Corp. before the merger, and B&G Foods, Inc., after the merger, in each case together with their wholly owned subsidiaries, except where it is clear that the term refers only to B&G Foods individually or to B&G Foods, Inc. before the merger. We sometimes refer to B&G Foods Holdings Corp. as "B&G Holdings." Our fiscal year is the 52 or 53 week reporting period ending on the Saturday closest to December 31. Our fiscal 2003 ended on January 3, 2004.

Our Company

Overview

        We manufacture, sell and distribute a diverse portfolio of shelf-stable foods, many of which have leading retail market shares in our relevant markets. In general, we position our retail products to appeal to the consumer desiring a high quality and reasonably priced branded product. In our relevant retail markets, 11 of our branded products hold number one or two retail market share nationally or regionally or are unique products. We complement our retail product sales with a growing institutional and food service business. Over the past five years, we have achieved consistent growth in net sales and EBITDA through a combination of internal growth, including long-term licensing of a brand, plus the addition of eight brands through acquisitions, our most recent of which was the acquisition of the Ortega line of branded Mexican food products in August 2003.

        In fiscal 2003, our net sales and EBITDA were $328.4 million and $61.9 million, having increased at compound annual growth rates since fiscal 2001 of 8.3% and 6.9%, respectively. Our pro forma fiscal 2003 net sales and EBITDA, reflecting the full year impact of the Ortega acquisition before the effect of potential cost savings, were $374.8 million and $67.7 million, respectively. During the three months ended January 3, 2004, which includes the results of the Ortega line of products after the completion of the integration of the acquired assets into our existing business, our net sales, EBITDA and EBITDA margin were $101.2 million, $19.2 million and 19.0%, respectively, compared to net sales, EBITDA and EBITDA margin of $78.7 million, $13.4 million and 17.0%, respectively, for the comparable period in the prior year.

        We sell and distribute our products through a multiple-channel sales and distribution system including to the following:

  •
  supermarket warehouses;

  •
  distributors and food service accounts;

  •
  mass merchants, warehouse clubs and other non-food outlets;

  •
  specialty food distributors;

  •
  direct-store-organization on a regional basis to individual grocery stores in the greater New York Metropolitan area; and

  •
  catalogs and the Internet.

Products and Markets

        The following is a brief description of the products we offer under our brands:

Brand	Products	Contribution to 2003 Pro Forma Net Sales
	Salsa, spices, peppers, taco sauces, taco kits, Mexican ingredients and taco shells	21.3%
	Pure maple syrup, gourmet salad dressings, marinades and pancake mixes	13.0%
	Pickles, relishes, peppers, olives and other related specialty items	12.4%
	Fruit-based spreads and wet spices	9.6%
	Seasonings, salad dressings, marinades, pepper sauces, pasta sauces, mustard and salsa	6.8%
	Brick-oven baked beans and brown bread	6.5%
	Meat spreads, including deviled ham, chicken and roast beef	6.0%
	Mexican ingredients, including enchilada sauce, jalapenos, green chilis and crushed tomatillos	5.5%
	All-natural flavor enhancer used generally on beef, poultry, fish and vegetables	4.7%
	Peppers and hot sauces	3.7%
	Vinegars and cooking wines	3.1%
	Canned recipe beans	3.0%
	Liquid smoke	1.5%
	Flavor enhancer used primarily on beef, poultry, fish and vegetables	1.3%
	Regular and blackstrap molasses	0.8%
	Maple-flavored syrup	0.8%

		100.0%

Our Strengths

        We have experienced consistent net sales growth, strong operating margins and stable and growing free cash flow over the past five years due to the following competitive strengths:

        Portfolio of brands with leading market positions.    We have assembled a diverse portfolio of 16 brands consisting primarily of high margin products with strong market positions. We believe our portfolio of brands and products provides us with financial stability, cash flow diversity and the ability to mitigate the financial impact of seasonality or competitive pressure against any single brand or product.

        Diversity of customers and distribution channels.    We have strong representation in most U.S. food distribution channels and have a broad customer base. The diversity of our multiple-channel sales and distribution system enhances the stability of our financial results and our ability to capitalize on growth trends within a number of these distribution channels.

        Experienced management team.    We have an experienced management team, averaging over 28 years of industry experience and 16 years of experience with our company or our predecessor company.

        Successful track record of acquisitions and integration.    Since 1996, we have acquired and successfully integrated 16 shelf-stable brands. We seek to acquire shelf-stable products with leading market positions, high and sustainable margins and identifiable growth opportunities.

        Disciplined approach to operations.    We bring a disciplined approach to operations through a detailed budgeting process, daily review of our results and by providing employees with incentives to meet operating targets and improve cash flows. We have realized consistent EBITDA margins over the past three years, increasing these margins to 18.9% in fiscal 2003. During the three months ended January 3, 2004, our EBITDA margins were 19.0%, as compared to EBITDA margins of 17.0% during the comparable period in the prior year, reflecting the positive impact of the integration of the Ortega line of products into our existing business platform.

Business Strategy

        Our goal is to continue to increase sales, profitability and free cash flow by enhancing our existing portfolio of branded shelf-stable products and by capitalizing on our competitive strengths. We intend to implement our strategy through the following initiatives:

        Profitably grow established brands.    We have identified numerous opportunities to profitably grow our established brands through increased and focused consumer marketing and trade support.

        Leverage our unique multiple-channel sales and distribution system.    Our unique multiple-channel sales and distribution system allows us to capitalize on growth opportunities quickly and efficiently. We continue to strengthen our sales and distribution system in order to realize distribution economies of scale and provide an efficient, national platform for new products and product line extensions.

        Introduce new products.    We intend to introduce new products and product line extensions within our existing portfolio of brands and under new brands that we may license.

        Capitalize on higher growth segments of the food industry.    We intend to continue to focus on segments of the processed food industry characterized by high growth and high margins, such as the Mexican and other ethnic food segments, enabling us to leverage our distribution platform.

        Expand brand portfolio with new licensing arrangements and selective acquisitions.    We introduced our Emeril's brand products through a licensing arrangement with celebrity chef Emeril Lagasse in September 2000. Since introduction, we have been able to expand our Emeril's brand product line and retail distribution rapidly. We intend to pursue additional licensing arrangements with third parties to introduce and market other products. Additionally, we intend to expand our brand portfolio by making selective acquisitions of businesses that enhance our existing business platform and provide us with the opportunity to grow our free cash flow.

The Transactions

        Concurrently with this offering we will:

  •
  effect a number of internal corporate transactions, including merging B&G Foods, Inc. with B&G Foods Holding Corp. and recapitalizing the equity interests of our existing stockholders;

  •
  enter into a $30.0 million senior secured revolving credit facility, which we refer to as the new revolving credit facility; and

  •
  incur approximately $         million aggregate principal amount of new senior unsecured indebtedness, which we refer to as the new senior unsecured indebtedness.

        We estimate that we will sell    EISs in this offering and receive net proceeds of approximately $    million after deducting underwriting discounts, commissions, and other estimated offering expenses, assuming an initial public offering price of $            per EIS, which represents the mid-point of the range set forth on the cover page of this prospectus.

        We will use the net proceeds of this offering together with the estimated $                      million net proceeds from our new senior unsecured indebtedness and cash on hand, to:

  •
  repay all outstanding borrowings under, and terminate, our current senior secured credit facility, which we refer to as our existing senior credit facility;

  •
  redeem our $220.0 million aggregate principal amount outstanding 9 5/8% senior subordinated notes due 2007, which we refer to as our existing senior subordinated notes; and

  •
  repurchase all of our outstanding preferred stock and approximately            shares of our currently outstanding Class B common stock from our existing stockholders.

        If the underwriters exercise their over-allotment option in full, we will use all of the additional net proceeds to repurchase additional shares of our currently outstanding Class B common stock from Bruckmann, Rosser, Sherrill & Co., L.P. (whom we refer to in this prospectus as our sponsor investor) and Canterbury Mezzanine Capital II, L.P. and The CIT Group/Equity Investments, Inc. (whom we refer to in this prospectus collectively with our sponsor investor as our existing financial investors).

        We refer to this offering, our entering into the new revolving credit facility, our incurrence of the new senior unsecured indebtedness, the repayment in full and termination of the existing senior credit facility, the repurchase of a portion of the outstanding Class B common stock including the exercise of outstanding warrants and options on the Class B common stock and all the preferred stock of our existing stockholders, the internal corporate transactions and the redemption of our existing senior subordinated notes collectively as the Transactions. We refer to all of the Transactions other than this offering as the other Transactions.

        The following table illustrates the estimated sources and uses of the funds for the Transactions, assuming the Transactions all occurred on January 3, 2004. Actual amounts may differ.

Total Sources and Uses of Funds
(Dollars in thousands)

Sources (1)	Amount
EISs offered hereby (2)	$
Cash on hand
New senior unsecured indebtedness

Total sources	$

Uses	Amount
Repayment of existing senior credit facility (3)		$150,528
Repurchase of existing senior subordinated notes (4)		235,881
Repurchase of preferred equity and repurchase of Class B common stock from existing investors (5)
Transaction fees, prepayment penalties and expenses

Total uses	$

(1)
We anticipate there will be no borrowings under the new revolving credit facility upon the completion of the Transactions.

(2)
If the over-allotment option is exercised in full, the net proceeds from the EIS offering are expected to be approximately $    million.

(3)
Reflects the repayment of $149.6 million of term loan borrowings under our existing senior credit facility and accrued and unpaid interest. The proceeds of the six-year term loan and of certain drawings under the five-year revolving credit facility were used to fund the acquisition of the Ortega line of products and to pay related transaction fees and expenses and to fully pay off our remaining obligations under term loan B of our then-existing term loan agreement. With respect to our existing senior credit facility, interest is determined based on several alternative rates, including the base lending rate per annum plus an applicable margin, or LIBOR plus an applicable margin (4.52% at January 3, 2004). We have no revolving credit facility borrowings under our existing senior credit facility.

(4)
Reflects the repayment of $220.0 million aggregate principal amount of our existing 9 5/8% senior subordinated notes due 2007 at a redemption price of 103.208%, or $227.1 million, plus accrued and unpaid interest.

(5)
Includes (A) the repurchase of all of our issued and outstanding 13% Series A cumulative preferred stock, 13% Series B cumulative preferred stock, and Series C senior preferred stock, (B) the repurchase of certain outstanding options and warrants; and (C) the repurchase of             shares of our outstanding Class B common stock. If the underwriters exercise their over-allotment option in full, we will use all of the additional proceeds to repurchase an additional             outstanding shares of our Class B common stock owned by certain of our existing stockholders.

        The closing of this offering is conditioned on our completion of the other Transactions.

        New Revolving Credit Facility.    Concurrently with this offering, we will enter into an estimated $30.0 million new senior secured revolving credit facility. We anticipate that the new revolving credit facility will have a five-year maturity. The new revolving credit facility will contain restrictions on our ability to pay dividends on the shares of Class A common stock that constitute the EISs and our Class B common stock. We anticipate that the new revolving credit facility will be undrawn at closing and that we will have $28.7 million of availability immediately following the offering. See "Description of Certain Indebtedness—New Revolving Credit Facility" for a summary of the expected terms of the new revolving credit facility.

        New Senior Unsecured Indebtedness.    Concurrently with this offering, we anticipate that we will incur approximately $         million of new senior unsecured indebtedness, the form and terms of which are to be determined. We expect that the terms of our new senior unsecured indebtedness will contain restrictions on our ability to pay dividends on the shares of Class A common stock that constitute the EISs and our Class B common stock.

        Redemption of the Existing Senior Subordinated Notes.    The existing senior subordinated notes bear cash interest at a rate of 9 5/8% per year. Immediately following and subject to the completion of the Transactions, we intend to call the $220.0 million aggregate principal amount outstanding of the existing senior subordinated notes for redemption. The terms of the existing senior subordinated notes currently permit us to redeem these notes, in whole or in part, at 103.208% of the principal amount, plus accrued and unpaid interest, with at least 30 days notice to the holders. We expect to pay approximately $227.1 million, plus accrued and unpaid interest up to the redemption date. At the closing of this offering and the consummation of the other Transactions, we will place cash into escrow in the amount that will be required to fully redeem our existing senior subordinated notes.

        Repayment of the Existing Senior Credit Facility.    The existing senior credit facility consists of a term loan and a revolving credit facility. We expect to pay the outstanding principal amount outstanding under the existing senior credit facility of $149.6 million, consisting entirely of term loan borrowings, plus accrued and unpaid interest. These term loan borrowings bear interest at variable rates with a weighted average interest rate as of January 3, 2004 of 4.5% per year. The terms of the existing senior credit facility allow us to prepay without premium or penalty.

Our Existing Stockholders

        Our existing financial investors, selected members of management and certain others, are the owners of all of our outstanding preferred stock, Class B common stock, options and warrants.

        Upon consummation of the Transactions, we anticipate that our existing financial investors will own approximately                shares of our outstanding Class B common stock, representing approximately              % of our outstanding capital stock (or              % if the over-allotment option is exercised in full). We anticipate that certain members of management will own approximately                shares of our outstanding Class B common stock, representing approximately    % of our outstanding capital stock (or               % if the over-allotment option is exercised in full).

        After the expiration of the 180-day lock-up period, the holders of our Class B common stock will have certain rights to convert or exchange their Class B common stock into Class A common stock and to further convert or exchange their Class A common stock into the equivalent value of EISs under certain circumstances. For a more complete description of this conversion or exchange right and other differences between our Class A and Class B common stock, see "Description of Capital Stock."

Other Information About This Prospectus

        Unless we specifically state otherwise, the share information included in this prospectus reflect a            to 1 stock split of our existing common stock (which we refer to as our Class B common stock) to become effective simultaneously with the closing of this offering. Throughout this prospectus, we have assumed an initial public offering price of $                  per EIS (comprised of $                   principal amount allocated to each subordinated note and $                  allocated to each share of Class A common stock), which represents the mid-point of the range set forth on the cover page of this prospectus. The information in this prospectus, unless otherwise indicated, does not take into account the exercise by the underwriters of their over-allotment option with respect to the EISs.

        Throughout this prospectus we use the terms "EBITDA" and "free cash flow," which are not indicators of performance or other measures determined in accordance with Generally Accepted Accounting Principles in the United States (GAAP) and are fully described under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        Unless otherwise indicated, the pro forma statement of operations data contained in this prospectus for fiscal 2003 was prepared as if our acquisition of certain assets of The Ortega Brand of Business (which we refer to as Ortega or the Ortega line of products) from Nestlé Prepared Foods Company on August 21, 2003 was consummated on December 29, 2002, the first day of our fiscal 2003.

Our Corporate Information

        We are a Delaware corporation. Our corporate headquarters is located at Four Gatehall Drive, Suite 110, Parsippany, New Jersey 07054, and our telephone number is (973) 401-6500. Our web site address is www.bgfoods.com. The information contained on our web site is not part of this prospectus and is not incorporated in this prospectus by reference.

The Offering

Summary of the EISs

        We are offering          EISs at an assumed initial public offering price of $            per EIS, which represents the mid-point of the range set forth on the cover page of this prospectus. As described below, assuming we make our scheduled interest payments and pay dividends in the amount contemplated by the dividend policy to be adopted by our board upon consummation of this offering, you will receive in aggregate approximately $            per year in dividends and interest, respectively, on the Class A common stock and subordinated notes represented by each EIS through                    , 2024, the maturity date of the subordinated notes.

What are EISs?

        EISs, or Enhanced Income Securities, are units comprised of our Class A common stock and subordinated notes. Each EIS initially represents one share of our Class A common stock and one        % subordinated note with $            principal amount.

What payments can I expect to receive as a holder of EISs?

        You will be entitled to receive quarterly interest payments at an annual rate of        % of the aggregate principal amount of subordinated notes represented by your EISs, or approximately $            per EIS per year.

        You will also be entitled to receive quarterly dividend payments on the shares of Class A common stock represented by your EISs, if and to the extent dividends are declared by our board of directors and permitted by applicable law and the terms of our then existing indebtedness. The new revolving credit facility, the terms of the new senior unsecured indebtedness and the indenture governing our subordinated notes will each contain restrictions on our ability to declare and pay dividends on our Class A and Class B common stock. See "Dividend Policy and Restrictions." We will adopt a dividend policy which contemplates that initial annual dividends will be approximately $            per share of our Class A common stock. However, our board of directors may, in its sole discretion, modify or repeal this dividend policy. We cannot assure you that we will pay dividends at this level in the future or at all.

        We expect to make interest and dividend payments on          ,          ,           and          of each year to holders of record on the preceding           ,          ,          and          , respectively.

Will my rights as a holder of an EIS be any different than the rights of a beneficial owner of separately held Class A common stock and subordinated notes?

        No. As a holder of EISs, you are the beneficial owner of Class A common stock and subordinated notes represented by your EISs. As such, through your broker or other financial institution and The Depository Trust Company, or DTC, you will have exactly the same rights, privileges, and preferences, including rights to receive distributions and interest, rights and preferences in the event of a default under the indenture governing our subordinated notes, ranking upon bankruptcy and rights to receive communications and notices as a beneficial owner of separately held Class A common stock and subordinated notes, as applicable, would have through its broker or other financial institution and DTC.

Do I have voting rights as a holder of EISs?

        Yes. As a holder of EISs, you will be able to vote with respect to the underlying shares of Class A common stock. The existing financial investors, along with select members of our management, through their ownership of shares of Class B common stock, will own      % of the voting power of our common stock outstanding immediately following the offering of the EISs. Shares of our Class A common stock and shares of our Class B common stock are entitled to the same voting rights per share and vote together as a single class on all matters with respect to which holders are entitled to vote. Therefore, the existing financial investors, and selected members of our management, or their transferees, will greatly influence the outcome of all matters presented to our stockholders for a vote unless the underwriters exercise their over-allotment option. In addition, so long as our sponsor investor holds greater than 10% of the outstanding shares of Class A and Class B common stock in the aggregate, our sponsor investor will be entitled to elect two directors to the board of directors.

What will happen to the EIS units I hold upon a stock split, recombination or reclassification of the Class A common stock?

        The ratio of Class A common stock to principal amount of subordinated notes represented by an EIS is subject to change in the event of a stock split, recombination or reclassification of our Class A common stock. For example, if we effect a two-for-one stock split of our Class A common stock, from and after the effective date of the stock split, each EIS will represent two shares of Class A common stock and the same principal amount of subordinated notes as it previously represented. Likewise, if we effect a recombination or reclassification of our Class A common stock, each EIS will thereafter represent the appropriate number of shares of Class A common stock on a recombined or reclassified basis, as applicable, and the same principal amount of subordinated notes as it previously represented.

Will the EISs be listed on an exchange?

        Yes. We will apply to list our EISs on the American Stock Exchange under the trading symbol "      ."

Can I separate my EISs into shares of Class A common stock and subordinated notes or recombine shares of Class A common stock and subordinated notes to form EISs?

        Yes. Holders of EISs, whether purchased in this offering or in subsequent offerings of EISs of the same series, may, through their broker or other financial institution, separate the EISs into shares of Class A common stock and subordinated notes represented thereby at any time after the earlier of 45 days from the date of original issuance of the EISs or the occurrence of a change of control. Similarly, any holder of shares of Class A common stock and subordinated notes may, at any time, through his or her broker or other financial institution, recombine the applicable number of shares of Class A common stock and principal amount of subordinated notes to form EISs. Separation and recombination of EISs may involve transaction fees charged by your broker and/or financial intermediary.

Will the shares of our Class A common stock and the subordinated notes represented by the EISs be separately listed on an exchange?

        The subordinated notes represented by the EISs will not be listed on any exchange. Our shares of Class A common stock will not be listed for separate trading on the American Stock Exchange until a sufficient number of shares is held separately and not in the form of EISs as may be necessary to satisfy applicable listing requirements. If more than the required number of our outstanding shares of Class A common stock are no longer held in the form of EISs for a period of 30 consecutive trading days, we will apply to list the shares of our Class A common stock for separate trading on the American Stock Exchange. The subordinated notes and Class A common stock represented by the EISs will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, or the Securities Act, unless they are purchased by affiliates as that term is defined in Rule 144 under the Securities Act.

In what form will EISs and the shares of our Class A common stock and subordinated notes represented by the EISs be issued?

        The EISs and the shares of our Class A common stock and subordinated notes represented by the EISs will be issued in book-entry form only. This means that you will not be a registered holder of EISs or the securities represented by the EISs, and you will not receive a certificate for your EISs or the securities represented by the EISs. You must rely on your broker or other financial institution that will maintain your book-entry position to receive the benefits and exercise the rights of a holder of EISs and beneficial owner of Class A common stock and subordinated notes represented by your EISs.

Will my EISs automatically separate into shares of Class A common stock and subordinated notes upon the occurrence of certain events?

        Yes. Separation of all of the EISs will occur automatically upon the redemption of all or a portion of the subordinated notes, upon maturity of the subordinated notes or upon certain bankruptcy events. See "Description of the Enhanced Income Securities (EISs)—Automatic Separation."

What will happen if B&G Foods issues additional EISs of the same series in the future?

        We may conduct future financings by selling additional EISs of the same series, which will have terms that are identical to those of the EISs being sold in this offering, except that if they are issued 45 days or more from the closing of this offering, they will be immediately separable, and if they are issued less than 45 days from the closing of this offering, they will be separable on the same date as the EISs issued hereunder may separate. Additional EISs will represent the same proportions of Class A common stock and subordinated notes as are represented by the then outstanding EISs. In addition, we will be required to issue additional EISs in the future upon the exercise of conversion or exchange rights by the holders of our Class B common stock. Although the subordinated notes represented by such EISs will have terms that are substantially identical (except for the issuance date) to the subordinated notes being sold in this offering and will be part of the same series of subordinated notes for all purposes under the indenture, it is possible that the new subordinated notes will be sold with original issue discount (referred to as OID) for U.S. federal income tax purposes. If such notes are issued with OID, all holders of EISs of the same series (including the EISs being offered hereby) and of outstanding subordinated notes not held in EISs will automatically exchange a ratable portion of their outstanding notes for a portion of the new notes, whether held directly or in the form of EISs, and will thereafter hold a unit consisting of new notes and old notes with a new CUSIP number or a new EIS (consisting of such note unit and Class A common stock) with a new CUSIP number. As a result of such exchanges, we intend to allocate and report the OID associated with the sale of the new notes among all holders of notes on a pro rata basis, which may adversely affect your tax treatment. See "What will be the U.S. federal income tax considerations in connection with a subsequent issuance of subordinated notes of the same series?" In addition, if such notes are issued with OID, holders of such notes may not be able to recover the portion of their principal amount treated as unaccrued OID in the event of an acceleration of the notes or a bankruptcy of the issuer prior to the maturity of the notes. See "Risk Factors—Subsequent issuances of subordinated notes may cause you to recognize OID and suffer other adverse consequences."

        We will file with the Securities and Exchange Commission as soon as practicable a Current Report on Form 8-K (or any other applicable form) to announce and quantify any changes in the ratio of EIS components or changes in OID attributed to the subordinated notes.

What will be the U.S. federal income tax considerations in connection with an investment in EISs?

        Certain aspects of the U.S. federal income tax consequences of the purchase, ownership, and disposition of the EISs being offered hereby are not entirely clear. We intend to treat the purchase of EISs in this offering as the purchase of shares of our Class A common stock and subordinated notes and, by purchasing EISs, you will agree to such treatment. You must allocate the purchase price of the EISs between those shares of Class A common stock and subordinated notes in proportion to their respective initial fair market values, which will establish your initial tax basis. We expect to report the initial fair market value of each share of Class A common stock as $            and the initial fair market value of each of our         % subordinated notes as $            . By purchasing EISs, you will agree to and be bound by this allocation, assuming an initial public offering price of $            per EIS, which represents the mid-point of the range set forth on the cover page of this prospectus.

        We believe that the subordinated notes should be treated as debt for U.S. federal income tax purposes. However, this treatment is not free from doubt. If the subordinated notes were treated as equity rather than debt for U.S. federal income tax purposes, then all or a portion of the stated interest on the subordinated notes could be treated as a dividend, and would not be deductible by us for U.S. federal income tax purposes, which could materially increase our taxable income and significantly reduce our future cash flow available to make dividend and interest payments on our common stock and subordinated notes. In addition, if any payments were treated as dividends, such payments to holders who are not U.S. persons would generally be subject to U.S. federal withholding taxes at rates of up to 30%. Payments to non-U.S. holders would not be grossed-up on account of any such taxes.

        Dividends paid on the Class A common stock through 2008, under current legislation and to the extent those dividends are paid out of our earnings and profits, will be taxable to you at long-term capital gains rates. Interest income on the subordinated notes will be taxable to you at ordinary income rates.

What will be the U.S. federal income tax considerations in connection with a subsequent issuance of subordinated notes of the same series?

        The U.S. federal income tax consequences to you of the subsequent issuance of subordinated notes with OID upon a subsequent sale of EISs of the same series pursuant to an offering by us or upon an exercise of conversion or exchange rights by the holders of our Class B common stock are not clear. The indenture governing the notes and the agreements with DTC will provide that, in the event there is a subsequent issuance by us of notes of the same series with a new CUSIP number having substantially identical terms as the notes, each holder of notes or EISs (as the case may be) agrees that a portion of such holder's notes will be automatically exchanged for a portion of the notes acquired by the holders of such subsequently issued notes and the records of any record holders of the notes will be revised to reflect such exchanges. Consequently, immediately following each such subsequent issuance and exchange, without any further action by such holder, each holder of notes or EISs (as the case may be) will own an inseparable unit composed of notes of each separate issuance in the same proportion as each other holder (and, for any such holder of EISs, such inseparable unit composed of notes will be included in such holder's EISs). However, the aggregate stated principal amount of notes owned by each holder will not change as a result of such subsequent issuance and exchange. It is unclear whether the exchange of notes for subsequently issued notes results in a taxable exchange for U.S. federal income tax purposes, and it is possible that the IRS might successfully assert that such an exchange should be treated as a taxable exchange. Even if the exchange is not treated as a taxable event, such exchange may result in holders having to include OID in taxable income as it accrues on the subordinated notes, in addition to stated interest, and to suffer other potentially adverse U.S. federal income tax consequences. Because a subsequent issuance will affect the notes in the same manner regardless of whether the notes are held as part of EISs or directly, the recombination of notes and shares of Class A common stock to form EISs or the separation of EISs should not affect your tax treatment. See "Material U.S. Federal Income Tax Considerations."

        Following the subsequent issuance and exchange, we (and our agents) will report any OID on the subsequently issued notes ratably among all holders of notes and EISs, and each holder of notes and EISs will, by purchasing EISs, agree to report OID in a manner consistent with this approach. However, the IRS may assert that any OID should be reported only to the persons that initially acquired such subsequently issued notes (and their transferees) and thus may challenge the holders' reporting of OID on their tax returns. Such a challenge could create significant uncertainties in the pricing of the EISs and notes and could adversely affect the market for EISs and notes.

        Because there is no statutory, judicial or administrative authority directly addressing the tax treatment of the EISs or instruments similar to the EISs, we urge you to consult your own tax advisor concerning the tax consequences of an investment in the EISs. For additional information, see "Material U.S. Federal Income Tax Considerations."

Summary of the Common Stock

Issuer	B&G Foods Holdings Corp.
Shares of Class A common stock to be outstanding following the offering	shares (or shares if the underwriters exercise their over-allotment option in full).
Shares of Class B common stock to be outstanding following the offering	shares (or shares if the underwriters exercise their over-allotment option in full).
Total shares of common stock to be outstanding following the offering	shares (or shares if the underwriters exercise their over-allotment option in full).
Voting rights	Subject to applicable law, each outstanding share of our Class A and Class B common stock will carry one vote per share and will vote together as a single class on all matters presented to the stockholders for a vote.
Listing	The shares of our Class A common stock will be freely tradeable without restriction or further registration under the Securities Act, unless they are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act of 1933. Our shares of Class A common stock will not be listed for separate trading on the American Stock Exchange until a sufficient number of shares is held separately and not in the form of EISs as may be necessary to satisfy any applicable listing requirements. If more than the required number of our outstanding shares of Class A common stock are no longer held in the form of EISs for a period of 30 consecutive trading days, we will apply to list the shares of our Class A common stock for separate trading on the American Stock Exchange. Our shares of Class B common stock will not be listed for separate trading and will have limitations on their transferability.

Dividends	You will receive quarterly dividends on our Class A common stock if and to the extent dividends are declared by our board of directors and permitted by applicable law and the terms of our then outstanding indebtedness. We may not pay any dividends on our Class B common stock in any quarterly period unless and until all dividends on our Class A common stock for such quarterly period have been declared and paid in full in an amount that is at least the initial rate set forth herein for the Class A common stock. We will pay dividends on our Class B common stock if and to the extent dividends are declared by our board of directors and permitted by applicable law and the terms of our then outstanding indebtedness. Specifically, the subordinated notes indenture, our new revolving credit facility and the terms of our new senior unsecured indebtedness will each restrict our ability to declare and pay dividends on our Class A and Class B common stock as described in detail under "Dividend Policy and Restrictions."
The initial dividend rate is expected to be equal to $ per share of Class A common stock per annum and $ per share of Class B common stock per annum, and is in each case subject to adjustment by our board at its sole discretion.
Dividend payment dates	If declared, dividends on our Class A and Class B common stock will be paid quarterly on , , and to holders of record on the preceding , , and , respectively.
Rights to exchange shares of Class B common stock for shares of Class A common stock or EISs

Holders of our Class B common stock have agreed to restrictions on the transferability of the Class B common stock. Beginning on the 181st day after the consummation of this offering, holders of our Class B common stock will have certain rights to convert or exchange their Class B common stock into Class A common stock on a 1 to 1 basis and to further convert or exchange their Class A common stock into the equivalent value of EISs under certain circumstances. See "Description of Capital Stock."

Summary of the Subordinated Notes

Issuer	B&G Foods Holdings Corp.
Subordinated notes to be outstanding following the offering	$ million aggregate principal amount (or $ million aggregate principal amount if the underwriters exercise their over-allotment option in full).
Interest rate	% per annum.
Interest payment dates	Interest on the notes will be payable quarterly in arrears on , , and , commencing on , 2004.
Maturity date	The subordinated notes will have a 20-year term and will mature on , 2024, unless earlier redeemed at our option as described under "Description of Subordinated Notes—Optional Redemption."
Optional redemption	On and after , 2009, we may redeem for cash all or part of the subordinated notes upon not less than 30 or more than 60 days' notice by mail to the owners of subordinated notes, at redemption prices described under "Description of Subordinated Notes—Optional Redemption." If we redeem any subordinated notes, the subordinated notes and Class A common stock represented by each EIS will be automatically separated.
In addition, at any time before , 2009, we may redeem all or part of the subordinated notes at a redemption price equal to the sum of the present values of the redemption price of the notes at the first optional redemption date pursuant to the preceding paragraph and all required interest payments on the subordinated notes through the first optional redemption date, discounted at the treasury rate plus 50 basis points, plus accrued and unpaid interest. See "Description of Subordinated Notes—Optional Redemption."
Change of control	Upon the occurrence of a change of control, as defined under "Description of Subordinated Notes—Change of Control," unless we have exercised our right to redeem all subordinated notes as described above, each holder of the subordinated notes will have the right to require us to repurchase that holder's subordinated notes at a price equal to 101% of the principal amount of the subordinated notes being repurchased, plus any accrued and unpaid interest to the date of repurchase. In order to exercise this right, a holder must separate the subordinated notes and Class A common stock represented by such holder's EISs.

Ranking	The subordinated notes will be unsecured obligations and will be subordinated in right of payment to all of our existing and future senior secured and senior unsecured indebtedness, including the indebtedness under our new revolving credit facility and our new senior unsecured indebtedness. The subordinated notes will rank pari passu in right of payment with all of our subordinated indebtedness as defined in the indenture.
At January 3, 2004, after giving effect to the Transactions, including the use of proceeds contemplated in this prospectus, we had approximately $ million of senior indebtedness.
Note guarantees	The subordinated notes will be guaranteed by all of our existing domestic subsidiaries and certain future domestic subsidiaries on an unsecured and subordinated basis on the terms set forth in the indenture. The subordinated note guarantees will be subordinated in right of payment to all existing and future senior indebtedness of the guarantors that does not expressly provide that it ranks pari passu with or subordinated to the guarantees, including the indebtedness under our new revolving credit facility and our new senior unsecured indebtedness. Our present foreign subsidiary and any future foreign or partially owned domestic subsidiaries will not be guarantors of our subordinated notes.
At January 3, 2004, after giving pro forma effect to the Transactions and the use of proceeds contemplated in this prospectus, the guarantors had, in the aggregate, approximately $ million of senior indebtedness.
Restrictive covenants	The indenture governing the subordinated notes will contain covenants with respect to us and will restrict:
	•	the incurrence of additional indebtedness and the issuance of capital stock;
	•	the payment of dividends or distributions on, and redemption of, capital stock;
	•	a number of other restricted payments, including certain investments;
	•	specified creation of liens, sale-leaseback transactions and sales of assets;
	•	fundamental changes, including consolidation, mergers and transfers of all or substantially all of our assets; and
	•	specified transactions with affiliates.
The limitations and prohibitions described above are subject to a number of other important qualifications and exceptions described under "Description of Subordinated Notes—Certain Covenants."

Procedures relating to subsequent issuances	The indenture governing the subordinated notes will provide that in the event we issue additional subordinated notes with a new CUSIP number having terms that are otherwise substantially identical to the subordinated notes (except for the issuance date) in connection with the issuance by us of additional EISs, each holder of EISs or separately held subordinated notes, as the case may be, agrees that a portion of such holder's subordinated notes, whether held as part of EISs or separately, will be automatically exchanged for a portion of the subordinated notes acquired by the holders of such subsequently issued subordinated notes, and the records of any record holders of subordinated notes will be revised to reflect such exchanges. Consequently, following each such subsequent issuance and exchange, without any action by such holder, each holder of EISs or separately held subordinated notes, as the case may be, will own an indivisible unit composed of notes of each separate issuance in the same proportion as each holder. However, the aggregate stated principal amount of notes owned by each holder will not change as a result of such subsequent issuance and exchange. The indenture governing the subordinated notes will permit issuances of additional notes upon exchange or conversion of shares of Class B common stock by the holders of our Class B common stock into EISs and for other permitted purposes, subject to compliance with certain debt covenants. Any subsequent issuance of subordinated notes by us may adversely affect the tax and non-tax treatment of the EISs and subordinated notes. See "Risk Factors—Subsequent issuances of subordinated notes may cause you to recognize OID and suffer other adverse consequences."
Conditions to the offering	This offering will occur concurrently with and is conditional upon the consummation of the other Transactions.
Listing	The subordinated notes will not be separately listed on any exchange.

Risk Factors

        You should carefully consider the information under the heading "Risk Factors" and all other information in this prospectus before investing in the EISs and the shares of our Class A common stock and subordinated notes represented by the EISs.

SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

        The following summary historical and pro forma financial consolidated data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Selected Historical Consolidated Financial Data," "Unaudited Pro Forma Condensed Combined Financial Data" and our audited consolidated financial statements and notes to those statements included in this prospectus. Our summary balance sheet data as of January 3, 2004 and historical consolidated statement of operations data for the years ended December 29, 2001 (fiscal 2001), December 28, 2002 (fiscal 2002) and January 3, 2004 (fiscal 2003) have been derived from our audited consolidated financial statements, included elsewhere in this prospectus.

        The following unaudited pro forma statement of operations data for the year ended January 3, 2004, reflects the full year effect of our acquisition of the Ortega line of products. The unaudited pro forma as adjusted statement of operations data for the year ended January 3, 2004 reflect this offering and the other Transactions as if they had occurred on December 29, 2002 as well as the full year effect of our acquisition of the Ortega line of products. The unaudited pro forma and pro forma as adjusted consolidated financial data does not purport to represent what our results would have been if the acquisition of the Ortega line of products, this offering and the other Transactions had occurred at the dates indicated and it does not purport to represent a projection of our future results.

	Fiscal Year Ended
	December 29, 2001		December 28, 2002		January 3, 2004	January 3, 2004		January 3, 2004
	Actual		Actual		Actual	Pro Forma		Pro Forma As Adjusted
						(Unaudited)		(Unaudited)
	(Dollars in thousands, except ratios)
Statement of Operations Data(1):
Net sales	$279,779	(2)	$293,677		$328,356	$374,813		$374,813
Cost of goods sold	192,525		203,707		226,174	253,569		253,569

Gross profit	87,254		89,970		102,182	121,244		121,244
Sales, marketing and distribution expenses	34,922	(2)	35,852		39,477	50,227		50,227
General and administrative expenses	14,120	(3)	4,911		6,313 (7)	9,456	(4)(7)	9,456	(4)(7)
Management fees-related party	500		500		500	500		—
Environmental clean-up expenses	950		100		—	—		—

Operating income	36,762		48,607		55,892	61,061		61,561
Gain on sale of assets	(3,112	)(5)	—		—	—		—
Derivative gain	—		(2,524	)(6)	—	—		—
Interest expense	29,847		26,626		31,205	31,010

Income before income taxes	10,027		24,505		24,687	30,051
Income taxes	4,029		9,260		9,519	11,600

Net income	$5,998		$15,245		$15,168	$18,451		$

Other Financial Data(1):
EBITDA(8)	$54,164		$56,431		$61,906	$67,734	(4)	$67,734	(4)
Cash flow from operations	21,470		26,417		27,431	N/A		N/A
Capital expenditures	(3,904)		(6,283)		(6,442)	N/A		N/A
Net cash used for purchase of business	—		—		(118,179)	N/A		N/A
Net cash received for sale of assets	24,090		—		—	N/A		N/A
Cash flow (used in) provided by financing activities	(39,998)		(19,351)		89,470	N/A		N/A
Senior debt/ EBITDA	3.1x		1.0x		2.4x	2.2x
Total debt/ EBITDA	5.3x		4.9x		6.0x	5.4x
EBITDA/ Interest expense	1.8x		2.1x		2.0x	2.2x

        The table below shows unaudited summary historical financial data for our fiscal fourth quarters ended December 28, 2002 and January 3, 2004. The fiscal fourth quarter ended January 3, 2004 includes results of the Ortega acquisition subsequent to its integration into our business. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Selected Historical Consolidated Financial Data" and our audited consolidated financial statements and notes to those statements included in this prospectus.

        The results of operations for the fourth quarters ended December 28, 2002 and January 3, 2004 are not necessarily indicative of the results to be expected for the full years.

	Fourth Quarter Ended
	December 28, 2002	January 3, 2004
	(Unaudited)	(Unaudited)
	(Dollars in thousands)
Statement of Operations Data(1):
Net sales	$78,717	$101,223
Cost of goods sold	55,923	68,699

Gross profit	22,794	32,524
Sales, marketing and distribution expenses	9,370	13,258
General and administrative expenses	1,259	1,741
Management fees-related party	125	125
Environmental clean-up expenses	100	—

Operating income	11,940	17,400
Interest expense	6,839	7,982

Income before income taxes	5,101	9,418
Income tax expense	1,442	3,747

Net Income	$3,659	$5,671

Other Financial Data:
EBITDA(8)	13,354	19,182
Cash flow from operations	12,115	19,711
Capital expenditures	1,015	2,043
Cash flow used in financing activities	(4,999)	(12,375)

        The table below shows our summary balance sheet data as of January 3, 2004 on an actual basis and as adjusted basis to reflect the application of the proceeds of this offering and the effects of the other Transactions as if they had occurred on January 3, 2004.

	As of January 3, 2004
	Actual	As Adjusted
		(Unaudited)
Summary Balance Sheet Data:
Cash and cash equivalents	$8,092	$
Net working capital(9)	59,245
Total assets	549,939
Total debt	368,796
Mandatorily redeemable preferred stock	43,188
Total stockholders' equity	49,991

(1)
The purchase method of accounting was used to account for the acquisition of the Ortega line of products from Nestlé Prepared Foods Company on August 21, 2003. We completed the sale of our wholly owned subsidiary, Burns & Ricker, Inc., to Nonni's Food Company, Inc. on January 17, 2001. Therefore, period to period comparisons may not be comparable.

(2)
Certain amounts in fiscal 2001 aggregating $52.7 million have been reclassified from sales, marketing and distribution expenses to a reduction of net sales in accordance with Emerging Issues Task Force (EITF) Issue No. 00-14, "Accounting for Certain Sales Incentives," and EITF Issue No. 00-25, "Vendor Income Statement Characterization of Consideration to a Purchaser of the Vendor's Products or Services," as codified by EITF Issue No. 01-09. These EITF pronouncements, which we adopted in 2002, require us to classify certain coupon and promotional expenses as a reduction of net sales. The reclassification had no effect on operating income.

(3)
We adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets," as of December 30, 2001. Effective December 30, 2001, we ceased the amortization of goodwill and trademarks. Amortization expenses related to goodwill and trademarks were $8.5 million in fiscal 2001.

(4)
Includes $3.1 million of corporate overhead allocated to Ortega from Nestlé prior to our acquisition. These allocations include costs related to employee benefits, human resources, management information systems, finance, selling and other general and administrative expenses.

Had Ortega's operations been included in our operations and cost structure from December 29, 2002, our management believes that they would have eliminated approximately $3.0 million of the Nestlé allocated costs for the period under Nestlé's ownership. No adjustments to the unaudited pro forma statements of operations have been made for these anticipated cost savings.

(5)
The gain on sale of assets of $3.1 million relates to the sale of our wholly owned subsidiary, Burns & Ricker, to Nonni's Food Company, Inc. on January 17, 2001.

(6)
Derivative gain reflects the change in fair value over the life of our interest rate swap agreement from the date we entered into the agreement to the date the swap agreement was terminated.

(7)
General and administrative expenses include an unusual bad debt expense incurred for 2003 of $0.6 million ($0.4 million, net of taxes) relating to Fleming Companies, Inc., which filed for chapter 11 Bankruptcy on April 1, 2003.

(8)
We define EBITDA as income before interest, income taxes, depreciation and amortization. We believe that the most directly comparable GAAP financial measure to EBITDA is net cash provided by operating activities. We present EBITDA because we believe it is a useful indicator of our historical debt capacity and ability to service debt. EBITDA is not a substitute for operating income or net income, as determined in accordance with generally accepted accounting principles. EBITDA is not a complete net cash flow measure because EBITDA is a measure of liquidity that does not include reductions for cash payments for an entity's obligation to service its debt, fund its working capital and capital expenditures and pay its income taxes and dividends. Rather, EBITDA is one potential indicator of an entity's ability to fund these cash requirements. EBITDA also is not a complete measure of an entity's profitability because it does not include costs and expenses for depreciation and amortization, interest and related expenses and income taxes. Set forth below is a reconciliation of net income to EBITDA. We present a reconciliation of EBITDA to net cash provided by operating activities for fiscal 2001, 2002 and 2003 in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	Fiscal Year Ended					Fourth Quarter Ended
	December 29, 2001	December 28, 2002	January 3, 2004	January 3, 2004	January 3, 2004	December 28, 2002	January 3, 2004
	Actual	Actual	Actual	Pro Forma	Pro Forma As Adjusted	Actual	Actual
				(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	(Dollars in thousands)

Net income	$5,998	$15,245	$15,168	$18,451	$	$3,659	$5,671
Income taxes	4,029	9,260	9,519	11,600		1,442	3,747
Interest expense	29,847	26,626	31,205	31,010		6,839	7,982
Depreciation and amortization	14,290	5,300	6,014	6,673	6,673	1,414	1,782

EBITDA	$54,164	$56,431	$61,906	$67,734	$	$13,354	$19,182

(9)
Net working capital is current assets excluding cash and cash equivalents minus current liabilities.

Interest and Dividend Payments to Holders of EISs

        The table below shows certain information relating to our available cash before dividend payments for the fiscal year ended January 3, 2004 on a pro forma as adjusted basis to reflect the impact of the Transactions as well as the acquisition of the Ortega line of products and for the quarterly period ended January 3, 2004 on an as adjusted basis to reflect the impact of this offering and the other Transactions. The computation of available cash is based upon the definition of available cash as defined in the indenture governing the subordinated notes, the new revolving credit facility and the terms of our new senior unsecured indebtedness. Available cash and EBITDA are not indicators of performance or other measures determined in accordance with GAAP. EBITDA is fully described under "—Summary Historical and Pro Forma Consolidated Financial Data." Available cash has the meaning set forth in the indenture for our subordinated notes. We present these non-GAAP financial measures here because we believe they are indicators of our ability to declare and pay dividends on our common stock, including the Class A and Class B common stock, pursuant to the anticipated restricted payments covenants under the indenture governing the subordinated notes, the new revolving credit facility and our new senior unsecured indebtedness.

        We expect the new revolving credit facility to restrict us from paying dividends on the Class A and Class B common stock if we do not meet specified financial levels, including interest coverage ratio, total leverage ratio and senior leverage ratio. In addition, we expect the new senior unsecured indebtedness and the subordinated notes to restrict us from paying dividends on the Class A and Class B common stock if we fail to meet a specified fixed charge coverage ratio. We will pay interest and intend to pay dividends on a quarterly basis and we will be testing these restrictions on our dividends on a quarterly basis. We will report our available cash as presented below before dividend payments for the applicable periods in each annual and quarterly report that we file with the SEC as long as we are subject to these measures under our debt agreements.

        The information presented in the table below assumes that the Transactions occurred on December 29, 2002.

	Fiscal Year Ended		Quarter Ended
	January 3, 2004		January 3, 2004
	Pro Forma As Adjusted		Actual As Adjusted
	(Dollars in thousands)
Net income	$18,451		$5,671
Income taxes	11,600		3,747
Interest expense	31,010		7,982
Depreciation	6,673		1,782

EBITDA	67,734		19,182

Add-back of management fees-related party	500		125
Add-back of excess corporate overhead costs allocated by the seller of Ortega(1)	3,000		—
Reduction for estimated additional public company administrative costs
Reduction for estimated cash income tax expense(2)
Interest expense on % subordinated notes
Interest expense on new senior unsecured indebtedness
Capital expenditures	(6,442)	(3)	(2,043)

Available cash
Class A common stock dividends
Class B common stock dividends

Remaining available funds	$		$

        Based on the foregoing, aggregate payments to EIS holders during the twelve-month period ended January 3, 2004 would have been as follows:

	Aggregate	Per EIS
Interest on subordinated notes represented by EISs	$	$

Dividends on shares of Class A common stock represented by EISs

(1)
Represents the reduction of corporate overhead costs allocated by Nestlé to the Ortega line of products for the period prior to the acquisition. These allocations include costs related to employee benefits, human resources, management information systems, finance, selling and other general and administrative expenses. Had Ortega's operations been included in our operations and cost structure from December 29, 2002 through the date of acquisition, management believes these costs or allocations would not have occurred. In the actual results for the quarter ended January 3, 2004, which reflects the full integration of the Ortega line of products into our business, these comparable costs or allocations did not occur and we realized further cost savings and benefits from the acquisition.

(2)
Management estimates that our cash taxes payable for fiscal 2004 should be approximately zero dollars. In computing our cash taxes, as adjusted for the Transactions in fiscal 2004, we have assumed the following incremental deductions from taxable income resulting from the Transactions: (i) approximately $7.1 million relating to the redemption premium relating to our existing senior subordinated notes, (ii) approximately $10.0 million relating to the write-off of existing deferred financing costs due to the repayment of our existing credit facility and redemption of our existing senior subordinated notes; and (iii) approximately $       million related to the deduction of other costs due to the exercise of certain management options. Therefore, we have assumed zero dollars of cash taxes payable for each of the pro forma as adjusted fiscal 2003 and as adjusted quarter ended January 3, 2004 periods, assuming the Transactions occurred at the beginning of each respective period.

(3)
Represents our actual capital expenditures for fiscal 2003. We expect capital expenditures for fiscal 2004 and 2005 to be between $7.0 million and $8.0 million.

RISK FACTORS

        Before you invest in the EISs, you should carefully consider the risk factors set forth below as well as the other information contained in this prospectus. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially and adversely affect our business, consolidated financial condition, results of operations or liquidity. In such case, you may lose all or part of your original investment.

Risks Relating to the EISs and the Shares of Class A Common Stock and Subordinated Notes Represented by the EISs

We have substantial indebtedness, which could:

  •
  restrict our ability to pay interest on the subordinated notes represented by the EISs;

  •
  restrict our ability to pay dividends with respect to shares of our Class A common stock represented by the EISs; and

  •
  impact our financing options and liquidity position.

        We currently have and following this offering and the other Transactions will continue to have a significant amount of indebtedness. At January 3, 2004, after giving pro forma effect to this offering and the other Transactions, we would have had approximately $          million of senior indebtedness and $             million of subordinated indebtedness (and $             million if the over-allotment option is exercised), and a ratio of total debt to EBITDA of            .

        Our ability to pay dividends will be subject to applicable law and contractual restrictions contained in the instruments governing any indebtedness of ours and our subsidiaries, including our new revolving credit facility, which will be secured on a senior basis by substantially all of our and our subsidiaries' assets, and we expect the new senior unsecured indebtedness will also contain restrictions. The degree to which we are leveraged on a consolidated basis could have important consequences to the holders of the EISs, including:

  •
  our ability in the future to obtain additional financing for working capital, capital expenditures or acquisitions may be limited;

  •
  we may not be able to refinance our indebtedness on terms acceptable to us or at all;

  •
  a significant portion of our cash flow is likely to be dedicated to the payment of interest on our indebtedness, thereby reducing funds available for future operations, capital expenditures and/or dividends on our Class A and Class B common stock; and

  •
  we may be more vulnerable to economic downturns and be limited in our ability to withstand competitive pressures.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial indebtedness.

        While we expect that our new revolving credit facility and the new senior unsecured indebtedness will contain total leverage, senior leverage and cash interest coverage maintenance covenants that will restrict our ability to incur debt as described under "Description of Certain Indebtedness—New Revolving Credit Facility," as long as we meet these financial covenant tests we will be allowed to incur additional indebtedness. We anticipate that the indenture governing the subordinated notes will not restrict any of our subsidiary guarantors from incurring additional indebtedness that is expressly senior to its guarantee, even if such indebtedness is subordinated to that guarantor's senior indebtedness. In addition, the indenture governing the subordinated notes will allow us to issue additional subordinated notes with terms identical (other than issuance date) to the subordinated notes offered hereby under certain circumstances.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control. We may not be able to repay or refinance the subordinated notes, the new revolving credit facility or our new senior unsecured indebtedness upon terms acceptable to us if at all.

        Our ability to make payments on and to refinance our indebtedness, including the subordinated notes, and to fund planned capital expenditures will depend on our ability to generate cash flow from operations in the future. This ability, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

        A significant portion of our cash flow from operations will be dedicated to servicing our debt requirements. In addition, we currently expect to distribute a significant portion of any remaining cash flow to our stockholders in the form of quarterly dividends. Moreover, prior to the maturity of our subordinated notes, we will not be required to make any payments of principal on our subordinated notes.

        Our ability to continue to expand our business will, to a certain extent, be dependent upon our ability to borrow funds under our new revolving credit facility and to obtain other third-party financing, including through the sale of EISs or other securities. We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness, including the subordinated notes, or to fund our other liquidity needs. The new revolving credit facility will be subject to periodic renewal or must otherwise be refinanced. Likewise, we expect that we will refinance our new senior unsecured indebtedness at or prior to maturity, which will be substantially prior to the maturity date of the subordinated notes. We cannot assure you that we will be able to refinance any of our indebtedness, including our new revolving credit facility or our new senior unsecured indebtedness, on commercially reasonable terms or at all.

We are a holding company and we rely on dividends, interest and other payments, advances and transfers of funds from our subsidiaries to meet our debt service and other obligations.

        We are a holding company and all of our assets are held by our direct and indirect subsidiaries and we will rely on dividends and other payments or distributions from our subsidiaries to meet our debt service obligations and to enable us to pay dividends. The ability of our subsidiaries to pay dividends or make other payments or distributions to us will depend on their respective operating results and may be restricted by, among other things, the laws of their jurisdiction of organization (which may limit the amount of funds available for the payment of dividends), agreements of those subsidiaries, the new revolving credit facility, the terms of the new senior unsecured indebtedness and the covenants of any future outstanding indebtedness we or our subsidiaries incur.

We may amend our new revolving credit facility or the terms of our new senior unsecured indebtedness, or we may enter into new agreements that govern our senior indebtedness. The amended or new terms may significantly affect our ability to pay interest and dividends to EIS holders.

        We expect our new revolving credit facility and the terms of our new senior unsecured indebtedness will contain significant restrictions on our ability to pay dividends on the shares of Class A and Class B common stock based on meeting specified financial ratios, and compliance with other conditions, as described in detail under "Description of Certain Indebtedness." As a result of general economic conditions, conditions in the lending markets, the results of our business or for any other reason, we may elect or be required to amend or refinance our new revolving credit facility or our new senior unsecured indebtedness, at or prior to maturity, or enter into additional agreements for senior indebtedness. Regardless of any protection you have in the indenture governing the subordinated notes, any such amendment, refinancing or additional agreement may contain covenants which could limit in a significant manner our ability to pay interest payments and dividends to you.

We will be subject to restrictive debt covenants and other requirements related to our debt that will limit our business flexibility by imposing operating and financial restrictions on our operations.

        The agreements governing our indebtedness impose significant operating and financial restrictions on us. These restrictions prohibit or limit, among other things:

  •
  the incurrence of additional indebtedness and the issuance of certain preferred stock or redeemable capital stock;

  •
  the payment of dividends on, and purchase or redemption of, capital stock;

  •
  a number of other restricted payments, including investments;

  •
  specified sales of assets;

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  specified transactions with affiliates;

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  the creation of a number of liens; and

  •
  consolidations, mergers and transfers of all or substantially all of our assets.

        We expect that the new revolving credit facility and the new senior unsecured indebtedness will include other and more restrictive covenants and prohibit us from prepaying our other indebtedness, including the subordinated notes, while senior indebtedness is outstanding. The new revolving credit facility will require us to maintain specified financial ratios and satisfy financial condition tests, including, without limitation, the following: a maximum net leverage ratio, a minimum interest coverage ratio and a maximum senior leverage ratio.

        Our ability to comply with the ratios or tests may be affected by events beyond our control, including prevailing economic, financial and industry conditions. A breach of any of these covenants, ratios or tests could result in a default under the new revolving credit facility, the terms of the new senior unsecured indebtedness and/or the subordinated notes indenture. We expect certain events of default under the new revolving credit facility and the terms of the new senior unsecured indebtedness would prohibit us from making payments on the subordinated notes, including payment of interest when due. In addition, upon the occurrence of an event of default under the new revolving credit facility or the terms of our new senior unsecured indebtedness, the lenders could elect to declare all amounts outstanding under the new revolving credit facility and our new senior unsecured indebtedness, together with accrued interest, to be immediately due and payable. If we were unable to repay those amounts, the lenders could proceed against the security granted to them to secure that indebtedness. If the lenders accelerate the payment of the indebtedness, our assets may not be sufficient to repay in full this indebtedness and our other indebtedness, including the subordinated notes.

You may not receive the level of dividends provided for in our dividend policy, which our board of directors is expected to adopt upon the closing of this offering, or any dividends at all.

        Our board of directors may, in its discretion, amend or repeal the dividend policy it is expected to adopt upon the closing of this offering. Our board of directors may decrease the level of dividends provided for in this dividend policy or entirely discontinue the payment of dividends. Future dividends with respect to shares of our capital stock, if any, will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions, business opportunities, provisions of applicable law and other factors that our board of directors may deem relevant. The indenture governing our subordinated notes, the new revolving credit facility and the terms of the new senior unsecured indebtedness will contain significant restrictions on our ability to make dividend payments. In addition, certain provisions of the Delaware General Corporation Law may limit our ability to pay dividends.

The indenture governing our subordinated notes, our new revolving credit facility and the terms of our new senior unsecured indebtedness will permit us to pay a significant portion of our free cash flow to stockholders in the form of dividends.

        Although we expect the indenture governing our subordinated notes, our new revolving credit facility and the terms of our new senior unsecured indebtedness will have some limitations on our payment of dividends, they will permit us to pay a significant portion of our free cash flow to stockholders in the form of dividends and, following completion of this offering, we intend to pay quarterly dividends as described herein. Specifically, the indenture governing our subordinated notes permits us to use up to 100% of our available cash (which is consolidated cash flow, as defined in the indenture, minus the sum of cash tax expense, cash interest expense, certain capital expenditures and certain repayment of indebtedness) for the four most recent fiscal quarters plus certain incremental funds described in the indenture for the payment of dividends so long as the fixed charge coverage ratio for such four-fiscal fiscal quarter period is not less than 1.6 to 1, as more fully described in "Description of Subordinated Notes—Certain Covenants." In addition, at any time the fixed charge coverage ratio for such four-fiscal quarter period is less than 1.6 to 1, we may pay dividends on our common stock of up to $       million in the aggregate. The new revolving credit facility (subject to certain financial ratio requirements) and the terms of our new senior unsecured indebtedness will permit us to use up to 100% of our available cash, as defined in the new revolving credit facility and the terms of our new senior unsecured indebtedness and described in detail in "Description of Certain Indebtedness—New Senior Unsecured Indebtedness," and "—New Revolving Credit Facility" plus certain other amounts under certain limited circumstances to fund dividends on our shares of common stock. Any amounts paid by us in the form of dividends will not be available in the future to satisfy our obligations under the subordinated notes.

The realizable value of our assets upon liquidation may be insufficient to satisfy claims.

        At January 3, 2004 our total assets included intangible assets in the amount of $382.1 million, representing approximately 69.5% of our total consolidated assets. The value of these intangible assets will continue to depend significantly upon the continued profitability of the respective brands. As a result, in the event of a default on our subordinated notes or any bankruptcy or dissolution of our company, the realizable value of these assets may be substantially lower and may be insufficient to satisfy the claims of our creditors.

Because of the subordinated nature of the notes, holders of our subordinated notes may not be entitled to be paid in full, if at all, in a bankruptcy, liquidation or reorganization or similar proceeding.

        As a result of the subordinated nature of our notes and related guarantees, upon any distribution to our creditors or the creditors of the subsidiary guarantors in bankruptcy, liquidation or reorganization or similar proceeding relating to us or the subsidiary guarantors or our or their property, the holders of our senior indebtedness and senior indebtedness of the subsidiary guarantors will be entitled to be paid in full in cash before any payment may be made with respect to our subordinated notes or the subsidiary guarantees.

        In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the subsidiary guarantors, holders of our subordinated notes will participate with all other holders of unsecured indebtedness of ours or the subsidiary guarantors similarly subordinated in the assets remaining after we and the subsidiary guarantors have paid all senior indebtedness. In any of these cases, we and the subsidiary guarantors may not have sufficient funds to pay all of our creditors, and holders of our subordinated notes may receive less, ratably, than the holders of senior indebtedness.

        On a pro forma basis as of January 3, 2004, our subordinated notes and the subsidiary guarantees would have ranked junior, on a consolidated basis, to $         million of outstanding new senior unsecured indebtedness plus approximately $1.3 million of letters of credit. In addition, as of January 3, 2004, on a pro forma basis, we would have had the ability to borrow up to an additional amount of $30.0 million under the new revolving credit facility (less amounts reserved for letters of credit), which would have ranked senior in right of payment to our subordinated notes.

Holders of our subordinated notes will be structurally subordinated to the debt of our non-guarantor subsidiaries.

        Our present foreign subsidiary and any future foreign or partially owned domestic subsidiaries will not be guarantors of our subordinated notes. As a result, no payments are required to be made to us from the assets of these subsidiaries.

        In the event of bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of their indebtedness, including their trade creditors, would generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us for payment to you. As a result, our subordinated notes are effectively subordinated to the indebtedness of the non-guarantor subsidiaries.

        As of January 3, 2004, our non-guarantor subsidiary had no net sales and total assets of $0.7 million or 0.1% of our consolidated assets and total liabilities, excluding liabilities owed to us, of $1.3 million or 0.3% of our consolidated liabilities.

If the guarantees of the subordinated notes are held to be invalid or unenforceable or are limited in accordance with their terms, the subordinated notes would be structurally subordinated to the debt of our subsidiaries.

        Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debt of the guarantor, if, among other things, the guarantor, at the time that it assumed the guarantee:

  •
  issued the guarantee to delay, hinder or defraud present or future creditors; or

  •
  received less than reasonably equivalent value or fair consideration for issuing the guarantee and, at the time it issued the guarantee:

  •
  was insolvent or rendered insolvent by reason of issuing the guarantee and the application of the proceeds of the guarantee;

  •
  was engaged or about to engage in a business or a transaction for which the guarantor's remaining assets available to carry on its business constituted unreasonably small capital;

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay the debts as they mature; or

  •
  was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, in either case, after final judgment, the judgment is unsatisfied.

        In addition, any payment by the guarantor under its guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor or the guarantee could be subordinated to other debt of the guarantor.

        The measures of insolvency for the purposes of fraudulent transfer laws vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a person would be considered insolvent if, at the time it incurred the debt:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of its assets;

  •
  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        We believe that immediately after the issuance of the subordinated notes and the guarantees, we and each of the guarantors will be solvent, will have sufficient capital to carry on our respective businesses and will be able to pay our respective debts as they mature. However, we cannot be sure as to what standard a court would apply in making these determinations or that a court would reach the same conclusions with regard to these issues. Regardless of the standard that the court uses, we cannot be sure that the issuance by the subsidiary guarantors of the subsidiary guarantees would not be voided or the subsidiary guarantees would not be subordinated to their other debt.

        The guarantee of our subordinated notes by any subsidiary guarantor could be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the subsidiary guarantor, the obligations of the subsidiary guarantor were incurred for less than fair consideration. If such a claim were successful and it was proven that the subsidiary guarantor was insolvent at the time the guarantee was issued, a court could void the obligations of the subsidiary guarantor under the guarantee or subordinate these obligations to the subsidiary guarantor's other debt or take action detrimental to holders of the subordinated notes. If the guarantee of any subsidiary guarantor were voided, our subordinated notes would be effectively subordinated to the indebtedness of that subsidiary guarantor.

Interest on the notes may not be deductible by us for U.S. federal income tax purposes, which could significantly reduce our future cash flow and impact our ability to make interest and dividend payments.

        While we believe that the notes should be treated as debt for U.S. federal income tax purposes, this conclusion is not free from doubt. If all or a portion of the notes were treated as equity rather than debt for U.S. federal income tax purposes, then a corresponding portion of the interest on the notes would not be deductible by us for U.S. federal income tax purposes. Our inability to deduct interest on the notes could materially increase our taxable income and, thus, our U.S. federal and applicable state income tax liability. This would reduce our after-tax cash flow and could materially and adversely impact our ability to make interest and/or dividend payments. In the case of foreign holders, treatment of the notes as equity for U.S. federal income tax purposes would subject payments to such holders in respect of the notes to withholding or estate taxes in the same manner as payments made with regard to common stock and could subject us to liability for withholding taxes that were not collected on payments of interest. Therefore, foreign holders would receive any such payments net of the tax withheld. For discussion of these tax related risks, see "Material U.S. Federal Income Tax Consequences."

Future changes that increase cash taxes payable by us could significantly decrease our future cash flow available to make interest and dividend payments with respect to our EISs.

        We have been permitted and expect to continue to take certain deductions from our taxable income in computing our cash taxes. In connection with this offering and the other Transactions we have assumed that we will be able to take an aggregate of approximately $       million in incremental

deductions from taxable income relating to the redemption or repayment of our outstanding indebtedness and other costs due to the exercise of certain management options. In addition, we are able to amortize certain intangible assets within the meaning of Section 197 of the Internal Revenue Code of 1986. This enables us to amortize for tax purposes approximately $16.0 million annually through 2011, approximately $14.4 million for fiscal 2012, approximately $12.9 million for fiscal 2013 and 2014, and approximately $7.1 million for fiscal 2015 through 2018. We project that this tax deduction will have a positive impact on free cash flow of approximately $6.4 million annually through 2011, $5.6 million for fiscal 2012, $4.8 million for fiscal 2013 and fiscal 2014, and $2.8 million for fiscal 2015 through 2018. If there is a change in U.S. federal tax policy that reduces any of these available deductions or results in an increase in our corporate tax rate, our cash taxes payable may increase, which could significantly reduce our future cash flow and impact our ability to make interest and dividend payments. As of January 3, 2004, we had net operating loss, or NOL, carryforwards for U.S. federal income tax purposes of approximately $3.6 million which are available to offset future U.S. federal taxable income, if any, through 2020 subject to certain limitations under Section 382 of the Internal Revenue Code of 1986. The realizable amount of these NOLs could be reduced in the near term if estimates of future taxable income during future periods are reduced.

The allocation of the purchase price of the EISs may not be respected.

        The purchase price of each EIS must be allocated between the share of Class A common stock and subordinated notes represented thereby in proportion to their respective fair market values at the time of purchase. We expect to report the initial fair market value of each share of Class A common stock as $            and the initial fair market value of each of our subordinated notes as $            and, by purchasing EISs, you will agree to and be bound by such allocation, assuming an initial public offering price of $            per EIS, which represents the mid-point of the range set forth on the cover page of this prospectus. If this allocation is not respected, it is possible that the subordinated notes will be treated as having been issued with OID (if the allocation to the subordinated notes were determined to be too high) or amortizable bond premium (if the allocation to the subordinated notes were determined to be too low). You generally would have to include OID in income in advance of the receipt of cash attributable to that income and would be able to elect to amortize bond premium over the term of the subordinated notes.

If we subsequently issue subordinated notes with significant original issue discount, we may not be able to deduct all of the interest on those subordinated notes.

        It is possible that subordinated notes we issue in a subsequent issuance will be issued at a discount to their face value and, accordingly, could have "significant original issue discount" and thus be classified as "applicable high yield discount obligations," or AHYDOs. If any such subordinated notes were so treated, a portion of the OID on such notes would be nondeductible by us and the remainder would be deductible only when paid. This treatment would have the effect of increasing our taxable income and may adversely affect our cash flow available for interest payments and distributions to our equityholders.

Subsequent issuances of subordinated notes may cause you to recognize OID and suffer other adverse consequences.

        The indenture governing our subordinated notes will provide that, in the event there is a subsequent issuance of subordinated notes with a new CUSIP number having terms that are otherwise identical (other than issuance date) to the subordinated notes represented by the EISs, each holder of EISs or separately held subordinated notes, as the case may be, agrees that a portion of such holder's subordinated notes will be automatically exchanged for a portion of the subordinated notes acquired by the holders of such subsequently issued subordinated notes. Consequently, immediately following such subsequent issuance and exchange, each holder of notes, held either as part of EISs or separately, will own an inseparable unit composed of a proportionate percentage of notes of each separate issuance. Therefore, subsequent issuances of subordinated notes with OID may adversely affect your tax treatment by increasing the OID, if any, that you were previously accruing with respect to the subordinated notes represented by your EISs. Furthermore, it is unclear whether the exchange of subordinated notes for subsequently issued subordinated notes results in a taxable exchange for U.S. federal income tax purposes, and it is possible that the IRS might successfully assert that such an exchange should be treated as a taxable exchange.

        Following any subsequent issuance of subordinated notes with OID and exchange, we (and our agents) will report any OID on the subsequently issued notes ratably among all holders of EISs and separately held subordinated notes, and each holder of EISs and separately held subordinated notes will, by purchasing EISs or separately held subordinated notes, agree to report OID in a manner consistent with this approach. However, the Internal Revenue Service may assert that any OID should be reported only to the persons that initially acquired such subsequently issued notes (and their transferees) and thus may challenge the holders' reporting of OID on their tax returns. In such case, the Internal Revenue Service might further assert that, unless a holder can establish that it is not a person that initially acquired such subsequently issued subordinated notes (or a transferee thereof), all of the subordinated notes held by such holder have OID. Any of these assertions by the Internal Revenue Service could create significant uncertainties in the pricing of EISs and subordinated notes and could adversely affect the market for EISs and subordinated notes.

        For a discussion of these tax related risks, see "Material U.S. Federal Income Tax Consequences."

        The aggregate stated principal amount of the subordinated notes owned by each holder will not change as a result of such subsequent issuance and automatic exchange. However, under New York and federal bankruptcy law, holders of subsequently issued subordinated notes having OID may not be able to collect the portion of their principal face amount that represents unamortized OID as at the acceleration or filing date in the event of an acceleration of the subordinated notes or our bankruptcy prior to the maturity date of the subordinated notes. As a result, an automatic exchange that results in a holder receiving a subordinated note with OID could have the effect of ultimately reducing the amount such holder can recover from us in the event of an acceleration or bankruptcy.

Before this offering, there has not been a public market for our EISs, shares of our Class A common stock or the subordinated notes. The price of the EISs may fluctuate substantially, which could negatively affect EIS holders.

        None of the EISs, the shares of our Class A common stock or subordinated notes has a public market history. In addition, there has not been an active market in the United States for securities similar to the EISs. We cannot assure you that an active trading market for the EISs will develop in the future, or that an active trading market for the shares of our Class A common stock will develop until the subordinated notes are redeemed or mature, if at all. If the subordinated notes represented by your EISs are redeemed or mature, the EISs will automatically separate and you will then hold the shares of our Class A common stock. We do not intend to list our subordinated notes on any securities exchange.

        The initial public offering price of the EISs will be determined by negotiations among us, our sponsor investor and the representatives of the underwriters and may not be indicative of the market price of the EISs after the offering. Factors such as quarterly variations in our financial results and dividend payments, announcements by us or others, developments affecting us, our clients and our suppliers, general interest rate levels and general market volatility could cause the market price of the EISs to fluctuate significantly.

If interest rates rise, the trading value of our EISs may decline.

        We cannot predict the interest rate environment or guarantee that interest rates will not rise in the near future. Should interest rates rise or should the threat of rising interest rates develop, debt markets may be adversely affected. As a result, the trading value of our EISs or subordinated notes and Class A common stock represented thereby may decline.

Future sales or the possibility of future sales of a substantial amount of EISs, shares of our Class A common stock or our subordinated notes may depress the price of the EISs and the shares of our Class A common stock and our subordinated notes.

        Future sales or the availability for sale of substantial amounts of EISs or shares of our Class A common stock or a significant principal amount of our subordinated notes in the public market could adversely affect the prevailing market price of the EISs and the shares of our Class A common stock and our subordinated notes and could impair our ability to raise capital through future sales of our securities.

        Upon consummation of this offering, we anticipate that our existing stockholders will own            shares of our outstanding Class B common stock, representing approximately            % of our outstanding capital stock (or             shares of our Class B common stock, representing        % of our common stock if the underwriters' over-allotment option is exercised in full).

        The holders of our Class B common stock will have certain rights to convert or exchange their Class B common stock into Class A common stock and to further convert or exchange their Class A common stock into the equivalent value of EIS units under certain circumstances, which EISs could be sold pursuant to an underwritten or other registered offering under a registration rights agreement with us. Such sales could cause a decline in the market price of the EISs.

        We may issue shares of our Class A common stock and subordinated notes, which may be in the form of EISs, or other securities from time to time as consideration for future acquisitions and investments. In the event any such acquisition or investment is significant, the number of shares of our Class A common stock and the aggregate principal amount of subordinated notes, which may be in the form of EISs, or the number or aggregate principal amount, as the case may be, of other securities that we may issue may in turn be significant. In addition, we may also grant registration rights covering those EISs, shares of our Class A common stock, subordinated notes or other securities in connection with any such acquisitions and investments.

Our certificate of incorporation and by-laws and several other factors could limit another party's ability to acquire us and deprive our investors of the opportunity to obtain a takeover premium for their securities.

        Our certificate of incorporation and by-laws contain certain provisions that may make it difficult for another company to acquire us and for you to receive any related takeover premium for your securities. For example, our certificate of incorporation authorizes the issuance of preferred stock without stockholder approval and upon such terms as the board of directors may determine. The rights of the holders of shares of our common stock will be subject to, and may be adversely affected by, the rights of holders of any class or series of preferred stock that may be issued in the future.

You will be immediately diluted by $            per share of Class A common stock if you purchase EISs in this offering.

        If you purchase EISs in this offering, based on the book value of the assets and liabilities reflected on our balance sheet, you will experience an immediate dilution of $            per share of Class A common stock represented by the EISs which exceeds the entire price allocated to each share of Class A common stock represented by the EISs in this offering because there will be a net tangible book deficit for each share of Class A common stock outstanding immediately after this offering. Our net tangible book deficiency as of January 3, 2004, after giving effect to this offering, was approximately $            million, or $            per share of Class A common stock.

Risks Specific to Our Company

We face significant competition in our industry.

        The food products industry is highly competitive. Numerous brands and products, including private label products, compete for shelf space and sales, with competition based primarily on product quality, convenience, price, trade promotion, consumer promotion, brand recognition and loyalty, customer service, effective advertising and promotional activities and the ability to identify and satisfy emerging consumer preferences. We compete with a significant number of companies of varying sizes, including divisions or subsidiaries of larger companies. Many of these competitors have multiple product lines, substantially greater financial and other resources available to them and may have lower fixed costs and/or are substantially less leveraged than our company. We cannot assure you that we will be able to continue to compete successfully with these companies. Competitive pressures or other factors could cause our products to lose market share or result in significant price erosion, which could have a material adverse effect on our business, consolidated financial condition, results of operations or liquidity. See "Business—Competition."

We may be unable to maintain our profitability in the face of a consolidating retail environment.

        Our largest customer, Wal-Mart Stores, Inc., accounted for 6.1% of our fiscal 2003 pro forma net sales and our ten largest customers together accounted for approximately 37.0% of our fiscal 2003 pro forma net sales. As the retail grocery trade continues to consolidate and our retail customers grow larger and become more sophisticated, our retail customers may demand lower pricing and increased promotional programs. Further, these customers are reducing their inventories and increasing their emphasis on private label products. If we fail to use our marketing expertise and unique products and category leadership positions to respond to these trends, or if we lower our prices or increase promotional support of our products and are unable to increase the volume of our products sold, our profitability may be adversely affected.

If we are unable to retain our key management personnel, our growth and future success may be impaired and our financial condition could suffer as a result.

        Our success depends to a significant degree upon the continued contributions of senior management, certain of whom would be difficult to replace. Departure by our executive officers could have a material adverse effect on our business, consolidated financial condition, results of operations or liquidity. We do not maintain key-man life insurance on any of our executive officers. We cannot assure you that the services of such personnel will continue to be available to us. See "Our Management."

Most of our food product categories are mature and certain categories have experienced declining consumption rates from time to time. We may be unable to offset any reduction in net sales in these categories through increased trade spending for these categories or an increase in net sales in other categories.

        If consumption rates and sales in our mature food product categories continue to decline, our revenue and operating income may be adversely affected, and we may not be able offset this decrease in business with increased trade spending or an increase in sales or profitability of other products and product categories.

We may have difficulties integrating our future acquisitions or identifying new licensing arrangements.

        We may pursue additional acquisitions of food product lines and businesses. We cannot assure you, however, that we will be able to identify additional acquisitions or that we will be able to integrate and manage any acquired product lines or businesses successfully or achieve a substantial portion of any anticipated cost savings from these acquisitions and other anticipated benefits in the timeframe we anticipate, if at all. In addition, any acquired product lines or businesses may require a greater amount of trade and promotional spending than we anticipate. Historically, we have grown net sales for some but not all of the brands we have acquired. Acquisitions involve numerous risks, including difficulties in the assimilation of the operations, technologies, services and products of the acquired companies, personnel turnover and the diversion of management's attention from other business concerns. Any inability by us to integrate any acquired companies in a timely and efficient manner or any unanticipated required increases in trade or promotional spending could adversely affect our business, consolidated financial condition, results of operations or liquidity. Moreover, future acquisitions by us could result in our incurring substantial additional indebtedness, being exposed to contingent liabilities or incurring the impairment of goodwill and other intangible assets, all of which could adversely affect our financial condition and results of operations. In addition, we intend to pursue licensing arrangements with third parties to expand our brand and product offerings. We cannot assure you that we will be able to identify additional licensing arrangements or achieve benefits anticipated from these arrangements.

We are vulnerable to fluctuations in the supply and price of raw materials and labor, manufacturing and other costs, and we may not be able to offset increasing costs by increasing prices to our customers.

        We purchase agricultural products, meat and poultry, other raw materials and packaging supplies from growers, commodity processors, other food companies and packaging manufacturers. While all such materials are available from numerous independent suppliers, raw materials are subject to fluctuations in price attributable to a number of factors, including changes in crop size, federal and state agricultural programs, export demand, weather conditions during the growing and harvesting seasons, insects, plant diseases and fungi. Although we enter into advance commodities purchase agreements from time to time, these contracts do not protect us from all increases in raw material costs. In addition, the cost of labor and manufacturing and other costs related to the production and distribution of our food products have risen in recent years, and we believe that they may continue to rise in the foreseeable future. Over the past several years, due primarily to an increase in price competition, we and other manufacturers throughout the packaged food industry have been unable to offset increased costs by raising prices to our customers. If the cost of labor, raw materials or manufacturing or other costs of production and distribution of our food products continue to increase, and we are unable to offset these increases by raising prices or other measures, our profitability and financial condition could be negatively impacted.

We rely on co-packers for a significant portion of our manufacturing needs, and the inability to enter into additional or future co-packing agreements may result in our failure to meet customer demand.

        We rely upon co-packers for a significant portion of our manufacturing needs. The success of our business depends, in part, on maintaining a strong sourcing and manufacturing platform. We believe that there are a limited number of competent, high-quality co-packers in the industry, and if we were required to obtain additional or alternative co-packing agreements or arrangements in the future, we could not assure you that we would be able to do so on satisfactory terms or in a timely manner. Our inability to enter into satisfactory co-packing agreements could limit our ability to implement our business plan or meet customer demand. See "Business—Facilities and Production."

The loss of our exclusive license with Emeril's Food of Love Productions, L.L.C. or events or rumors relating to the Emeril's brand could adversely impact our operating results.

        Approximately 6.8% of our pro forma net sales come from our exclusive license agreement with Emeril's Food of Love Productions, L.L.C. (EFLP). The value of our license agreement depends in part on the reputation and integrity of Emeril Lagasse, under whose name the Emeril's products are marketed. Mr. Lagasse is a widely recognized chef who currently enjoys celebrity status for his ability to prepare gourmet foods. Consumer and customer recognition of Mr. Lagasse and the Emeril's brand and the association of this brand with safe and high quality food products form an integral part of our Emeril's products. Should Mr. Lagasse's popularity decline, or should our exclusive license with EFLP be lost or compromised for any reason, our operating results could be adversely impacted. In addition, EFLP may terminate the license agreement at any point if we fail to meet our obligations under the agreement.

We rely on the performance of major retailers, wholesalers, specialty distributors and mass merchants for the success of our business, and should they perform poorly or give higher priority to other brands or products, our business could be adversely affected.

        We sell our products principally to retail outlets and wholesale distributors including, traditional supermarkets, food service outlets, mass merchants, warehouse clubs, non-food outlets and specialty food distributors. The replacement by or poor performance of our major wholesalers, retailers or chains or our inability to collect accounts receivable from our customers could materially and adversely affect our results of operations and financial condition. In addition, our customers offer branded and private label products that compete directly with our products for retail shelf space and consumer purchases. Accordingly, there is a risk that our customers may give higher priority to the products of our competitors. In the future, our customers may not continue to purchase our products or provide our products with adequate levels of promotional support.

We may be unable to anticipate changes in consumer preferences, which may result in decreased demand for our products.

        Our success will depend in part on our ability to anticipate and offer products that appeal to the changing tastes, dietary habits and product packaging preferences of consumers in the market categories in which we compete. If we are not able to anticipate, identify or develop and market products that respond to these changes in consumer preferences, demand for our products may decline and our operating results may be adversely affected. In addition, we may incur significant costs related to developing and marketing new products or expanding our existing product lines in reaction to what we perceive to be increased consumer preference or demand. Such development or marketing may not result in the volume of sales or profitability anticipated.

Severe weather conditions and natural disasters can affect crop supplies and reduce our operating results.

        Severe weather conditions and natural disasters, such as floods, droughts, frosts, earthquakes or pestilence, may affect the supply the raw materials that we use for our products. Our maple syrup products, for instance, are particularly susceptible to severe freezing conditions in Quebec, Canada and Vermont during the season in which the syrup is produced. Competing manufacturers can be affected differently by weather conditions and natural disasters depending on the location of their supplies. If our supplies of raw materials are reduced, we may not be able to find enough supplemental supply sources on favorable terms, which could adversely affect our business and operating results.

We are subject to environmental laws and regulations relating to hazardous materials, substances and waste used in or resulting from our operations. Liabilities or claims with respect to environmental matters could have a significant negative impact on our business.

        As with other companies engaged in similar businesses, the nature of our operations expose us to the risk of liabilities and claims with respect to environmental matters, including those relating to the disposal and release of hazardous substances. Furthermore, our operations are governed by laws and regulations relating to workplace safety and worker health which, among other things, regulate employee exposure to hazardous chemicals in the workplace. We cannot assure you that material costs will not be incurred in connection with such liabilities or claims. Based on our experience to date, we believe that the future cost of compliance with existing environmental laws and regulations (and liability for known environmental conditions) would not have a material adverse effect on our business, consolidated financial condition, results of operations or liquidity. We cannot predict, however, what environmental or health and safety legislation or regulations will be enacted in the future or whether future legislation or regulations would lead to an increase in compliance costs or how existing or future laws or regulations will be enforced, administered or interpreted.

Our operations are subject to numerous laws and governmental regulations, exposing us to potential claims and compliance costs that could adversely affect our business.

        Our operations are subject to extensive regulation by the United States Food and Drug Administration (FDA), the United States Department of Agriculture (USDA) and other national, state and local authorities. For example, we are subject to the Food, Drug and Cosmetic Act and regulations promulgated thereunder by the FDA. This comprehensive regulatory program governs, among other things, the manufacturing, composition and ingredients, packaging and safety of foods. Under this program the FDA regulates manufacturing practices for foods through its current "good manufacturing practices" regulations and specifies the recipes for certain foods. Furthermore, our processing facilities and products are subject to periodic inspection by federal, state and local authorities. We cannot assure you that we are in compliance with currently applicable laws and regulations or that we will be able to comply with any or all future laws and regulations. Any changes in these laws and regulations could increase the cost of developing and distributing our products and otherwise increase the cost of conducting our business, which would adversely affect our financial condition. In addition, failure by us to comply with applicable laws and regulations could subject us to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, which could have a material adverse effect on our business, consolidated financial condition, results of operations or liquidity. See "Business—Government Regulation."

We may be subject to significant liability should the consumption of any of our products cause injury, illness or death.

        The sale of food products for human consumption involves the risk of injury to consumers. Such injuries may result from tampering by unauthorized third parties or product contamination or spoilage, including the presence of foreign objects, substances, chemicals, other agents or residues introduced during the growing, storage, handling or transportation phases of production. We have from time to time been involved in product liability lawsuits, none of which have been material to our business. While we are subject to governmental inspection and regulations and believe our facilities comply in all material respects with all applicable laws and regulations, we cannot assure you that consumption of our products will not cause a health-related illness in the future or that we will not be subject to claims or lawsuits relating to such matters. Even if a product liability claim is unsuccessful or is not fully pursued, the negative publicity surrounding any assertion that our products caused injury, illness or death could adversely affect our reputation with existing and potential customers and our corporate and brand image. Moreover, claims or liabilities of this sort might not be covered by our insurance or by any rights of indemnity or contribution that we may have against others. We maintain product liability insurance in an amount which we believe to be adequate. However, we cannot be sure that we will not incur claims or liabilities for which we are not insured or that exceed the amount of our insurance coverage.

        Furthermore, our products could potentially suffer from product tampering, contamination or spoilage or be mislabeled or otherwise damaged. Under certain circumstances, we may be required to recall products, leading to a material adverse effect on our business. Even if a situation does not necessitate a recall, we cannot assure you that product liability claims will not be asserted against us. A product liability judgment against us or a product recall could have a material adverse effect on our business, consolidated financial condition, results of operations or liquidity.

Consumer concern regarding the safety and quality of food products or health concerns could adversely affect sales of certain of our products.

        If consumers in our principal markets lose confidence in the safety and quality of certain food products, our business could be adversely affected. The food industry is also subject to recent publicity concerning the health implications of obesity and trans fatty acids. Developments in any of these areas could cause our results to differ materially from results that have been or may be projected. For example, negative publicity about genetically modified organisms, whether or not valid, may discourage consumers from buying certain of our products or result in production and delivery disruptions.

Litigation regarding our trademarks and any other proprietary rights may have a significant negative impact on our business.

        We own 122 trademarks which are registered in the United States and 241 trademarks which are registered in foreign countries. In addition, we have nine trademark applications pending in the United States and foreign countries. We consider our trademarks to be of significant importance in our business. We cannot assure you that the actions we take to establish and protect our trademarks and other proprietary rights will be adequate to prevent imitation of our products by others or to prevent others from seeking to block sales of our products as an alleged violation of their trademarks and proprietary rights. It may be necessary for us to initiate or enter into litigation in the future to enforce our trademark rights or to defend ourself against claimed infringement of the rights of others. Any legal proceedings could result in an adverse determination that could have a material adverse effect on our business, consolidated financial condition, results of operations or liquidity.

Our financial well-being could be jeopardized by unforeseen changes in our employees' collective bargaining agreements or shifts in union policy.

        As of January 3, 2004, approximately 289 of our 774 employees were covered by collective bargaining agreements. Approximately 53 of our employees at our Roseland, New Jersey facility were represented by a collective bargaining agreement with the International Brotherhood of Teamsters, Chauffeurs, Warehousemen & Helpers of America (Local No. 863). Approximately 142 of our employees at our Portland and Biddeford, Maine facilities were represented by a collective bargaining agreement with the Bakery, Confectionery, Tobacco Workers and Grain Millers International Union (AFL-CIO, Local No. 334). Approximately 94 of our employees at our Stoughton, WI facility were represented by a collective bargaining agreement with the Drivers, Salesmen, Warehousemen, Milk Processors, Cannery, Dairy Employees and Helpers Union (Local No. 695). These collective bargaining agreements expire on March 31, 2004 and May 1, 2004 and March 31, 2006, respectively. Although we consider our employee relations to be generally good, a prolonged work stoppage or strike at any facility with union employees could have a material adverse effect on our business, consolidated financial condition, results of operations or liquidity. In addition, we cannot assure you that upon the expiration of existing collective bargaining agreements new agreements will be reached without union action or that any such new agreements will be on terms satisfactory to us. See "Business—Employees and Labor Relations."

The current grocer's strike in California, or similar organized movements in the future, could significantly impact our sales and profitability.

        As of this filing, the grocer strike in California has not been resolved, and it is uncertain as to when it will be resolved. The strike, which began in October 2003 in response to proposed healthcare cuts by several large retail grocers, has effected over 70,000 grocery workers in California. Should the strike not be resolved shortly or should another similar strike occur in California or elsewhere, it may have a significant impact on our sales revenue and operating profits.

FORWARD-LOOKING STATEMENTS

        This prospectus includes forward-looking statements, including without limitation the statements under "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." The words "believes," "anticipates," "plans," "expects," "intends," "estimates," "projects" and similar expressions are intended to identify forward-looking statements. These forward looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by any forward-looking statements. We believe important factors that could cause actual results to differ materially from our expectations include the following:

  •
  our substantial leverage;

  •
  intense competition, changes in consumer preferences, demand for our products, the effects of changing prices for our raw materials and local economic and market conditions;

  •
  our continued ability to promote brand equity successfully, to anticipate and respond to new consumer trends, to develop new products and markets, to broaden brand portfolios in order to compete effectively with lower priced products and markets in a consolidating environment at the retail and manufacturing levels, to improve productivity and to maintain access to credit markets;

  •
  the risks associated with the expansion of our business;

  •
  our possible inability to integrate any businesses we acquire;

  •
  our borrowing costs and credit ratings, which may be influenced by the credit ratings of our competitors;

  •
  factors that affect the food industry generally, including:

  •
  recalls if products become adulterated or misbranded, liability if product consumption causes injury, ingredient disclosure and labeling laws and regulations and the possibility that consumers could lose confidence in the safety and quality of certain food products, as well as recent publicity concerning the health implications of obesity and trans fatty acids; and

  •
  the effects of currency movements in Canada and fluctuations in the level of our customers' inventories and credit and other business risks related to our customers operating in a challenging economic and competitive environment; and

  •
  other factors discussed under "Risk Factors" or elsewhere in this prospectus.

        Developments in any of these areas, which are more fully described elsewhere in this prospectus and which descriptions are incorporated into this section by reference, could cause our results to differ materially from results that have been or may be projected by or on our behalf.

        All forward-looking statements included in this prospectus are based on information available to us on the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus.

        We caution that the foregoing list of important factors is not exclusive. We urge you not to unduly rely on forward-looking statements contained in this prospectus.

USE OF PROCEEDS

        The table below sets forth our estimate of the sources and uses of funds required to effect the Transactions, assuming the Transactions all occurred as of January 3, 2004. See "Summary—The Transactions." The estimated sources and uses are based on an assumed initial public offering price of $        per EIS. Actual amounts may vary from the amounts shown below.

Total Sources and Uses of Funds
(Dollars in thousands)

Sources(1)	Amount
EISs offered hereby(2)	$
Cash on hand
New senior unsecured indebtedness

Total sources	$

Uses	Amount
Repayment of existing senior credit facility(3)		$150,528
Repurchase of existing senior subordinated notes(4)		235,881
Repurchase of preferred equity and repurchase of Class B common stock from existing stockholders(5)
Transaction fees, prepayment penalties and expenses

Total uses	$

(1)
We anticipate there will be no borrowings under the new revolving credit facility upon the completion of the Transactions.

(2)
If the over-allotment option is exercised in full, the net proceeds from the EIS offering will be approximately $     million.

(3)
Reflects the repayment of $149.6 million of term loan borrowings under our existing senior credit facility and accrued and unpaid interest. The proceeds of the six-year term loan and of certain drawings under the five-year revolving credit facility were used to fund the acquisition of the Ortega line of products and to pay related transaction fees and expenses and to fully pay off our remaining obligations under term loan B of our then-existing term loan agreement. With respect to our existing senior credit facility, interest is determined based on several alternative rates, including the base lending rate per annum plus an applicable margin, or LIBOR plus an applicable margin (4.52% at January 3, 2004). We have no revolving credit facility borrowings under our existing senior credit facility.

(4)
Reflects the redemption of $220.0 million aggregate principal amount of our existing 9 5/8% senior subordinated notes due 2007, at a redemption price of 103.208%, or $227.1 million, plus accrued and unpaid interest.

(5)
Includes (A) the redemption of all of our issued and outstanding 13% Series A cumulative preferred stock, 13% Series B cumulative preferred stock, and Series C senior preferred stock; (B) the repurchase of certain outstanding options and warrants; and (C) the repurchase of            shares of our outstanding Class B common stock. If the underwriters exercise their over-allotment option in full, we will use all of the additional proceeds to repurchase an additional            outstanding shares of our Class B common stock owned by certain of our existing stockholders investors.

DIVIDEND POLICY AND RESTRICTIONS

        Upon the closing of this offering, our board of directors expects to adopt a dividend policy pursuant to which, if and to the extent we have available cash for distribution to the holders of shares of our common stock as of          ,          ,           and          of each fiscal year, and subject to applicable law, as described below, and our new revolving credit facility, the terms of our new senior unsecured indebtedness, the indenture governing our subordinated notes and any other then outstanding indebtedness of ours, our board of directors will declare cash dividends on our common stock. The initial dividend rate is expected to be $          per share of Class A common stock per annum and $          per share of Class B common stock per annum, in each case subject to adjustment. We will pay these dividends quarterly on          ,           ,          and           .

        We may not pay any dividends on the Class B common stock for any quarterly period unless and until dividends have been declared and paid in full on the Class A common stock at at least the initial rate set forth for the Class A common stock.

        If we have any remaining cash after the payment of dividends as contemplated above, our board of directors will, in its sole discretion, decide to use that cash for those purposes it decides necessary including, but not limited to, funding capital expenditures or acquisitions, repaying indebtedness, paying additional dividends or for general corporate purposes.

        The indenture governing our subordinated notes will restrict our ability to declare and pay dividends on our common stock as follows:

  •
  we may use up to 100% of our available cash (which is consolidated cash flow, as defined in the indenture, minus the sum of cash tax expense, cash interest expense, certain capital expenditures and certain repayment of indebtedness) for the four preceding fiscal quarters plus certain incremental funds described in the indenture for the payment of dividends so long as the fixed charge coverage ratio for such four-fiscal quarter period is not less than 1.6 to 1; and

  •
  at any time the fixed charge coverage ratio for such four-fiscal quarter period is less than 1.6 to 1, we may pay dividends on our common stock of up to $       million in the aggregate; and

  •
  we may not pay any dividends if a default or event of default under the indenture has occurred or is continuing.

        See "Description of Subordinated Notes" for a complete description of this dividend restriction.

        Our new revolving credit facility and our new senior unsecured indebtedness will also restrict our ability to declare and pay dividends on our common stock. See "Description of Certain Indebtedness."

        Our board of directors may, in its discretion, amend or repeal this dividend policy with respect to the Class A common stock. Our board of directors may decrease the level of dividends provided for the Class A common stock in this dividend policy or discontinue entirely the payment of dividends.

        Pursuant to our certificate of incorporation, so long as our sponsor investor has the right to elect two directors to our board, the board of directors may not, without the approval of these two members, amend or repeal the dividend policy with respect to the Class B common stock or decrease the level of or discontinue payment of dividends on the shares of our Class B common stock unless required to do so due to restrictions imposed by our indebtedness. However, in no event shall the Class B common stock be amended to eliminate the provision requiring prior payment of dividends in full on each share of Class A common stock at the rate initially set in this offering for any quarterly period.

        Our ability to pay future dividends with respect to shares of our capital stock, if any, will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions, provisions of applicable law and other factors that our board of directors may deem relevant. Under Delaware law, our board of directors may declare dividends only to the extent of our "surplus" (which is defined as total assets at fair market value minus total liabilities, minus statutory capital), or if there is no surplus, out of our net profits for the then current and/or immediately preceding fiscal years.

        We have not paid dividends in the past.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of January 3, 2004:

  •
  on an actual basis, after giving effect to the merger of B&G Foods, Inc. into B&G Foods Holdings Corp. and the stock split in connection with this offering;

  •
  on an adjusted basis as if this offering and the other Transactions had occurred on that date, assuming no exercise of the underwriters' over-allotment option; and

  •
  as further adjusted assuming full exercise of the underwriters' over-allotment option.

        You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Use of Proceeds," the audited consolidated financial statements and the notes to those statements included elsewhere in this prospectus and the financial data set forth under "Summary" and "Summary Historical and Pro Forma Consolidated Financial Data."

	As of January 3, 2004
	Actual		As Adjusted Assuming No Exercise of the Underwriters' Over- Allotment Option		As Further Adjusted Assuming Full Exercise of the Underwriters' Over- Allotment Option
	(Dollars in thousands)
Cash and cash equivalents	$8,092		$		$

Long-term debt (including current maturities):
Existing senior secured debt	$149,625			$—		$—
New revolving secured credit facility	—
New senior unsecured indebtedness	—
Existing 9 5/8% senior subordinated notes due 2007	219,171
New % subordinated notes due 2024	—

Total debt	368,796
Mandatorily redeemable preferred stock:
Series C senior preferred stock, $0.01 par value per share. Authorized 25,000 shares; issued and outstanding 25,000 shares in 2003.	43,188
Stockholders' equity:
13% Series A cumulative preferred stock, $0.01 par value per share. Authorized 22,000 shares; issued and outstanding 20,341 shares in 2003.	—
13% Series B cumulative preferred stock, $0.01 par value per share. Authorized 35,000 shares; issued and outstanding 12,311 shares in 2003.	—
Common stock	1	(1)
Additional paid in capital	31,329
Accumulated other comprehensive loss	(74)
Retained earnings	18,735
Treasury stock	—

Total stockholders' equity	49,991

Total capitalization	$461,975		$		$

(1)
Excludes warrants to purchase                   shares of common stock, with an exercise price of $0.01 per share. Also excludes           options with an exercise price of $           per share under all of our equity compensation plans.

DILUTION

        Dilution is the amount by which the portion of the offering price paid by the purchasers of the EISs to be sold in the offering that is allocated to our shares of Class A common stock represented by the EISs exceeds the net tangible book value or deficiency per share of our common stock after the offering. Net tangible book value or deficiency per share of our common stock is determined at any date by subtracting our total liabilities from our total assets less our intangible assets and dividing the difference by the number of shares of common stock deemed to be outstanding at that date. For purposes of this section, references to our "common stock" after the offering includes the shares of Class A common stock to be issued as part of the EISs and the shares of Class B common stock to be held by our existing stockholders.

        Our net tangible book deficiency as of January 3, 2004 was approximately $332.1 million, or $             per share of common stock. After giving effect to this offering and the Transactions, including the use of proceeds as described in this prospectus, our pro forma net tangible book deficiency as of January 3, 2004 as adjusted would have been approximately $       million, or $       per share of common stock. This represents an immediate increase in net tangible book value of $       per share of our common stock to our existing stockholders and an immediate dilution of $       per share of our common stock to new investors purchasing Class A common stock represented by the EISs in this offering.

        The following table illustrates this substantial and immediate dilution to new investors:

	Per Share of Common Stock Assuming No Exercise of the Over- Allotment Option	Per Share of Common Stock Assuming Full Exercise of the Underwriters' Over- Allotment Option
Portion of the assumed initial offering price of $ per EIS allocated to one share of Class A common stock	$	$
Net tangible book value (deficiency) per share as of January 3, 2004 (actual)	(332,119)	(332,119)
Increase per share attributable to cash payments made by investors in this offering
Net tangible book value (deficiency) as adjusted for this offering

Dilution in net tangible book value per share to new investors	$	$

        The following table sets forth on a pro forma basis as of January 3, 2004:

  •
  the total number of shares of our Class A common stock represented by EISs and of Class B common stock to be owned by our existing stockholders following the consummation of this offering and the other Transactions;

  •
  the total consideration paid by our existing stockholders and to be paid by the new investors purchasing Class A common stock in this offering; and

  •
  the average price per share of common stock paid by our existing stockholders (cash and stock) and to be paid by new investors purchasing Class A common stock in this offering:

	Shares of Common Stock Purchased
				Total Consideration
							Average Price Per Share of Common Stock
	Number	Percent		Number	Percent
Existing stockholders			%			%	$
New investors

Total		100.0%			100.0%		$

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following selected historical consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited consolidated financial statements and related notes to those statements included in this prospectus. The selected historical consolidated financial data as of and for the years ended December 29, 2001 (fiscal 2001), December 28, 2002 (fiscal 2002) and January 3, 2004 (fiscal 2003) from our consolidated financial statements have been audited by KPMG LLP, independent accountants.

	Fiscal Year Ended
	January 1, 2000	December 30, 2000	December 29, 2001		December 28, 2002		January 3, 2004
	(unaudited)	(unaudited)
	(Dollars in thousands, except ratios)
Statement of Operations Data(1):
Net sales(2)	$336,112	$351,416	$279,779		$293,677		$328,356
Cost of goods sold	196,184	200,651	192,525		203,707		226,174

Gross profit	139,928	150,765	87,254		89,970		102,182
Sales, marketing and distribution expenses(2)	91,120	100,711	34,922		35,852		39,477
General and administrative expenses(3)	13,802	12,957	14,120		4,911		6,313 (6)
Management fees-related party	450	500	500		500		500
Environmental clean-up expenses	—	—	950		100		—
Special severance expenses	—	250	—		—		—

Operating income	34,556	36,347	36,762		48,607		55,892
Gain on sale of assets	—	—	(3,112	)(4)	—		—
Derivative gain	—	—	—		(2,524	)(5)	—
Interest expense	29,874	36,073	29,847		26,626		31,205

Income before income tax expense	4,682	274	10,027		24,505		24,687
Income tax expense	2,429	1,559	4,029		9,260		9,519

Net income	$2,253	$(1,285)	$5,998		$15,245		$15,168

Less: preferred stock dividends accumulated	6,885	9,095	10,352		11,739		13,336

Net (loss) income available to common stockholders	$(4,632)	$(10,380)	$(4,354)		$3,506		$1,832

Basic shares outstanding	102.5	102.5	105.5		105.5		105.5
Basic net (loss) income available to common stockholders per share	$(45.19)	$(101.27)	$(41.27)		$33.23		$17.36

Diluted shares outstanding	102.5	102.5	105.5		141.0		141.0
Diluted net (loss) income available to common stockholders per share	$(45.19)	$(101.27)	$(41.27)		$24.87		$12.99

Other Financial Data(1):
EBITDA(7)	$49,704	$52,101	$54,164		$56,431		$61,906
Cash flow from operations	13,221	24,199	21,470		26,417		27,431
Capital expenditures	(5,500)	(5,891)	(3,904)		(6,283)		(6,442)
Net cash used for purchase of business	(224,700)	—	—		—		(118,179)
Net cash received for sale of asset	—	—	24,090		—		—
Proceeds from sale of property, plant and equipment	—	211	—		—		—
Cash flow provided by (used in) financing activities	224,125	(12,831)	(39,998)		(19,351)		89,470
Ratio of earnings to fixed charges(8)	1.2x	1.0x	1.3x		1.9x		1.7x
Senior debt/ EBITDA	4.4x	4.0x	3.1x		1.0x		2.4x
Total debt/ EBITDA	6.9x	6.3x	5.3x		4.9x		6.0x
EBITDA/ Interest expense	1.7x	1.4x	1.8x		2.1x		2.0x
Selected Balance Sheet Data(1):
Cash and cash equivalents	$7,745	$13,433	$15,055		$15,866		$8,092
Net working capital(9)	51,668	55,610	34,831		54,100		59,245

Total assets	477,057	457,016	426,006	430,673	549,939
Total debt	340,892	329,323	289,275	273,796	368,796
Mandatorily redeemable preferred stock	25,002	28,752	32,931	37,714	43,188
Total stockholders' equity	33,071	28,028	29,861	40,351	49,991

(1)
The purchase method of accounting was used to account for (a) the acquisition of certain assets of the Polaner and related brands from International Home Foods, Inc. on February 5, 1999; (b) the acquisition of the Heritage Portfolio of Brands from the Pillsbury Company, Indivined B.V. and IC Acquisition on March 15, 1999 and (c) the acquisition of Ortega from Nestlé Prepared Foods Company on August 21, 2003. We completed the sale of our wholly owned subsidiary, Burns & Ricker, Inc. to Nonni's Food Company, Inc. on January 17, 2001. Burns & Ricker sales for fiscal 2000 were $26.4 million.

(2)
Certain amounts in fiscal 2001 aggregating $52.7 million have been reclassified from sales, marketing and distribution expenses to a reduction of net sales in accordance with EITF Issue No. 00-14, "Accounting for Certain Sales Incentives," and EITF Issue No. 00-25, "Vendor Income Statement Characterization of Consideration to a Purchaser of the Vendor's Products or Services," as codified by EITF Issue 01-09. These EITF pronouncements, which we adopted in 2002, require us to classify certain coupon and promotional expenses as a reduction of net sales. The reclassification has no effect on operating income. Due to the specificity of similar information not being available in our information systems for fiscal 1999 and 2000, we are unable to determine what the reclassification amounts should be for those years.

(3)
We adopted the provisions of SFAS No. 142, "Goodwill and Other Intangible Assets," as of December 30, 2001. Effective December 30, 2001, we ceased the amortization of goodwill and trademarks. Amortization expenses related to goodwill and trademarks were $9.2 million, $9.5 million and $8.5 million in fiscal 1999, 2000 and 2001, respectively.

(4)
The gain on sale of assets of $3.1 million relates to the sale of our wholly owned subsidiary, Burns & Ricker, to Nonni's Food Company, Inc. on January 17, 2001.

(5)
Derivative gain reflects the change in fair value over the life of our interest rate swap agreement from the date we entered into the agreement to the date the swap agreement was terminated.

(6)
General and administrative expenses include an unusual bad debt expense incurred for 2003 of $0.6 million ($0.4 million, net of taxes) relating to Fleming Companies, Inc., which filed for chapter 11 Bankruptcy on April 1, 2003.

(7)
We define EBITDA as income before interest, income taxes, depreciation and amortization. We believe that the most directly comparable GAAP financial measure to EBITDA is net cash provided by operating activities. We present EBITDA because we believe it is a useful indicator of our historical debt capacity and ability to service debt. EBITDA is not a substitute for operating income or net income, as determined in accordance with generally accepted accounting principles. EBITDA is not a complete net cash flow measure because EBITDA is a measure of liquidity that does not include reductions for cash payments for an entity's obligation to service its debt, fund its working capital and capital expenditures and pay its income taxes and dividends. Rather, EBITDA is one potential indicator of an entity's ability to fund these cash requirements. EBITDA also is not a complete measure of an entity's profitability because it does not include costs and expenses for depreciation and amortization, interest and related expenses and income taxes. Set forth below is a reconciliation of net income to EBITDA. We present a reconciliation of EBITDA to net cash provided by operating activities for fiscal 2001, 2002 and 2003 in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	Fiscal Year Ended
	January 1, 2000	December 30, 2000	December 29, 2001	December 28, 2002	January 3, 2004
	(unaudited)	(unaudited)
	(Dollars in thousands)
Net income	$2,253	$(1,285)	$5,998	$15,245	$15,168
Income taxes	2,429	1,559	4,029	9,260	9,519
Interest expense	29,874	36,073	29,847	26,626	31,205
Depreciation and amortization	15,148	15,754	14,290	5,300	6,014

EBITDA	$49,704	$52,101	$54,164	$56,431	$61,906

(8)
We have calculated the ratio of earnings to fixed charges by dividing earnings by fixed charges. For the purpose of this computation, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of the sum of interest on indebtedness, amortized expenses related to indebtedness and an interest component of lease rental expense.

(9)
Net working capital is current assets excluding cash and cash equivalents minus current liabilities.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

        On August 21, 2003, we acquired certain assets of Ortega for approximately $118.2 million including transaction costs, from Nestlé Prepared Foods Company. In connection with this transaction, we entered into a $200.0 million senior secured credit facility comprised of a $50.0 million five-year revolving credit facility and a $150.0 million six-year term loan facility. The proceeds of the term loan were used to fund the Ortega acquisition and refinance our then existing senior secured credit facility.

        The following unaudited pro forma condensed combined financial information of B&G Foods Holdings Corp. and subsidiaries as of and for the year ended January 3, 2004 gives pro forma effect to the following transactions:

  •
  our acquisition of Ortega; and

  •
  borrowings used to fund the acquisition of Ortega.

        The unaudited pro forma as adjusted condensed combined financial information gives pro forma effect to:

  •
  the Ortega acquisition and related financing described above; and

  •
  this offering and the other Transactions, as defined under "Summary—The Transactions" on page 4.

        The following table sets forth the allocation of the Ortega purchase price. The cost of the Ortega acquisition has been allocated to tangible and intangible assets as follows:

Property, plant and equipment	$5,964
Goodwill	76,310
Indefinite life intangible assets—trademarks	30,700
Other assets, principally net current assets	6,960
Other liabilities, principally net current liabilities	(2,039)
Deferred income tax asset	284

$118,179

        The unaudited pro forma condensed combined statement of operations set forth below reflects pro forma adjustments that are based upon the historical statements of the acquired business giving effect to the transactions under the purchase method of accounting and the assumptions and adjustments described in the accompanying notes to the "Unaudited Pro Forma Condensed Combined Financial Statements" that we believe are reasonable. The unaudited pro forma condensed combined financial information does not purport to represent our results of operations or financial position that would have resulted had the transaction to which pro forma effect is given been consummated as of the date or for the period indicated.

        The unaudited pro forma condensed combined statements of operations and balance sheets and accompanying notes should be read in conjunction with the historical consolidated financial statements of our company and Ortega included in this prospectus.

	B&G Foods Holdings Corp. Unaudited Pro Forma Condensed Combined Statement of Operations For the Year Ended January 3, 2004 (Dollars in thousands except per share data)
	B&G Foods Holdings Corp. (1)		Ortega (2)	Ortega Adjustments		Pro Forma for the Ortega Acquisition	Adjustments for the Transactions			Pro Forma As Adjusted for the Transactions
Net sales	$328,356		$46,457	$—		$374,813		$—			$374,813
Cost of goods sold	226,174		27,395	—		253,569		—			253,569

Gross profit	102,182		19,062	—		121,244		—			121,244
Sales, marketing and distribution expenses	39,477		13,893	(3,143)	(4)	50,227					50,227
General and administrative expenses	6,313	(3)	—	3,143	(4)	9,456			(7)		9,456
Management fees-related party	500		—	—		500		(500)	(7)		0

Operating income	55,892		5,169	0		61,061		—			61,561
Interest expense	31,205		—	(195)	(5)	31,010			(8)

Income before income tax expense	24,687		5,169	195		30,051
Income tax expense	9,519		—	2,081	(6)	11,600			(6)

Net income(9)	$15,168		$5,169	$(1,886)		$18,451	$			$

Less: preferred stock dividends accumulated	13,336		—	—		13,336

Income available to common stockholders	$1,832		$5,169	($1,886)		$5,115	$			$

Basic common shares outstanding	105.5		—	—		105.5
Basic net income per common share	$17.36		N/A	N/A		$48.48		N/A		$

Diluted common shares outstanding	141.0		—	—		141.0
Diluted net income per common share	$12.99		N/A	N/A		$36.28		N/A		$

        See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES

Unaudited Pro Forma Condensed and Combined Balance Sheets

(Dollars in thousands)

	January 3, 2004	Adjustments for the Transactions		As Adjusted for the Transactions
Assets
Cash and cash equivalents	$8,092
Other current assets	105,588
Property, plant and equipment, net	43,940
Intangibles	382,110
Other assets	10,209

Total assets	$549,939

Liabilities and Stockholders' Equity
Current installments of long-term debt	$1,500		(10)
Other current liabilities	44,635
Due to related party	208
Long-term debt, excluding current maturities	367,296		(10)
Other liabilities	347
Deferred income taxes	42,774

Total liabilities	456,760

Mandatorily redeemable preferred stock	43,188		(11)

Total stockholders' equity	49,991		(12)

Total liabilities and stockholders' equity	$549,939

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements
(Dollars in thousands)

Statement of Operations:

  (1)
  Represents our historical consolidated statement of operations for the fiscal year ended January 3, 2004, which is included elsewhere in this prospectus.

  (2)
  Represents Ortega's historical unaudited statement of direct revenue and direct expenses from January 1, 2003 through August 20, 2003.

  (3)
  General and administrative expenses includes a bad debt expense incurred for fiscal 2003 of approximately $0.6 million ($0.4 million, net of tax) relating to Fleming Companies, Inc. which filed under chapter 11 of the Bankruptcy Code on April 1, 2003.

  (4)
  Represents the classification of certain Ortega expenses to our reporting format. This amount represents corporate overhead allocations from Nestlé. These allocations represent charges that were attributable to Ortega and include Nestlé's related costs, such as employee benefits, human resources, management information systems, finance and selling and other general and administrative expenses.

  Had Ortega's operations been included in our operations and cost structure from December 29, 2002, our management believes that they would have eliminated approximately $3.0 million of the Nestlé allocated costs for the period under Nestlé's ownership. No adjustments to the unaudited pro forma condensed combined statement of operations has been made for these projected cost savings.

  (5)
  Adjustment to eliminate our historical interest expense and to reflect our pro forma interest expense associated with borrowing for the acquisitions and amortization of deferred debt issuance costs:

Historical net interest expense	$(31,205)
$220,000 existing senior subordinated notes (9 5/8%)	21,175
$150,000 term loan (5.0%)	7,500
Amortization of deferred debt issuance costs. In connection with (i) the issuance of the existing senior subordinated notes with interest payable semiannually on February 1 and August 1 of each year, of which $120,000 principal amount was originally issued in August 1997 and $100,000 principal amount was originally issued in March 2002 and (ii) the entering into of our $200,000 senior credit facility on August 21, 2003, we incurred approximately $9,583 and $5,299, respectively, in deferred debt issuance costs which are being amortized over the life of the related debt.	2,335

Incremental reduction in interest expense	$(195)

    A 12.5 basis point increase in interest rates, applied to our borrowings for fiscal 2003, would have resulted in an increase in interest expense and a corresponding reduction in cash flow of approximately $0.2 million.

  (6)
  Adjustment to income tax expense to reflect the income tax expense on the Ortega income before tax expense (income expense was not allocated to Ortega in its historical unaudited statement of direct revenue and direct expenses) and to the tax effect of the Ortega pro forma adjustments using the statutory tax rate of 38.6% for fiscal 2003, which approximates our federal and state tax rate.

  (7)
  Management's estimate of ongoing incremental public company costs.

  The current annual management fee of $0.5 million will no longer be paid upon the consummation of this offering and the other Transactions. Our management estimates ongoing incremental public company costs of $       million as a result of this offering.

  (8)
  Adjustment to reflect the increase in our interest expense related to the new revolving credit facility, the new senior unsecured indebtedness and the subordinated notes and the amortization of deferred debt issuance costs:

Pro forma interest expense		$(31,010)
Interest associated with this offering, including amortization of deferred financing costs. The interest expense reflects interest, at an assumed rate.	$

Incremental interest expense	$

  (9)
  We define EBITDA as income before interest, income taxes, depreciation and amortization. We believe that the most directly comparable GAAP financial measure to EBITDA is net cash provided by operating activities. We present EBITDA because we believe it is a useful indicator of our historical debt capacity and ability to service debt. EBITDA is not a substitute for operating income or net income, as determined in accordance with generally accepted accounting principles. EBITDA is not a complete net cash flow measure because EBITDA is a measure of liquidity that does not include reductions for cash payments for an entity's obligation to service its debt, fund its working capital and capital expenditures and pay its income taxes and dividends. Rather, EBITDA is one potential indicator of an entity's ability to fund these cash requirements. EBITDA also is not a complete measure of an entity's profitability because it does not include costs and expenses for depreciation and amortization, interest and related expenses and income taxes. Set forth below is a reconciliation of net income to EBITDA. We present a reconciliation of EBITDA to net cash provided by operating activities for fiscal 2001, 2002 and 2003 in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	For the Year Ended January 3, 2004 (dollars in thousands)
	B&G Foods Holdings Corp. (1)	Ortega (2)	Ortega Adjustments	Pro Forma for the Ortega Acquisition	Adjustments for the Transactions		Pro Forma As Adjusted for the Transactions
Net income	$15,168	$5,169	$(1,886)	$18,451	$		$
Income taxes	9,519	—	2,081	11,600
Interest expense	31,205	—	(195)	31,010
Depreciation	6,014	659	—	6,673		—

EBITDA	$61,906	$5,828	$0	$67,734		$—	$

(10)	Repay all outstanding borrowings under, and terminate, our current senior secured credit facility	$
Redeem our $220.0 million aggregate principal amount outstanding 9 5/8% senior subordinated notes due 2007
Incur $ million aggregate principal amount of new senior unsecured indebtedness
Enter into a $ million unsubordinated debt attached to the EIS units
Enter into a $30.0 million senior secured revolving credit facility

	Net increase in debt	$

(11)
Elimination to reflect the liquidation of the Series C senior preferred stock, face value and accreted dividends.

(12)	Purchase shares of our currently outstanding Class B common stock	$
Elimination to reflect the liquidation of the Series A cumulative preferred stock and Series B cumulative preferred stock. Both Series of cumulative preferred stock include both face value and accreted dividends
Sell shares of Class A common shares attached to the EIS units

	Net increase in stockholders' equity	$

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under the heading "Risk Factors" and elsewhere in this prospectus. The following discussion should be read in conjunction with our consolidated financial statements and related notes thereto included elsewhere in this prospectus.

General

        We manufacture, sell and distribute a diversified portfolio of high quality, shelf-stable, branded food products, many of which have leading regional or national retail market shares. In general, we position our branded products to appeal to the consumer desiring a high quality and reasonably priced branded product.

        We completed the acquisition of certain assets of The Ortega Brand of Business from Nestlé Prepared Foods Company on August 21, 2003, which we refer to in this prospectus as "Ortega" or the "Ortega acquisition." The Ortega acquisition has been accounted for using the purchase method of accounting and, accordingly, the assets acquired, liabilities assumed and results of operations of the acquired business are included in our consolidated financial statements from the date of the acquisition. Ortega pro forma net sales for the year ended January 3, 2004 were $79.8 million. On January 17, 2001, we completed the sale of our wholly owned subsidiary, Burns & Ricker, Inc., to Nonni's Food Company, Inc. pursuant to a stock purchase agreement of the same date under which we sold all of the issued and outstanding capital stock of Burns & Ricker to Nonni's. The Ortega acquisition and the application of the purchase method of accounting and sale of Burns & Ricker affect comparability between periods.

        We are subject to a number of challenges that may adversely affect our businesses. These challenges, which are discussed below and under the headings "Forward-Looking Statements," "Risk Factors" and "Business" and elsewhere in this prospectus, include:

        Fluctuations in Commodity Prices:    We purchase raw materials, including agricultural products, meat and poultry from growers, commodity processors, other food companies and packaging manufacturers. Raw materials are subject to fluctuations in price attributable to a number of factors. We manage this risk by entering into short-term supply contracts and advance commodities purchase agreements from time to time, and if necessary, by raising prices.

        Consolidation in the Retail Trade and Consequent Inventory Reductions:    As the retail grocery trade continues to consolidate and our retail customers grow larger and become more sophisticated, our retail customers may demand lower pricing and increased promotional programs. These customers are also reducing their inventories and increasing their emphasis on private label products. To date we have been able to offset these trends by using our marketing expertise, unique products and category leadership to maintain and increase volume.

        Changing Customer Preferences:    Consumers in the market categories in which we compete frequently change their taste preferences, dietary habits and product packaging preferences. By anticipating, identifying or developing and marketing products that respond to these changes in consumer preferences, we have largely been able to offset this challenge.

        Consumer Concern Regarding Food Safety, Quality and Health:    The food industry is subject to consumer concerns regarding the safety and quality of certain food products, including the health implications of genetically modified organisms, obesity and trans fatty acids. By complying with applicable food and safety laws and regulations, we have been able to produce food products that generate consumer confidence in the safety and quality of our food products.

        Changing Valuations of the Canadian Dollar in Relation to the U.S. Dollar:    We purchase most of our maple syrup requirements from manufacturers located in Quebec, Canada. Over the past year the U.S. dollar has weakened against the Canadian dollar, which has in turn increased our costs relating to the production of our maple syrup products.

        To confront these challenges, we continue to take steps to build the value of our brands, to improve our existing portfolio of products with new product and marketing initiatives, to reduce costs through productivity and to address consumer concerns about food safety, quality and health.

        Fluctuations in commodity prices can lead to retail price volatility and intensive price competition, and can influence consumer and trade buying patterns. In fiscal 2003, our commodity costs for maple syrup, cucumbers and peppers have been higher than those incurred in fiscal 2002.

Critical Accounting Policies; Use of Estimates

        The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires our management to make a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Some of the more significant estimates made by management involve trade and consumer promotion expenses, allowances for excess, obsolete and unsaleable inventories, and the recoverability of goodwill, trademarks, property, plant and equipment and deferred tax assets. Actual results could differ from those estimates.

        Our significant accounting policies are described in note 2 to our consolidated financial statements included elsewhere in this prospectus. We believe the following critical accounting policies involve the most significant judgments and estimates used in the preparation of our consolidated financial statements.

        Trade and Consumer Promotion Expenses.    We offer various sales incentive programs to customers and consumers, such as price discounts, in-store display incentives, slotting fees and coupons. The recognition of expense for these programs involves use of judgment related to performance and redemption estimates. Estimates are made based on historical experience and other factors. Actual expenses may differ if the level of redemption rates and performance vary from estimates.

        Inventories.    Inventories are valued at the lower of cost or market value and have been reduced by an allowance for excess, obsolete and unsaleable inventories. The estimate is based on our management's review of inventories on hand compared to estimated future usage and sales.

        Long-Lived Assets.    Long-lived assets, such as property, plant and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

        Goodwill and intangible assets (trademarks) not subject to amortization are tested annually for impairment, and are tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset's fair value.

        Income Tax Expense Estimates and Policies.    As part of the process of preparing our consolidated financial statements, we are required to estimate our income taxes. This process involves estimating our current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities. We must then assess the likelihood that our deferred tax assets will be recovered from future taxable income and to the extent we believe the recovery is not likely, we must establish a valuation allowance. Further, to the extent that we establish a valuation allowance or increase this allowance in a financial accounting period, we must include a tax provision, or reduce our tax benefit in our consolidated statement of operations. We use our judgment to determine our provision or benefit for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets.

        We have recorded deferred tax assets, a portion of which represents net operating loss carryforwards. A valuation allowance has been recorded for certain state net operating loss carryforwards.

        However, various factors may cause those tax assumptions to change in the near term, and we may have to record a valuation allowance against our deferred tax assets. We cannot predict whether future U.S. federal income tax laws and regulations might be passed that could have a material effect on our results of operations. We assess the impact of significant changes to the U.S. federal income tax laws and regulations on a regular basis and update the assumption and estimates used to prepare our financial statements when new regulation and legislation is enacted.

Non-GAAP Financial Measures

        Certain disclosures in this document include "non-GAAP (Generally Accepted Accounting Principles) financial measures." A non-GAAP financial measure is defined as a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in our consolidated balance sheets and related consolidated statements of operations, stockholders' equity, and cash flows. We present EBITDA because we believe it is a useful indicator of our historical debt capacity and ability to service debt. We also present this discussion of EBITDA because covenants in the indenture governing our subordinated notes, our new revolving credit facility and the terms of our new senior unsecured indebtedness will contain ratios based on this measure.

        A reconciliation of EBITDA (earnings before interest, taxes, depreciation and amortization) and "free cash flow" with the most directly comparable GAAP measure is included below for the fifty-three weeks ended January 3, 2004, the fifty-two weeks ended December 28, 2002 and the fifty-two weeks ended December 29, 2001 (dollars in millions) along with the components of EBITDA.

        EBITDA margin is calculated as a percentage of net sales.

Results of Operations

        The following table sets forth the percentages of net sales represented by selected items reflected in our Consolidated Statements of Operations. The year-to-year comparisons of financial results are not necessarily indicative of future results:

	Fiscal Year Ended
	December 29, 2001	December 28, 2002	January 3, 2004
	Actual	Actual	Actual
Common Size Income Statement:
Net sales	100.0%	100.0%	100.0%
Cost of goods sold	68.8	69.4	68.9

Gross profit	31.2	30.6	31.1
Sales, marketing and distribution expenses	12.5	12.2	12.0
General and administrative expenses	5.0	1.7	1.9
Management fees-related party	0.2	0.2	0.2
Environmental clean-up expenses	0.3	0.0	0.0

Operating income	13.1	16.6	17.0
Gain on sale of assets	(1.1)	0.0	0.0
Derivative gain	0.0	(0.9)	0.0
Interest expense	10.7	9.1	9.5

Income before income taxes	3.6	8.3	7.5
Provision for income taxes	1.4	3.2	2.9

Net income	2.1%	5.2%	4.6%

        As used in this section the terms listed below have the following meanings:

        Net Sales.    Our net sales represents gross sales of products shipped to customers plus amounts charged customers for shipping and handling, less cash discount, coupon redemption, slotting fees and trade promotional spending.

        Gross Profit.    Our gross profit is equal to our net sales less cost of goods sold. The primary components of our cost of goods sold are cost of internally manufactured products, purchases of finished goods from co-packers plus freight costs to our distribution centers and to our customers.

        Sales, Marketing and Distribution Expenses.    Our sales, marketing and distribution expenses include costs for marketing personnel, consumer programs, internal sales forces, brokerage costs and warehouse facilities.

        General and Administrative Expenses.    Our general and administrative expenses includes administrative employee compensation and benefit costs, as well as information technology infrastructure and communication costs, office rent and supplies, professional services, management fees and other general corporate expenses.

Year Ended January 3, 2004 Compared to Year Ended December 28, 2002

        Net Sales.    Net sales increased $34.7 million or 11.8% to $328.4 million for the 53 week period ended January 3, 2004 (fiscal 2003) from $293.7 million for the 52 week period ended December 28, 2002 (fiscal 2002). The Ortega acquisition accounted for $33.4 million of the sales increase during fiscal 2003. Sales of our Maple Grove Farms of Vermont, Underwood, Emeril's and Bloch & Guggenheimer brands increased $2.2 million, $1.0 million, $0.9 million and $0.8 million or 4.8%, 4.7%, 3.7% and

1.7%, respectively, largely reflecting higher unit volume. Sales of our Joan of Arc, Regina, Ac'cent, Polaner and Sa-són brands decreased by $0.8 million, $0.7 million, $0.6 million, $0.5 million and $0.3 million, or 6.4%, 5.8%, 3.5%, 1.3% and 6.6%, respectively, largely reflecting lower unit volume. All other brands decreased, in the aggregate by, $0.7 million or 0.9%.

        Gross Profit.    Gross profit increased $12.2 million or 13.6% to $102.2 million in fiscal 2003 from $90.0 million in fiscal 2002. Gross profit expressed as a percentage of net sales increased to 31.1% in fiscal 2003 from 30.6% in fiscal 2002. The increase in gross profit percentage was primarily the result of the favorable business impact of the Ortega acquisition and a reduction in co-pack costs for our Underwood, Joan of Arc and Las Palmas brands, partially offset by higher costs of maple syrup, the increased costs of pickle and pepper production and an increase in trade spending.

        Sales, Marketing and Distribution Expenses.    Sales, marketing and distribution expenses increased $3.6 million or 10.1% to $39.5 million for fiscal 2003 from $35.9 million for fiscal 2002. These expenses expressed as a percentage of net sales decreased to 12.0% in fiscal 2003 from 12.2% in fiscal 2002. The Ortega acquisition accounted for $3.3 million of the increase in sales and marketing expenses for fiscal 2003. For brands other than Ortega, marketing costs increased $0.2 million or 2.2% relating to additional spending on consumer marketing programs and brokerage expenses increased $0.4 million or 6.7% during fiscal 2003 as compared with prior year. All other expenses decreased $0.1 million during fiscal 2003.

        General and Administrative Expenses.    General and administrative expenses and management fees increased $1.4 million or 25.9% to $6.8 million in fiscal 2003 from $5.4 million in fiscal 2002. Included in fiscal 2003 is a bad debt write-off of $0.6 million relating to Fleming Companies, Inc., which filed Chapter 11 bankruptcy on April 1, 2003. Transitional expenses related to the Ortega acquisition accounted for $0.2 million of the increase, incentive compensation increased $0.4 million and computer equipment depreciation increased $0.2 million during fiscal 2003 as compared with prior year.

        Environmental Clean-Up Expenses.    We recorded a charge of $0.1 million, in fiscal 2002, relating to the Combe Fill South Landfill in New Jersey as described under "Business-Environmental Matters."

        Operating Income.    As a result of the foregoing, operating income increased $7.3 million or 15.0% to $55.9 million in fiscal 2003 from $48.6 million in fiscal 2002. Operating income expressed as a percentage of net sales increased to 17.0% in fiscal 2003 from 16.6% in fiscal 2002.

        Derivative Gain.    Income of $2.5 million was recorded in fiscal 2002 reflecting the change in fair value of our interest rate swap agreement since the date we entered into the agreement (March 21, 2002). The interest rate swap was terminated during the latter part of fiscal 2002.

        Interest Expense.    Interest expense increased $4.6 million to $31.2 million in fiscal 2003 from $26.6 million in fiscal 2002. The increase is due primarily to the write-off of $1.8 million of deferred financing costs in connection with the payment in full during fiscal 2003 of the term loan B under our then existing term loan agreement dated as of March 15, 1999. In addition, total debt increased due to borrowings under a credit facility in connection with the purchase of the Ortega acquisition.

        Income Tax Expense.    Income tax expense increased $0.2 million to $9.5 million in fiscal 2003 from $9.3 million in fiscal 2002. Our effective tax rate for fiscal 2003 was 38.6% as compared with 37.8% for fiscal 2002. Cash taxes due were $5.1 million in fiscal 2003 and $3.7 million in fiscal 2002.

        Use of Non-GAAP Financial Measures.

	Fiscal 2001	Fiscal 2002	Fiscal 2003
	(Dollars in millions)
Net income(1)	$6.0	$15.2	$15.2
Depreciation	14.3	5.3	6.0
Income tax expense	4.0	9.3	9.5
Interest expense	29.8	26.6	31.2

EBITDA(2)	54.1	56.4	61.9

Income tax expense	(4.0)	(9.3)	(9.5)
Interest expense	(29.8)	(26.6)	(31.2)
Deferred income taxes	3.8	5.5	4.4
Amortization of deferred financing and bond discount	2.0	2.7	2.8
Write-off of pre-existing deferred debt issuance costs	—	—	1.8
Gain on sale of assets	(3.1)	—	—
Changes in assets and liabilities, net of effects of business combination	(1.5)	(2.3)	(2.8)

Net cash provided by operating activities	21.5	26.4	27.4
Capital expenditures	(3.9)	(6.3)	(6.5)

Free cash flow(3)	$17.6	$20.1	$20.9

(1)
Net income includes an unusual bad debt expense incurred for fiscal 2003 of $0.6 million ($0.4 million, net of tax) relating to Fleming Companies, Inc. which filed for Chapter 11 Bankruptcy on April 1, 2003.

(2)
We define EBITDA as earnings before interest, income taxes, depreciation and amortization. We believe that the most directly comparable GAAP financial measure to EBITDA is net cash provided by operating activities. The table above presents a reconciliation of EBITDA to net cash provided by operating activities. We present EBITDA because we believe it is a useful indicator of our historical debt capacity and ability to service our debt. We also present this discussion of EBITDA because covenants in the indenture governing our subordinated notes, our new revolving credit facility and the terms of our new senior unsecured indebtedness will contain ratios based on this measure. EBITDA is not a substitute for operating income, net income or net cash flows provided by operating activities, as determined in accordance with generally accepted accounting principles. EBITDA is not a complete net cash flow measure because EBITDA is a measure of liquidity that does not include reductions for cash payments for an entity's obligation to service its debt, fund its working capital and capital expenditures and pay its income taxes and dividends. Rather, EBITDA is one potential indicator of an entity's ability to fund these cash requirements. EBITDA also is not a complete measure of an entity's profitability because it does not include costs and expenses for depreciation and amortization, interest and related expenses and income taxes. EBITDA, as we define it, may differ from similarly named measures used by other entities.

(3)
We disclose free cash flow because we believe that it is a measure of cash flow generated that is available for investing and financing activities. Free cash flow is defined as net cash provided by operating activities less capital expenditures. We believe that the most directly comparable GAAP financial measure to free cash flow is net cash provided by operating activities. Free cash flow represents cash generated after paying for interest on borrowings, cash income taxes, capital expenditures and changes in working capital, but before repaying outstanding debt, investing cash to acquire businesses, paying dividends and making other strategic investments. Thus, key assumptions underlying free cash flow are that we will be able to refinance our existing debt when it matures with new debt and that we will be able to finance any new acquisitions we make by raising new debt or equity capital.

In computing our current taxable income for free cash flow purposes, we are able to amortize certain intangible assets within the meaning of section 197 of the Internal Revenue Code of 1986. This enables us to amortize approximately $16.0 million annually through 2011, approximately $14.4 million for fiscal 2012, approximately $12.9 million for fiscal 2013 and 2014, and approximately $7.1 million for fiscal 2015 through 2018. Assuming that there is no impairment of our intangible assets, we project that this tax deduction will have a positive impact on free cash flow of approximately $6.4 million annually through 2011, $5.6 million for fiscal 2012, $4.8 million for fiscal 2013 and fiscal 2014, and $2.8 million for fiscal 2015 through 2018.

Year Ended December 28, 2002 Compared to Year Ended December 29, 2001

        Net Sales.    Net sales increased $13.9 million or 5.0% to $293.7 million fiscal 2002 from $279.8 million for the 52 week period ended December 29, 2001 (fiscal 2001). Sales of our Emeril's, Las Palmas, Maple Grove Farms of Vermont, Ac'cent, Trappey's, Wright's and Polaner brands increased $7.6 million, $2.6 million, $2.2 million, $2.2 million, $0.6 million, $0.3 million and $0.3 million or 45.1%, 14.5%, 5.1%, 13.5%, 4.2%, 6.0% and 0.7%, respectively, largely reflecting higher unit volume. Sales of our B&M baked beans and Sa-són brands decreased by $0.7 million and $0.5 million, or 2.6% and 9.3%, respectively. Our fiscal 2002 net sales increase was offset by $0.7 million, reflecting the disposition of the Burns & Ricker brand early in fiscal 2001.

        Gross Profit.    Gross profit increased $2.7 million or 3.1% to $90.0 million for fiscal 2002 from $87.3 million in fiscal 2001. Gross profit expressed as a percentage of net sales decreased to 30.6% in fiscal 2002 from 31.2% in fiscal 2001. The decrease in gross profit percentage resulted from higher costs of maple syrup, increased costs from the co-packers of the Underwood, Joan of Arc and Las Palmas brands and an increase in trade spending which is now included as a reduction to, net sales. These cost increases were offset by a mix shift of products sold by us and a reduction in delivery expenses in an amount equal to 0.4% of net sales.

        Sales, Marketing and Distribution Expenses.    Sales, marketing and distribution expenses increased $0.9 million or 2.7% to $35.9 million for fiscal 2002 from $34.9 million for fiscal 2001. These expenses expressed as a percentage of net sales decreased to 12.2% in fiscal 2002 from 12.5% in fiscal 2001. Selling expenses increased $1.0 million or 8.4% relating to sales compensation and brokerage. Marketing costs increased $0.6 million or 7.5% relating to additional spending on consumer programs. These increases were partially offset by a decrease in warehousing costs of $0.8 million or 14.7% due to reductions in headcount and the elimination of one distribution center. All other costs increased $0.1 million or 1.2%.

        General and Administrative Expenses.    General and administrative expenses (including amortization of goodwill and trademark intangibles in fiscal 2001) and management fees decreased $9.2 million or 63.0% to $5.4 million in fiscal 2002 from $14.6 million in fiscal 2001. Amortization of goodwill and trademark intangibles with indefinite useful lives decreased from $8.5 million in fiscal 2001 to $0.0 in fiscal 2002 as a result of the implementation of the provisions of the Financial Accounting Standard Board's (FASB) Statement No. 142. All other general and administrative expenses collectively decreased $0.7 million due to a decrease in incentive compensation costs in fiscal 2002.

        Environmental Clean-Up Expenses.    As further described below under "Business—Environmental Matters," we recorded a charge of $0.1 million, in fiscal 2002, relating to the Combe Fill South Landfill in New Jersey. We recorded a charge of $1.0 million, net of insurance proceeds, in fiscal 2001 relating to the fuel oil tank leak at our Roseland, New Jersey facility.

        Operating Income.    As a result of the foregoing, operating income increased $11.8 million or 32.2% to $48.6 million in fiscal 2002 from $36.8 million in fiscal 2001. Operating income expressed as a percentage of net sales increased to 16.6% in fiscal 2002 from 13.1% in fiscal 2001.

        Gain on Sale of Assets.    As further described in note 1 to our consolidated financial statements, we recorded a $3.1 million gain on the Burns & Ricker disposition in fiscal 2001.

        Derivative Gain.    Income of $2.5 million was recorded in fiscal 2002 reflecting the change in fair value of our interest rate swap agreement since the date we entered into the agreement (March 21, 2002). The interest rate swap was terminated during the latter part of fiscal 2002.

        Interest Expense.    Interest expense decreased $3.2 million to $26.6 million in fiscal 2002 from $29.8 million in fiscal 2001 as a result of lower outstanding debt balances and reduced interest rates in fiscal 2002.

        Income Tax Expense.    Income tax expense increased $5.2 million to $9.3 million in fiscal 2002 from $4.0 million in fiscal 2001. Our effective tax rate for fiscal 2002 was 37.8% as compared with 40.2% for fiscal 2001. The decrease in the effective rate reflects the effect of the amortization of nondeductible goodwill and other intangibles and the implementation of state tax planning initiatives, resulting in the reduction in current and deferred state tax liabilities. Cash taxes due were $3.7 million in fiscal 2002 and $0.2 million in fiscal 2001. Cash taxes due in each year are less than GAAP income tax expense due to the favorable impact of goodwill amortization expense deductible for tax-purposes resulting from our previous acquisitions.

Liquidity and Capital Resources

        Our primary liquidity requirements include debt service, capital expenditures, working capital needs and financing for acquisitions. We will fund our liquidity needs primarily through cash generated from operations and to the extent necessary, through borrowings under the new revolving credit facility that we expect to enter into as part of the Transactions.

        Cash Flows.    Cash provided by operating activities increased $1.0 million or 3.8% to $27.4 million in fiscal 2003 from $26.4 million in fiscal 2002. This increase was primarily due to an increase in accounts payable, amortization of deferred debt issuance costs and depreciation partially offset by increases in accounts receivable and inventory. Working capital at January 3, 2004 was $67.3 million, a decrease of $2.7 million over working capital at December 28, 2002 of $70.0 million.

        Net cash used in investing activities for fiscal 2003 was $124.6 million compared to net cash used in investing activities for fiscal 2002 of $6.3 million. Capital expenditures during fiscal 2003, which included purchases of manufacturing and computer equipment, were $6.4 million compared to $6.3 million for fiscal 2002. Investment expenditures during fiscal 2003 included $118.2 million for the Ortega acquisition.

        Net cash provided by financing activities for fiscal 2003 was $89.5 million compared to net cash used in financing activities for fiscal 2002 of $19.4 million. During fiscal 2003, we entered into a $150.0 million term loan in connection with the Ortega acquisition. The net cash provided by this financing activity was reduced by $54.9 million, $5.3 million and $0.3 million to pay-off existing debt under our previous credit facility, to pay new deferred debt issuance costs and to make a required payment toward the new term loan, respectively. The net cash used by financing activities for fiscal 2002 included payments of deferred debt financing fees of $3.7 million, a payment of $38.3 million toward the remaining balance of the term loan A and a partial prepayment of $75.8 million toward the term loan B, which such payments were partially offset by proceeds from the issuance of long-term debt of $98.8 million. The payments made toward term loan A and term loan B totaled $114.1 million, and included $95.8 million in prepayments of term loan A and term loan B, our required $0.4 million quarterly payments under term loan B and an additional prepayment of $17.9 million under term loan B. In addition, a payment of $0.3 million was made toward capital leases in fiscal 2002.

        We believe however, based on a number of factors including our trademark and goodwill amortization from our prior acquisitions, our call premium on our outstanding subordinated notes, other write-offs of existing deferred financing costs and the compensation expense associated with the exercise of certain management stock options, that we will realize a significant reduction in cash taxes in 2004, and further, we will realize a benefit to our cash taxes payable from the depreciation of our acquired trademarks and goodwill for the taxable years 2004 through 2018, which will result in a further significant reduction in our cash taxes from 2005 through fiscal 2018.

        Acquisitions.    Our liquidity and capital resources have been significantly impacted by acquisitions and may be impacted in the foreseeable future by additional acquisitions. We have historically financed acquisitions with borrowings and cash flows from operations. Our interest expense has increased significantly as a result of additional indebtedness we have incurred as a result of our recent acquisitions, and will increase with any additional indebtedness we may incur to finance potential future acquisitions, if any. To the extent future acquisitions, if any, are financed by additional indebtedness, the resulting increase in debt and interest expense could have a negative impact on liquidity.

        On August 21, 2003, we consummated the Ortega acquisition for approximately $118.2 million in cash, including transaction costs, from Nestlé Prepared Foods Company. In connection with this transaction, we entered into a $200.0 million senior secured credit facility comprised of a $50.0 million five-year revolving credit facility and a $150.0 million six-year term loan facility. The proceeds of such senior secured credit facility were used to fund the Ortega acquisition and refinance our then-existing credit facility.

        In connection with the Ortega acquisition, we paid transaction fees to Bruckmann, Rosser, Sherrill and Co., Inc., a related party, aggregating $1.0 million for financial advisory services. We recorded such transaction fees as part of the transaction costs included in the Ortega purchase price.

        The Ortega acquisition has been accounted for using the purchase method of accounting and, accordingly, the assets acquired, liabilities assumed, and results of operations are included in the consolidated financial statements from the date of the Ortega acquisition. The excess of the Ortega purchase price over the fair value of identifiable net assets acquired represents goodwill. Trademarks are deemed to have an indefinite useful life and are not amortized.

        The following table sets forth the allocation of the Ortega purchase price. The cost of the Ortega acquisition has been allocated to tangible and intangible assets as follows:

Property, plant and equipment	$5,964
Goodwill	76,310
Indefinite life intangible assets—trademarks	30,700
Other assets, principally net current assets	6,960
Other liabilities, principally net current liabilities	(2,039)
Deferred income tax asset	284

Total	$118,179

        Environmental Clean-Up Costs.    See "Business—Environmental Matters," for a description of environmental matters.

        Debt.    We have outstanding $220.0 million of 9 5/8% senior subordinated notes due 2007 with interest payable semiannually on February 1 and August 1 of each year. Subject to and as soon as practicable after the consummation of this offering and the Transactions, we will redeem all of the existing senior subordinated notes at the redemption price of 103.208% of the principal amount plus accrued and unpaid interest on the existing senior subordinated notes redeemed to the applicable redemption date, estimated to be $227.1 million and $8.8 million, respectively. We will be required to place in escrow cash sufficient to redeem all of the existing senior subordinated notes as a condition to this offering.

        On August 21, 2003, we entered into a newly amended and restated $200.0 million senior secured credit facility, which was further amended and restated as of September 9, 2003, comprised of a $50.0 million five-year revolving credit facility and a $150.0 million six-year term loan facility. The proceeds of the term loan and of certain drawings under the revolving credit facility were used to fund the Ortega acquisition and to pay related transaction fees and expenses and to fully pay off our remaining obligations under term loan B of our then-existing term loan agreement dated as of March 15, 1999. In connection therewith, we capitalized approximately $5.3 million of new deferred debt issuance costs related to the senior credit facility and, in accordance with the applicable guidance of the FASB's Emerging Issues Task Force, wrote off $1.8 million of deferred financing costs related to the our then-existing term loan B. For the senior credit facility, interest is determined based on several alternative rates, including the base lending rate per annum plus an applicable margin, or LIBOR plus an applicable margin (4.52% at January 3, 2004). The senior credit facility is secured by substantially all of our assets. The outstanding balances for the revolving credit facility and the term loan at January 3, 2004 were $0.0 million and $149.6 million, respectively. The available borrowing capacity under the revolving credit facility, net of outstanding letters of credit of $1.3 million, was approximately $48.7 million at January 3, 2004. We will use a portion of the net proceeds of this offering and the estimated $       million net proceeds from our new senior unsecured indebtedness and cash on hand, to repay all outstanding borrowings under, and terminate our existing senior credit facility.

        Concurrently with this offering, we will enter into a $30.0 million senior secured revolving credit facility. Interest will be determined based on several alternative rates as stipulated in the new revolving credit facility, including the base lending rate per annum plus an applicable margin, or LIBOR plus an applicable margin. The new revolving credit facility will be secured by substantially all of our assets. The new revolving credit facility provides for mandatory prepayment based on asset dispositions and certain issuances of securities, as defined. The new revolving credit facility contains covenants that will restrict, among other things, our ability of to incur additional indebtedness, pay dividends and create certain liens. The new revolving credit facility also contains certain financial maintenance covenants, which, among other things, specify maximum capital expenditure limits, a minimum interest coverage ratio and a maximum senior and total leverage ratio, each ratio as defined. Proceeds of the new revolving credit facility will be restricted to funding our working capital requirements, capital expenditures and acquisitions of companies in the same line of business as our company, subject to specified criteria. We anticipate that the new revolving credit facility will be undrawn on the date of consummation of the offering.

        In addition, concurrently with this offering, we anticipate that we will incur approximately $           million of new senior unsecured indebtedness. We expect that the terms of our new senior unsecured indebtedness will contain restrictions on our ability to pay dividends on our common stock.

Future Capital Needs

        We are highly leveraged. On January 3, 2004, after giving pro forma effect to this offering and the other Transactions, our total long-term debt would have been $          and our stockholders' equity would have been $          .

        Our ability to generate sufficient cash to fund our operations depends generally on the results of our operations and the availability of financing. Our management believes that cash flows from operations in conjunction with the available borrowing capacity under the revolving credit facility, net of outstanding letters of credit, of approximately $28.7 million at January 3, 2004, after giving pro forma effect to this offering and the other Transactions, will be sufficient for the foreseeable future to fund operations, meet debt service requirements, make future acquisitions, if any, and fund capital expenditures. We expect to make capital expenditures of between $7.0 to $8.0 million for each of fiscal 2004 and 2005.

Recent Accounting Pronouncements

        In 2003, the FASB revised Statement No. 132 "Employers' Disclosures about Pensions and Other Postretirement Benefits". This Statement requires new annual disclosures about the types of plan assets, investment strategy, measurement date, plan obligations, and cash flows as well as the components of the net periodic benefit cost recognized in interim periods. In addition, SEC registrants are now required to disclose its estimates of contributions to the plan during the next fiscal year and the components of the fair value of total plan assets by type (i.e. equity securities, debt securities, real estate, and other assets). We adopted the provisions of this Statement, except for expected future benefit payments, which must be disclosed for fiscal years ending after June 15, 2004.

Commitments and Contractual Obligations

        Our contractual obligations and commitments principally include obligations associated with our outstanding indebtedness and future minimum operating lease obligations as set forth in the following tables (the second of which gives pro forma effect to our acquisition of Ortega and is adjusted for this offering and the other Transactions):

	Actual Payments Due by Period
Contractual Obligations:	Total	2004	2005	2006	2007	2008
	(In thousands)
Long-term debt	$368,796	$1,500	$1,500	$1,500	$220,671	$143,625
Operating leases	12,391	3,742	3,238	1,927	1,438	2,046
Management fees-related parties	1,500	500	500	500	0	0
Purchase commitments	8,926	8,926	0	0	0	0

Total contractual cash obligations	$391,613	$14,668	$5,238	$3,927	$222,109	$145,671

	Pro Forma Payments Due by Period
Contractual Obligations:	Total		2004		2005		2006		2007		2008
	(In thousands)
Long-term debt	$		$		$		$		$		$
Operating leases		12,391		3,742		3,238		1,927		1,438		2,046
Purchase commitments		8,926		8,926		0		0		0		0

Total contractual cash obligations	$		$		$		$		$		$

Quantitative and Qualitative Disclosures About Market Risk

        In the normal course of operations, we are exposed to market risks arising from adverse changes in interest rates. Market risk is defined for these purposes as the potential change in the fair value of financial assets or liabilities resulting from an adverse movement in interest rates. As of January 3, 2004, our only variable rate borrowings were under the term loan and the revolving credit facility, which bear interest at several alternative variable rates as stipulated in the senior secured credit facility. A 100 basis point increase in interest rates, applied to our borrowings at January 3, 2004, would result in an annual increase in interest expense and a corresponding reduction in cash-flow of approximately $0.9 million.

        We also have outstanding $220 million of 9 5/8% senior subordinated notes due August 1, 2007 with interest payable semiannually on February 1 and August 1 of each year, of which $120 million principal amount was originally issued in August 1997 and $100 million principal amount was issued by us through a private offering of the notes completed on March 7, 2002. The fair value of the $220 million senior subordinated notes at January 3, 2004, based on quoted market prices, was $226.6 million.

        Upon consummation of this offering and the Transactions and the use of proceeds therefrom, we anticipate that our only variable rate borrowings will be under our new revolving credit facility which will be undrawn as of the closing date.

BUSINESS

Overview

        We manufacture, sell and distribute a diverse portfolio of high quality, shelf-stable foods, many of which have leading retail market shares in our relevant markets. In general, we position our retail products to appeal to the consumer desiring a high quality and reasonably priced branded product. In our relevant retail markets, 11 of our branded products hold number one or two retail market share nationally or regionally or are unique products. We complement our retail product sales with a growing institutional and food service business. Over the past five years, we have achieved consistent growth in net sales and EBITDA. In fiscal 2003, our net sales and EBITDA were $328.4 million and $61.9 million, having increased at compound annual growth rates since fiscal 2001 of 8.3% and 6.9%, respectively. Our results over the past five years were achieved through a combination of internal growth plus the addition of eight brands through acquisitions and one brand through a long-term license agreement, our most recent of which was the acquisition of the Ortega line of branded Mexican food products in August 2003. During the three months ended January 3, 2004, which includes the results of the Ortega line of products after the completion of the integration of the acquired assets into our existing business, our net sales, EBITDA and EBITDA margin were $101.2 million, $19.2 million and 19.0%, respectively, compared to net sales, EBITDA and EBITDA margin of $78.7 million, $13.4 million and 17.0% respectively, for the comparable period in the prior year.

Products and Markets

        The following is a brief description of our brands and product lines:

        The Ortega brand has been in existence since 1897 and its products span the shelf-stable Mexican food segment including taco shells, seasonings, dinner kits, taco sauce, peppers, refried beans, salsa and related food products. Ortega products are distributed nationally. Ortega has the leading market share nationally in taco sauce.

        The Maple Grove Farms of Vermont brand is the number two brand of pure maple syrup in the United States. Other products under the Maple Grove Farms of Vermont label include a line of gourmet salad dressings, marinades, fruit syrups, confections and pancake mixes. Maple Grove Farms of Vermont products are distributed nationwide.

        The Bloch & Guggenheimer brand originated in 1889, and its pickle, pepper/pimentos and relish products are the leading brand in the New York metropolitan area. This line consists of shelf-stable pickles, relishes, peppers, olives and other related specialty items.

        The Polaner brand was introduced in 1880 and is comprised of a broad array of fruit-based spreads as well as jarred or bottled wet spices such as chopped garlic and basil. Polaner All Fruit is the leading national brand of fruit-juice sweetened fruit spread. The spreads are available in more than a dozen flavors. Recently, we introduced Polaner Reduced Sugar and Polaner No Sugar Fruit Spreads in Polaner's key markets.

        The Emeril's brand was introduced in 2000 under a licensing agreement with celebrity chef Emeril Lagasse. We offer a line of seasonings, salad dressings, marinades, pepper sauces, barbecue sauces and pasta sauces under the Emeril's brand name. In addition, we recently introduced mustards and sauces under the Emeril's brand name. In the three years since its introduction, our sales of Emeril's products have increased to $25.4 million.

        The B&M brand was introduced in 1927 and is the original brand of brick-oven baked beans. The B&M line includes a variety of baked beans and brown bread. The B&M brand currently has the leading market share in the New England region.

        The Underwood brand's "Underwood Devil" (logo) is among the oldest registered trademarks for a prepackaged food product in the United States. We market meat spreads of several types, including deviled ham, chicken and roast beef as well as liver pate and sardines under the Underwood brand name. We believe that no competitors offer a directly comparable product to our meat spreads.

        The Las Palmas brand originated in 1922 and primarily includes authentic Mexican enchilada sauce and various pepper products. The Las Palmas brand is the number two brand of enchilada sauce in the United States.

        The Ac'cent brand was introduced in 1947 as an all-natural flavor enhancer for meat preparation and is generally used on beef, poultry, fish and vegetables. We believe that Ac'cent is positioned as a unique flavor enhancer.

        The Trappey's brand includes two major categories of products under the brand, high quality peppers and hot sauces.

        The Regina brand includes vinegars and cooking wines. Vinegars and cooking wines are most commonly used in the preparation of salad dressings as well as in a variety of recipe applications, including sauces, marinades and soups. Regina brand wine vinegar is the number two selling wine vinegar in supermarkets nationwide.

        The Joan of Arc brand includes a full range of canned beans including kidney, chili and other beans under the Joan of Arc brand. Joan of Arc products are sold nationally with significant sales in the Midwest region.

        The Wright's brand was introduced in 1895 and is an all-natural seasoning that reproduces the flavor and aroma of pit smoking in meats, chicken and fish. Wright's is the number two brand in the United States and is offered in two flavors: Hickory and Mesquite.

        The Sa-són brand was introduced in 1947 as a flavor enhancer used primarily for Puerto Rican and Hispanic food preparation. The product is generally used on beef, poultry, fish and vegetables. The brand is the number three flavor enhancer in Puerto Rico as of 2002, the latest year for which we have data available. The brand's flavor enhancer is offered in four flavors: Original, Coriander and Achiote, Garlic and Onion, and Tomato.

        The Brer Rabbit brand currently offers mild and full-flavored molasses products and a black strap molasses product. Mild molasses is designed for table use and full-flavored molasses is typically used in baking, barbeque sauces and as a breakfast syrup. The Brer Rabbit brand currently holds the number two market share in the United States.

        The Vermont Maid brand has been in existence since 1919 and we offer maple-flavored syrup under the brand name. Vermont Maid syrup is available in regular, lite and butter lite varieties. Vermont Maid is mainly distributed in New England.

        We sell and distribute our products through a multiple-channel sales and distribution system including the following:

  •
  sales and shipments to supermarket warehouses;

  •
  sales and shipments to distributors and food service accounts;

  •
  sales and shipments to mass merchants, warehouse clubs and other non-food outlets;

  •
  sales and shipments to specialty food distributors;

  •
  direct-store-organization sales and shipments on a regional basis to individual grocery stores in the greater New York Metropolitan area; and

  •
  sales and shipments through export, catalogs and the Internet.

        We believe our presence in these channels allows us to distribute additional product volume cost effectively. We sell our brands primarily through broker sales networks to supermarket chains, food service outlets, mass merchants, warehouse clubs, non-food outlets and specialty food distributors. Our broker sales network handles the sale of our products at the customer level. Our sales managers supervise our broker activities as well as support our relationship with buyers from our key accounts. We distribute our products in the greater New York metropolitan area primarily through our direct-store-organization sales and distribution system, which we refer to as our DSO system. Our DSO system supports an organization of sales personnel who directly service over 2,000 individual grocery stores.

Processed Food Industry

        The processed food industry is one of the United States' largest industries. Due to its maturity, it is characterized by relatively stable sales growth, based on modest price and population increases. Over the last several years, the industry has experienced consolidation as competitors have shed non-core business lines and made strategic acquisitions to complement category positions, maximize economies of scale in raw material sourcing, production and distribution. A series of large mergers over the last twenty years has led to the formation of a few, very large companies with a presence in a variety of branded product categories.

        Retailers are demanding higher margins, while at the same time reducing inventory levels and increasing their emphasis on private label products in certain categories. The importance of sustaining strong relationships with retailers has become a critical success factor for food companies and is driving many initiatives such as category management and efficient customer response. These two initiatives focus on retailers' need to minimize inventory investment and maximize dollar sales for allocated store shelf space. Food companies with category leadership positions, value-added distribution and strong retail relationships have increasingly benefited from these initiatives as a way to maintain shelf space and maximize distribution efficiencies. In addition, the specialty foods, mass merchandiser, food service and private label markets and channels provide additional opportunities of growth for food companies.

Our Strengths

        We have experienced consistent net sales growth, strong operating margins and stable and growing free cash flow due to the following competitive strengths:

        Portfolio of brands with leading market positions.    We have assembled a diverse portfolio of 16 brands consisting primarily of high margin products with strong market positions. We believe our portfolio of brands and products provides us with financial stability, cash flow diversity and the ability to mitigate the financial impact of seasonality or competitive pressure against any single brand or product. Additionally, our leading market positions provide a platform from which we can introduce new products and extend existing product lines.

        The following table lists our brands with number one, two or three retail market position in their relevant markets for the 52 weeks ended December 28, 2003, according to Information Resources, Inc., a nationally recognized independent research service.

		Retail Market Share
Brand
	Category(1)	Share Position	Percentage(2)
B&M	Baked Beans	#3 National	6.8%
Bloch & Guggenheimer	Pickles and Relish	#1 Greater NY Metro	33.2%
Bloch & Guggenheimer	Peppers/Pimentos	#1 Greater NY Metro	31.7%
Brer Rabbit	Molasses	#2 National	22.9%
Las Palmas	Enchilada Sauce	#2 National #1 Los Angeles Metro	34.3 76.4	% %
Maple Grove Farms of Vermont	Pure Maple Syrup	#2 National	27.2%
Polaner	All Fruit	#1 National	46.3%
Polaner	Wet Spices	#3 National	15.9%
Regina	Wine Vinegar	#2 National	19.9%
Ortega	Taco Sauce	#1 National	42.2%
Wright's	Liquid Smoke	#2 National	35.0%
Underwood	Deviled Meats	#2 National	6.1%
Ac'cent	All-natural Flavor Enhancer	Unique Product	N/A

(1)
Categories are as defined by Information Resources, Inc.

(2)
Percentages are based on retail dollar share in the corresponding market.

        Diversity of customers and distribution channels.    We have strong representation in most U.S. food distribution channels. Our distribution efforts have focused on traditional supermarkets, food service outlets, mass merchants, warehouse clubs, non-food outlets, specialty food distributors and DSO channels. Our customers include The Kroger Co., Ahold USA, Safeway Inc., Wal-Mart Stores, Inc., SAM's CLUB, Costco Wholesale Corporation, SYSCO Corporation, US Food Service, Cracker Barrel Old Country Store, Gourmet Awards, Kehe Food Distributors, Inc., Hadden House Food Products Inc., Wakefern Food Corp., Pathmark Stores Inc. and Stop and Shop Supermarket Co. In recent years, we have expanded our distribution efforts to also include specialty distributors, food service, specialty markets and export channels. The diversity of our multiple-channel sales and distribution system enhances the stability of our financial results and our ability to capitalize on growth trends within a number of these distribution channels. Our diverse distribution channels have also contributed to our ability to maintain a broad customer base, with sales to our ten largest customers accounting for approximately 37.0% of our pro forma net sales in fiscal year 2003 and no single customer accounting for more than 6.1% of our pro forma net sales in fiscal year 2003. Our focused DSO system, concentrated in the greater New York metropolitan area, provides us with strong relationships at the fragmented independent and small chain food retailer level, superior store penetration and preferred shelf product placement. This sales and distribution system enables us to introduce and sell new products effectively to our existing grocery customers. In fiscal 2003, 9.9% of our net sales were in the greater New York metropolitan area.

        Experienced management team.    We have an experienced management team, averaging over 28 years of industry experience and 16 years of experience with our company or our predecessor company. Our management team has operated successfully within a leveraged capital structure and has developed and implemented a business strategy which has enabled us to become one of the more successful manufacturers and distributors of a diverse portfolio of shelf-stable branded food products. Our senior management team has a strong interest in our continued success and will continue to hold approximately    % of our fully diluted common shares outstanding following this offering.

        Successful track record of acquisitions and integration.    Since 1996, we have successfully acquired and integrated 16 shelf-stable brands. We seek to acquire shelf-stable products with leading market positions, high and sustainable margins and identifiable growth opportunities. Our management has demonstrated an ability to improve performance of acquired operations by expanding distribution channels, enlarging geographic reach, managing trade and promotional spending more effectively, improving packaging and introducing new product line extensions. Our acquisitions have broadened our product offerings, and expanded our geographic reach and many have significantly increased our net sales and free cash flow reach. We believe that our ability to achieve operating efficiencies and economies of scale has enabled us to acquire and integrate new acquisitions in a timelier manner than most of our competitors.

        Disciplined approach to operations.    We bring a disciplined approach to operations through a detailed budgeting process, daily review of our results and by providing employees with incentives to meet operating targets and improve cash flows. We have realized consistent EBITDA margins over the past three years, increasing these margins to 18.9% in fiscal 2003. During the three months ended January 3, 2004, our EBITDA margins were 19.0%, as compared to EBITDA margins of 17.0% during the comparable period in the prior year, reflecting the positive impact of the integration of the Ortega line of products into our existing business platform. Historically, we have utilized debt and cash flow from operations to finance growth in our business, including our acquisitions and we have operated successfully with a leveraged capital structure. We have been able to maintain and increase our profitability and free cash flow due to our strong market positions, strong relationships with our customers and suppliers, minimal corporate overhead, efficient and flexible manufacturing and sourcing and focused promotional and marketing spending.

Business Strategy

        Our goal is to continue to increase sales, profitability and free cash flow by enhancing our existing portfolio of branded shelf-stable products and by capitalizing on our competitive strengths. We intend to implement our strategy through the following initiatives:

        Profitably grow established brands.    We have identified numerous opportunities to profitably grow our established brands through increased and focused consumer marketing and trade support. Consumer marketing support, which has been limited historically, can help us to increase our sales within existing distribution channels and attract new consumers to our portfolio of brands. Additional slotting can also help us to broaden the geographic distribution of certain of our brands.

        Leverage our unique multiple-channel sales and distribution system.    Our unique multiple-channel sales and distribution system is one of our primary competitive strengths, allowing us to capitalize on growth opportunities quickly and efficiently. Our sales and distribution system enables us to introduce and sell new products effectively to existing and new customers. We continue to strengthen our sales and distribution system in order to realize distribution economies of scale and provide an efficient, national platform for new products and product line extensions. Grocery retailers have been the traditional market for our products. We believe that there are certain other retail markets that have the potential to grow faster than the grocery retail industry as a whole and that these other markets present growth opportunities for our brands. These other retail markets include mass merchants, warehouse club stores, convenience stores, drug stores and food services.

        Introduce new products.    We intend to introduce new products and product line extensions within our existing portfolio of brands and under new brands that we may license. Our management has a demonstrated capability of introducing new products, including Emeril's branded products, Cozy Cottage Sugar-free Syrup, the Polaner Sugar-free line and Underwood Premium Chunk Chicken Breast. We believe we are quicker and more economical in developing and launching new products than most traditional processed food companies as evidenced by our successful launch of our Emeril's branded products within four months of the product line's conception and its profitability in its first year of introduction.

        Capitalize on higher growth Mexican segment of food industry.    We intend to continue to focus on segments of the processed food industry characterized by high growth and high margins enabling us to leverage our distribution platform. With the acquisition of Ortega, we have established a strong national presence in the Mexican food segment. Combined with our Las Palmas and Trappey's brands, we are well-positioned to capitalize on this ethnic foods segment, which is expected to grow at a faster rate than the food industry as a whole. During the three months ended January 3, 2004, the first full fiscal quarter following the acquisition of Ortega, we have been able to increase Ortega's net sales by over 15.8% versus the comparable prior year period when the business was not owned by us.

        Expand brand portfolio with new licensing arrangements.    We introduced our Emeril's brand products through a licensing arrangement with celebrity chef Emeril Lagasse in September 2000. Since introduction, we have been able to expand our Emeril's brand product line and retail distribution rapidly. By selling Emeril's branded products to specialty food distributors in addition to grocery retailers, we were able to grow sales of Emeril's branded products since their introduction in September 2000 to $25.4 million in fiscal 2003. We intend to pursue additional licensing arrangements with third parties to introduce and market other products and to build on the success we achieved with our Emeril's line. See "Trademarks and Licensing Agreements."

Acquisition Strategy

        Since 1996, we have successfully acquired and integrated 16 separate brands into our operations. We believe we are an attractive acquirer for small to mid-size independent food companies and brands and non-core divisions of larger processed food companies who have made a strategic decision to divest those properties. Successful future acquisitions can enhance our portfolio of existing businesses, further leveraging our existing platform.

        We intend to make selective acquisitions of processed food companies and non-core brands of larger processed food companies that have the following characteristics:

  •
  annual net sales under $100.0 million with strong margins that we believe we can sustain or improve;

  •
  strong brand equities;

  •
  leading market positions in their respective shelf-stable food categories;

  •
  opportunities to expand distribution and grow in our existing channels of distribution;

  •
  cost synergies with our existing manufacturing, sourcing, sales and distribution infrastructure; and

  •
  attractive valuations relative to cash flow of the acquired businesses.

        We have a disciplined approach and significant experience identifying, evaluating, acquiring, and integrating prospective acquisition targets. For each acquisition we have completed, we have utilized a multi-discipline internal task force with expertise in sourcing, manufacturing, distribution, billing, human resources and information technology as a means to quickly and successfully integrate acquired companies into our operations. For example, following our recent acquisition of the Ortega line of products, we integrated the entire business into our existing business within the first 30 days following the close of the acquisition. During the three months ended January 3, 2004, the first full fiscal quarter following the acquisition of Ortega, we have been able to increase net sales of the Ortega line of products by over 15.8% versus the comparable prior year period when the business was not owned by us. Additionally, we were able to expand our EBITDA margin to 19.0%, compared to our EBITDA margin of 17.0% in the prior year period. We intend to continue to pursue acquisitions in which we believe we have opportunities to realize sales, earnings and free cash flow growth.

        The following table lists our acquisitions completed since 1996:

Year Acquired	Company	Brands	Purchase Price(1) (Dollars in millions)
2003	Ortega	Ortega	$118.2
1999	Heritage Brands	B&M	$194.1
		Underwood
		Ac'cent
		Joan of Arc
		Sa-són
		Las Palmas
1999	Polaner	Polaner	$30.6
1998	Maple Grove Farms of Vermont	Maple Grove Farms of Vermont	$32.8
1997	Trappey's Brands	Trappey's	$12.5
		Red Devil
1997	Selected Nabisco Brands	Regina	$50.6
		Wright's
		Brer Rabbit
		Vermont Maid
1996	Bloch & Guggenheimer and Burns & Ricker	Bloch & Guggenheimer Burns & Ricker® (2)	$70.0

(1)
Includes transaction fees and assumed debt, if any.

(2)
We sold Burns & Ricker in 2001 for $26.0 million as a strategic divestiture and to pay off a portion of our debt.

Sales, Marketing and Distribution

        Sales.    Our sales organization is aligned by distribution channels and consists of 87 employees, 22 regional sales managers and key account managers. Regional sales managers sell our products nationwide through national and regional food brokers, with separate organizations focusing on specialty, food service, grocery chain accounts and special markets. Our sales managers coordinate our broker sales efforts and make key account calls with buyers or distributors and supervise retail coverage of the products at the store level through brokers.

        Our sales strategy is centered around the individual brands. We set quotas for our sales force and allocate promotional spending for each of the brands. Regional sales managers coordinate promotions with customers. Additionally, our marketing department works in conjunction with the sales department to coordinate special account activities and marketing support, such as couponing and public relations.

        Over the past several years, we established a national sales force that is capable of supporting our current business as well as potential new acquisitions. We have primarily developed our national sales force internally, and did not integrate sales and marketing personnel from acquired companies in connection with most of our brand acquisitions. In the case of the Maple Grove Farms of Vermont acquisition, management retained the brand's sales force to serve the specialty channel related to that brand and for future specialty-oriented brands that we might develop, license or acquire in the future. This same sales force subsequently launched the Emeril's brand. The current national sales force is very experienced and was able to integrate Ortega within 30 days following the close of the acquisition.

        Our DSO sales force consists of seven managers and 32 sales representatives that work with individual stores in the New York metropolitan area. These sales representatives visit the 2,000 stores within the DSO area on a weekly or bi-weekly basis.

        Marketing.    Our marketing organization is aligned by brand and is responsible for the strategic planning for each of our brands. We focus on deploying promotional dollars where the spending will have the greatest impact. Marketing and trade spending support, on a national basis, typically consists of advertising trade promotions, coupons and cross-promotions with supporting products. Marketing support for the products distributed through the DSO system consists primarily of trade promotions aimed at gaining display activity to produce impulse sales. Consumer promotion and coupons supplement this activity. Our trade spending has remained stable as a percent of sales throughout fiscal 2002 and fiscal 2003, countering industry trends. Our rigorous in-house system tracks spending through the planning and execution phases and is used as a check on customer invoicing and deductions, as well. This system has allowed us to address rapidly any unauthorized deductions, improving the chance of recovering funds.

        Distribution.    We distribute our products through a multiple-channel system that we have developed as we have grown our business. The system operates primarily from three major distribution centers, which ship approximately 72% of orders on a full truckload basis via common carriers. We believe our distribution system has sufficient capacity to accommodate incremental product volume in a cost-effective manner, as demonstrated recently in the Ortega acquisition.

Customers

        Our top ten customers accounted for approximately 37% of our fiscal 2003 pro forma net sales and no single customer accounted for more than 6.1% of our fiscal 2003 pro forma net sales.

Seasonality

        Sales of a number of our products tend to be seasonal. In the aggregate, however, our sales are not heavily weighted to any particular quarter due to the diversity of our product and brand portfolio.

        We purchase most of the produce used to make our shelf-stable pickles, relishes, peppers and other related specialty items during the months of July through October, and we purchase all of our maple syrup requirements during the months of April through July. Consequently, our liquidity needs are greatest during these periods.

Competition

        We face competition in each of our product lines. Numerous brands and products compete for shelf space and sales, with competition based primarily on product quality, convenience, price, trade promotion, consumer promotion, brand recognition and loyalty, customer service, advertising and other activities and the ability to identify and satisfy emerging consumer preferences. We compete with numerous companies of varying sizes, including divisions or subsidiaries of larger companies. Many of these competitors have multiple product lines, substantially greater financial and other resources available to them and may have lower fixed costs and/or be substantially less leveraged than we. Our ability to grow our business could be impacted by the relative effectiveness of, and competitive response to, our product initiatives, product innovation, advertising and promotional activities. In addition, from time to time, we experience margin pressure in certain markets as a result of competitors' pricing practices.

        Our most significant competitors for our pickles and peppers products are Vlasic® and Mt. Olive® branded products. In addition, J.M. Smucker is the main competitor for our fruit spread products marketed under the Polaner label. The Maple Grove Farms of Vermont pure maple syrup competes directly with the SpringTree™ brand in the pure maple syrup category. Our Vermont Maid syrup products, also has a number of competitors in the general pancake syrup market, including Aunt Jemima®, Mrs. Buttersworth™ and Log Cabin®. The B&M Baked Bean and Joan of Arc products compete with Bush's® brand products. Ortega products compete with the Old El Paso® and Taco Bell® brands.

        In addition, our products compete not only against other brands in their respective product categories, but also against products in similar or related product categories. For example, our shelf-stable pickles compete not only with other brands of shelf-stable pickles, but also with products found in the refrigerated sections of grocery stores, and all our brands compete against private label store brands to varying degrees.

Facilities and Production

        Our corporate headquarters are located at Four Gatehall Drive, Suite 110, Parsippany, NJ 07054 in an office building where we lease approximately 21,000 square feet.

        Our manufacturing plants are generally located near major customer markets and raw materials. Of our six manufacturing facilities, five are owned and one is leased, as of January 3, 2004. Approximately 124,000 square feet of our manufacturing facility space is leased. Management believes that our manufacturing plants have sufficient capacity to accommodate our planned growth. As of January 3, 2004, we operated the manufacturing and warehouse facilities described in the table below:

Facility Location	Owned/ Leased	Description	Approximate Sq. Ft.
Hurlock, MD	Owned	Manufacturing/Warehouse	236,000
Portland, ME	Owned	Manufacturing/Warehouse	225,000
New Iberia, LA	Owned	Manufacturing/Warehouse	158,000
Stoughton, WI	Owned	Manufacturing/Warehouse	65,000
St. Johnsbury, VT	Owned	Manufacturing/Warehouse	200,000
Hurlock, MD	Owned	Warehouse	80,000
St. Evariste, Quebec	Owned	Storage Facility	50,000
Sharptown, MD	Owned	Storage Facility	3,000
Parsippany, NJ	Leased	Headquarters	21,000
Roseland, NJ	Leased	Manufacturing/Warehouse	124,000
La Vergne, TN	Leased	Distribution Center	175,000
Houston, TX	Leased	Distribution Center	104,000
Biddeford, ME	Leased	Distribution Center	117,835
Seaford, DE	Leased	Distribution Center	210,000
Bentonville, AR	Leased	Sales Office	1,040

        Co-Packing Arrangements.    In addition to our own manufacturing plants, we source a significant portion of our products under "co-packing" agreements, a common industry practice in which manufacturing is outsourced to other companies. We regularly evaluate our co-packing arrangements to ensure the most cost effective manufacturing of our products and to utilize Company-owned manufacturing facilities most effectively. Third parties produce Regina, Underwood, Las Palmas and Joan of Arc brand products and certain Emeril's and Ortega brand products under co-packing agreements or purchase orders. Underwood brand products are produced pursuant to a co-packing agreement that expires December 31, 2006, with automatic one-year extensions thereafter unless either party provides at least one year's prior notice. Las Palmas brand products are produced under a co-packing agreement that expires on December 31, 2005, with automatic one-year extensions thereafter unless either party provides at least nine months' prior notice. Joan of Arc brand products are produced under a co-packing agreement that continues in effect unless either party provides written notice to the other party at least eighteen months in advance of a specified final shipment date. Regina brand products and certain Emeril's brand products are produced by co-packers on a purchase order basis. Ortega brand salsa and peppers are co-packed under agreements that expire on December 31, 2006 (after which we have three one-year extension options) and June 30, 2004 (with two automatic one-year extensions), respectively. Each of our co-packers produces products for other companies as well. We believe that there are alternative sources of co-packing production readily available for our products, although we may experience short term disturbances in our operations if we are required to change our co-packing productions.

Raw Materials

        We purchase agricultural products and other raw materials from a variety of suppliers, including growers, commodity processors and other food companies. Our principal raw materials include peppers, cucumbers, other vegetables, fruits, maple syrup, meat and poultry. We purchase our agricultural raw materials in bulk or pursuant to short-term supply contracts. We purchase most of our agricultural products between July 1 and October 31. We also use packaging materials, particularly glass jars and cans.

        The profitability of our business relies in part on the prices of raw materials, which can fluctuate due to a number of factors, including changes in crop size, national, state and local government-sponsored agricultural programs, export demand, natural disasters, weather conditions during the growing and harvesting seasons, general growing conditions and the effect of insects, plant diseases and fungi. Although we enter into advance commodities purchase agreements from time to time, we are still exposed to potential increases in raw material costs. Moreover, due to the competitive environment in which we operate, we may be unable to increase the prices of our products to offset any increase in the cost of raw materials. As a result, any such increase could have a material adverse effect on our profitability, financial condition, results of operations or liquidity.

Trademarks and Licensing Agreements

        We own 122 trademarks that are registered in the United States and 241 trademarks that are registered in foreign countries. In addition, we have nine trademark applications pending in the United States and foreign countries. Examples of our trademarks and registered trademarks include Ac'cent, B&G, B&G Sandwich Toppers, B&M, Bloch & Guggenheimer, Brer Rabbit, Cozy Cottage, Joan of Arc, Las Palmas, Maple Grove Farms of Vermont, Ortega, Polaner, Regina, Sa-són, Trappey's, Underwood, Vermont Maid and Wright's. We consider our trademarks to be of special significance in our business. We are not aware of any circumstances that would negatively impact our trademarks. Our new revolving credit facility will be secured by substantially all of our assets, including our rights to our intellectual property.

        In June 2000 we entered into a license agreement with Emeril's Food of Love Productions, L.L.C. (EFLP). This license agreement grants us an exclusive license to use the intellectual property owned by EFLP relating to Mr. Lagasse, including the name "Emeril Lagasse" and pictures, photographs and other personality material, in connection with the manufacturing, marketing and distribution of dry seasoning, liquid seasoning, condiments, sauces, dressings and certain other products through retail channels in the United States, the Caribbean and Canada. We also have the right of first negotiation with respect to other shelf-stable grocery products. Under the license agreement, EFLP owns all of the recipes that it provides to us and all of our Emeril's brand products and related marketing materials are subject to the prior approval of EFLP, which may not be unreasonably withheld. In addition, we are prohibited from entering into similar arrangements with other chefs or celebrities in connection with any of the products covered by our agreement with EFLP.

        The license agreement has been extended through June 2005 and is subject to extension and renewal at our option for an indefinite period if we meet specified annual net sales results. Among other things, we are obligated to introduce and market new products in each year of the license agreement and to pay EFLP royalties based on annual net sales of our Emeril's brand products. The license agreement may be terminated by EFLP if we are in breach or default of any of our material obligations thereunder. We have also agreed to indemnify EFLP with respect to claims under the license agreement, including claims relating to any alleged unauthorized use of any mark, personality or recipe by us in connection with the products in the Emeril's line of products.

Employees and Labor Relations

        As of January 3, 2004, our workforce consisted of 774 employees. Of that total, 529 employees were engaged in manufacturing, 97 were engaged in marketing and sales, 115 were engaged in distribution and 33 were engaged in administration. Approximately 289 of our 774 employees, as of January 3, 2004, were covered by collective bargaining agreements. In general, we consider our employee and union relations to be good.

Legal Proceedings

        In the ordinary course of business, we are involved in various legal proceedings. We do not believe the outcome of these proceedings will have a material adverse effect on our consolidated financial condition, results of operations or liquidity.

        In January 2002, we were named as a third-party defendant in an action regarding environmental liability under the Comprehensive Environmental Response, Compensation and Liability Act, or Superfund, for alleged disposal of waste by White Cap Preserves, an alleged predecessor of our company, at the Combe Fill South Landfill, a Superfund site. In February 2003, we paid $0.1 million in settlement of all asserted claims arising from this matter, and in March 2003 a bar order was entered by the United States District Court for the District of New Jersey protecting us, subject to a limited re-opener clause, from any claims for contribution, natural resources damages and certain other claims related to the action until such time that the litigation is dismissed. The $0.1 million and a portion of the legal fees were reimbursed by the purchaser of White Cap Preserves pursuant to an indemnity wherein they acquired that liability.

Government Regulation

        Our operations are subject to extensive regulation by the United States Food and Drug Administration, the United States Department of Agriculture and other federal, state and local authorities regarding the processing, packaging, storage, distribution and labeling of our products. Our processing facilities and products are subject to periodic inspection by federal, state and local authorities. We believe that we are currently in substantial compliance with all material governmental laws and regulations and maintain all material permits and licenses relating to our operations. Nevertheless, there can be no assurance that the we are in full compliance with all such laws and regulations or that we will be able to comply with any future laws and regulations in a cost-effective manner. Failure by us to comply with applicable laws and regulations could subject us to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, all of which could have a material adverse effect on our business, consolidated financial condition, results of operations or liquidity.

        We are also subject to the Food, Drug and Cosmetic Act and the regulations promulgated thereunder by the FDA. This comprehensive regulatory program governs, among other things, the manufacturing, composition and ingredients, labeling, packaging and safety of food. For example, the FDA regulates manufacturing practices for foods through its current "good manufacturing practices" regulations and specifies the recipes for certain foods. In addition, the Nutrition Labeling and Education Act of 1990 prescribes the format and content of certain information required to appear on the labels of food products. We are subject to regulation by certain other governmental agencies, including the U.S. Department of Agriculture. Our management believes that our facilities and practices are sufficient to maintain compliance with applicable governmental regulations, although there can be no assurances in this regard.

        We are also subject to the U.S. Bio-Terrorism Act of 2002 which imposes on us new import and export regulations. Under the Act, among other things, we are required to provide specific information about the food products we ship into the U.S. and to register our manufacturing facilities with the FDA.

Environmental Matters

        Except as described below, we have not made any material expenditures during the last three fiscal years in order to comply with environmental laws or regulations. Based on our experience to date, we believe that the future cost of compliance with existing environmental laws and regulations (and liability for known environmental conditions) will not have a material adverse effect on our business, consolidated financial condition, results of operations or liquidity, except as noted below. However, we cannot predict what environmental or health and safety legislation or regulations will be enacted in the future or how existing or future laws or regulations will be enforced, administered or interpreted, nor can we predict the amount of future expenditures that may be required in order to comply with such environmental or health and safety laws or regulations or to respond to such environmental claims.

        On January 17, 2001, we became aware that fuel oil from our underground storage tank at our Roseland, New Jersey facility had been released into the ground and into a brook adjacent to such property. Since January 17, 2001, together with our environmental services firms, we have worked to clean-up the oil in cooperation with the New Jersey Department of Environmental Protection (NJDEP). After completion of the work we submitted our findings to the NJDEP along with recommendations for no further action. The NJDEP responded that additional investigation was required before it could agree to the no further action recommendations. The additional work has been conducted and we are awaiting the NJDEP's response. While the NJDEP could assert that more work is required, the cost of such work is not expected to have a material adverse effect on our business, consolidated financial condition, results of operations or liquidity.

        We recorded a charge of $1.1 million in the first quarter of fiscal 2001 to cover the expected cost of the clean-up, which approximates the actual amount spent as of December 29, 2001. In the third quarter of fiscal 2001, we received an insurance reimbursement of $0.2 million and accrued an additional $0.1 million for certain remaining miscellaneous expenses. Our management believes that substantially all estimated expenses relating to this matter have been incurred and paid as of January 3, 2004.

        In January 2002, we were named as a third-party defendant in an action regarding environmental liability under the Comprehensive Environmental Response, Compensation and Liability Act, or Superfund, for alleged disposal of waste by White Cap Preserves, an alleged predecessor of our company, at the Combe Fill South Landfill in New Jersey, a Superfund site. In February 2003, we paid $0.1 million in settlement of all asserted claims arising from this matter and in March 2003, a bar order was entered by the United States District Court for the District of New Jersey protecting us, subject to a limited re-opener clause, from any claims for contribution, natural resources damages and certain other claims related to the action until such time that the litigation is dismissed. The $0.1 million and a portion of the legal fees were reimbursed by the purchaser of White Cap Preserves pursuant to an indemnity wherein they acquired that liability.

        We are involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of our management, the ultimate disposition of these other matters will not have a material adverse effect on our business, consolidated financial position, results of operations or liquidity.

        We are subject to environmental regulations in the normal course of business. Our management believes that the cost of compliance with such regulations will not have a material adverse effect on our business, consolidated financial position, results of operations or liquidity.

OUR MANAGEMENT

Executive Officers and Directors

        The following table sets forth certain information with respect to our executive officers and the members of our Board of Directors. Other officers may also be appointed to fill certain positions. Each of our directors holds office until the next annual meeting of our stockholders or until his successor has been elected and qualified.

Name	Age	Position
Leonard S. Polaner	72	Chairman of the Board of Directors of B&G Foods
David L. Wenner	54	President, Chief Executive Officer and Director of B&G Holdings and B&G Foods
Robert C. Cantwell	47	Executive Vice President of Finance and Chief Financial Officer of B&G Holdings and B&G Foods
David H. Burke	62	Executive Vice President of Sales of B&G Foods
James H. Brown	61	Executive Vice President of Manufacturing of B&G Foods
Albert J. Soricelli, Jr.	51	Executive Vice President of Marketing and Strategic Planning of B&G Foods
Thomas J. Baldwin	44	Director B&G Holdings and B&G Foods
William F. Callahan III	62	Director of B&G Foods
James R. Chambers	46	Director of B&G Foods
Nicholas B. Dunphy	55	Director of B&G Holdings and B&G Foods
Alfred Poe	54	Director of B&G Foods
Stephen C. Sherrill	50	Director of B&G Holdings and B&G Foods

        Leonard S. Polaner, Chairman of the Board:    Leonard Polaner has been Chairman of the Board of B&G Foods since March 1993 when the Polaner business was sold to International Home Foods, Inc. Prior to that time, Mr. Polaner was the President and Chief Executive Officer of Polaner/B&G Inc., positions which he assumed upon joining the company in 1986. Mr. Polaner began his career in the food products industry in 1956 when, after earning his Masters Degree from Harvard Business School, he joined Polaner, a family-run business. He has been active in many industry trade groups, including the New York Preservers Association, where he served as President, and the International Jelly and Preservers Association, where he served as President and a member of the Board of Directors.

        David L. Wenner, President, Chief Executive Officer and Director:    David Wenner is President and Chief Executive Officer of B&G Holdings and B&G Foods, positions he has held since March 1993, and has been a director of B&G Holdings and B&G Foods since August 1997. Mr. Wenner joined our company in 1989 as Assistant to the President and was directly responsible for our distribution and Bloch & Guggenheimer operations. In 1991, he was promoted to Vice President. He continued to be responsible for distribution and assumed responsibility for all company operations. Prior to joining our company, Mr. Wenner spent 13 years at Johnson & Johnson in supervision and management positions, responsible for manufacturing, maintenance and purchasing. Mr. Wenner is active in industry trade groups and has served as President of Pickle Packers International.

        Robert C. Cantwell, Executive Vice President of Finance and Chief Financial Officer:    Robert Cantwell is the Executive Vice President of Finance and Chief Financial Officer of B&G Holdings and B&G Foods. Mr. Cantwell joined our company in 1983 as the Assistant Vice President of Finance. In that position, Mr. Cantwell had responsibility for all financial reporting, including budgeting.

Mr. Cantwell was promoted to his current position in 1991, assuming full responsibility for all financial matters, as well as management information systems, data processing, administration and corporate human resources. Prior to joining us, Mr. Cantwell spent four years at Deloitte & Touche, where he received accreditation as a Certified Public Accountant.

        David H. Burke, Executive Vice President of Sales:    David Burke is Executive Vice President of Sales of B&G Foods. Mr. Burke has an extensive background with major consumer products companies. His experience includes eight years with Procter & Gamble in sales and sales management and 12 years at Quaker Oats, where he was a Regional Sales Manager and later Director of Broker Sales. Mr. Burke also spent four years with Pet Inc. as Vice President of sales for their frozen foods business. Mr. Burke joined our company in 1990 as Vice President of Sales and was and continues to be responsible for sales of all our company's brands.

        James H. Brown, Executive Vice President of Manufacturing:    James Brown is Executive Vice President of Manufacturing of B&G Foods and has 28 years of experience in manufacturing with our company and Polaner. Mr. Brown has been responsible for all manufacturing at the Roseland facility since 1981. In 1994, he assumed responsibility for our company's other manufacturing facilities. Prior to joining Polaner in 1972, Mr. Brown worked at Kraft Foods for two years as a project engineer and spent four years in the U.S. Navy.

        Albert J. Soricelli, Jr. Executive Vice President of Marketing & Strategic Planning:    Albert Soricelli is Executive Vice President of Marketing and Strategic Planning of B&G Foods. Prior to joining our company in 2000, Albert Soricelli held various executive positions in the food and consumer products industry. Mr. Soricelli spent 18 years at American Home Foods in Madison, New Jersey where he held the position of Senior Vice President/General Manager. More recently, Mr. Soricelli served as President, Consumer Division, of Nice Pak Inc. in Orangeburg, New York, a baby wipe and wet wipe consumer product company. As Executive Vice President of Marketing & Strategic Planning for our company, Mr. Soricelli is responsible for marketing, acquisitions and divestitures.

        Thomas J. Baldwin, Director:    Thomas Baldwin has been a director of B&G Holdings and B&G Foods since 1997. Since March 2000, Mr. Baldwin has been a Managing Director of Bruckmann, Rosser, Sherrill & Co., Inc. From 1995 until February 2000, Mr. Baldwin was the Chief Executive Officer and a founding stockholder of Christmas Corner, Inc., a specialty retail chain that owns and operates seasonal Christmas stores. From 1990 until 1995, Mr. Baldwin was a Managing Director of the leveraged buyout firm Invus Group, Ltd. Mr. Baldwin is a director of The Sheridan Group, Inc.

        William F. Callahan III, Director:    William Callahan has been a director of B&G Foods since our company acquired Maple Grove Farms of Vermont, Inc. in 1998. Prior to that, Mr. Callahan was the Chief Executive Officer and owner of Maple Grove Farms of Vermont, Inc. Mr. Callahan began his career in the specialty foods business in 1975 when he acquired Maple Grove Farms of Vermont, Inc. Prior to such acquisition, Mr. Callahan was Vice President, Sales of Blyth, Eastman, Dillon and Co. in New York and a trial attorney for the U.S. Securities and Exchange Commission in New York. Mr. Callahan is a graduate of Georgetown University and the Boston University Law School. He has served as a member of the State of Vermont Chamber of Commerce, a member of the Vermont Maple Industry Council and the State of Vermont Agriculture Commissioner's Task Force.

        James R. Chambers, Director:    James Chambers has been a director of B&G Foods since 2001. Mr. Chambers is President and Chief Executive Officer of Remy Amerique, Inc., a subsidiary of Remy Cointreau. Prior to Remy, Mr. Chambers was Chief Executive Officer of Paxonix, Inc., a wholly owned subsidiary of MeadWestvaco Inc. from 2001 to 2002. During 2000, he was Chief Executive Officer and President of Netgrocer.com, Inc., an online grocery retailer. Prior to that, Mr. Chambers was Group President of Information Resources, Inc., one of the largest research consultancies in the United States, from 1997 to 1999. From 1981 through 1996, Mr. Chambers held various positions with Nabisco, Inc., including President-Refrigerated Foods, Senior Vice President of Sales and Customer Service and Vice President, Information Technology.

        Nicholas B. Dunphy, Director:    Nicholas Dunphy has been a director of B&G Holdings and B&G Foods since 2000. Mr. Dunphy is a Managing Partner of Canterbury Capital II, LLC, with more than 20 years' business and investment banking experience. Prior to co-founding Canterbury Capital II, LLC, in 1996, he was a managing director and founding partner of Barclays Mezzanine Group. Before joining Barclays in 1980, Mr. Dunphy qualified as a Chartered Accountant in Canada and subsequently spent five years with Toronto Dominion Bank. Mr. Dunphy earned a B.Sc. from Manchester University in England and a Masters in Business Administration from York University in Canada.

        Alfred Poe, Director:    Alfred Poe has been a director of B&G Foods since 1997. He is currently the Chief Executive Officer of Aja Restaurant Corp., serving as such since 1999. He was the Chief Executive Officer of Superior Nutrition Corporation, a provider of nutrition products, from 1997 to 2002. He was Chairman of the Board of the MenuDirect Corporation, a provider of specialty meals for people on restricted diets, from 1997 to 1999. Mr. Poe was a Corporate Vice President of Campbell's Soup Company from 1991 through 1996. From 1993 through 1996, he was the President of Campbell's Meal Enhancement Group. From 1982 to 1991, Mr. Poe held various positions, including Vice President, Brands Director and Commercial Director with Mars, Inc.

        Stephen C. Sherrill, Director:    Stephen Sherrill has been a director of B&G Holdings and B&G Foods since 1997. Mr. Sherrill has been a Managing Director of Bruckmann, Rosser, Sherrill & Co., Inc. since its formation in 1995. Mr. Sherrill was an officer of Citicorp Venture Capital from 1983 until 1994. Prior to that, he was an associate at the New York law firm of Paul, Weiss, Rifkind, Wharton & Garrison. Mr. Sherrill is a director of Galey & Lord, Inc., Doane Pet Care Enterprises, Inc., Remington Arms Company, Inc. and Alliance Laundry Systems LLC.

Committees of the Board

        The standing committees of our board of directors will consist of an audit committee, a compensation committee and a corporate governance committee. We anticipate that each of        and        will be appointed to each of the committees listed below upon completion of this offering. Messrs.           and        are both "independent" as defined in the rules of the Securities and Exchange Commission and the American Stock Exchange as such term relates to the relevant board of director committees. Further, the Board of Directors have determined that          is an "audit committee financial expert" as defined by the rules of the Securities and Exchange Commission and the American Stock Exchange.

Audit Committee

        The principal duties and responsibilities of our audit committee will be as follows:

  •
  to serve as an independent and objective party to monitor our financial reporting process and internal control systems;

  •
  to review and appraise the audit efforts of our independent accountants and exercise ultimate authority over the relationship between us and our independent accountants; and

  •
  to provide an open avenue of communication among the independent accountants, financial and senior management and the Board of Directors.

        The audit committee will have the power to investigate any matter brought to its attention within the scope of its duties. It will also have the authority to retain counsel and advisors to fulfill its responsibilities and duties.

Compensation Committee

        The principal duties and responsibilities of the compensation committee will be as follows:

  •
  to discharge the Board of Directors' responsibilities relating to the compensation of our executive officers and directors;

  •
  to have overall responsibility for evaluating and approving our executive officer and director compensation plans, policies and programs, as well as all our equity-based compensation plans and policies; and

  •
  to prepare an annual report on executive compensation for inclusion in our proxy statement filed with the Securities and Exchange Commission.

Nominating and Governance Committee

        The principal duties and responsibilities of the nominating and governance committee will be as follows:

  •
  to assist the Board of Directors by identifying individuals qualified to become Board members and members of Board committees, to recommend to the Board of Directors nominees for the next annual meeting of stockholders, and to recommend to the Board of Directors nominees for each committee of the Board of Directors;

  •
  to lead the Board of Directors in its annual review of the Board's and management's performance;

  •
  to monitor our corporate governance structure; and

  •
  to periodically review and recommend to the Board of Directors any proposed changes to the corporate governance guidelines applicable to us.

Director Compensation and Arrangements

        Non-employee members of our Board of Directors receive compensation for their services as directors in the amount of $1,000 to $2,000 per meeting of the Board of Directors. Our directors are entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board of Directors or committees thereof.

Executive Compensation

        The following table sets forth certain information with respect to annual and long-term compensation for services in all capacities for fiscal years 2003, 2002 and 2001 paid to our five most highly compensated executive officers who were serving as such at January 3, 2004.

Summary Compensation Table

Annual Compensation
Name and Principal Position					Long-Term Compensation(3)	All Other Compensation(4)
	Year	Salary	Bonus(1)	Other(2)
David L. Wenner President and Chief Executive Officer	2003 2002 2001	$325,111 299,621 274,573	$325,500 250,005 275,000	$10,000 10,000 10,000	— — —	$6,000 6,000 5,100
Robert C. Cantwell Executive Vice President of Finance and Chief Financial Officer	2003 2002 2001	$241,132 229,854 216,688	$175,000 139,653 159,600	$10,000 10,000 10,000	— — —	$6,000 6,000 5,100
David H. Burke Executive Vice President of Sales of B&G Foods	2003 2002 2001	$233,102 222,102 209,698	$163,100 129,502 147,000	$10,000 10,000 10,000	— — —	$6,000 6,000 5,100
Albert J. Soricelli Executive Vice President of Marketing and Strategic Planning of B&G Foods	2003 2002 2001	$224,871 212,852 199,525	$157,500 124,253 140,000	$10,000 10,000 10,000	— — 700	$6,000 6,000 5,100
James H. Brown Executive Vice President of Manufacturing of B&G Foods	2003 2002 2001	$201,332 191,640 181,294	$145,600 116,669 133,000	$13,101 12,350 12,350	— — —	$6,000 6,000 5,100

(1)
Annual bonus earned under our company's annual bonus plan.

(2)
Includes personal use of a company automobile or automobile allowances paid.

(3)
Number of shares of common stock underlying options.

(4)
Includes our company's matching contributions to the 401(k) plan.

Annual Bonus Plan

        We maintain an annual bonus plan that provides for annual incentive awards to be made to key executives upon our company's attainment of pre-set annual financial objectives. The amount of the annual award to each executive is based upon a percentage of the executive's annualized base salary. Awards are normally paid in cash in a lump sum following the close of each plan year. Executives generally must be employed on the last day of a plan year to receive an award, however, the plan provides for proration of awards in the event of certain circumstances such as the executive's promotion or demotion, death or retirement.

Stock Option Plan

        In order to attract, retain and motivate selected employees and officers of our company, we adopted the B&G Foods Holdings Corp. 1997 Incentive Stock Option Plan for our and our subsidiaries' key employees. The option plan authorizes for grant to key employees and officers options for up to 6,700 shares of our common stock. The option plan authorizes us to grant either (i) options intended to constitute incentive stock options under the Internal Revenue Code of 1986 or (ii) non-qualified stock options. The option plan provides that it may be administered by the Company's board of directors. Options granted under the option plan will be exercisable in accordance with the terms established by our board of directors. Upon the occurrence of a change in control as defined in the option plan any unvested outstanding options accelerate and become immediately exerciseable in full. Under the option plan, the board of directors determines the exercise price of each option granted, which in the case of incentive stock options, cannot be less than fair value. All option grants have been made at fair value as determined by a third party valuation. Options will expire on the date determined by the company's board of directors, which may not be later than the tenth anniversary of the date of grant. The options vest ratably over five years. During fiscal year 2001, options to purchase 700 shares of our common stock were granted to Albert Soricelli. No other options were granted during fiscal year 2001 and no options were granted during fiscal 2002 or 2003. As of January 3, 2004, options to purchase 6,625 shares of our common stock, all of which were incentive stock options, had been granted since the inception of the option plan.

Aggregate Option Exercises and Fiscal Year-End Option Value

        The following table sets forth certain information regarding options held by the named executive officers at January 3, 2004. None of the named executive officers exercised any options during fiscal 2003.

	Number of Shares of Class B Common Stock Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End
	Exercisable	Unexercisable	Exercisable	Unexercisable
David L. Wenner	700	—
Robert C. Cantwell	700	—
David H. Burke	700	—
Albert J. Soricelli, Jr.	420	280
James H. Brown	700	—

Compensation Committee Interlocks and Insider Participation

        Our board of directors has appointed a compensation committee comprised of Mr. Sherrill and Mr. Baldwin. Mr. Sherrill is a former officer of our company, although he received no compensation in such capacity. Mr. Baldwin is not and has not been an officer of our company. Each of Mr. Sherrill and Mr. Baldwin is a managing director of Bruckmann, Rosser, Sherrill & Co., Inc.

401(k) Plan

        We maintain a tax-qualified defined contribution plan with a cash or deferred arrangement intended to qualify under Section 401(k) of the Internal Revenue Code of 1986. Our employees become eligible to participate in the plan upon reaching age 21 and completing one year of employment with us. Each participant in the plan may elect to defer, in the form of contributions to the plan, up to 75.0% of compensation that would otherwise be paid to the participant in the applicable year, which percentage may be increased or decreased by the administrative committee of the plan, but is otherwise not to exceed the statutorily prescribed annual limit ($12,000 in 2003 if the participant is under age 50, and $14,000 in 2003 if age is 50 or over). We make a 50.0% matching contribution with respect to each participant's elective contributions, up to six percent of such participant's compensation. Matching contributions vest over a rolling five-year period.

Pension Plan

	Estimated Annual Pension
Remuneration	(Years of Service)
	15	20	25	30	35
$ 40,000	$4,500	$6,000	$7,500	$9,000	$10,500
$ 60,000	$7,712	$10,283	$12,853	$15,424	$17,994
$ 80,000	$11,162	$14,883	$18,603	$22,324	$26,044
$100,000	$14,612	$24,083	$24,353	$29,224	$34,094
$120,000	$18,062	$24,083	$30,103	$36,124	$42,144
$140,000	$21,512	$28,683	$35,853	$43,024	$50,194
$160,000	$24,962	$33,283	$41,603	$49,924	$58,244
$180,000	$28,412	$37,883	$47,353	$56,824	$66,294
$200,000	$31,862	$42,483	$53,103	$63,724	$74,344

        Benefits under the plan are calculated generally under a formula of 0.75% of final average earnings, plus an additional 0.4% of final average earnings in excess of a 35-year average Social Security taxable wage base, in each case, multiplied by service limited to 35 years. The compensation covered by the pension plan is W-2 earnings and any amounts contributed to any tax qualified profit sharing plan or cafeteria plan, with compensation limited to $200,000 as required by Section 401(a)(17) of the Internal Revenue Code of 1986. As of January 3, 2004, the years of credited service for each of the executive officers named in the summary compensation table above were: Mr. Wenner, 14; Mr. Cantwell, 20; Mr. Burke, 13; Mr. Brown, 16; and Mr. Soricelli, four. The benefits listed in the pension plan table are not subject to deduction for Social Security or other offset amounts.

Equity Compensation Plan Information

        The following table provides information about our common stock that may be issued upon the exercise of stock options and stock units under all of our equity compensation plans in effect as of January 3, 2004.

			Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights
		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights
Plan Category
	(a)	(b)	(c)
Equity compensation plans approved by security holders	6,625	$10.00	75
Equity compensation plans not approved by security holders	688	$10.00	0

Total	7,313	$10.00	75

  Material Features of Individual Arrangements Not Approved by Securityholders

        Options to purchase 688 shares of our common stock have been granted pursuant to a license agreement with a third party that is neither a director, officer nor existing stockholder of our company nor an affiliate thereof. All of such options are exercisable at a price of $10.00 per share of common stock, are fully vested and expire on June 9, 2010.

OWNERSHIP OF CAPITAL STOCK

        The following table sets forth information as of February     , 2004 with respect to the beneficial ownership of our common stock before and after the completion of this offering, after giving effect to the      to 1 stock split, and shows the number of and percentage owned by:

  •
  each person or entity who owns five percent or more of common stock,

  •
  each director of our company,

  •
  the executive officers named in the summary compensation table, and

  •
  all of our directors and officers as a group.

Unless otherwise specified, all shares are directly held.

        Beneficial ownership of shares is determined under the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of stock held by him. Shares subject to options currently exercisable or exercisable within 60 days of February    , 2004 and not subject to repurchase on that date are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for purposes of calculating the percentage ownership of any other person.

	Number and Percent of Shares Beneficially Owned Prior to this Offering			Number and Percent of Shares Beneficially Owned After this Offering Assuming No Exercise of the Over-Allotment Option			Number and Percent of Shares Beneficially Owned After this Offering Assuming Full Exercise of the Over-Allotment Option on the Closing Date
Name of Beneficial Owner	Class B Common Stock	Percent		Class B Common Stock	Percentage of Total Common Shares		Class B Common Stock	Percentage of Total Common Shares
Bruckmann, Rosser, Sherrill & Co., L.P. (1)(2)			%			%			%
Canterbury Mezzanine Capital II, L.P. (3)(4)			%			%			%
The CIT Group/Equity Investments, Inc. (5)			%			%			%
Leonard S. Polaner (6)(7)(8)			%			%			%
David L. Wenner (6)(8)			%			%			%
David H. Burke (6)(8)			%			%			%
James H. Brown (6)(8)			%			%			%
Robert C. Cantwell (6)(8)			%			%			%
Albert J. Soricelli (6)(9)			%			%			%
Thomas J. Baldwin (6)(10)			%			%			%
Alfred Poe (6)			%			%			%
William F. Callahan III (6)			%			%			%
James R. Chambers (6)			%			%			%
Stephen C. Sherrill (6)(10)(11)			%			%			%
Nicholas B. Dunphy (12)(13)			%
All directors and officers as a group (12 persons) (7)(8)(9)(10)(12)			%			%			%

*
Less than 1%

*
Less than 1%

(1)
Includes shares held by certain other entities and individuals affiliated with Bruckmann, Rosser, Sherrill & Co., L.P. Bruckmann, Rosser, Sherrill & Co., L.P. disclaims beneficial ownership of such shares. Bruckmann, Rosser, Sherrill & Co., L.P. is a limited partnership, the sole general partner of which is BRS Partners, Limited Partnership and the manager of which is Bruckmann, Rosser, Sherrill & Co., Inc. The sole general partner of BRS Partners, Limited Partnership is BRSE Associates, Inc. Stephen C. Sherrill and Thomas J. Baldwin are stockholders of Bruckmann, Rosser, Sherrill & Co., Inc. and BRSE Associates, Inc. and may be deemed to share beneficial ownership of the shares shown as beneficially owned by Bruckmann, Rosser, Sherrill & Co., L.P. Mr. Sherrill and Mr. Baldwin disclaim beneficial ownership of any such shares. The address for Bruckman, Rosser, Sherrill & Co., L.P. is Two Greenwich Plaza, Suite 100, Greenwich, CT 06830.

(2)
Includes warrants to purchase            shares of Class B common stock, exercisable within 60 days of February    , 2004.

(3)
Canterbury Mezzanine Capital II, L.P. is a limited partnership, the sole general partner of which is Canterbury Capital II, LLC. Nicholas B. Dunphy holds a minor membership interest in Canterbury Mezzanine and a membership interest in Canterbury Capital and may be deemed to share beneficial ownership of the shares shown as beneficially owned by Canterbury Mezzanine. Mr. Dunphy disclaims beneficial ownership of any such shares. The address for Canterbury Capital II, LLC is 600 Fifth Avenue, 23rd Floor, New York, NY 10020.

(4)
Includes warrants to purchase            shares of Class B common stock, exercisable within 60 days of February    , 2004.

(5)
Includes warrants to purchase            shares of Class B common stock, exercisable within 60 days of February    , 2004. The address for CIT Group/Equity Investments, Inc. is 650 CIT Drive, Livingston, NJ 07039.

(6)
The address of such person is c/o B&G Foods, Inc., 4 Gatehall Drive, Suite 110, Parsippany, New Jersey, 07054.

(7)
Includes            shares of Class B common stock issued to Ellen Polaner as Trustee under the Indenture of Leonard Polaner dated March 9, 1998 for the benefit of Steven Polaner, Doug Polaner and Max Polaner. Mr. Polaner disclaims beneficial ownership of such shares.

(8)
Includes                options to purchase                shares of Class B common stock exercisable within 60 days of February     , 2004.

(9)
Includes                options to purchase                shares of Class B common stock exercisable within 60 days of February     , 2004.

(10)
With respect to Mr. Sherrill and Mr. Baldwin, directors of our company, excludes shares held by Bruckmann, Rosser, Sherrill & Co., L.P. and certain other entities and individuals affiliated with Bruckmann, Rosser, Sherrill & Co., L.P., of which shares Mr. Sherrill and Mr. Baldwin disclaim beneficial ownership.

(11)
Includes warrants to purchase            shares of Class B common stock, exercisable within 60 days of February     , 2004.

(12)
With respect to Mr. Dunphy, a director of our company, excludes shares held by Canterbury Mezzanine, of which shares Mr. Dunphy disclaims beneficial ownership.

(13)
The address of Mr. Dunphy is c/o Canterbury Mezzanine Capital II, L.P., 600 Fifth Avenue, 23rd Floor, New York, New York 10020.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stockholders Agreement and Registration Rights Agreement

        Stockholders Agreement.    Bruckmann, Rosser, Sherrill & Co., L.P., Canterbury Mezzanine Capital II, L.P., The CIT Group/Equity Investments, Inc., entities and individuals affiliated with Bruckmann, Canterbury and CIT and certain members of our board of directors and our executive officers are parties to a securities holders agreement, dated as of December 22, 1999, containing agreements among such stockholders with respect to the capital stock and corporate governance of B&G Holdings and its subsidiaries. Concurrently with, and subject to the closing of, this offering, the agreement will be restated. A copy of the form of restated securities holders agreement will be filed as an exhibit to the registration statement of which this prospectus is a part.

        The restated securities holders agreement will contain provisions that may restrict the ability of our board of directors and our executive officers from transferring any Class B common stock except to their affiliates or as otherwise permitted pursuant to the terms of the securities holders agreement.

        Registration Rights Agreement.    Bruckmann, Rosser, Sherrill & Co., L.P., Canterbury Mezzanine Capital II, L.P., The CIT Group/Equity Investments, Inc., entities and individuals affiliated with Bruckmann, Canterbury and CIT and certain members of our board of directors and our executive officers are parties to a registration rights agreement pursuant to which B&G Holdings has granted registration rights to the stockholders of B&G Holdings with respect to its common stock. Concurrently with, and subject to the closing of the offering, the registration rights agreement will be amended. Under the restated registration rights agreement, B&G Holdings has granted to Bruckmann, Canterbury, CIT and entities and individuals affiliated with Bruckmann, Canterbury and CIT two demand registration rights with respect to the shares of common stock held by them. All of the stockholders party to the restated registration rights agreement have the right to participate, or "piggy-back," in certain registrations initiated by B&G Holdings.

        Exchange of Class B Common Stock for EISs.    Beginning on the 181st day after the consummation of this offering, holders of our Class B common stock will have certain rights to convert or exchange their Class B common stock into Class A common stock on a 1 to 1 basis and to further convert or exchange their Class A common stock into the equivalent value of EISs under certain circumstances.

Bruckmann, Rosser, Sherrill & Co., Inc. Management Agreement and Transaction Services Agreement

        We and B&G Holdings are party to a management services agreement with Bruckmann, Rosser, Sherrill & Co., Inc., the manager of Bruckmann, Rosser, Sherrill & Co., L.P., pursuant to which Bruckmann, Rosser, Sherrill & Co., Inc. is paid $500,000 per annum for management, business and organizational strategy and merchant and investment banking services rendered to us and B&G Holdings, which services include, but are not limited to, advice on corporate and financial planning, oversight of operations, including the manufacturing, marketing and sales of our products, development of business plans, the structure of our debt and equity capitalization and the identification and development of business opportunities. Any future increase in payments under the management agreement with Bruckmann, Rosser, Sherrill & Co., L.P. are restricted by the terms of the indentures governing our company's existing 9 5/8% senior subordinated notes due 2007. Concurrently with, and subject to the closing of, the offering, the management agreement will be terminated.

        We and Bruckmann, Rosser, Sherrill & Co., Inc. also are party to a transaction services agreement pursuant to which Bruckmann, Rosser, Sherrill & Co., Inc. will be paid a transaction fee for management, financial and other corporate advisory services rendered by Bruckmann, Rosser, Sherrill & Co., Inc. in connection with acquisitions, divestitures and financings by us, which fee will not exceed 1.0% of the total transaction value. In connection with the acquisition of the Ortega line of products, we paid transaction fees to Bruckmann, Rosser, Sherrill and Co., Inc., aggregating

$1.0 million for financial advisory services. We recorded such transaction fees as part of the transaction costs included in the Ortega purchase price. Concurrently with and subject to the closing of the offering, the transaction services agreement will be amended to provide that transaction fees will be payable as described above unless a majority of disinterested directors determine otherwise.

Roseland Lease

        We are a party to a lease for our Roseland facility with 426 Eagle Rock Avenue Associates, a real estate partnership of which Leonard S. Polaner, our Chairman, is the general partner. We pay $59,600 per month in rent to 426 Eagle Rock Avenue Associates pursuant to the Roseland lease. Beginning April 1, 2004, our monthly rent will increase to $68,500. In the opinion of management, the terms of the Roseland lease are at least as favorable to us as the terms that could have been obtained from an unaffiliated third party.

DESCRIPTION OF CERTAIN INDEBTEDNESS

New Revolving Credit Facility

        We expect to enter into a new senior secured revolving credit facility with availability of up to $30.0 million. Our direct and indirect domestic subsidiaries will guarantee our obligations under the new revolving credit facility. The new revolving credit facility will mature five years after the closing of this offering and the other Transactions.

        We expect that the new revolving credit facility will include a sub-limit for letters of credit, and any outstanding letters of credit will be deducted from availability under the new revolving credit facility. We expect that amounts drawn under the new revolving credit facility will initially bear interest at either a base rate plus a margin or LIBOR plus a margin. We will pay customary commitment fees on the unused portion of the new revolving credit facility.

        We expect that the new revolving credit facility will be secured by first priority liens on substantially all of our assets and our subsidiaries' assets. We also expect that the new revolving credit facility will contain a number of negative covenants restricting, among other things, optional payments and modifications of subordinated and other indebtedness; distributions, dividends and repurchases of capital stock and other equity interests (other than the payments of dividends in respect of our Class A and Class B common stock provided that certain financial ratio tests are satisfied); acquisitions and investments; indebtedness; liens; affiliate transactions; sales of assets; and capital expenditures. We expect that the new revolving credit facility will also contain a number of financial covenants requiring, among other things, a minimum interest coverage ratio, a maximum senior leverage ratio and a maximum total leverage ratio. We expect that the new revolving credit facility will contain customary events of default.

New Senior Unsecured Indebtedness

        Concurrently with this offering, we anticipate that we will incur approximately $         million of new senior unsecured indebtedness, the form and terms of which are to be determined. We expect that the terms of our new senior unsecured indebtedness will contain restrictions on our ability to pay dividends on the shares of Class A common stock that constitute the EISs and our Class B common stock.

Existing Credit Facility

        We have an existing senior credit facility consisting of a term loan and a revolving credit facility. We expect to pay the outstanding principal amount under the existing senior credit facility of $149.6 million, consisting entirely of term loan borrowings, plus accrued and unpaid interest. These term loan borrowings bear interest at variable rates with a weighted average interest rate as of January 3, 2004 of 4.5% per year. The terms of the existing senior credit facility allow us to prepay without premium or penalty.

Existing Senior Subordinated Notes

        As of January 3, 2004, B&G Foods had $220.0 million aggregate principal amount of 9 5/8% Senior Subordinated Notes due 2007 outstanding. Immediately following and subject to the completion of the Transactions, we intend to call the $220.0 million aggregate principal amount outstanding of the existing senior subordinated notes for redemption. The terms of the existing senior subordinated notes currently permit us to redeem these notes, in whole or in part, at 103.208% of the principal amount, plus accrued and unpaid interest, with at least 30 days notice to the holders. We expect to pay approximately $227.1 million, plus accrued and unpaid interest up to the redemption date. At the closing of this offering and the consummation of the other Transactions, we will place cash into escrow in the amount that will be required to fully redeem our existing senior subordinated notes.

DESCRIPTION OF ENHANCED INCOME SECURITIES (EISs)

General

        We are offering    EISs. Each EIS represents:

  •
  one share of our Class A common stock; and

  •
  a        % subordinated note with $        principal amount.

        The ratio of Class A common stock to principal amount of subordinated notes represented by an EIS is subject to change in the event of a stock split, recombination or reclassification of our Class A common stock. As soon as practical following the occurrence of any such event, we will file with the SEC a Current Report on Form 8-K or any other applicable form, disclosing the changes in the ratio of Class A common stock to principal amount of subordinated notes as a result of such event.

        Holders of EISs are the beneficial owners of the Class A common stock and subordinated notes represented by such EISs and will have exactly the same rights, privileges and preferences, including voting rights, rights to receive distributions, rights and preferences in the event of a default under the subordinated notes indenture, ranking upon bankruptcy and rights to receive communications and notices as a direct holder of the Class A common stock and subordinated notes, as applicable.

        The EISs will be available in book-entry form only. As discussed below under "—Book-Entry Settlement and Clearance," a nominee of the book-entry clearing system will be the sole registered holder of the EISs. That means you will not be a registered holder of EISs or be entitled to receive a certificate evidencing your EISs. You must rely on the procedures used by your broker or other financial institution that will maintain your book-entry position to receive the benefits and exercise the rights of a holder of EISs that are described below. We urge you to consult with your broker or financial institution to find out what those procedures are.

Voluntary Separation and Recombination

        Holders of EISs, whether purchased in this offering or in subsequent offerings of EISs of the same series, may, at any time after the earlier of 45 days from the closing of this offering or the occurrence of a change of control under the indenture, through their broker or other financial institution, separate their EISs into the shares of Class A common stock and subordinated notes represented thereby. Similarly, any holder of shares of our Class A common stock and subordinated notes may, at any time, through their broker or other financial institution, combine the applicable number of shares of Class A common stock and principal amount of subordinated notes to form EISs. See "—Book-Entry Settlement and Clearance" below for more information on the method by which delivery and surrender of EISs and delivery of shares of Class A common stock and our subordinated notes will be effected.

        Our shares of Class A common stock will not be listed for separate trading on the American Stock Exchange until a sufficient number of shares are held separately and not in the form of EISs as may be necessary to satisfy any applicable listing requirements. If more than the required number of our outstanding shares of Class A common stock are no longer held in the form of EISs for a period of 30 consecutive trading days, we have agreed that we will use reasonable efforts to cause the Class A common stock to be listed on the American Stock Exchange or any other exchange or quotation system on which the EISs are then listed (or were previously listed), provided that the Class A common stock would meet the applicable exchange or quotation system listing standards.

Automatic Separation

        Upon the occurrence of any of the following, the EISs will be automatically separated into the shares of Class A common stock and subordinated notes represented thereby:

  •
  exercise by us of our right to redeem all or a portion of the subordinated notes, which may be represented by EISs at the time of such redemption,

  •
  the date on which principal on the subordinated notes becomes due and payable, whether at the stated maturity date or upon acceleration thereof, or

  •
  if The Depository Trust Company, or DTC, is unwilling or unable to continue as securities depository with respect to the EISs or ceases to be a registered clearing agency under the Securities Exchange Act of 1934 and we are unable to find a successor depository.

Book-Entry Settlement and Clearance

        DTC will act as securities depository for the EISs, the subordinated notes and shares of Class A common stock represented by the EISs, which we refer to collectively as the "securities." The subordinated notes and the shares of our Class A common stock represented by the EISs will be represented by one or more global notes and global stock certificates. The global notes and global stock certificates will be issued in fully-registered form in the name of DTC's partnership nominee, Cede & Co.

        Book-entry procedures.    If you intend to purchase EISs in the manner provided by this prospectus you must do so through the DTC system or through direct and indirect participants. The participant that you purchase through will receive a credit for the applicable security on DTC's records. The ownership interest of each actual purchaser of the applicable security, who we refer to as a "beneficial owner," is to be recorded on the participant's records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the DTC participant through which the beneficial owner entered into the transaction.

        All interests in the securities will be subject to the operations and procedures of DTC. The operations and procedures of DTC's settlement system may change at any time.

        DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York State Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC's participants include securities brokers and dealers, including the underwriters, banks and trust companies, clearing corporations and other organizations. Indirect access to DTC's system is also available to others such as banks, brokers, dealers and trust companies. These indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. The rules that apply to DTC and its participants are on file with the SEC.

        To facilitate subsequent transfers, all securities deposited by direct participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities. DTC's records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Transfers of ownership interests in the securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the applicable security except in the event that use of the book-entry system for the securities is discontinued.

        Separation and recombination.    Holders of EISs, whether purchased in this offering or in subsequent offerings of EISs of the same series, may, at any time after 45 days from the closing of this offering or such earlier date upon a Change of Control, as defined in the subordinated notes indenture, through their broker or other financial institution, separate their EISs into the shares of Class A common stock and subordinated notes represented thereby. Similarly, any holder of shares of our Class A common stock and subordinated notes may, at any time, through their broker or other financial institution, combine the applicable number of shares of Class A common stock and principal amount of subordinated notes to form EISs.

        In addition, the EISs will be automatically separated into the shares of Class A common stock and subordinated notes represented thereby upon the occurrence of the following:

  •
  exercise by us of our right to redeem all or a portion of the subordinated notes, which may be represented by EISs at the time of such redemption,

  •
  the date on which principal on the subordinated notes becomes due and payable, whether at the stated maturity date or upon acceleration thereof, or

  •
  if DTC is unwilling or unable to continue as securities depository with respect to the EISs or ceases to be a registered clearing agency under the Securities Exchange Act of 1934 and we are unable to find a successor depository.

        Any voluntary or automatic separation of EISs and any subsequent combination of EISs from subordinated notes and Class A common stock, are to be accomplished by entries made by the DTC participants acting on behalf of beneficial owners. In any such case, the participant's account through which a separation or recombination is effected, will be credited and debited for the applicable securities on DTC's records. There may be certain transactional fees imposed upon you by brokers or other financial intermediaries in connection with separation or recombination of EISs and you are urged to consult your broker regarding any such transactional fees. We have been informed by DTC that the current fee per transaction per participant account for any separation or recombination is $9.50.

        Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Neither DTC nor Cede & Co. will consent or vote with respect to the securities. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

        We and the trustee will make any payments on the securities to DTC. DTC's practice is to credit direct participants' accounts on the payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of DTC, us or the trustee, subject to any statutory or regulatory requirements as may be in effect from time to time.

        We or the trustee will be responsible for the payment of all amounts to DTC. DTC will be responsible for the disbursement of those payments to its participants, and the participants will be responsible for disbursements of those payments to beneficial owners. We will remain responsible for any actions DTC and participants take in accordance with instructions we provide.

        DTC may discontinue providing its service as securities depository with respect to the EISs, the shares of our Class A common stock or our subordinated notes at any time by giving reasonable notice to us or the trustee. If DTC discontinues providing its service as securities depository with respect to the EISs and we are unable to obtain a successor securities depository, you will automatically take a position in the component securities. If DTC discontinues providing its service as securities depository with respect to the shares of our Class A common stock or our subordinated notes and we are unable to obtain a successor securities depository, we will print and deliver to you certificates for those securities and you will automatically take a position in the other component securities.

        Also, in case we decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository) we will print and deliver to you certificates for the various certificates of Class A common stock and subordinated notes you may own.

        The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, including DTC.

        Except for actions taken by DTC in accordance with our instructions, neither we nor any trustee nor the underwriters will have any responsibility or obligation to participants, or the persons for whom they act as nominees, with respect to:

  •
  the accuracy of the records of DTC, its nominee, or any participant, any ownership interest in the securities, or

  •
  any payments to, or the providing of notice, to participants or beneficial owners.

        Procedures relating to subsequent issuances.    The indenture governing the subordinated notes and the agreements with DTC will provide that, in the event there is a subsequent issuance of subordinated notes which are substantially identical to the subordinated notes initially represented by the EISs, each holder of subordinated notes or EISs (as the case may be) agrees that a portion of such holder's subordinated notes (whether held directly in book-entry form, or held as part of EISs) will be automatically exchanged for a portion of the subordinated notes acquired by the holders of such subsequently issued subordinated notes. Consequently, following each such subsequent issuance and exchange, each holder of subordinated notes or EISs (as the case may be) will own subordinated notes of each separate issuance in the same proportion as each other holder. Immediately following any exchange resulting from a subsequent offering, a new CUSIP number will be assigned to represent an inseparable unit consisting of the subordinated notes outstanding prior to the subsequent issuance and the subordinated notes issued in the subsequent issuance. Accordingly, the subordinated notes issued in the original offering cannot be separated from the subordinated notes issued in any subsequent offering. In addition, immediately following any exchange resulting from a subsequent offering, the EISs will consist of the inseparable unit described above representing the proportionate principal amounts of each issuance of subordinated notes (but with the same aggregate principal amount as the note (or inseparable unit) represented by the EISs immediately prior to such subsequent issuance and exchange) and the Class A common stock. All accounts of DTC participants with a position in the securities will be automatically revised to reflect the new CUSIP numbers. In the event of any voluntary or automatic separation of EISs following any such automatic exchange, holders will receive the then existing components which are the Class A common stock and the inseparable subordinated notes unit. We believe that the automatic exchange of subordinated notes described above should not impair the rights any holder would otherwise have to assert a claim under applicable securities laws against us or any of our agents, including the underwriters, with respect to the full amount of subordinated notes purchased by such holder. However, if such subordinated notes are issued with OID, holders of such subordinated notes may not be able to recover the portion of their principal amount treated as unaccrued OID in the event of an acceleration of the subordinated notes or our bankruptcy prior to the maturity of the subordinated notes. See "Risk Factors—Subsequent issues of subordinated notes may cause you to recognize OID and suffer other adverse consequences." As soon as practicable following any subsequent issuance we will file with the SEC a Current Report on Form 8-K or any other applicable form disclosing the changes, if any, to the OID attributable to your subordinated notes as a result of such subsequent issuance.

EIS Transfer Agent

                                            will be the EIS transfer agent.

DESCRIPTION OF CAPITAL STOCK

General

        We have set forth below a description of the material terms and provisions of our certificate of incorporation. The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to the forms of our certificate of incorporation and bylaws, which are filed as exhibits to the registration statement, of which this prospectus forms a part and which will become effective immediately prior to this offering.

        Our authorized capital stock will consist of:

  •
  shares of common stock, par value $.01 per share, divided into two classes consisting of:

  –
  shares of Class A common stock, and

  –
  shares of Class B common stock; and

  •
  shares of preferred stock, par value $.01 per share.

        After this offering, there will be            shares of our Class A common stock,            shares of our Class B common stock and no shares of our preferred stock outstanding.

Common Stock

        Voting.    The holders of our common stock are entitled to one vote per share with respect to each matter on which the holders of our common stock are entitled to vote. Shares of our Class A common stock and shares of our Class B common stock are entitled to the same voting rights per share and vote together as a class on all matters with respect to which holders are entitled to vote, except that so long as our sponsor investor holds greater than 10% of the outstanding shares of Class A and Class B common stock in the aggregate, our sponsor investor will be entitled to elect two directors to the board of directors. Except as otherwise required by law, holders of our common stock are not entitled to vote on any amendment to our certificate of incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of the affected shares are entitled to vote on the amendment.

        No Cumulative Voting Rights    The holders of our common stock are not entitled to cumulate their votes in the election of our directors.

        Conversion.    A holder of Class B common stock may convert or exchange any or all of his shares into an equal number of shares of Class A common stock. The Class A common stock is not convertible into Class B common stock.

        Rights to Dividends and on Liquidation, Dissolution or Winding Up.    The holders of our common stock are entitled to receive dividends as they may be lawfully declared from time to time by the board of directors of our company, subject to any preferential rights of holders of any outstanding shares of preferred stock. In the event of any liquidation, dissolution or winding up of our company, common stockholders are entitled to share ratably in our assets available for distribution to the stockholders, subject to the prior rights of holders of any outstanding preferred stock.

        Upon the closing of this offering, our board of directors is expected to adopt a dividend policy pursuant to which, in the event and to the extent we have any available cash for distribution to the holders of shares of our common stock as of    ,    ,    and    of each fiscal year, and subject to applicable law, and the new revolving credit facility, the terms of our new senior unsecured indebtedness, the indenture governing our subordinated notes and any other then outstanding indebtedness of ours, our board of directors will declare cash dividends on our common stock. The initial dividend rate is expected to be equal to $        per share of Class A common stock per annum

and $        per share of Class B common stock per annum, in each case subject to adjustment. We will pay these dividends quarterly on    ,    ,     and     .

        Pursuant to our certificate of incorporation, we will not pay any dividends on the Class B common stock for any quarterly period unless and until dividends have been declared and paid in full on the Class A common stock. Our board of directors may, in its discretion, amend or repeal this dividend policy with respect to the Class A common stock. Our board of directors may decrease the level of dividends provided for the Class A common stock in this dividend policy or discontinue entirely the payment of dividends. Pursuant to our certificate of incorporation, the board of directors may not, without the approval of the two members of the board appointed by appointed by our equity investors, amend or repeal this dividend policy with respect to the Class B common stock or decrease the level of or discontinue payment of dividends on the shares of our Class B common stock. However, in no event shall the Class B common stock be amended to eliminate the provision requiring prior payment of dividends in full on each share of Class A common stock in an amount that is at least the initial dividend rate set forth herein for any quarterly period.

        Preemptive and Other Subscription Rights.    Common stockholders do not have preemptive, subscription or redemption rights, and are not subject to further calls or assessments.

        Additional Issuance of Our Authorized Common Stock.    Additional shares of our authorized common stock may be issued, as determined by the board of directors of our company from time to time, without approval of holders of our common stock, except as may be required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

Preferred Stock

        Our certificate of incorporation provides that we may issue up to    shares of our preferred stock in one or more series as may be determined by our board of directors.

        Our board of directors has broad discretionary authority with respect to the rights of issued series of our preferred stock and may take several actions without any vote or action of the holders of our common stock, including:

  •
  determining the number of shares to be included in each series;

  •
  fixing the designation, powers, preferences and relative rights of the shares of each series and any qualifications, limitations or restrictions with respect to each series, including provisions related to dividends, conversion, voting, redemption and liquidation, which may be superior to those of our common stock; and

  •
  increasing or decreasing the number of shares of any series.

        The board of directors may authorize, without approval of holders of our common stock, the issuance of preferred stock with voting and conversion rights that could adversely affect the voting power and other rights of holders of our common stock. For example, our preferred stock may rank prior to our common stock as to dividend rights, liquidation preferences or both, may have full or limited voting rights and may be convertible into shares of our common stock. The number of authorized shares of our preferred stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of at least a majority of our common stock, without a vote of the holders of any other class or series of our preferred stock unless required by the terms of such class or series of preferred stock.

        Our preferred stock could be issued quickly with terms designed to delay or prevent a change in the control of our company or to make the removal of our management more difficult. This could have the effect of discouraging third party bids for our common stock or may otherwise adversely affect the market price of our common stock.

        We believe that the ability of our board of directors to issue one or more series of our preferred stock will provide us with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. The authorized shares of our preferred stock, as well as shares of our common stock, will be available for issuance without action by our common stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

        Although our board of directors has no intention at the present time of doing so, it could issue a series of our preferred stock that could, depending on the terms of such series, be used to implement a stockholder rights plan or otherwise impede the completion of a merger, tender offer or other takeover attempt of our company. Our board of directors could issue preferred stock having terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of the board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price.

Composition of Board of Directors; Election and Removal of Directors

        In accordance with our bylaws, the number of directors comprising our board of directors will be as determined from time to time by our board of directors and may not be divided into classes. Upon the closing of the offering it is anticipated that we will have seven directors. Each director is to hold office until his or her successor is duly elected and qualified. Directors will be elected for a term that will expire at the annual meeting of stockholders immediately succeeding their election.

        Directors may be removed from office with or without cause by the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of our capital stock that are entitled to vote generally in the election of our directors, voting together as a single class. Subject to the rights of the holders of any series of preferred stock and subject to the rights of our sponsor investor (so long as it holds greater than 10% of the outstanding shares of Class A and Class B common stock in the aggregate) to appoint two directors to the board, our certificate of incorporation provides that in the case of any vacancies among the directors such vacancy will be filled with a candidate approved by the vote of a majority of the remaining directors, even if less than a quorum (and not by stockholders).

        The filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us.

        At any meeting of our board of directors, a majority of the total number of directors then in office will constitute a quorum for all purposes.

Stockholder Action

        Stockholders may act by written consent, without a meeting and without notice or a vote. This provision enables stockholders to act on matters subject to a stockholder vote without waiting until the next annual or special meeting of stockholders.

Special Meetings of Stockholders

        Our certificate of incorporation provides that special meetings of the stockholders may be called by the chairman of the board of directors or by a majority of the board of directors or the holders of at least 20% of our outstanding voting stock.

Section 203 of the Delaware General Corporation Law

        Our company is subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or, in some cases, within three years prior, did own) 15% or more of the corporation's voting stock. Under Section 203, a business combination between the corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

  •
  the board of directors must have previously approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding, for purposes of determining the number of our shares outstanding, shares owned by (a) persons who are directors and also officers and (b) employee stock plans, in some instances); or

  •
  the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

        The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock.

Other Anti-Takeover Provisions of Our Certificate of Incorporation and Bylaws

        Our certificate of incorporation and bylaws contain several provisions, in addition to those pertaining to the issuance of additional shares of our authorized common stock and preferred stock without the approval of the holders of our common stock that could delay or make more difficult the acquisition of our company through a hostile tender offer, open market purchases, proxy contest, merger or other takeover attempt that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price of our common stock. Such provisions, which are described below, include advance notice procedures regarding any proposal of stockholder business to be discussed at a stockholders meeting.

        Advance Notice Procedure for Director Nominations and Stockholder Proposals.    Our bylaws provide that, subject to the rights of holders of any outstanding shares of our preferred stock, a stockholder may nominate one or more persons for election as directors at a meeting only if written notice of the stockholder's nomination has been given, either by personal delivery or certified mail, to our corporate secretary not less than 120 days nor more than 150 days before the first anniversary of the date of our proxy statement in connection with our last annual meeting of stockholders. Each notice must contain:

  •
  the name, age, business address and, if known, residential address of each nominee;

  •
  the principal occupation or employment of each nominee;

  •
  the class, series and number of our shares beneficially owned by each nominee;

  •
  any other information relating to each nominee required by the Securities and Exchange Commission's proxy rules; and

  •
  the written consent of each nominee to be named in our proxy statement and to serve as director if elected.

        Our corporate secretary will deliver all notices to the nominating committee of our board of directors for review. After review, the nominating committee will make its recommendation regarding nominees to our board of directors. Defective nominations will be disregarded.

        For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice of the proposed business in writing to our corporate secretary. To be timely, a stockholder's notice must be given, either by personal delivery or by certified mail, to our corporate secretary not less than 120 days nor more than 150 days before the first anniversary of the date of our proxy statement in connection with our last annual meeting of stockholders. Each notice must contain:

  •
  a brief description of the business desired to be brought before the annual meeting and the reasons for conducting the business at the annual meeting;

  •
  the name and address of the stockholder proposing the business as they appear on our stock transfer books;

  •
  a representation that the stockholder is a stockholder of record and intends to appear in person or by proxy at the annual meeting to bring the business proposed in the notice before the meeting;

  •
  the class, series and number of our shares beneficially owned by the stockholder; and

  •
  any material interest of the stockholder in the business.

        Business brought before an annual meeting without complying with these provisions will not be transacted.

        Although our bylaws do not give the board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our bylaws may have the effect of precluding the consideration of some business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Amendment of Our Certificate of Incorporation

        Our certificate of incorporation provides that the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of our capital stock that are entitled to vote generally in the election of our directors, voting together as a single class is required to amend, alter, change or repeal its provisions.

Amendment of Our Bylaws

        Our certificate of incorporation provides that our bylaws can be amended only by either our board of directors or the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of our capital stock that are entitled to vote generally in the election of our directors, voting together as a single class.

Limitation of Liability and Indemnification

        Our certificate of incorporation provides that, to the full extent from time to time permitted by law, no director shall be personally liable for monetary damages for breach of any duty as a director.

As required under current Delaware law, our certificate of incorporation currently provides that this waiver may not apply to liability:

  •
  for any breach of the director's duty of loyalty to us or our stockholders;

  •
  for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  under Section 174 of the Delaware General Corporation Law (governing distributions to stockholders); or

  •
  for any transaction from which the director derived any improper personal benefit.

        However, in the event the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Neither the amendment or repeal of this provision of our certificate of incorporation, nor the adoption of any provision of our certificate of incorporation which is inconsistent with this provision, shall eliminate or reduce the protection afforded by this provision with respect to any matter which occurred, or any suit or claim which, but for this provision would have accrued or arisen, prior to such amendment, repeal or adoption.

        Our certificate of incorporation also provides that we shall, to the fullest extent from time to time permitted by law, indemnify our directors and officers against all liabilities and expenses in any suit or proceeding, arising out of their status as an officer or director or their activities in these capacities. We shall also indemnify any person who, at our request, is or was serving as a director, officer or trustee of another corporation, joint venture, employee benefit plan trust or other enterprise.

        The right to be indemnified shall include the right of an officer or a director to be paid expenses in advance of the final disposition of any proceeding, if we receive an undertaking to repay such amount if it shall be determined that he or she is not entitled to be indemnified.

        Our board of directors may take such action as it deems necessary to carry out these indemnification provisions, including adopting procedures for determining and enforcing indemnification rights and purchasing insurance policies. Our board of directors may also adopt bylaws, resolutions or contracts implementing indemnification arrangements as may be permitted by law. Neither the amendment or repeal of these indemnification provisions, nor the adoption of any provision of our certificate of incorporation inconsistent with these indemnification provisions, shall eliminate or reduce any rights to indemnification relating to their status or any activities prior to such amendment, repeal or adoption.

        We believe these provisions will assist in attracting and retaining qualified individuals to serve as directors.

Listing

        Our shares of Class A common stock will not be listed for separate trading on the American Stock Exchange until a sufficient number of shares is held separately and not in the form of EISs as may be necessary to satisfy any applicable listing requirements. If more than such required number of our outstanding shares of Class A common stock is no longer held in the form of EISs for a period of 30 consecutive trading days, we will apply to list the shares of our Class A common stock for separate trading on the American Stock Exchange.

Transfer Agent and Registrar

        The transfer agent and registrar for our Class A and Class B common stock is    .

DESCRIPTION OF SUBORDINATED NOTES

        You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the words "B&G Foods" refers only to B&G Foods, Inc. and its successor in accordance with the terms of the indenture, and not to any of its subsidiaries.

        B&G Foods will issue the notes under an indenture among itself, the Guarantors and            , as trustee. The terms of the notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

        The following description is only a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, define your rights as a holder of the notes. We have filed a copy of the indenture as an exhibit to the registration statement that includes this prospectus. Certain defined terms used in this description but not defined below under "—Certain Definitions" have the meanings assigned to them in the indenture.

        The indenture will provide for the issuance of an unlimited aggregate principal amount of additional subordinated notes having identical terms and conditions to the notes offered hereby (the "Additional Notes"), subject to compliance with the covenants contained in the indenture. Additional Notes will vote on all matters with the notes offered hereby and are required to be issued in amounts that, together with new or outstanding Class A common stock, represent EISs. The Additional Notes will be deemed to have the same accrued current period interest and defaults as the notes issued in this offering and will be deemed to be subject to the same number of Payment Blockage Periods as the notes issued in this offering.

        The notes will be issued in an aggregate principal amount of $            . The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes and the Note Guarantees

The Notes

        The notes:

  •
  will be general unsecured obligations of B&G Foods;

  •
  will be subordinated in right of payment to all existing and future Senior Indebtedness of B&G Foods;

  •
  will be pari passu in right of payment with all existing and future Pari Passu Indebtedness of B&G Foods;

  •
  will be effectively subordinated to any Secured Indebtedness of B&G Foods to the extent of the value of the assets securing such Secured Indebtedness; and

  •
  will be unconditionally guaranteed by the Guarantors.

The Note Guarantees

        The notes will be guaranteed by all of B&G Foods' Domestic Subsidiaries.

        Each guarantee of the notes:

  •
  will be a general unsecured obligation of the Guarantor;

  •
  will be subordinated in right of payment to all existing and future Senior Indebtedness of each Guarantor;

  •
  will be pari passu in right of payment with all existing and future Pari Passu Indebtedness of each Guarantor; and

  •
  will be effectively subordinated to any Secured Indebtedness of that Guarantor to the extent of the value of the assets securing such Secured Indebtedness.

        Not all of our Subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-Guarantor Subsidiaries, the non-Guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. The Guarantor Subsidiaries generated      % of our consolidated net sales on a pro forma as adjusted basis for fiscal 2003 and      % of our as adjusted consolidated assets as of January 3, 2004.

        As of the date of the indenture, all of our Subsidiaries will be "Restricted Subsidiaries." However, under the circumstances described below under the caption "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our Subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes.

Maturity and Interest

        The notes will mature on            , 2024.

        Interest on the notes will accrue at the rate of      % per annum and will be payable quarterly in arrears on            ,             ,            and             , commencing on            , 2004. B&G Foods will make each interest payment to the holders of record on the immediately preceding            ,            ,             and            .

        Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        Within 30 days prior to the maturity of the notes, B&G Foods will use its reasonable efforts to list or quote the outstanding shares of its Class A common stock on the securities exchange(s) or automated securities quotation system(s), if any, on which the EISs will then be listed or quoted, in addition to any other securities exchange on which the Class A common stock is then listed.

Ranking

        The Indebtedness evidenced by the notes will be unsecured subordinated Indebtedness of B&G Foods, will be subordinated in right of payment, as set forth in the indenture, to all existing and future Senior Indebtedness of B&G Foods and will rank pari passu in right of payment with all existing and future Pari Passu Indebtedness of B&G Foods. The notes will be effectively subordinated to any Secured Indebtedness of B&G Foods to the extent of the value of the assets securing such Secured Indebtedness. However, payment from the money or the proceeds of Government Securities held in any defeasance or similar trust described under "—Legal Defeasance and Covenant Defeasance" below is not subordinated to any Senior Indebtedness or subject to the restrictions described herein.

        The Indebtedness evidenced by each Note Guarantee will be unsecured subordinated Indebtedness of the applicable Guarantor, will be subordinated in right of payment, as set forth in the indenture, to all existing and future Senior Indebtedness of such Guarantor, including the Senior Indebtedness of each Guarantor represented by such Guarantor's guarantee of the Credit Agreement, and will rank pari passu in right of payment with all existing and future Pari Passu Indebtedness of such Guarantor. The Note Guarantees will be effectively subordinated to any Secured Indebtedness of the applicable Guarantor to the extent of the value of the assets securing such Secured Indebtedness.

        As of January 3, 2004, on an as adjusted basis to give effect to the offering of EISs and the Transactions as if they had occurred on that date, (i) B&G Foods would have had $            in Senior Indebtedness outstanding, $            of which would have been Secured Indebtedness, (ii) B&G Foods would have had $            in Pari Passu Indebtedness outstanding other than the notes, (iii) the Guarantors would have had $            in Senior Indebtedness outstanding, $            of which would have been Secured Indebtedness, and (iv) the Guarantors would have had $            in Pari Passu Indebtedness outstanding other than the Note Guarantees. Under the indenture, B&G Foods and its Restricted Subsidiaries, including the Guarantors, will be able to incur a substantial amount of additional Indebtedness, including Senior Indebtedness, under certain circumstances. See "—Incurrence of Indebtedness and Issuance of Preferred Stock" below.

        B&G Foods is dependent in part on the cash flow of its subsidiaries and other entities to meet its own obligations, including the payment of interest and principal obligations on the notes when due. As of January 3, 2004, on an as adjusted basis to give effect to the offering of EISs and the Transactions as if they had occurred on that date, the total liabilities of B&G Foods's subsidiaries would have been approximately $            , including trade payables. Although the indenture will limit the incurrence of Indebtedness by B&G Foods and the issuance of preferred stock of certain of B&G Foods' subsidiaries, such limitation is subject to a number of significant qualifications.

        "Senior Indebtedness" with respect to B&G Foods or any Guarantor means all Indebtedness of B&G Foods or such Guarantor, including interest thereon (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to B&G Foods or any Subsidiary of B&G Foods whether or not a claim for post-filing interest is allowed in such proceeding) and other amounts (including make-whole payments, fees, expenses, reimbursement obligations under letters of credit and indemnities) owing in respect thereof, whether outstanding on the date of the indenture or thereafter incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are not superior in right of payment to the notes or such Guarantor's Note Guarantee, as applicable; provided, however, that Senior Indebtedness shall not include, as applicable, (i) any obligation of B&G Foods to any Subsidiary of B&G Foods or of such Guarantor to B&G Foods or any Subsidiary of B&G Foods, (ii) any liability for Federal, state, local or other taxes owed or owing by B&G Foods or such Guarantor, (iii) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (iv) any obligations with respect to any Capital Stock, and (v) any Indebtedness incurred in violation of the indenture.

        "Pari Passu Indebtedness" means (i) with respect to B&G Foods, the notes and any other Indebtedness of B&G Foods, other than Senior Indebtedness or Secured Indebtedness of B&G Foods and (ii) with respect to any Guarantor, its Note Guarantee and any other Indebtedness of such Guarantor, other than Senior Indebtedness or Secured Indebtedness of such Guarantor.

        Only Senior Indebtedness or Secured Indebtedness of B&G Foods or a Guarantor will rank senior to the notes or the relevant Note Guarantee in accordance with the provisions of the indenture. The notes and each Note Guarantee will in all respects rank pari passu with all other Pari Passu Indebtedness of B&G Foods and the relevant Guarantor, respectively.

        B&G Foods may not pay principal of, premium (if any) or interest on, the notes or make any deposit pursuant to the provisions described under "—Defeasance" below and may not otherwise purchase, redeem or otherwise retire any notes (except that Holders may receive and retain (a) Permitted Junior Securities and (b) payments made from the trust described under "—Defeasance" below so long as, on the date or dates the respective amounts were paid into the trust, such payments were made with respect to the notes without violating the subordination provisions described herein or any other material agreement binding on B&G Foods) (collectively, "pay the notes") if (i) a default in the payment of the principal of, premium, if any, or interest on any Designated Senior Indebtedness occurs and is continuing or any other amount owing in respect of any Designated Senior Indebtedness is not paid when due, or (ii) any other default on Designated Senior Indebtedness occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full. However, B&G Foods may pay the notes without regard to the foregoing if B&G Foods and the trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause (i) or (ii) of the second preceding sentence) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or upon the expiration of any applicable grace periods, B&G Foods may not pay the notes for a period (a "Payment Blockage Period") commencing upon the receipt by the trustee (with a copy to B&G Foods) of written notice (a "Payment Blockage Notice") of such default from the Representative of the Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the trustee and B&G Foods from the Person or Persons who gave such Payment Blockage Notice, (ii) by repayment in full of such Designated Senior Indebtedness or (iii) because the default giving rise to such Payment Blockage Notice is no longer continuing). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the first sentence of this paragraph and in the succeeding paragraph), unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, B&G Foods may resume payments on the Notes after the end of such Payment Blockage Period. In no event may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360 consecutive day period. For purposes of this provision, no default or event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

        Upon any payment or distribution of the assets of B&G Foods upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to B&G Foods or its property, the holders of Senior Indebtedness will be entitled to receive payment in full of the Senior Indebtedness before the holders of notes are entitled to receive any payment, and until the Senior Indebtedness is paid in full, any payment or distribution to which holders of notes would be entitled, except as otherwise provided for in the subordination provisions of the indenture, will be made to holders of the Senior Indebtedness as their interests may appear (except that holders of notes may receive and retain (i) Permitted Junior Securities, and (ii) payments made from the trust described under "—Defeasance" so long as, on the date or dates the respective amounts were paid into the trust, such payments were made with respect to the notes without violating the subordination provisions described herein or any other material agreement binding on B&G Foods). If a distribution is made to holders of notes that due to the subordination provisions of the indenture should not have been made to them, such holders are required to hold it in trust for the holders of Senior Indebtedness and to make payment to the holders of Senior Indebtedness as their interests may appear.

        After the occurrence of an Event of Default, B&G Foods or the trustee shall promptly notify the holders of the Designated Senior Indebtedness (or their Representative) of such occurrence. If any Designated Senior Indebtedness is outstanding, B&G Foods may not pay the notes until five Business Days after such holders or the Representative of the Designated Senior Indebtedness receive notice of such occurrence and, thereafter, may pay the notes only if the subordination provisions of the indenture otherwise permit payment at that time.

        By reason of such subordination provisions contained in the indenture, in the event of insolvency, creditors of B&G Foods who are holders of Senior Indebtedness may recover more, ratably, than the holders of notes.

        The indenture will contain identical subordination provisions relating to each Guarantor's obligations under its Note Guarantee.

Methods of Receiving Payments on the Notes

        If a holder of notes has given wire transfer instructions to B&G Foods, B&G Foods will pay, or cause to be paid, all principal, interest and premium, if any, on that holder's notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless B&G Foods elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

        The trustee will initially act as paying agent and registrar. B&G Foods may change the paying agent or registrar without prior notice to the holders of the notes, and B&G Foods or any of its Restricted Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

        A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. B&G Foods will not be required to transfer or exchange any note selected for redemption. Also, B&G Foods will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Note Guarantees

        The notes will be guaranteed by each of B&G Foods' current and future Domestic Subsidiaries on an unsecured subordinated basis (as described under "—Ranking" above). These Note Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent the Note Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors—If the guarantees of the subordinated notes are held to be invalid or unenforceable or are limited in accordance with their terms, the subordinated notes would be structurally subordinated to the debt of our subsidiaries."

        A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than B&G Foods or another Guarantor, unless:

  (1)
  immediately after giving effect to that transaction, no Default or Event of Default exists; and

  (2)
  either:

  (a)
  the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of that Guarantor under the indenture and its Note Guarantee pursuant to a supplemental indenture satisfactory to the trustee; or

  (b)
  the Net Proceeds of such sale or other disposition are applied in accordance with the "Asset Sale" provisions of the indenture.

        The Note Guarantee of a Guarantor will be released:

  (1)
  in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) B&G Foods or a Restricted Subsidiary of B&G Foods, if the sale or other disposition complies with the "Asset Sale" provisions of the indenture;

  (2)
  in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) B&G Foods or a Restricted Subsidiary of B&G Foods, if the sale or other disposition complies with the "Asset Sale" provisions of the indenture;

  (3)
  if B&G Foods designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

  (4)
  upon legal defeasance of the indenture as provided below under the captions "—Legal Defeasance and Covenant Defeasance"; or

  (5)
  if such Guarantor no longer constitutes a Domestic Subsidiary.

See "—Repurchase at the Option of Holders—Asset Sales."

Optional Redemption

        At any time and from time to time on and after            , 2009, B&G Foods may redeem all or a part of the notes upon not less than 30 nor more than 60 days notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on            of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2009		%
2010		%
2011		%
2012 and thereafter	100.000%

        At any time prior to                    , 2009, B&G Foods may redeem all or a part of the notes, upon not less than 30 nor more than 60 days prior notice mailed by first-class mail to each holder's registered address, at a redemption price equal to the sum of the present values of the redemption price of such note at the first optional redemption date described above and all required interest payments (excluding accrued but unpaid interest) due on such note through the first optional redemption date, discounted to the date of such redemption (the "Redemption Date") on a monthly basis (assuming 360-day years consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, plus accrued and unpaid interest to the Redemption Date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        Except pursuant to the preceding paragraph, the notes will not be redeemable at B&G Foods' option prior to                    , 2009.

        Unless B&G Foods defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

        Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each holder of the notes to be redeemed. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on such notes or the portions called for redemption.

        Any exercise by B&G Foods of its option to redeem the notes, in whole or in part, will result in an automatic separation of the EISs.

Mandatory Redemption

        B&G Foods is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

        If a Change of Control occurs, each holder of notes will have the right to require B&G Foods to repurchase all or any part of that holder's notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer (subject to the conditions required by applicable law, if any), B&G Foods will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within ten days following any Change of Control, B&G Foods will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. Holders electing to have a note purchased pursuant to a Change of Control Offer will be required to surrender the note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the note completed, to the paying agent at the address specified in the notice of Change of Control Offer prior to the close of business on the third business day prior to the Change of Control Payment Date. In order to exercise this repurchase right, a holder must separate its EISs into the shares of Class A common stock and the notes represented thereby.

        Any Change of Control Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules thereunder and all other applicable Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, B&G Foods' compliance with those laws and regulations will not in and of itself cause a breach of its obligations under this covenant.

        On the Change of Control Payment Date, B&G Foods will, to the extent lawful:

  (1)
  accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

  (2)
  deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

  (3)
  deliver or cause to be delivered to the trustee the notes properly accepted together with an Officer's Certificate stating the aggregate principal amount of notes or portions of notes being purchased by B&G Foods.

        The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any. B&G Foods will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        The provisions described above that require B&G Foods to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that B&G Foods repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

        B&G Foods will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by B&G Foods and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption "—Optional Redemption," unless and until there is a default in payment of the applicable redemption price.

        In the event that at the time of such Change of Control the terms of any Senior Indebtedness restrict or prohibit the repurchase of notes pursuant to this covenant, then prior to the mailing of the notice to holders provided for above but in any event within 90 days following any Change of Control, B&G Foods shall (i) repay in full all such Senior Indebtedness or offer to repay in full all such Senior Indebtedness and repay the Senior Indebtedness of each lender who has accepted such offer or (ii) obtain the requisite consent under the agreements governing such Senior Indebtedness to permit the repurchase of the notes as provided for above.

        No assurances can be given that B&G Foods will have funds available or otherwise will be able to purchase any notes upon the occurrence of a Change of Control. The provisions of the indenture relating to a Change of Control in and of themselves may not afford holders of the notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving us that may adversely affect holders of the notes if such transaction is not the type of transaction included within the definition of a Change of Control. A transaction involving management or Affiliates of B&G Foods likewise will result in a Change of Control only if it is the type of transaction specified by the definition. The existence of the foregoing provisions relating to a Change of Control may or may not deter a third party from seeking to acquire us in a transaction which constitutes a Change of Control and may or may not discourage or make more difficult the removal of incumbent management.

        The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of B&G Foods and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require B&G Foods to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of B&G Foods and its Subsidiaries taken as a whole to another Person or group may be uncertain.

        The provisions of the indenture related to B&G Foods' obligations to make a Change of Control Offer may be waived or modified with the written consent of the holders of a majority in aggregate principal amount of the notes then outstanding.

Asset Sales

        B&G Foods will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

  (1)
  B&G Foods (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

  (2)
  at least 75% of the consideration received in the Asset Sale by B&G Foods or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

  (a)
  any liabilities, as shown on B&G Foods' most recent consolidated balance sheet, of B&G Foods or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets and B&G Foods or such Restricted Subsidiary is released from further liability;

  (b)
  any securities, notes or other obligations received by B&G Foods or any such Restricted Subsidiary from such transferee that are converted by B&G Foods or such Restricted Subsidiary into cash within 180 days after such Asset Sale, to the extent of the cash received in that conversion; and

  (c)
  any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant.

        Any Asset Sale pursuant to a condemnation, appropriation or other similar taking, including by deed in lieu of condemnation, or pursuant to the foreclosure or other enforcement of a Permitted Lien or exercise by the related lienholder of rights with respect to any of the foregoing, including by deed or assignment in lieu of foreclosure, will not be required to satisfy the conditions set forth in the preceding paragraph. Within 360 days after the receipt of any Net Proceeds from an Asset Sale, B&G Foods (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

  (1)
  to permanently repay, prepay or purchase Senior Indebtedness or Pari Passu Indebtedness (provided that if B&G Foods shall so repay Pari Passu Indebtedness, it will equally and ratably repay the notes by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, the pro rata principal amount of notes); and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

  (2)
  to acquire all or substantially all of the assets of another Permitted Business, or to acquire any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of B&G Foods;

  (3)
  to make a capital expenditure;

  (4)
  to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business; or

  (5)
  any combination of the foregoing clauses (1) through (4).

        In the case of clause (2) and (4) above, B&G Foods will be deemed to have complied with its obligations in the preceding paragraph if it enters into a binding commitment to acquire such assets or Capital Stock prior to 360 days after the receipt of the applicable Net Proceeds; provided that such binding commitment will be subject only to customary conditions and such acquisition is completed within 180 days following the expiration of the aforementioned 360 day period. If the acquisition contemplated by such binding commitment is not consummated on or before such 180th day, and B&G Foods has not applied the applicable Net Proceeds for another purpose permitted by the preceding paragraph on or before such 180th day, such commitment shall be deemed not have been a permitted application of Net Proceeds. Pending the final application of any Net Proceeds, B&G Foods may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

        Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, within 30 days thereof, B&G Foods will make an Asset Sale Offer to all holders of notes with the proceeds of sales of assets to purchase the maximum principal amount of notes that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest to the date of purchase and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, B&G Foods may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero. In order to exercise this repurchase right, a holder must separate its EIS into the shares of Class A common stock and the notes represented thereby.

        Any Asset Sale Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules thereunder and all other applicable Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, B&G Foods' compliance with those laws and regulations will not in and of itself cause a breach of its obligations under this covenant.

        The agreements governing B&G Foods' outstanding Senior Indebtedness currently prohibit B&G Foods from purchasing any notes, and also provides that certain change of control or asset sale events with respect to B&G Foods would constitute a default under these agreements. Any future credit agreement or other agreements relating to Senior Indebtedness to which B&G Foods becomes a party may contain similar restrictions and provisions. In the event an Asset Sale occurs at a time when B&G Foods is prohibited from purchasing notes, B&G Foods could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If B&G Foods does not obtain a consent or repay such borrowings, B&G Foods will remain prohibited from purchasing notes. In such case, B&G Foods' failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under such Senior Indebtedness. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of notes.

Selection and Notice

        If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange requirements.

        Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its address last shown upon the registry books of B&G Food's registrar, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

        If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Covenants Relating to EISs

        Recombination of Notes and Class A Common Stock into EISs.    The indenture will provide that as long as any notes are outstanding, any holder of notes and shares of Class A common stock may after 45 days from the date hereof, at any time and from time to time, recombine these securities to form EISs.

        Procedures Relating to Subsequent Issuance.    The indenture will provide that, in the event there is a subsequent issuance of Additional Notes, each holder of the notes or the EISs (as the case may be) agrees that a portion of such holder's notes (whether held directly in book-entry form or held as part of EISs) will be exchanged, without any further action of such holder, for a portion of the Additional Notes purchased by the holders of such Additional Notes, such that following any such additional issuance and exchange each holder of the notes or the EISs (as the case may be) owns an indivisible unit composed of the notes and Additional Notes of each issuance in the same proportion as each other holder, and the records will be revised to reflect each such exchange without any further action of such holder. The aggregate principal amount of the notes owned by each holder will not change as a result of such exchange. Any Additional notes will be guaranteed by the Guarantors on the same basis as the notes. See "Material U.S. Federal Income Tax Consequences—Consequences to U.S. Holders—Subordinated Notes—Additional Issuances." Any such automatic exchange should not impair the rights any holder would otherwise have to assert a claim against us or the underwriters, with respect to the full amount of notes purchased by such holder except for the possibility that holders of subsequently issued subordinated notes having original issue discount may not be able to collect the unamortized portion of the original issue discount in the event of an acceleration of the subordinated notes or bankruptcy of B&G Foods as described under "Risk Factors—Risks Relating to the EISs and the shares of Class A common stock and Subordinated Notes Represented by the EISs—Subsequent issuances of subordinated notes may cause you to recognize OID and suffer other adverse consequences."

Certain Covenants

Restricted Payments

        B&G Foods will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

  (1)
  declare or pay any dividend or make any other payment or distribution on account of B&G Foods' or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving B&G Foods or any of its Restricted Subsidiaries) or to the direct or indirect holders of B&G Foods' or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of B&G Foods and other than dividends or distributions payable to B&G Foods or a Restricted Subsidiary of B&G Foods);

  (2)
  purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving B&G Foods) any Equity Interests (other than any such Equity Interest owned by a wholly owned Restricted Subsidiary of B&G Foods) of B&G Foods or any direct or indirect parent of B&G Foods; or

  (3)
  make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (3) being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment, no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment and:

  (1)
  if the Fixed Charge Coverage Ratio for B&G Foods' four most recent fiscal quarters for which internal financial statements are available is not less than 1.6 to 1, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by B&G Foods and its Restricted Subsidiaries since the beginning of such four-fiscal quarter period, is less than the sum, without duplication of:

  (a)
  Available Cash with respect to B&G Foods' four most recent fiscal quarters for which internal financial statements are available; plus

  (b)
  100% of the aggregate net cash proceeds received by B&G Foods since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of B&G Foods (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of B&G Foods that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of B&G Foods); plus

  (c)
  100% of the Fair Market Value as of the date of issuance of any Equity Interests (other than Disqualified Stock) issued by B&G Foods as consideration for the purchase by B&G Foods or any of its Restricted Subsidiaries of all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business (including by means of a merger, consolidation or other business combination permitted under the indenture); plus

    (d)
    to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or other property or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment or the Fair Market Value of such other property (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

    (e)
    to the extent that any Unrestricted Subsidiary of B&G Foods designated as such after the date of the indenture is redesignated as a Restricted Subsidiary after the date of the indenture or merges or consolidates with or into, or is liquidated into, B&G Foods or any of its Restricted Subsidiaries, the lesser of (i) the Fair Market Value of B&G Foods' Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date of the indenture (the amount determined at any time pursuant to items (b), (c), (d) and (e) being referred to as the "Incremental Funds"); minus

    (f)
    the aggregate amount of Restricted Payments made in reliance on Incremental Funds pursuant to this clause; or

  (2)
  if the Fixed Charge Coverage Ratio for B&G Foods' four most recent fiscal quarters for which internal financial statements are available is less than 1.6 to 1, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by B&G Foods and its Restricted Subsidiaries since the beginning of the fiscal quarter in which such Restricted Payment is made (such Restricted Payments for purposes of this clause (2) meaning only distributions on B&G Foods common stock), is less than the sum, without duplication, of:

  (a)
  $     million less the aggregate amount of all Restricted Payments made by B&G Foods pursuant to this clause (2)(a) during the period ending on the last day of the fiscal quarter of B&G Foods immediately preceding the fiscal quarter in which such Restricted Payment is made and beginning on the date of the indenture, plus

  (b)
  Incremental Funds to the extent not previously expended pursuant to this clause (2) or clause (1) above;

    provided that only Restricted Payments that are distributions on B&G Foods' common stock may be made pursuant to this clause (2).

        The preceding provisions will not prohibit:

  (1)
  the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

  (2)
  so long as no Default has occurred and is continuing or would be caused thereby, the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the sale within 10 business days (other than to a Subsidiary of B&G Foods) of, Equity Interests of B&G Foods (other than Disqualified Stock) or from the contribution of common equity capital to B&G Foods within 10 business days; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (1)(b) of the preceding paragraph;

  (3)
  the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of B&G Foods to the holders of its Equity Interests on a pro rata basis;

  (4)
  so long as no Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of B&G Foods or any Restricted Subsidiary of B&G Foods held by any current or former officer, director or employee of B&G Foods or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option plan or any other management or employee benefit plan or agreement, shareholders' agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $2.0 million in any calendar year; provided, further, that such amount in any calendar year may be increased by an amount not to exceed the cash proceeds received by B&G Foods or any of its Restricted Subsidiaries (to the extent contributed to B&G Foods) from sales of Equity Interests (other than Disqualified Stock) of B&G Foods to officers, directors or employees of B&G Foods or any of its Restricted Subsidiaries that occur after the date of the indenture (provided that the amount of such cash proceeds used for any such repurchase, redemption, acquisition or retirement will not increase the amount available for Restricted Payments under clause (1)(b) of the preceding paragraph and provided that B&G Foods may elect to apply all or any portion of the aggregate increase contemplated by this proviso in any calendar year); provided, further, that cancellation of Indebtedness owing to B&G Foods from members of management of B&G Foods or any Restricted Subsidiary in connection with a repurchase of Equity Interests of B&G Foods will not be deemed to constitute a Restricted Payment;

  (5)
  so long as no Default has occurred and is continuing or would be caused thereby, the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

  (6)
  so long as no Default has occurred and is continuing or would be caused thereby, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of B&G Foods or any Restricted Subsidiary of B&G Foods issued on or after the date of the indenture in accordance with the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock";

  (7)
  repurchases of Capital Stock deemed to occur upon the exercise of stock options if the Capital Stock represents a portion of the exercise price thereof;

  (8)
  payments of dividends to B&G Foods solely to enable it to make payments to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock;

  (9)
  so long as no Default has occurred and is continuing or would be caused thereby, the acquisition of any shares of Disqualified Stock of B&G Foods in exchange for other shares of Disqualified Stock of B&G Foods or with the net cash proceeds from an issuance of Disqualified Stock by B&G Foods within 10 business days of such issuance, in each case that is permitted to be issued under the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock"; and

  (10)
  so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed $         million since the date of the indenture.

        For purposes of this covenant, the amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by B&G Foods or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of B&G Foods whose resolution with respect thereto will be delivered to the trustee to the extent that such Fair Market Value exceeds $10.0 million. For purposes of determining compliance with this covenant, in the event that a Restricted Payment meets the criteria of more than one of the exceptions described in clauses (1) through (10) above or is entitled to be made pursuant to the first paragraph of this covenant, B&G Foods will be permitted, in its sole discretion, to classify the Restricted Payment in any manner that complies with this covenant.

Incurrence of Indebtedness and Issuance of Preferred Stock

        B&G Foods will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and B&G Foods will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that B&G Foods may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for B&G Foods' most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

        The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

  (1)
  the incurrence by B&G Foods and any of its Restricted Subsidiaries additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1)(with letters of credit being deemed to have a principal amount equal to the maximum potential liability of B&G Foods and its Restricted Subsidiaries thereunder) not to exceed the greater of (x) $50.0 million and (y) the amount of the Borrowing Base as of the date of such incurrence;

  (2)
  the incurrence by B&G Foods and its Restricted Subsidiaries of the Existing Indebtedness;

  (3)
  the incurrence by B&G Foods and the Guarantors of Indebtedness represented by the notes and the related Note Guarantees to be issued on the date of the indenture;

  (4)
  the incurrence by B&G Foods or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of B&G Foods or any of its Restricted Subsidiaries (whether through the direct purchase of assets or the Equity Interests of any Person owning such assets), in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $20.0 million at any time outstanding;

  (5)
  the incurrence by B&G Foods or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5) or (14) of this paragraph;

  (6)
  the incurrence by B&G Foods or any of its Restricted Subsidiaries of intercompany Indebtedness between or among B&G Foods and any of its Restricted Subsidiaries; provided, however, that:

  (a)
  if B&G Foods or any Guarantor is the obligor on such Indebtedness and the payee is not B&G Foods or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of B&G Foods, or the Note Guarantee, in the case of a Guarantor; and

  (b)
  (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than B&G Foods or a Restricted Subsidiary of B&G Foods and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either B&G Foods or a Restricted Subsidiary of B&G Foods, will be deemed, in each case, to constitute an incurrence of such Indebtedness by B&G Foods or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

  (7)
  the issuance by any of B&G Foods' Restricted Subsidiaries to B&G Foods or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

  (a)
  any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than B&G Foods or a Restricted Subsidiary of B&G Foods; and

  (b)
  any sale or other transfer of any such preferred stock to a Person that is not either B&G Foods or a Restricted Subsidiary of B&G Foods,

    will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

  (8)
  the incurrence by B&G Foods or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

  (9)
  the guarantee by B&G Foods or any of its Restricted Subsidiaries of Indebtedness of B&G Foods or a Restricted Subsidiary of B&G Foods that was permitted to be incurred by another provision of this covenant;

  (10)
  the incurrence by B&G Foods or any of its Restricted Subsidiaries of Indebtedness in respect of bankers' acceptances, performance, bid and surety bonds and completion guarantees provided in the ordinary course of business;

  (11)
  the incurrence by B&G Foods or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business;

  (12)
  the incurrence of Indebtedness arising from agreements of B&G Foods or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or a Restricted Subsidiary, other than the guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Restricted Subsidiary for the purpose of financing such acquisition; provided, however, that:

  (a)
  such Indebtedness is not reflected on the balance sheet of B&G Foods or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (a)); and

    (b)
    the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by B&G Foods and Restricted Subsidiaries in connection with such disposition;

  (13)
  the incurrence of Indebtedness owed to any Person in connection with worker's compensation, self-insurance, health, disability or other employee benefits or property, casualty or liability insurance provided by such Person to B&G Foods or any of its Restricted Subsidiaries, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business and consistent with past practices;

  (14)
  pledges, deposits or payments made or given in the ordinary course of business in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations, or arising from guarantees to suppliers, lessors, licenses, contractors, franchisees or customers of obligations, other than Indebtedness, made in the ordinary course of business;

  (15)
  the incurrence of Indebtedness consisting of take-or-pay obligations contained in supply arrangements entered into in the ordinary course of business;

  (16)
  the incurrence of Indebtedness by B&G Foods or any of its Restricted Subsidiaries issued to directors, officers or employees of B&G Foods or any of its Restricted Subsidiaries in connection with the redemption or purchase of Capital Stock that, by its terms, is subordinated to the notes, is not secured by any assets of B&G Foods or any of its Restricted Subsidiaries and does not require cash payments prior to the Stated Maturity of the notes, in an aggregate principal amount at any time outstanding not to exceed $2.0 million; and

  (17)
  the incurrence by B&G Foods or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (17), not to exceed $         million; and

  (18)
  Indebtedness underlying the EISs or to be issued in the form of Additional Notes in connection with the exchange of shares of our Class A common stock for Additional Notes (a) in connection with the transfer of shares of our Class B common stock by holders thereof to Persons other than certain permitted transferees or (b) in connection with the transfer of shares of our Class A common stock by a holder who received such shares of Class A common stock upon conversion of his or her shares of Class B common stock to Persons other than certain permitted transferees upon the request of such holder, provided that (i) no Event of Default has occurred and is continuing at the time of such issuance, and (ii) the ratio of the aggregate principal amount of such Additional Notes over the number of such additional shares shall not exceed the equivalent ratio with respect to the EISs outstanding prior to such issuance, and, in each case, the related Note Guarantees; and

  (19)
  Indebtedness of B&G Foods or any Restricted Subsidiary Incurred to finance the acquisition (including without limitation by way of a merger) of Capital Stock of any Person engaged in, or assets used or useful in, a Permitted Business, provided that after giving effect to such acquisition and the Incurrence of such Indebtedness the Fixed Charge Coverage Ratio of B&G Foods calculated for the most recently ended twelve-month period for which internal financial instruments are available is not less than 1.6:1.

        For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (19) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, B&G Foods will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that B&G Foods or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

        The amount of any Indebtedness outstanding as of any date will be:

  (1)
  the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

  (2)
  the principal amount of the Indebtedness, in the case of any other Indebtedness; and

  (3)
  in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

  (a)
  the Fair Market Value of such assets at the date of determination; and

  (b)
  the amount of the Indebtedness of the other Person.

Liens

        B&G Foods will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind (other than Permitted Liens) to secure Indebtedness of any kind on any asset now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured (or, if such obligations are subordinated by their terms to the notes or the Note Guarantees, prior to the obligations so secured) until such time as such obligations are no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Subsidiaries

        B&G Foods will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

  (1)
  pay dividends or make any other distributions on its Capital Stock to B&G Foods or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to B&G Foods or any of its Restricted Subsidiaries;

  (2)
  make loans or advances to B&G Foods or any of its Restricted Subsidiaries; or

  (3)
  transfer any of its properties or assets to B&G Foods or any of its Restricted Subsidiaries.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

  (1)
  agreements governing Existing Indebtedness and any other agreements, including Credit Facilities and the New Senior Debt documents, as in effect on the date of the indenture and any amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

  (2)
  the indenture, the notes and the Note Guarantees; and the New Senior Debt and the New Senior Debt Guarantees;

  (3)
  applicable law, rule, regulation or order;

  (4)
  any instrument governing Indebtedness or Capital Stock of a Person acquired by B&G Foods or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

  (5)
  customary non-assignment provisions in contracts, licenses and other commercial agreements entered into in the ordinary course of business;

  (6)
  purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

  (7)
  any agreement for the sale or other disposition of all or substantially all of the Capital Stock or assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

  (8)
  Permitted Refinancing Indebtedness; provided that the encumbrances or restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are, in the good faith judgment of the senior management or Board of Directors of B&G Foods, not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

  (9)
  any restriction on the transfer of assets under any Lien permitted under the indenture imposed by the holder of the Lien;

  (10)
  provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business or with the approval of B&G Foods' Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements; and

  (11)
  restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets

        B&G Foods will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not B&G Foods is the surviving entity); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets (such amounts to be computed on a consolidated basis) of B&G Foods and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

  (1)
  either: (a) B&G Foods is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than B&G Foods) or to which such sale, assignment, transfer, conveyance or other disposition has been made is either (i) a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia or (ii) a partnership or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia that has at least one Restricted Subsidiary that is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia, which corporation becomes the co-issuer of the notes pursuant to a supplemental indenture reasonably satisfactory to the trustee;

  (2)
  the Person formed by or surviving any such consolidation or merger (if other than B&G Foods) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of B&G Foods under the notes and the indenture pursuant to agreements reasonably satisfactory to the trustee;

  (3)
  immediately after such transaction, no Default or Event of Default exists; and

  (4)
  B&G Foods or the Person formed by or surviving any such consolidation or merger (if other than B&G Foods), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either:

  (a)
  be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock"; or

  (b)
  have a Fixed Charge Coverage Ratio that is equal to or greater than the Fixed Charge Coverage Ratio of B&G Foods immediately prior to such consolidation, merger, sale, assignment, transfer, conveyance or other disposition.

        In addition, B&G Foods will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

        This "Merger, Consolidation or Sale of Assets" covenant will not apply to:

  (1)
  a merger of B&G Foods with an Affiliate solely for the purpose of reincorporating B&G Foods in another jurisdiction; or

  (2)
  any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among B&G Foods and its Restricted Subsidiaries.

Transactions with Affiliates

        B&G Foods will not, and will not permit any of its Restricted Subsidiaries to, on or after the date of the indenture, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of B&G Foods (each, an "Affiliate Transaction"), unless:

  (1)
  the Affiliate Transaction is on terms that are no less favorable to B&G Foods or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by B&G Foods or such Restricted Subsidiary with a Person that is not an Affiliate of B&G Foods; and

  (2)
  B&G Foods delivers to the trustee:

  (a)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors of B&G Foods set forth in an Officer's Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of B&G Foods or, if none, a disinterested representative appointed by the Board of Directors for such purpose; and

  (b)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an opinion as to the fairness to B&G Foods or such Subsidiary of such Affiliate Transaction from a financial point of view or that such Affiliate Transaction is not less favorable to B&G Foods and its Restricted Subsidiaries than could reasonably be expected to be obtained in a comparable transaction with a Person that is not an Affiliate of B&G Foods, as issued by an accounting, appraisal or investment banking firm of national standing.

        The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

  (1)
  any employment agreement, officer or director indemnification agreement or any similar arrangement entered into by B&G Foods or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

  (2)
  transactions between or among B&G Foods and/or its Restricted Subsidiaries;

  (3)
  transactions with a Person (other than an Unrestricted Subsidiary of B&G Foods) that is an Affiliate of B&G Foods solely because B&G Foods owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

  (4)
  fees and compensation paid to officers and employees of B&G Foods or any Restricted Subsidiaries, to the extent such fees and compensation are reasonable and customary, and payment of reasonable directors' fees to Persons who are not otherwise Affiliates of B&G Foods;

  (5)
  any issuance or sale of Equity Interests (other than Disqualified Stock) of B&G Foods to Affiliates, employees, officers and directors of B&G Foods or any of its Restricted Subsidiaries;

  (6)
  Restricted Payments that are permitted by the provisions of the indenture described above under the caption "—Restricted Payments";

  (7)
  fees payable to BRS or its Affiliate under the Transaction Services Agreement;

  (8)
  maintenance in the ordinary course of business of customary benefit programs or arrangements for employees, officers or directors, including vacation plans, heath and life insurance plans, deferred compensation plans and retirement or savings plans and similar plans;

  (9)
  loans or advances to employees in the ordinary course of business not to exceed $1.0 million in the aggregate at any one time outstanding;

  (10)
  any agreement as in effect and entered into as of the date of the indenture, including the Securities Holders Agreement, or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the holders of the notes in any material respect than the original agreement as in effect on the date of the indenture;

  (11)
  any transaction or series of transactions between B&G Foods or any Restricted Subsidiary and any of their Joint Ventures; provided that (a) such transaction or series of transactions is in the ordinary course of business between B&G Foods or such Restricted Subsidiary and such Joint Venture and (b) with respect to any such Affiliate Transaction involving aggregate consideration in excess of $5.0 million, such Affiliate Transaction complies with clause (1) of the preceding paragraph and such Affiliate Transaction has been approved by the Board of Directors of B&G Foods;

  (12)
  any service, purchase, lease, supply or similar agreement entered into in the ordinary course of business between B&G Foods or any Restricted Subsidiary and any Affiliate that is a customer, client, supplier or purchaser or seller of goods or services, so long as the senior management or Board of Directors of B&G Foods determines in good faith that any such agreement is on terms no less favorable to B&G Foods or such Restricted Subsidiary than those that could be obtained in a comparable arms'-length transaction with an entity that is not an Affiliate; and

  (13)
  the payment of all fees and expenses related to the Transactions.

Business Activities

        B&G Foods will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to B&G Foods and its Restricted Subsidiaries taken as a whole, as reasonably determined in good faith by the Board of Directors of B&G Foods.

Additional Note Guarantees

        If B&G Foods or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of the indenture, then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel (subject to customary assumptions and exceptions) satisfactory to the trustee within 10 business days of the date on which it was acquired or created; provided that any Domestic Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary.

Designation of Restricted and Unrestricted Subsidiaries

        The Board of Directors of B&G Foods may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary the aggregate Fair Market Value of all outstanding Investments owned by B&G Foods and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption "—Restricted Payments" or under the definition of Permitted Investments, as determined by

B&G Foods. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of B&G Foods may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

        Any designation of a Subsidiary of B&G Foods as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officer's Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "—Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of B&G Foods as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock," B&G Foods will be in default of such covenant. The Board of Directors of B&G Foods may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of B&G Foods; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of B&G Foods of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Limitation on Sale and Leaseback Transactions

        B&G Foods will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that B&G Foods or any Guarantor may enter into a sale and leaseback transaction if:

  (1)
  B&G Foods or that Guarantor, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "—Liens";

  (2)
  the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value of the property that is the subject of that sale and leaseback transaction; and

  (3)
  the transfer of assets in that sale and leaseback transaction is permitted by, and B&G Foods applies the proceeds of such transaction in compliance with, the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales."

Payments for Consent

        B&G Foods will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

        Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, B&G Foods will furnish to the holders of notes or cause the trustee to furnish to the holders of notes, within the time periods specified in the SEC's rules and regulations:

  (1)
  all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if B&G Foods were required to file such reports; and

  (2)
  all current reports that would be required to be filed with the SEC on Form 8-K if B&G Foods were required to file such reports.

provided, however, that the availability of the foregoing materials on the SEC's EDGAR service or on B&G Foods' website shall be deemed to satisfy B&G Foods' delivery obligations hereunder.

        All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on B&G Foods' consolidated financial statements by B&G Foods' certified independent accountants. In addition, B&G Foods will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will make such information available to securities analysts and prospective investors upon request.

        If at any time B&G Foods is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, B&G Foods will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. B&G Foods will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept B&G Foods' filings for any reason, B&G Foods will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if B&G Foods were required to file those reports with the SEC.

        If B&G Foods has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of B&G Foods and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of B&G Foods.

        In addition, B&G Foods and the Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required to file the reports required by the preceding paragraphs, they will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

        Each of the following is an "Event of Default":

  (1)
  default for 30 consecutive days in the payment when due of interest on the notes, whether or not prohibited by the subordination provisions of the indenture;

  (2)
  default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes, whether or not prohibited by the subordination provisions of the indenture;

  (3)
  failure by B&G Foods or any of its Restricted Subsidiaries to comply with the provisions described under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets";

  (4)
  failure by B&G Foods or any of its Restricted Subsidiaries for 30 days to comply with the provisions described under the captions "—Repurchase at the Option of the Holders — Change of Control" or "— Asset Sales";

  (5)
  failure by B&G Foods or any of its Restricted Subsidiaries for 60 days after written notice to B&G Foods by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the other agreements in the indenture;

  (6)
  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by B&G Foods or any of its Restricted Subsidiaries (or the payment of which is guaranteed by B&G Foods or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture, if that default:

  (a)
  is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

  (b)
  results in the acceleration of such Indebtedness prior to its express maturity,

    and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

  (7)
  failure by B&G Foods or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days after their entry;

  (8)
  except as permitted by the indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee; and

  (9)
  certain events of bankruptcy or insolvency described in the indenture with respect to B&G Foods or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

        In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to B&G Foods, any Restricted Subsidiary of B&G Foods that is a Significant Subsidiary or any group of Restricted Subsidiaries of B&G Foods that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

        Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium, if any.

        Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest, when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

  (1)
  such holder has previously given the trustee notice that an Event of Default is continuing;

  (2)
  holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the trustee to pursue the remedy;

  (3)
  such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

  (4)
  the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

  (5)
  holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

        The holders of a majority in aggregate principal amount of the then outstanding notes by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the notes.

        B&G Foods is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, B&G Foods is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees, Affiliates and Stockholders

        No past, present or future director, officer, employee, direct or indirect incorporator, Affiliate, stockholder or controlling Person, of B&G Foods or any Guarantor, as such, or any successor entity, will have any liability for any obligations of B&G Foods or the Guarantors under the notes, the indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

        B&G Foods may at its option and at any time elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees ("Legal Defeasance"). If Legal Defeasance occurs, B&G Foods and the Guarantors will be deemed to have paid and discharged all amounts owed under the notes and the Note

Guarantees, and the indenture will cease to be of further effect as to the notes and Note Guarantees, except for:

  (1)
  the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium, if any, on, such notes when such payments are due from the trust referred to below;

  (2)
  B&G Foods' obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

  (3)
  the rights, powers, trusts, duties and immunities of the trustee, and B&G Foods' and the Guarantors' obligations in connection therewith; and

  (4)
  the Legal Defeasance and Covenant Defeasance provisions of the indenture.

        In addition, B&G Foods may, at its option and at any time, elect to have the obligations of B&G Foods and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "—Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1)
  B&G Foods must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and B&G Foods must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

  (2)
  in the case of Legal Defeasance, B&G Foods must deliver to the trustee an opinion of counsel (subject to customary assumptions and exceptions) reasonably acceptable to the trustee confirming that (a) B&G Foods has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel (subject to customary assumptions and exceptions) will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, B&G Foods must deliver to the trustee an opinion of counsel (subject to customary assumptions and exceptions) reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4)
  no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which B&G Foods or any Guarantor is a party or by which B&G Foods or any Guarantor is bound;

  (5)
  such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which B&G Foods or any of its Subsidiaries is a party or by which B&G Foods or any of its Subsidiaries is bound;

  (6)
  B&G Foods must deliver to the trustee an Officer's Certificate stating that the deposit was not made by B&G Foods with the intent of preferring the holders of notes over the other creditors of B&G Foods with the intent of defeating, hindering, delaying or defrauding any creditors of B&G Foods or others; and

  (7)
  B&G Foods must deliver to the trustee an Officer's Certificate and an opinion of counsel (subject to customary assumptions and exceptions), each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

        Except as provided in the next two succeeding paragraphs, the indenture or the notes or the Note Guarantees may be amended, modified or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any past or existing Default or Event of Default or compliance with any provision of the indenture or the notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

        Without the consent of each holder of notes affected, an amendment, modification, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

  (1)
  reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

  (2)
  reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "—Repurchase at the Option of Holders");

  (3)
  reduce the rate of or change the time for payment of interest, including default interest, on any note;

  (4)
  waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

  (5)
  make any note payable in money other than that stated in the notes;

  (6)
  make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium, if any, on, the notes;

  (7)
  waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "—Repurchase at the Option of Holders");

  (8)
  release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture; or

  (9)
  make any change in the preceding amendment, supplement and waiver provisions.

        Notwithstanding the preceding, without the consent of any holder of notes, B&G Foods, the Guarantors and the trustee may amend, modify or supplement the indenture or the notes or the Note Guarantees:

  (1)
  to cure any ambiguity, omission, defect or inconsistency;

  (2)
  to provide for uncertificated notes in addition to or in place of certificated notes;

  (3)
  to provide for the assumption of B&G Foods' or a Guarantor's obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of B&G Foods' or such Guarantor's assets, as applicable;

  (4)
  to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture, the notes or the Note Guarantees of any such holder;

  (5)
  to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

  (6)
  to conform the text of the indenture, the Note Guarantees or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture, the Note Guarantees or the notes;

  (7)
  to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the date of the indenture;

  (8)
  to comply with the provisions of DTC or the trustee with respect to the provisions of the indenture and the notes relating to transfers and exchanges of notes or beneficial interests in the notes; or

  (9)
  to evidence the release of any Guarantor permitted to be released under the terms of the indenture or to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the notes.

Satisfaction and Discharge

        The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

  (1)
  either:

  (a)
  all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust or segregated and held in trust by B&G Foods or any Guarantor and thereafter repaid to B&G Foods or discharged from their trust, have been delivered to the trustee for cancellation; or

  (b)
  all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and B&G Foods or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

  (2)
  no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which B&G Foods or any Guarantor is a party or by which B&G Foods or any Guarantor is bound;

  (3)
  B&G Foods or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

  (4)
  B&G Foods has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

        In addition, B&G Foods must deliver an Officer's Certificate and an opinion of counsel (subject to customary assumptions and exceptions) to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

        If the trustee becomes a creditor of B&G Foods or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

        The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Book-Entry, Delivery and Form

        Except as set forth below, the notes will be issued in registered, global form. Notes will be issued at the closing of this offering only against payment in immediately available funds.

        The Notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the "Global Notes"). The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

        Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form ("Certificated Notes") except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

        Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures

        The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. B&G Foods takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

        DTC has advised B&G Foods that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised B&G Foods that, pursuant to procedures established by it:

  (1)
  upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

  (2)
  ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

        Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors who are not Participants may hold their interests therein indirectly through organizations which are Participants. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "holders" thereof under the indenture for any purpose.

        Payments in respect of the principal of, and interest and premium, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, B&G Foods and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither B&G Foods, the trustee nor any agent of B&G Foods or the trustee has or will have any responsibility or liability for:

  (1)
  any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

  (2)
  any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised B&G Foods that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or B&G Foods. Neither B&G Foods nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and B&G Foods and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between the Participants will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

        DTC has advised B&G Foods that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

        Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of B&G Foods, the trustee and any of their respective agents will have any responsibility for the performance by DTC or its Participants or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        A Global Note is exchangeable for Certificated Notes if:

  (1)
  DTC (a) notifies B&G Foods that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, B&G Foods fails to appoint a successor depositary;

  (2)
  B&G Foods, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

  (3)
  there has occurred and is continuing a Default or Event of Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

        B&G Foods will make, or cause to be made, payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. B&G Foods will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder's registered address. The notes represented by the Global Notes are expected to be eligible to trade in The PORTALSM Market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. B&G Foods expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Certain Definitions

        Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

        "Acquired Debt" means, with respect to any specified Person:

  (1)
  Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

  (2)
  Indebtedness secured by a Lien encumbering any asset acquired by such specified Person,

provided that the amount of Acquired Debt only at the time so acquired will include the accreted value together with any interest thereon that is more than 30 days past due; provided, further, that Indebtedness of such other Person that is redeemed, defeased, retired or otherwise repaid at the time, or immediately upon consummation, of the transaction by which such other Person is merged with or into or became a Restricted Subsidiary of such Person will not be Acquired Debt.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

        "Asset Sale" means:

  (1)
  the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of B&G Foods and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "—Repurchase at the Option of Holders—Change of Control" and/or the provisions described above under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

  (2)
  the issuance or sale of Equity Interests in any of B&G Foods' Restricted Subsidiaries (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than B&G Foods or a Restricted Subsidiary) or the sale of Equity Interests in any of its Subsidiaries.

        Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

  (1)
  any single transaction or series of related transactions that involves (a) assets having a Fair Market Value of less than $1.5 million or (b) Net Proceeds of less than $1.5 million;

  (2)
  a transfer of assets between or among B&G Foods and its Restricted Subsidiaries;

  (3)
  an issuance of Equity Interests by a Restricted Subsidiary of B&G Foods to B&G Foods or to a Restricted Subsidiary of B&G Foods;

  (4)
  the sale, lease, conveyance or other disposition of products, services, inventory, equipment or accounts receivable in the ordinary course of business, including any sale or other disposition of damaged, worn-out, obsolete, negligible or surplus assets in the ordinary course of business;

  (5)
  the sale or other disposition of cash or Cash Equivalents;

  (6)
  the surrender or waiver of contract rights, the settlement, release or surrender of contract, tort or other litigation claims in the ordinary course of business, and the granting of (or permitted realization of) Liens not prohibited by the indenture; and

  (7)
  a Restricted Payment that complies with the covenant described above under the caption "—Certain Covenants—Restricted Payments" or a Permitted Investment.

        "Asset Sale Offer" has the meaning assigned to that term in the indenture governing the notes.

        "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of "Capital Lease Obligation."

        "Available Cash" means, with respect to any specified Person for any period, the Consolidated Cash Flow of that Person for such period, minus the sum of the following, each determined for such period on a consolidated basis:

  (1)
  cash taxes paid for such Person and its Restricted Subsidiaries; plus

  (2)
  cash interest expense paid by such Person and its Restricted Subsidiaries, whether or not capitalized (including, without limitation, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates); plus

  (3)
  additions to property, plant and equipment and other capital expenditures of such Person and its Restricted Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of such Person and its Restricted Subsidiaries for such period prepared in accordance with GAAP, except to the extent financed by the incurrence of Indebtedness; plus

  (4)
  the aggregate principal amount of long-term Indebtedness repaid by such Person and its Restricted Subsidiaries and the repayment by such Person and any Restricted Subsidiary of any short-term Indebtedness that financed capital expenditures referred to in clause (3) above, excluding any such repayments (a) under working capital facilities (except to the extent that such Indebtedness so repaid was incurred to finance capital expenditures as described in clause (3) above), (b) out of Net Proceeds of Assets Sales as provided in "— Repurchase at the Option of Holders — Asset Sales" and (c) through a refinancing involving the incurrence of new long-term Indebtedness.

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

        "Board of Directors" means:

  (1)
  with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

  (2)
  with respect to a partnership, the Board of Directors of the general partner of the partnership;

  (3)
  with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

  (4)
  with respect to any other Person, the board or committee of such Person serving a similar function.

        "Borrowing Base" means, as of any date, an amount equal to:

  (1)
  85% of the face amount of all accounts receivable owned by B&G Foods and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date that were not more than 90 days past due; plus

  (2)
  50% of the book value of all inventory, net of reserves, owned by B&G Foods and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date,

        in each case determined in accordance with GAAP.

        "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

        "Capital Stock" means:

  (1)
  in the case of a corporation, corporate stock, including, without limitation, corporate stock represented by EISs and corporate stock outstanding upon the separation of EISs into the securities represented thereby;

  (2)
  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

  (3)
  in the case of a partnership or limited liability company, partnership interests or membership interests (whether general or limited); and

  (4)
  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

        "Cash Equivalents" means:

  (1)
  United States dollars and Canadian dollars;

  (2)
  securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

  (3)
  certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

  (4)
  repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

  (5)
  commercial paper having one of the two highest ratings obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and, in each case, maturing within one year after the date of acquisition;

  (6)
  money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition; and

  (7)
  readily marketable direct obligations issued by any State of the United States of America or any political subdivision thereof having maturities of not more than one year from the date of acquisition and having one of the two highest rating categories obtainable from either Moody's Investors Service, Inc. or Standard & Poor's Rating Services.

        "Change of Control" means the occurrence of any of the following:

  (1)
  the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of B&G Foods and its Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party of a Principal;

  (2)
  the adoption of a plan relating to the liquidation or dissolution of B&G Foods;

  (3)
  the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of B&G Foods, measured by voting power rather than number of shares; or

  (5)
  the first day on which a majority of the members of the Board of Directors of B&G Foods are not Continuing Directors.

        "Change of Control Offer" has the meaning assigned to that term in the indenture governing the notes.

        "Change of Control Payment Date" has the meaning assigned to that term in the indenture governing the notes.

        "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

  (1)
  an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

  (2)
  provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

  (3)
  the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

  (4)
  depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

  (5)
  if such period includes the quarter ended June 28, 2003, $5,884 million; plus

  (6)
  if such period includes the quarter ended September 27, 2003, $2,185 million; minus

  (7)
  non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

        in each case, on a consolidated basis and determined in accordance with GAAP.

        "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

  (1)
  the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

  (2)
  the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income to such Person and its Restricted Subsidiaries is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders; and

  (3)
  the cumulative effect of a change in accounting principles will be excluded.

        "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of B&G Foods who:

  (1)
  was a member of such Board of Directors on the date of the indenture; or

  (2)
  was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

        "Credit Agreement" means that certain Credit Agreement, to be dated as of            , 2004 by and among B&G Foods, the Guarantors, Lehman Commercial Paper, Inc., as administrative agent, and the lenders from time to time party thereto, providing for up to $30.0 million of revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

        "Credit Facilities" means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

        "Default" means any event that is, or with the passage of time or the giving of written notice or both would be, an Event of Default.

        "Designated Senior Indebtedness" means (i) the Indebtedness represented by the Credit Facilities, (ii) the New Senior Debt and (iii) any other Senior Indebtedness so designated by B&G Foods.

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require B&G Foods to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that B&G Foods may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "—Certain Covenants—Restricted Payments." The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that B&G Foods and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

        "Domestic Subsidiaries" means any Restricted Subsidiary of B&G Foods that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of B&G Foods.

        "Enhanced Income Securities" means the units of B&G Foods comprised of the notes and Class A common stock.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Excess Cash" means, with respect to any period, Consolidated Cash Flow minus the sum of (i) cash interest expense and (ii) income tax expense, in each case, for such period.

        "Existing Indebtedness" means Indebtedness of B&G Foods and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the indenture, reduced to the extent such amounts are repaid, refinanced or retired.

        "Fair Market Value" means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of B&G Foods (unless otherwise provided in the indenture).

        "Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

        In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

  (1)
  acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act;

  (2)
  the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

  (3)
  the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

  (4)
  any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

  (5)
  any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

  (6)
  if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

        "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

  (1)
  the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

  (2)
  the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

  (3)
  any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

  (4)
  the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of B&G Foods (other than Disqualified Stock) or to B&G Foods or a Restricted Subsidiary of B&G Foods, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP; minus

  (5)
  charges attributable to the amortization of expenses relating to the Transactions incurred within 180 days of the date of the indenture.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession in the United States, which are in effect on the date of the indenture.

        "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection or standard contractual indemnities in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

        "Guarantors" means each of:

  (1)
  BGH Holdings, Inc., Bloch & Guggenheimer, Inc., Heritage Acquisition Corp., Maple Grove Farms of Vermont, Inc., Ortega Holdings Inc., Polaner, Inc., Trappey's Fine Foods, Inc. and William Underwood Company; and

  (2)
  any other Subsidiary of B&G Foods that executes a Note Guarantee in accordance with the provisions of the indenture,

and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

  (1)
  interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

  (2)
  other agreements or arrangements designed to manage interest rates or interest rate risk; and

  (3)
  other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

        "Immaterial Subsidiary" means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $100,000 and whose total revenues for the most recent 12-month period do not exceed $100,000; provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of B&G Foods.

        "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

  (1)
  in respect of borrowed money;

  (2)
  evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

  (3)
  in respect of banker's acceptances;

  (4)
  representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

  (5)
  representing the balance deferred and unpaid of the purchase price of any property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto, except any such balance that constitutes an accrued expense or trade payable or any similar obligation to trade creditors; or

  (6)
  representing any Hedging Obligations,

        if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person; provided that if the holder of such Indebtedness has no recourse to such Person other than to the asset, the amount of such Indebtedness will be deemed to be equal to the lesser of the value of such asset and the amount of the obligation so secured) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

        "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers in the ordinary course of business and commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If B&G Foods or any Subsidiary of B&G Foods sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of B&G Foods such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of B&G Foods, B&G Foods will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of B&G Foods' Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Certain Covenants—Restricted

Payments." The acquisition by B&G Foods or any Subsidiary of B&G Foods of a Person that holds an Investment in a third Person will not be deemed to be an Investment by B&G Foods or such Subsidiary in such third Person if the purpose of such acquisition by B&G Foods or such Subsidiary was not the Investment in such third Person. Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

        "Joint Venture" means any joint venture between B&G Foods and/or any Restricted Subsidiary and any other Person if such joint venture is:

  (1)
  owned 50% or less by B&G Foods and/or any of its Restricted Subsidiaries; and

  (2)
  not directly or indirectly controlled by or under direct or indirect common control of B&G Foods and/or any of its Restricted Subsidiaries.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement relating to a lien on an asset under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

        "Net Income" means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

  (1)
  any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

  (2)
  any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (but not loss).

        "Net Proceeds" means the aggregate cash proceeds received by B&G Foods or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Senior Indebtedness, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

        "New Senior Debt" means the new senior unsecured indebtedness that B&G Foods anticipates that it will incur simultaneous with the offering of EISs.

        "New Senior Debt Guarantee" means the Guarantee by each Guarantor of B&G Foods' obligations under the New Senior Debt, executed pursuant to the provisions of the documents governing the New Senior Debt.

        "Non-Recourse Debt" means Indebtedness:

  (1)
  as to which neither B&G Foods nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

  (2)
  no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of B&G Foods or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

  (3)
  as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of B&G Foods or any of its Restricted Subsidiaries.

        "Note Guarantee" means the Guarantee by each Guarantor of B&G Foods' obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Officers' Certificate" means the officers' certificate to be delivered upon the occurrence of specified events as set forth in the indenture.

        "Permitted Business" means the business of B&G Foods and its Subsidiaries as existing on the date of the indenture and any other businesses that are the same, similar or reasonably related, ancillary or complementary thereto and reasonable extensions thereof.

        "Permitted Investments" means:

  (1)
  any Investment in B&G Foods or in a Restricted Subsidiary of B&G Foods;

  (2)
  any Investment in Cash Equivalents;

  (3)
  any Investment by B&G Foods or any Restricted Subsidiary of B&G Foods in a Person, if as a result of such Investment:

  (a)
  such Person becomes a Restricted Subsidiary of B&G Foods; or

  (b)
  such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, B&G Foods or a Restricted Subsidiary of B&G Foods;

  (4)
  any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales";

  (5)
  any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of B&G Foods;

  (6)
  any Investments received (a) in compromise or resolution of (i) obligations of trade creditors or customers that were incurred in the ordinary course of business of B&G Foods or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or (ii) litigation, arbitration or other disputes with Persons who are not Affiliates; or (b) in satisfaction of judgments;

  (7)
  Investments represented by Hedging Obligations;

  (8)
  loans or advances to directors, officers, employees and consultants made in the ordinary course of business of B&G Foods or the Restricted Subsidiary of B&G Foods in an aggregate principal amount not to exceed $2.0 million at any one time outstanding;

  (9)
  repurchases of the notes;

  (10)
  intercompany loans to the extent permitted by the covenant described above under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock";

  (11)
  loans by B&G Foods in an aggregate principal amount not exceeding $3.0 million to employees of B&G Foods or its Restricted Subsidiaries to finance the sale of B&G Foods' Capital Stock by B&G Foods to such employees; provided that the net cash proceeds from such sales respecting such loaned amounts will not be included in the calculation described in clause (1)(b) of the first paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments";

  (12)
  any Investment in existence on the date of the indenture;

  (13)
  receivables owing to B&G Foods or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

  (14)
  any Investment in any Person to the extent the Investment consists of prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits made in the ordinary course of business by B&G Foods or any of its Restricted Subsidiaries; and

  (15)
  other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (15) that are at the time outstanding, not to exceed $10.0 million; provided that if an Investment made pursuant to this clause (15) is made in any Person that is not a Restricted Subsidiary of B&G Foods at the date of the making of the Investment and such Person becomes a Restricted Subsidiary after such date, such Investment will thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (15).

        "Permitted Junior Securities" means: debt or equity securities of B&G Foods or any successor corporation issued pursuant to a plan of reorganization or readjustment of B&G Foods that are subordinated to the payment of all then-outstanding Senior Indebtedness of B&G Foods at least to the same extent that the notes are subordinated to the payment of all Senior Indebtedness of B&G Foods on the issue date, so long as to the extent that any Senior Indebtedness of B&G Foods outstanding on the date of consummation of any such plan of reorganization or readjustment is not paid in full in cash on such date, either (a) the holders of any such Senior Indebtedness not so paid in full in cash have consented to the terms of such plan of reorganization or readjustment or (b) such holders receive securities which constitute Senior Indebtedness and which have been determined by the relevant court to constitute satisfaction in full in cash of any Senior Indebtedness not paid in full in cash.

        "Permitted Liens" means:

  (1)
  Liens on assets of B&G Foods or any of its Restricted Subsidiaries securing Senior Indebtedness that was permitted by the terms of the indenture to be incurred;

  (2)
  Liens in favor of B&G Foods or the Guarantors;

  (3)
  Liens on property of a Person existing at the time such Person is merged with or into or consolidated with B&G Foods or any Subsidiary of B&G Foods; provided that such Liens were not incurred in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with B&G Foods or the Subsidiary;

  (4)
  Liens on property (including Capital Stock) existing at the time of acquisition of the property by B&G Foods or any Subsidiary of B&G Foods; provided that such Liens were not incurred in contemplation of, such acquisition;

  (5)
  Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, deposits to secure the performance of bids, trade contracts, government contracts, warranty requirements, leases or licenses or other obligations of a like nature or incurred in the ordinary course of business (including, without limitation, landlord Liens on leased real property) and rights of offset and set-off;

  (6)
  Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with or financed by such Indebtedness;

  (7)
  Liens existing on the date of the indenture;

  (8)
  Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

  (9)
  Liens imposed by law, such as carriers', warehousemen's, landlord's, materialmen's, repairmen's and mechanics' Liens, in each case, incurred in the ordinary course of business;

  (10)
  survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

  (11)
  Liens created for the benefit of (or to secure) the New Senior Debt (or the New Senior Debt Guarantees);

  (12)
  Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

  (a)
  the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

  (b)
  the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

  (13)
  Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and other similar Liens arising in the ordinary course of business;

  (14)
  Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

  (15)
  any interest or title of a lessor under any Capital Lease Obligation permitted to be incurred under the indenture; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capital Lease Obligation;

  (16)
  Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

  (17)
  leases or subleases granted to third Persons not interfering with the ordinary course of business of B&G Foods or any of its Restricted Subsidiaries;

  (18)
  Liens (other than any Lien imposed by ERISA or any rule or regulation promulgated thereunder) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, and other types of social security;

  (19)
  deposits, in an aggregate not to exceed $250,000 at any one time outstanding, made in the ordinary course of business to secure liability to insurance carriers;

  (20)
  Liens under licensing agreements for use of intellectual property entered into in the ordinary course of business;

  (21)
  judgment Liens not giving rise to an Event of Default;

  (22)
  Liens on the assets of a Restricted Subsidiary of B&G Foods that is not a Guarantor securing Indebtedness of that Restricted Subsidiary; provided that such Indebtedness was permitted to be incurred by the covenant described above under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock";

  (23)
  Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by B&G Foods or any of its Restricted Subsidiaries in the ordinary course of business; and

  (24)
  Liens incurred in the ordinary course of business of B&G Foods or any Subsidiary of B&G Foods with respect to obligations that do not exceed $10.0 million at any one time outstanding.

        "Permitted Refinancing Indebtedness" means any Indebtedness of B&G Foods or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of B&G Foods or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

  (1)
  the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

  (2)
  such Permitted Refinancing Indebtedness has a final maturity date later than or the same as the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

  (3)
  if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

  (4)
  such Indebtedness is incurred either by B&G Foods or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

        "Person" means any individual, corporation, limited liability company, joint stock company, joint venture, partnership, limited liability partnership, association, unincorporated organization, trust, governmental regulatory entity, country, state, agency or political subdivision thereof, municipality, county, parish or other entity.

        "Principals" means BRS and the members of management of B&G Foods or any of the B&G Foods' Restricted Subsidiaries as of the date of the indenture.

        "Public Equity Offering" means an offer and sale of Capital Stock (other than Disqualified Stock or Enhanced Income Securities) of B&G Foods pursuant to a registration statement that has been declared effective by the SEC pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of B&G Foods).

        "Quarterly Base Dividend Level" means, for any fiscal quarter, 85% of B&G Foods' Excess Cash for the 12 month period ending on the last day of B&G Foods' then most recently ended fiscal quarter for which internal financial statements are available at the time such dividend is declared and paid divided by four (4).

        "Related Party" means:

  (1)
  any controlling stockholder, 66 2/3% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

  (2)
  any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding a 66 2/3% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

        "Representative" means the trustee, agent or representative (if any) for an issue of Senior Indebtedness.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

        "Securities Holders Agreement" means the securities holders agreement among BRS, certain of our existing stockholders, certain members of our board of directors and our executive officers, as amended in connection with the Transactions.

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

        "Permitted Business" means a business, the majority of whose revenues are derived from the production, manufacturing and/or distribution of shelf-stable foods, or the activities of B&G Foods as of the date of the indenture or any line of products, brand, business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Subsidiary" means, with respect to any specified Person:

  (1)
  any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders' agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

  (2)
  any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

        "Transaction Services Agreement" means            .

        "Transactions" has the meaning given in this prospectus.

        "Treasury Rate" means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to             , 2009; provided, however, that if the period from the redemption date to            , 2009 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

        "Unrestricted Subsidiary" means any Subsidiary of B&G Foods that is designated by the Board of Directors of B&G Foods as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

  (1)
  has no Indebtedness other than Non-Recourse Debt;

  (2)
  except as permitted by the covenant described above under the caption "—Certain Covenants—Transactions with Affiliates," is not party to any agreement, contract, arrangement or understanding with B&G Foods or any Restricted Subsidiary of B&G Foods unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to B&G Foods or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of B&G Foods;

  (3)
  is a Person with respect to which neither B&G Foods nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

  (4)
  has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of B&G Foods or any of its Restricted Subsidiaries.

        "Voting Stock" of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

  (1)
  the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

  (2)
  the then outstanding principal amount of such Indebtedness.

SHARES ELIGIBLE FOR FUTURE SALE

        Future sales or the availability for sale of substantial amounts of EISs or shares of our Class A common stock or a significant principal amount of our subordinated notes in the public market could adversely affect prevailing market prices and could impair our ability to raise capital through future sales of our securities. Upon completion of this offering, we will have        EISs outstanding, in respect of in the aggregate        shares of our Class A common stock and $     million aggregate principal amount of our subordinated notes. All of these EISs and securities represented thereby will be freely tradable without restriction or further registration under the Securities Act, unless the EISs or securities represented thereby are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act of 1933. Upon completion of this offering, the existing financial investors and management will own shares of our Class B common stock representing an aggregate        % ownership interest in us after the offering, or        % if the underwriters' over-allotment option is exercised in full. Upon any subsequent sale of Class B common stock by holders thereof, the Class B common stock will automatically convert to Class A common stock and, at the option of the Class B stockholders, we will automatically exchange a portion of the Class A common stock with the purchasers for subordinated notes at an exchange rate of $            for each share of Class A common stock. We anticipate that the existing financial investors will have demand and piggyback registration rights for their shares of Class B common stock (which include automatic exchange rights upon transfer into subordinated notes), which may be converted or exchanged into shares of our Class A common stock and sold in the form of EISs, under certain circumstances. In addition, certain members of management will have piggyback registration rights for their EISs. See "Certain Relationships and Related Transactions —Stockholders Agreement and Registration Rights Agreement." Registration rights may not be exercised during the lock-up period. Holders of Class B common stock may not transfer any shares during the lock-up period.

        If permitted under our senior debt agreements, we may issue shares of our common stock or subordinated notes, which may be in the form of EISs, or other securities from time to time as consideration for future acquisitions and investments. In the event any such acquisition or investment is significant, the number of shares of our common stock or subordinated notes, which may be in the form of EISs, or other securities that we may issue may in turn be significant. In addition, we may also grant registration rights covering those shares of our common stock or subordinated notes and EISs, if applicable, or other securities in connection with any such acquisitions and investments.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        In the opinion of our counsel, Dechert LLP, the following describes the material U.S. federal income tax consequences (and certain U.S. federal estate tax consequences to Non-U.S. Holders (as defined below)) of the purchase, ownership and disposition of EISs, subordinated notes and common stock as of the date hereof by U.S. Holders (as defined below) and Non-U.S. Holders (as defined below). Except where noted, this discussion deals only with EISs held as capital assets by holders who acquired EISs upon their original issuance at their initial offering price and does not deal with special situations, such as those of:

  •
  dealers in securities or currencies,

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  financial institutions,

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  regulated investment companies,

  •
  real estate investment trusts,

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  tax-exempt entities,

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  insurance companies,

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  persons holding EISs, subordinated notes or Class A common stock as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle,

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  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings,

  •
  persons liable for alternative minimum tax,

  •
  investors in pass-through entities or

  •
  U.S. Holders (as defined below) of EISs whose "functional currency" is not the U.S. dollar.

        Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below.

        A "U.S. Holder" of EISs, subordinated notes or common stock means a holder that is for U.S. federal income tax purposes:

  •
  an individual citizen or resident of the United States,

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  a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any political subdivision thereof,

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  an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

  •
  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds EISs, subordinated notes or common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding EISs, subordinated notes or common stock you should consult your own tax advisors.

        No statutory, administrative or judicial authority directly addresses the treatment of EISs or instruments similar to EISs for U.S. federal income tax purposes. As a result, the Internal Revenue Service ("IRS") or the courts may not agree with the tax consequences described herein. A different treatment from that assumed below could adversely affect the amount, timing and character of income, gain or loss in respect of an investment in the EISs, and, in the case of non-U.S. holders, could subject such holders to U.S. federal withholding or estate taxes with regard to the subordinated notes in the same manner as they will be with regard to the Class A common stock. Payments to non-U.S. holders would not be grossed-up for any such taxes. In addition, a different treatment could result in the loss by us of all or part of the deduction for interest paid on the subordinated notes. If you are considering the purchase of EISs, you should consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the ownership of EISs, subordinated notes or common stock, as well as any consequences to you arising under the laws of any other taxing jurisdiction.

Consequences to U.S. Holders

EISs

  Allocation of Purchase Price

        We believe that your acquisition of EISs should be treated as an acquisition of the shares of our Class A common stock and the subordinated notes represented by the EISs. Accordingly, we intend to treat the acquisition of EISs in this manner, and, by purchasing EISs, you will agree to such treatment. The remainder of this discussion assumes that the acquisition of EISs will be treated as an acquisition of shares of our Class A common stock and subordinated notes.

        The purchase price of each EIS will be allocated between the share of Class A common stock and subordinated notes in proportion to their respective fair market values at the time of purchase. Such allocation will establish your initial tax basis in the share of Class A common stock and the subordinated notes. We will report the initial fair market value of each share of Class A common stock as $            and the initial fair market value of each $            aggregate principal amount of subordinated notes as $            , and by purchasing EISs, you will agree to such allocation. If this allocation is not respected, it is possible that the subordinated notes will be treated as having been issued with OID or amortizable bond premium. You generally would have to include OID in income as it accrues, in addition to stated interest on the subordinated notes, and you would be able to elect to amortize bond premium over the remaining term of the subordinated notes. The remainder of this discussion assumes that this allocation of the purchase price will be respected.

  Separation and Recombination

        If you were to separate your EISs into the shares of Class A common stock and subordinated notes represented thereby or recombine the applicable number of shares of Class A common stock and principal amount of subordinated notes to form EISs, you generally would not recognize gain or loss upon the separation or recombination into EISs. You would continue to take into account items of income or deduction otherwise includible or deductible, respectively, with respect to the shares of Class A common stock and the subordinated notes, and your tax basis in the shares of Class A common stock and the subordinated notes would not be affected by the separation or recombination.

Subordinated Notes

  Characterization of Subordinated Notes

        As discussed in more detail in the following paragraphs, we believe that the notes should be treated as debt for U.S. federal income tax purposes, although this conclusion is not free from doubt. We will receive an opinion of our special counsel, Dechert LLP, and the lead underwriters will receive an opinion of their counsel, Debevoise & Plimpton LLP, that the notes should be so treated. Such opinions are based in part on facts described in this prospectus and on various other factual assumptions, representations and determinations (including those described below). Any alteration of such facts could adversely affect such opinions. In addition, such opinions are not binding on the IRS or the courts, and no ruling on this issue has been requested from the IRS. The IRS may challenge our position and such challenge may be successful. We will treat, and, by acquiring an EIS, each holder agrees to treat, the subordinated notes as our indebtedness for all tax purposes.

        The determination of whether an instrument is treated as debt or equity for U.S. federal income tax purposes is based on all relevant facts and circumstances. There is no clear statutory definition of debt and its characterization is governed by principles developed in case law, which analyzes numerous factors (with no one factor being dispositive) that are intended to identify the economic substance of the investor's interest in the corporation. Our determination that the subordinated notes should be treated as debt for U.S. federal income tax purposes, and the opinions of counsel to this effect referred to above, are based upon the terms of the subordinated notes and, in addition, rely upon certain representations and determinations by us, the lead underwriters and an investment bank and independent appraisal firm, including representations and determinations substantially to the effect that:

  •
  The term, interest rate and other material provisions of the subordinated notes are commercially reasonable and are substantially similar to those terms to which an unrelated third party lender, bargaining at arm's length, would reasonably agree;

  •
  The aggregate principal amount of the subordinated notes and our other indebtedness in relation to the aggregate amount of our capital is commercially reasonable under the circumstances;

  •
  We expect to pay the principal and interest on the subordinated notes in accordance with their terms;

  •
  The ratio of our outstanding indebtedness to the fair market value of our equity does not exceed    to 1.

        In light of the determinations described above and their relevance to several of the factors analyzed in case law, and taking into account the facts and circumstances relating to the issuance of the subordinated notes, we (and our counsel) are of the view that the subordinated notes should be treated as debt for U.S. federal income tax purposes. However, there is no authority that directly addresses the tax treatment of securities with terms substantially similar to the subordinated notes or offered under circumstances such as the offering (i.e., offered as a unit consisting of subordinated notes and Class A common stock). In light of this absence of direct authority, neither we nor our counsel can conclude with certainty that the notes will be treated as debt for U.S. federal income tax purposes.

        If the subordinated notes were treated as equity rather than debt for U.S. federal income tax purposes, then the stated interest on the subordinated notes would be treated as a dividend to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), and interest on the subordinated notes would not be deductible by us for U.S. federal income tax purposes. In addition, as discussed below under "—Consequences to Non-U.S. Holders—Class A Common Stock," Non-U.S. Holders could be subject to withholding or estate taxes with regard to the subordinated notes in the same manner as they will be with regard to the Class A common stock. We would also be liable for withholding taxes on any interest payments previously made by us to Non-U.S. Holders that are recharacterized as dividends for U.S. federal income tax purposes. Our inability to deduct interest on the subordinated notes could materially increase our taxable income and, thus, our U.S. federal income tax liability. This would reduce our after-tax cash flow and could materially adversely affect our ability to make interest and principal payments on the subordinated notes and dividend payments on the Class A common stock.

        Except where stated otherwise, the discussion of the consequences to U.S. Holders and Non-U.S. Holders described below assumes the notes will be respected as debt.

  Sale, Exchange or Retirement of Subordinated Notes

        Upon the sale, exchange, retirement or other disposition of an EIS, you will be treated as having sold, exchanged, retired or disposed of the subordinated notes underlying the EIS. Upon the sale, exchange, retirement or other disposition of subordinated notes, you will recognize gain or loss equal to the difference between the portion of the proceeds allocable to your subordinated notes (less an amount equal to any accrued and unpaid interest which will be treated as a payment of interest for U.S. federal income tax purposes) and your adjusted tax basis in the subordinated notes. As described above under "—Consequences to U.S. Holders—EISs—Allocation of Purchase Price," your tax basis in subordinated notes generally will be the portion of the purchase price of your EISs allocable to the subordinated notes, less any principal payments thereon. Such gain or loss will generally be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

  Additional Issuances

        Subsequently issued subordinated notes may be issued with original issue discount, referred to as OID, if they are issued at a discount to their face value. The U.S. federal income tax consequences to you of the subsequent issuance of subordinated notes with OID upon a subsequent offering by us of EISs or upon the issuance of subordinated notes following an exchange by the holders of our Class B common stock for EISs are unclear. The indenture governing the subordinated notes will provide that, in the event there is a subsequent issuance of subordinated notes with a new CUSIP number having terms that are otherwise identical (other than issuance date) in all material respects to the subordinated notes represented by the EISs, each holder of subordinated notes or EISs, as the case may be, agrees that a portion of such holder's notes will be exchanged for a portion of the subordinated notes acquired by the holders of such subsequently issued subordinated notes. Consequently, immediately following such subsequent issuance, each holder of subsequently issued notes, held either as part of EISs or separately, and each holder of existing subordinated notes, held either as part of EISs or separately, will own an inseparable unit composed of a proportionate percentage of both the old subordinated notes and the newly issued subordinated notes. Because a subsequent issuance will affect the subordinated notes in the same manner, regardless of whether these subordinated notes are held as part of EISs or separately, the combination of subordinated notes and shares of common stock to form EISs, or the separation of EISs, should not affect your tax treatment.

        The aggregate stated principal amount of notes owned by each holder will not change as a result of such subsequent issuance and exchange. However, under applicable law it is possible that the holders of subsequently issued notes (to the extent issued with OID) will not be entitled to a claim for the portion of their principal amount that represents unaccrued OID in the event of an acceleration of the notes or a bankruptcy proceeding occurring prior to the maturity of the notes. Whether the receipt of subsequently issued notes in exchange for previously issued notes in this automatic exchange constitutes a taxable exchange for U.S. federal income tax purposes depends on whether the subsequently issued notes are viewed as differing materially from the notes exchanged. Due to a lack of applicable guidance, it is unclear whether the subsequently issued notes would be viewed as differing materially from the previously issued notes for this purpose. Consequently, it is unclear whether an exchange of notes for subsequently issued notes results in a taxable exchange for U.S. federal income tax purposes, and it is possible that the IRS might successfully assert that such an exchange should be treated as a taxable exchange.

        If the IRS successfully asserted that an automatic exchange following a subsequent issuance is a taxable exchange, an exchanging holder would generally recognize gain or loss in an amount equal to the difference between the fair market value of the subsequently issued notes received and such holder's adjusted tax basis in the notes exchanged. See "Notes-Sale, Exchange or Retirement of Notes." It is also possible that the IRS might successfully assert that any loss so recognized should be disallowed under the wash sale rules, in which case the holder's basis in the subsequently issued notes would be increased to reflect the amount of the disallowed loss. In the case of a taxable exchange, a holder's initial tax basis in the subsequently issued notes received in the exchange would be the fair market value of such notes on the date of exchange (adjusted to reflect any disallowed loss) and a holder's holding period in such notes would begin on the day after such exchange.

        Even if the exchange is not treated as a taxable event, such exchange may have potentially adverse U.S. federal income tax consequences to holders of notes or EISs. For example, in the case of a holder that acquired notes at a premium (which premium may generally be amortized over the term of the notes), such an exchange may result in the holder's inability to amortize the portion of such premium that is attributable to the notes exchanged for subsequently issued notes. Furthermore, such issuance may increase the OID, if any, that holders were previously accruing with respect to the subordinated notes. In addition, holders that acquire notes at "market discount" may, as a result of such issuance and exchange, effectively convert a portion of such market discount into OID. Generally, market discount, unlike OID, is not required to be included in income on an accrual basis, but instead results in treating a portion of the gain realized on sale, exchange or retirement of the notes as ordinary income. Following any subsequent issuance of subordinated notes with OID and exchange we (and our agents) will report any OID on the subsequently issued notes ratably among all holders of subordinated notes and EISs, and each holder of subordinated notes and EISs will, by purchasing EISs, agree to report OID in a manner consistent with this approach. Consequently, holders that acquire notes in this offering may be required to report OID as a result of a subsequent issuance (even though they purchased notes having no OID). This will generally result in such holders reporting more interest income over the term of the subordinated notes than they would have reported had no such subsequent issuance occurred, and any such additional interest income will be reflected as an increase in the tax basis of the subordinated notes, which will generally result in a capital loss (or reduced capital gain) upon a sale, exchange or retirement of the subordinated notes. However, the IRS may assert that any OID should be reported only to the persons that initially acquired such subsequently issued notes (and their transferees). In such case, the IRS might further assert that, unless a holder can establish that it is not such a person (or a transferee thereof), all of the subordinated notes held by such holder have OID. Any of these assertions by the IRS could create significant uncertainties in the pricing of EISs and subordinated notes and could adversely affect the market for EISs and subordinated notes. You would be required to include any OID in income as ordinary income as it accrues, in advance of the receipt of cash attributable to such income.

        It is possible that notes we issue in a subsequent issuance will be issued at a discount to their face value and, accordingly, may have "significant OID" and thus be classified as "applicable high yield discount obligations" (AHYDOs). If any such notes were so classified, a portion of the OID on such notes would be nondeductible by us and the remainder would be deductible only when paid. This treatment would have the effect of increasing our taxable income and may adversely affect our cash flow available for interest payments and distributions to our equityholders.

        Due to the complexity and uncertainty surrounding the U.S. federal income tax treatment of subsequent issuances and exchanges of subordinated notes, prospective investors are urged to consult their tax advisors regarding the applicable tax consequences to them in light of their particular circumstances.

Class A Common Stock

  Dividends

        The gross amount of dividends paid to you will be treated as dividend income to you to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such income will be includable in your gross income as ordinary income. To the extent, if any, that the amount of dividends paid to you exceeds our current and accumulated earnings and profits, any amount in excess of our earnings and profits will be treated as a tax-free return of your tax basis in the shares of Class A common stock, and any amount in excess of such basis will be treated as capital gain from the sale of the shares. Pursuant to recently enacted legislation, if you are an individual, dividends that we pay to you through 2008 will be subject to tax at long-term capital gain rates, provided certain holding period and other requirements are satisfied.

  Taxation of Capital Gains

        Upon the sale, exchange, or other disposition of EISs, you will be treated as having sold, exchanged, or disposed of the shares of Class A common stock underlying the EISs. Upon the sale, exchange, or other disposition of shares of our Class A common stock, you will recognize capital gain or loss in an amount equal to the difference between the portion of the proceeds allocable to your shares of Class A common stock and your tax basis in the shares of Class A common stock. As described above under "—Consequences to U.S. Holders—EISs—Allocation of Purchase Price," your tax basis in the shares of Class A common stock generally will be the portion of the purchase price of your EISs allocable to the shares of Class A common stock, less any prior distributions that reduced such basis. As discussed above, capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

        In general, information reporting requirements will apply to payments of principal, interest and dividends on our subordinated notes and common stock and to the proceeds of sale of EISs, subordinated notes and common stock paid to a U.S. Holder other than certain exempt recipients (such as corporations). A backup withholding tax will apply to such payments if you fail to provide a taxpayer identification number or certification of other exempt status or fail to report in full dividend and interest income.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished by you to the IRS.

Consequences to Non-U.S. Holders

        The following discussion applies only to Non-U.S. Holders. A "Non-U.S. Holder" is a holder, other than an entity or arrangement classified as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder. Special rules may apply to certain Non-U.S. Holders, such as:

  •
  U.S. expatriates,

  •
  "controlled foreign corporations,"

  •
  "passive foreign investment companies,"

  •
  "foreign personal holding companies,"

  •
  corporations that accumulate earnings to avoid U.S. federal income tax, and

  •
  investors in pass-through entities that are subject to special treatment under the Code.

        Such Non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

  Subordinated Notes

  Characterization of Subordinated Notes

        As discussed above under "—Consequences to U.S. Holders—Subordinated Notes—Characterization of Subordinated Notes," we believe the subordinated notes should be treated as debt for U.S. federal income tax purposes. However, this conclusion is not free from doubt and no ruling on this issue has been requested from the IRS. Consequently, this position may not be sustained if challenged by the IRS. If the subordinated notes were treated as equity rather than debt for U.S. federal income tax purposes, then the subordinated notes would be treated in the same manner as shares of Class A common stock as described below under "—Consequences to Non-U.S. Holders—Class A Common Stock—Dividends," and payments on the subordinated notes would be subject to U.S. federal withholding taxes. Payments to Non-U.S. Holders would not be grossed-up on account of any such taxes. In addition, we would be liable for withholding taxes on any interest payments previously made by us to Non-U.S. Holders that are recharacterized as dividends for U.S. federal income tax purposes. The remainder of this discussion assumes the characterization of the subordinated notes as debt for U.S. federal income tax purposes will be respected.

  U.S. Federal Withholding Tax

        Subject to the discussion below concerning backup withholding, no withholding of U.S. federal income tax should be required with respect to the payment of principal or interest on subordinated notes owned by you under the "portfolio interest rule," provided that:

  •
  you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the regulations thereunder,

  •
  you are not a controlled foreign corporation that is related to us through stock ownership,

  •
  you are not a bank whose receipt of interest on the subordinated notes is described in section 881(c)(3)(A) of the Code, and

  •
  you satisfy the statement requirement (described generally below) set forth in section 871(h) and section 881(c) of the Code and the regulations thereunder.

        To satisfy the requirement referred to in the final bullet above, you, or a financial institution holding the subordinated notes on your behalf, must provide, in accordance with specified procedures, our paying agent with a statement to the effect that you are not a U.S. person. Currently, these requirements will be met if (1) you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an IRS Form W-8BEN), or (2) a financial institution holding the subordinated notes on your behalf certifies, under penalties of perjury, that such statement has been received by it and furnishes a paying agent with a copy thereof. The statement requirement referred to in the final bullet above may also be satisfied with other documentary evidence with respect to a subordinated note held in an offshore account or through certain foreign intermediaries.

        If you cannot satisfy the requirements of the "portfolio interest rule" described in the bullets above, payments of interest (including payments in respect of OID) made to you will be subject to a 30% withholding tax unless you provide us or our paying agent, as the case may be, with a properly executed:

  •
  IRS Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty, or

  •
  IRS Form W-8ECI stating that interest paid on the subordinated notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

        Alternative documentation may be applicable in certain situations such as in the case of non-U.S. governments or flow-through entities organized under non-U.S. law.

  U.S. Federal Income Tax

        If you are engaged in a trade or business in the United States and interest on the subordinated notes is effectively connected with the conduct of such trade or business (or, if certain tax treaties apply, is attributable to your U.S. permanent establishment), you, although exempt from the withholding tax discussed above (provided the certification requirements described above are satisfied), will be subject to U.S. federal income tax on such interest on a net income basis in the same manner as if you were a U.S. Holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of such amount, subject to adjustments.

  Sale, Exchange or Retirement of Subordinated Notes

        Upon the sale, exchange, retirement or other disposition of an EIS, you will be treated as having sold, exchanged, retired or disposed of the subordinated notes underlying the EIS. Any gain realized upon the sale, exchange, retirement or other disposition of subordinated notes generally will not be subject to U.S. federal income tax unless:

  •
  such gain is effectively connected with your conduct of a trade or business in the United States, or

  •
  you are an individual, you are present in the United States for 183 days or more in the taxable year of such sale, exchange, retirement or other disposition, and certain other conditions are met.

  U.S. Federal Estate Tax

        Subordinated notes beneficially owned by an individual who at the time of death is a Non-U.S. Holder should not be subject to U.S. federal estate tax, provided that any payment to such individual on the notes would be eligible for exemption from the 30% U.S. federal withholding tax under the rules described above under "—Consequences to Non-U.S. Holders—Subordinated Notes—U.S. Federal Withholding Tax" without regard to the statement requirement described therein.

  Class A Common Stock

  Dividends

        Dividends paid to you generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with your conduct of a trade or business within the United States or, if certain tax treaties apply, are attributable to your U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Special certification and disclosure requirements must be satisfied for effectively connected income to be exempt from withholding. If you are a foreign corporation, any such effectively connected dividends received by you may be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

        If you wish to claim the benefit of an applicable treaty rate (and avoid backup withholding as discussed below) for dividends, you will be required to:

  •
  complete IRS Form W-8BEN (or other applicable form) and certify, under penalties of perjury, that you are not a U.S. person and that you are entitled to treaty benefits, or

  •
  if the shares of our Class A common stock are held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations.

        Special certification and other requirements apply to certain Non-U.S. Holders that are entities rather than individuals.

        If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

  Gain on Disposition of Class A Common Stock

        Upon the sale, exchange, retirement or other disposition of an EIS, you will be treated as having sold, exchanged, or disposed of the share of Class A common stock underlying the EIS. You generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of shares of our Class A common stock unless:

  •
  the gain is effectively connected with your conduct of a trade or business in the United States, or, if certain tax treaties apply, is attributable to your U.S. permanent establishment,

  •
  if you are an individual and hold shares of our Class A common stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, or

  •
  we are or have been a "U.S. real property holding corporation" for U.S. federal income tax purposes.

        If you are an individual and are described in the first bullet above, you will be subject to tax on the net gain derived from the sale under regular U.S. federal income tax rates applicable to individuals. If you are described in the second bullet above, you will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses (even though you are not considered a resident of the United States). If you are a foreign corporation and are described in the first bullet above, you will be subject to tax on your gain under regular U.S. federal income tax rates applicable to corporations and, in addition, may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

        We believe we are not and do not anticipate becoming a "U.S. real property holding corporation" for U.S. federal income tax purposes.

  U.S. Federal Estate Tax

        Shares of our common stock held by an individual Non-U.S. Holder at the time of death will be included in such holder's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

        The amount of interest payments and dividends paid to you and the amount of tax, if any, withheld with respect to such payments will be reported annually to the IRS. Copies of the information returns reporting such interest payments, dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

        In general, backup withholding will be required with respect to payments made by us or any paying agent to you, unless a statement described in the fifth bullet under "Consequences to Non-U.S. Holders—Subordinated Notes—U.S. Federal Withholding Tax" has been received (and we or the paying agent do not have actual knowledge or reason to know that you are a U.S. person).

        Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of EISs, Class A common stock or subordinated notes within the United States or conducted through U.S.-related financial intermediaries unless a statement described in the fifth bullet under "Consequences to Non-U.S. Holders—Subordinated Notes—U.S. Federal Withholding Tax" has been received (and we or the paying agent do not have actual knowledge or reason to know that you are a U.S. person) or you otherwise establish an exemption.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished by you to the IRS.

UNDERWRITING

        RBC Capital Markets Corporation, Credit Suisse First Boston LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as joint book-running managers for the offering and, together with Lehman Brothers Inc. and Piper Jaffray & Co., are acting as representatives of the underwriters named below. Subject to the terms and conditions in the underwriting agreement, each underwriter named below has agreed to purchase from us, on a firm commitment basis, the respective number of EISs shown opposite its name below:

Underwriters	Number of EISs
RBC Capital Markets Corporation
Credit Suisse First Boston LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Lehman Brothers Inc.
Piper Jaffray & Co.

Total

        The underwriting agreement provides that the underwriters' obligations to purchase our EISs are subject to approval of legal matters by counsel and to the satisfaction of other conditions. The underwriters are obligated to purchase all of the EISs (other than those covered by the over-allotment option described below) if they purchase any EISs.

        Any subsequent issuance of EISs of the same series that results in an automatic exchange of a portion of your notes for a portion of the notes issued in such subsequent issuance, and/or replacement of your EISs with new EISs should not effect your rights to assert claims against the underwriters, if any, and for such purposes, you should be treated as if the automatic exchange had never occurred. However, under no circumstances shall the underwriters in this offering have any liability to you or to us, by virtue of their participation in this offering, with respect to any offering materials used in connection with any such subsequent issuance.

Commissions and Expenses

        The representatives have advised us that the underwriters propose to offer the EISs directly to the public at the public offering price presented on the cover page of this prospectus and to selected dealers, who may include the underwriters, at the public offering price less a selling concession not in excess of $            per EIS. The underwriters may allow, and the selected dealers may reallow, a concession not in excess of $            per EIS to brokers and dealers. After the offering, the underwriters may change the offering price and other selling terms. The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

        The following table summarizes the underwriting discounts and commissions that will be paid to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional EISs.

Total
	Per EIS	Without Over- Allotment	With Over- Allotment
Public offering price	$	$	$
Underwriting discount paid by us	$	$	$

        We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $                  .

Over-Allotment Option

        The underwriters have an option to buy up to            additional EISs from us to cover sales of EISs by the underwriters which exceed the number of EISs specified in the table above at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriters have 30 days from the date of this prospectus to exercise this option. If the underwriters exercise this option, they will each be obligated, subject to certain conditions, to purchase additional EISs approximately in proportion to the amounts specified in the table above. If any additional EISs are purchased, the underwriters will offer the additional EISs on the same terms as those on which the EISs are being offered. We will pay the expenses associated with the exercise of the over-allotment option.

Lock-Up Agreements

        We have agreed that, without the prior written consent of the representatives, we will not, directly or indirectly, offer, sell or dispose of any EISs or shares of our Class A common stock or Class B common stock or subordinated notes or any securities which may be converted into or exchanged for such securities for a period of 180 days from the date of this prospectus. Our executive officers, directors and principal stockholders, have agreed under lock-up agreements not to, without the prior written consent of the representatives, directly or indirectly, offer, sell or otherwise dispose of any EISs or shares of our Class A common stock or Class B common stock or subordinated notes or any securities which may be converted into or exchanged or exercised for such securities for a period of 180 days from the date of this prospectus.

Offering Price Determination

        Prior to this offering, there has been no public market for our Class A common stock, the notes or the EISs. The initial public offering price of the EISs has been negotiated between the representatives and us. In determining the initial public offering price of our EISs, the representatives considered:

  •
  prevailing market conditions;

  •
  our historical performance and capital structure;

  •
  estimates of our business potential and future revenues;

  •
  an overall assessment of our management; and

  •
  the consideration of these factors in relation to market valuation of companies in related businesses.

        We will apply to list the EISs on the American Stock Exchange under the symbol "            ."

Indemnification

        We have agreed to indemnify the underwriters against liabilities relating to the offering, including liabilities under the Securities Act and liabilities arising from breaches of the representations and warranties contained in the underwriting agreement and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

        The representatives may engage in over-allotment and stabilizing transactions, syndicate covering transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the EISs, in accordance with Regulation M under the Securities Exchange Act of 1934:

  •
  Over-allotment transactions involve sales by the underwriters of EISs in excess of the number of EISs the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of EISs over-allotted by the underwriters is not greater than the number of that they may purchase in the over-allotment option. In a naked short position, the number of EISs involved is greater than the number of EISs in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing EISs in the open market.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum.

  •
  Syndicate covering transactions involve purchases of EISs in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of EISs to close out the short position, the underwriters will consider, among other things, the price of EISs available for purchase in the open market as compared to the price at which they may purchase EISs through the over-allotment option. If the underwriters sell more EISs than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying EISs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the EISs in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the EISs originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These transactions may have the effect of raising or maintaining the market price of our EISs or preventing or retarding a decline in the market price of our EISs. As a result, the price of our EISs may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the American Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our EISs. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Directed Share Program

        At our request, the underwriters have reserved up to        EISs, or        % of our EISs offered by this prospectus, for sale under a directed share program to our directors, management and related parties. All of the persons purchasing the reserved EISs must commit to purchase no later than the close of business on the day following the date of this prospectus. The number of EISs available for sale to the general public will be reduced to the extent these persons purchase the reserved EISs. EISs committed to be purchased by directed share participants which are not so purchased will be reallocated for sale to the general public in the offering. All sales of EISs pursuant to the directed share program will be made at the initial public offering price set forth on the cover page of this prospectus. Participants in the directed share program have agreed not to sell or otherwise dispose of the EISs acquired in this program for a period of 180 days from the date of this prospectus.

Other Arrangements

        Affiliates of Credit Suisse First Boston LLC own an aggregate of approximately 12% of Bruckmann, Rosser, Sherill & Co., L.P., our sponsor investor. Because of this relationship, Credit Suisse First Boston may be deemed to have a conflict of interest under NASD Conduct Rule 2720. This rule requires that the public offering price of a security be no higher than the price recommended by a qualified independent underwriter which has participated in the preparation of the registration statement and performed its usual standard of due diligence with respect to that registration statement. If we conduct this offering in accordance with NASD Conduct Rule 2720(c), the price of the EISs will be no higher than that recommended by RBC Capital Markets Corporation.

        Some of the underwriters have provided, and may continue to provide, from time to time investment banking, commercial banking, advisory and other services to us for customary fees and expenses in the ordinary course of their business. Affiliates of Lehman Brothers Inc. are the arranger, administrative agent and lenders under our existing senior secured credit facility (including the senior revolving credit facility and senior term loan). We expect to use a portion of the proceeds of this offering and proceeds from the other Transactions to repay all outstanding indebtedness under our existing senior credit facility. See "Use of Proceeds." The affiliate of Lehman Brothers Inc. that is a lender under our existing senior credit facility will receive its proportionate share of the amounts paid in repayment of our existing senior credit facility.

        We anticipate that affiliates of one or more of the underwriters will be the lead arranger or agents under our new revolving credit facility and will receive customary fees relating thereto. In addition, we anticipate that affiliates of some or all of the underwriters will be lenders under our new revolving credit facility.

        Proceeds of this offering will be applied to pay down debt obligations owed to affiliates of Lehman Brothers Inc. and Credit Suisse First Boston LLC. If we determine that more than ten percent of the net proceeds of the offering may be paid to members or affiliates of members of the National Association of Securities Dealers, Inc. participating in the offering, the offering will be conducted in accordance with NASD Conduct Rule 2710(c)(8). This rule also requires that the public offering price of a security be no higher than the price recommended by a qualified independent underwriter. If we conduct this offering in accordance with NASD Conduct Rule 2710(c)(8), the price of the EISs will be no higher than that recommended by RBC Capital Markets Corporation.

LEGAL MATTERS

        The validity of the issuance of the EISs offered hereby and the shares of our Class A common stock and subordinated notes represented thereby, as well as the validity of the issuance of the subsidiary guarantees by the Delaware and Massachusetts subsidiary guarantors, will be passed upon for us by Dechert LLP, New York, New York. The validity of the issuance of the subsidiary guarantee by the Vermont subsidiary guarantor will be passed upon for us by             , Burlington, Vermont. Certain legal matters relating to this offering will be passed upon for the underwriters by Debevoise & Plimpton LLP, New York, New York.

EXPERTS

        The consolidated financial statements and schedule of B&G Foods Holdings Corp. and subsidiaries as of December 28, 2002 and January 3, 2004, and for each of the fiscal years ended December 29, 2001, December 28, 2002 and January 3, 2004, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

        The financial statements of The Ortega Brand of Business as of December 31, 2002 and for the year then ended have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a Registration Statement on Form S-1 with the Commission regarding this offering. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement, and you should refer to the registration statement and its exhibits to read that information. As a result of the effectiveness of the registration statement, we are subject to the informational reporting requirements of the Exchange Act of 1934 and, under that Act, we will file reports, proxy statements and other information with the Commission. As required by the terms of the indenture governing our existing senior subordinated notes, prior to its merger with and into B&G Holdings, B&G Foods filed these reports with the SEC. You may read and copy the registration statement, the related exhibits and the reports, proxy statements and other information we file with the SEC at the SEC's public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The site's Internet address is www.sec.gov.

        You may also request a copy of these filings, at no cost, by writing or telephoning us at:

B&G Foods, Inc.
Four Gatehall Drive, Suite 110
Parsippany, NJ 07054
(973) 401-6500

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
B&G Foods Holdings Corp. and Subsidiaries:
Independent Auditors' Report	F-2
Consolidated Balance Sheets as of December 28, 2002 and January 3, 2004	F-3
Consolidated Statements of Operations for the years ended December 29, 2001, December 28, 2002 and January 3, 2004	F-4
Consolidated Statements of Stockholders' Equity for the years ended December 29, 2001, December 28, 2002 and January 3, 2004	F-5
Consolidated Statements of Cash Flows for the years ended December 29, 2001, December 28, 2002 and January 3, 2004,	F-6
Notes to Consolidated Financial Statements	F-7
Schedule II—Valuation and Qualifying Accounts	F-31
The Ortega Brand of Business:
Independent Auditors' Report	F-32
Statements of Net Assets Sold as of December 31, 2002 and June 30, 2003 (unaudited)	F-33
Statements of Direct Revenue and Direct Expenses for the year ended December 31, 2002 and for the six months ended June 30, 2002 (unaudited) and June 30, 2003 (unaudited)	F-34
Notes to Financial Statements	F-35

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
B&G Foods Holdings Corp.:

        We have audited the accompanying consolidated balance sheets of B&G Foods Holdings Corp. and subsidiaries as of December 28, 2002 and January 3, 2004, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 29, 2001, December 28, 2002 and January 3, 2004. In connection with our audits of the consolidated financial statements, we also have audited the schedule of valuation and qualifying accounts for the years ended December 29, 2001, December 28, 2002 and January 3, 2004. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of B&G Foods Holdings Corp. and subsidiaries as of December 28, 2002 and January 3, 2004, and the results of their operations and their cash flows for the years ended December 29, 2001, December 28, 2002 and January 3, 2004, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

New York, New York
February 10, 2004

B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands, except per share data)

	December 28, 2002	January 3, 2004
Assets
Current assets:
Cash and cash equivalents	$15,866	$8,092
Trade accounts receivable, less allowance for doubtful accounts of $464 and $526 in 2002 and 2003, respectively	21,900	22,348
Inventories	67,536	80,789
Prepaid expenses	2,024	2,336
Deferred income taxes	1,485	115

Total current assets	108,811	113,680
Property, plant and equipment, net	37,414	43,940
Goodwill	112,319	188,629
Trademarks	162,781	193,481
Other assets	9,348	10,209

Total assets	$430,673	$549,939

Liabilities and Stockholders' Equity
Current liabilities:
Current installments of long-term debt	$370	$1,500
Trade accounts payable	18,826	19,816
Accrued expenses	19,441	24,819
Due to related party	208	208

Total current liabilities	38,845	46,343
Long-term debt, excluding current maturities	273,426	367,296
Other liabilities	291	347
Deferred income taxes	40,046	42,774

Total liabilities	352,608	456,760

Commitments and contingencies (Notes 5, 6, 12 and 13)
Mandatorily redeemable preferred stock:
Series C senior preferred stock, $0.01 par value per share, liquidation value $37,664 and $43,122 in 2002 and 2003, respectively. Designated 25,000 shares; issued and outstanding 25,000 shares in 2002 and 2003	37,714	43,188

Stockholders' equity:
13% Series A cumulative preferred stock, $0.01 par value per share, liquidation value of $41,109 and $46,453 in 2002 and 2003, respectively. Designated 22,000 shares; issued and outstanding 20,341 shares in 2002 and 2003	—	—
13% Series B cumulative preferred stock, $0.01 par value per share, liquidation value of $19,496 and $22,031 in 2002 and 2003, respectively. Designated 35,000 shares; issued and outstanding 12,311 shares in 2002 and 2003	—	—
Common stock, $0.01 par value per share. Authorized 250,000 shares; issued and outstanding 105,500 shares in 2002 and 2003	1	1
Additional paid in capital	31,345	31,329
Accumulated other comprehensive loss	(20)	(74)
Retained earnings	9,025	18,735

Total stockholders' equity	40,351	49,991

Total liabilities and stockholders' equity	$430,673	$549,939

See accompanying Notes to consolidated financial statements.

B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES

Consolidated Statements of Operations

(Dollars in thousands, except per share data)

	Year ended
	December 29, 2001	December 28, 2002	January 3, 2004
Net sales (Note 2(g))	$279,779	$293,677	$328,356
Cost of goods sold	192,525	203,707	226,174

Gross profit	87,254	89,970	102,182
Operating expenses:
Sales, marketing and distribution expenses (Note 2(g))	34,922	35,852	39,477
General and administrative expenses	14,120	4,911	6,313
Management fees—related party	500	500	500
Environmental clean-up expenses	950	100	—

Operating income	36,762	48,607	55,892
Other expenses:
Gain on sale of assets	(3,112)	—	—
Derivative gain	—	(2,524)	—
Interest expense, net	29,847	26,626	31,205

Income before income taxes	10,027	24,505	24,687
Provision for income taxes	4,029	9,260	9,519

Net income	$5,998	$15,245	$15,168
Less: preferred stock dividends accumulated and related charges	10,352	11,739	13,336

Net (loss) income available to common stockholders	$(4,354)	$3,506	$1,832

Basic net (loss) income available to common stockholders per common share (Note 2)	$(41.27)	$33.23	$17.36

Diluted net (loss) income available to common stockholders per common share (Note 2)	$(41.27)	$24.87	$12.99

See accompanying Notes to consolidated financial statements.

B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES
Consolidated Statements of Stockholders' Equity
(Dollars in thousands, except per share information)

	Preferred Stock Series A		Preferred Stock Series B					Accumulated Other Comprehensive (Loss) Income
					Common Stock
							Additional Paid in Capital		Retained (Deficit) Earnings	Total Stockholders' Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 30, 2000	20,321	$—	10,000	$—	102,500	$1	$31,327	$(12)	$(3,288)	$28,028
Foreign currency translation	—	—	—	—	—	—	—	(36)	—	(36)
Net income	—	—	—	—	—	—	—	—	5,998	5,998

Comprehensive income										5,962
Accretion of series C senior preferred stock	—	—	—	—	—	—	—	—	(4,163)	(4,163)
Accretion of series C senior preferred stock warrants	—	—	—	—	—	—	(16)	—	—	(16)
Issuance of series A preferred stock, at $1,000 per share	20	—	—	—	—	—	20	—	—	20
Issuance of common stock, at $10 per share	—	—	—	—	3,000	—	30	—	—	30

Balance at December 29, 2001	20,341	—	10,000	—	105,500	1	31,361	(48)	(1,453)	29,861
Foreign currency translation	—	—	—	—	—	—	—	28	—	28
Net income	—	—	—	—	—	—	—	—	15,245	15,245

Comprehensive income										15,273
Accretion of series C senior preferred stock	—	—	—	—	—	—	—	—	(4,767)	(4,767)
Accretion of series C senior preferred stock warrants	—	—	—	—	—	—	(16)	—	—	(16)

Balance at December 28, 2002	20,341	—	10,000	—	105,500	1	31,345	(20)	9,025	40,351
Foreign currency translation	—	—	—	—	—	—	—	(54)	—	(54)
Net income	—	—	—	—	—	—	—	—	15,168	15,168

Comprehensive income							—	—		15,114
Accretion of series C senior preferred stock	—	—	—	—	—	—	—	—	(5,458)	(5,458)
Accretion of series C senior preferred stock warrants	—	—	—	—	—	—	(16)	—	—	(16)

Balance at January 3, 2004	20,341	$—	10,000	$—	105,500	$1	$31,329	$(74)	$18,735	$49,991

See accompanying Notes to consolidated financial statements.

B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Dollars in thousands)

	Year ended
	December 29, 2001	December 28, 2002	January 3, 2004
Cash flows from operating activities:
Net income	$5,998	$15,245	$15,168
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,290	5,300	6,014
Amortization of deferred debt issuance costs and bond discount	1,972	2,686	2,839
Write-off of deferred debt issuance costs	—	—	1,831
Deferred income taxes	3,832	5,532	4,382
Gain from sale of assets	(3,112)	—	—
Provision for doubtful accounts	118	84	711
Changes in assets and liabilities, net of effects from business acquired:
Trade accounts receivable	2,432	(363)	(1,159)
Inventories	(2,788)	(1,394)	(6,542)
Prepaid expenses	303	(234)	(63)
Other assets	(400)	33	(1)
Trade accounts payable	(3,525)	(2,430)	990
Accrued expenses	2,263	1,903	3,205
Other liabilities	87	55	56

Net cash provided by operating activities	21,470	26,417	27,431

Cash flows from investing activities:
Capital expenditures	(3,904)	(6,283)	(6,442)
Net proceeds from sale of assets	24,090	—	—
Payments for acquisition of business	—	—	(118,179)

Net cash provided by (used in) investing activities	20,186	(6,283)	(124,621)

Cash flows from financing activities:
Payments of long-term debt	(40,048)	(114,417)	(55,231)
Proceeds from issuance of long-term debt	—	98,760	150,000
Proceeds from issuance of equity and capital contributions	50	—	—
Payments of debt issuance costs	—	(3,694)	(5,299)

Net cash (used in) provided by financing activities	(39,998)	(19,351)	89,470

Effect of exchange rate fluctuations on cash and cash equivalents	(36)	28	(54)

Net increase (decrease) in cash and cash equivalents	1,622	811	(7,774)
Cash and cash equivalents at beginning of period	13,433	15,055	15,866

Cash and cash equivalents at end of period	$15,055	$15,866	$8,092

Supplemental disclosures of cash flow information:
Cash interest	$29,966	$22,975	$26,483

Cash income taxes	$271	$3,778	$3,708

See accompanying Notes to consolidated financial statements.

B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 28, 2002 and January 3, 2004
(Dollars in thousands, except per share amounts)

(1)    Nature of Operations

Organization

        B&G Foods Holdings Corp. and subsidiaries (the "Company") is majority owned by Bruckmann, Rosser, Sherrill & Co., L.P. ("BRS"), a private equity investment firm, and minority owned by management, directors and certain other investors. The Company's only asset and operations consist of its ownership of B&G Foods, Inc. and its subsidiaries (collectively "B&G Foods").

Nature of Operations

        The Company operates in one industry segment and manufactures, sells and distributes a diverse portfolio of high quality branded, shelf-stable food products. The Company's products include pickles, peppers, jams and jellies, canned meats and beans, spices, syrups, hot sauces, maple syrup, salad dressings, taco shells, seasonings, dinner kits, taco sauces, refried beans, salsa and other specialty food products which are sold to retailers and food service establishments. The Company distributes these products to retailers in the greater New York metropolitan area through a direct-store-organization sales and distribution system and elsewhere in the United States through a nationwide network of independent brokers and distributors. Sales of a number of the Company's products tend to be seasonal; however, in the aggregate, the Company's sales are not heavily weighted to any particular quarter. Sales during the first quarter of the fiscal year are generally below that of the following three quarters.

Business and Credit Concentrations

        The Company's exposure to credit loss in the event of non-payment of accounts receivable by customers is represented in the amount of such receivables. The Company performs ongoing credit evaluations of its customers' financial condition. As of January 3, 2004, the Company does not believe it has any significant concentration of credit risk with respect to its trade accounts receivable. The Company had no customers in fiscal 2001, 2002 or 2003 that exceeded 10% of consolidated net sales.

Disposition

        On January 17, 2001, the Company completed the sale of its wholly owned subsidiary, Burns & Ricker, Inc. ("Burns & Ricker"), to Nonni's Food Company, Inc. ("Nonni's") (the "B&R Disposition") pursuant to a stock purchase agreement of the same date under which the Company sold all of the issued and outstanding capital stock of Burns & Ricker to Nonni's for $26,000 in cash. The gain on the sale, net of transaction expenses, was approximately $3,100. The Company applied the net cash proceeds from the B&R Disposition toward the partial prepayment of term loans, as required under the Company's then existing credit facility.

Acquisition and Accounting

        On August 21, 2003, the Company acquired certain assets of The Ortega Brand of Business ("Ortega" or the "Ortega Acquisition") for approximately $118,179 in cash (the "Ortega Purchase Price"), including transaction costs, from Nestlé Prepared Foods Company ("Nestlé"). The Ortega Purchase Price was subject to a final adjustment based upon a defined inventory calculation in the related purchase agreement. In connection with this transaction, the Company entered into a $200,000 senior secured credit facility comprised of a $50,000 five-year revolving credit facility and a $150,000

B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 28, 2002 and January 3, 2004
(Dollars in thousands, except per share amounts) (Continued)

(1)    Nature of Operations (Continued)

six-year term loan facility. The proceeds of such senior secured credit facility were used to fund the Ortega Acquisition and refinance the Company's then-existing credit facility. See Note 6 (Long-term Debt).

        In connection with the Ortega Acquisition, the Company paid transaction fees to Bruckmann, Rosser, Sherrill and Co., Inc., a related party, aggregating $1,000. The Company recorded such transaction fees as part of the Ortega Purchase Price.

        The Ortega Acquisition has been accounted for using the purchase method of accounting and, accordingly, the assets acquired, liabilities assumed, and results of operations are included in the consolidated financial statements from the date of the Ortega Acquisition. The excess of the Ortega Purchase Price over the fair value of identifiable net assets acquired represents goodwill. Trademarks are deemed to have an indefinite useful life and are not amortized.

        The following table sets forth the allocation of the Ortega Purchase Price. The cost of the Ortega Acquisition has been allocated to tangible and intangible assets as follows:

Property, plant and equipment	$5,964
Goodwill	76,310
Indefinite-life intangible assets—trademarks	30,700
Other assets, principally net current assets	6,960
Other liabilities, principally net current liabilities	(2,039)
Deferred income tax asset	284

Total	$118,179

Unaudited Pro Forma Summary of Operations

        The following unaudited pro forma summary of operations for the fiscal years ended December 28, 2002 and January 3, 2004 presents the operations of the Company as if the Ortega Acquisition had occurred as of December 30, 2001. In addition to including the results of operations of the Ortega business, the unaudited pro forma information gives effect to interest on additional borrowings and changes in depreciation and amortization of property, plant and equipment.

	Year ended (unaudited)
	December 28, 2002	January 3, 2004
Net sales	$371,130	$374,813
Net income	17,807	18,451
Basic net income available to common stockholders per common share	$57.52	$48.48
Diluted net income available to common stockholders per common share	$43.04	$36.28

        The unaudited pro forma information presented above does not purport to be indicative of the results that actually would have been attained if the Ortega Acquisition, and the related financing

B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 28, 2002 and January 3, 2004
(Dollars in thousands, except per share amounts) (Continued)

(1)    Nature of Operations (Continued)

transactions, had occurred as of December 30, 2001 and is not intended to be a projection of future results.

(2)    Summary of Significant Accounting Policies

  (a)    Fiscal Year and Basis of Presentation

        The Company utilizes a 52-53 week fiscal year ending on the Saturday closest to December 31. Fiscal years 2001 and 2002 contain 52 weeks each. Fiscal year 2003, which ended January 3, 2004, contains 53 weeks.

        The financial statements are presented on a consolidated basis. All intercompany balances and transactions have been eliminated.

  (b)    Cash and Cash Equivalents

        For purposes of the consolidated statements of cash flows, all highly liquid debt instruments with maturities of three months or less when acquired are considered to be cash and cash equivalents.

  (c)    Inventories

        Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out and average cost methods.

  (d)    Property, Plant and Equipment

        Property, plant and equipment are stated at cost. Plant and equipment under capital leases are stated at the present value of the minimum lease payments. Depreciation on plant and equipment is calculated using the straight-line method over the estimated useful lives of the assets, 12 to 20 years for buildings and improvements, 5 to 10 years for machinery and equipment, and 3 to 5 years for office furniture and vehicles. Plant and equipment held under capital leases and leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset. Expenditures for maintenance, repairs and minor replacements are charged to current operations. Expenditures for major replacements and betterments are capitalized.

  (e)    Goodwill and Trademarks

        The Company adopted the Financial Accounting Standard Board's ("FASB") Statement of Financial Accounting Standard ("SFAS") No. 142 "Goodwill and Other Intangible Assets" on December 30, 2001. Goodwill and intangible assets not subject to amortization are tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets."

        Prior to the adoption of SFAS No. 142, goodwill was amortized on a straight line basis over 40 years and trademarks were amortized on a straight-line basis over 31 to 40 years. The amount of goodwill and other intangible asset impairment, if any, was measured based on projected discounted future net operating cash flows using a discount rate reflecting the Company's average cost of funds.

B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 28, 2002 and January 3, 2004
(Dollars in thousands, except per share amounts) (Continued)

(2)    Summary of Significant Accounting Policies (Continued)

  (f)    Deferred Debt Issuance Costs

        Debt issuance costs are capitalized and amortized using the effective interest method over the term of the related debt agreements and are classified as other non-current assets. Amortization of deferred debt issuance costs for fiscal years 2001, 2002 and 2003 was $1,972, $2,508 and $2,608, respectively. During the third quarter of fiscal 2003, a write-off of $1,831 of deferred debt costs was incurred in connection with the payment in full of the Term Loan B under the Company's then-existing Term Loan Agreement dated as of March 15, 1999.

  (g)    Revenue Recognition

        Revenues are recognized when products are shipped. The Company reports all amounts billed to a customer in a sale transaction as revenue, including those amounts related to shipping and handling. Shipping and handling costs are included in cost of goods sold. As further described below, certain coupons and promotional expenses are recorded as a reduction of net sales.

        In April 2001, the Emerging Issue Task Force ("EITF") reached a consensus with respect to EITF Issue No. 00-25, "Vendor Income Statement Characterization of Consideration to a Purchaser of the Vendor's Products or Services" (as codified by EITF Issue 01-09), which became effective for the Company in the first quarter of 2002. The consensus includes a conclusion that consideration from a vendor to a retailer is presumed to be a reduction to the selling prices of the vendor's products and, therefore, should be characterized as a reduction of sales when recognized in the vendor's income statement. As required, the Company implemented the provisions of such EITF consensus in the first quarter of fiscal 2002 and, as a result, has reclassified certain prior period expenses as a reduction of net sales. Such reclassification reduces sales and gross margin, but does not have an impact on the Company's operating income or net income. Such expenses reclassified in accordance with the EITF consensus, as a reduction of net sales and sales, marketing and distribution expenses was $51,200 million for fiscal 2001.

        As required, the Company implemented the provisions of EITF Issue No. 00-14, "Accounting for Certain Sales Incentives" (as codified by EITF Issue 01-09) and Issue No. 00-25, "Vendor Income Statement Characterization of Consideration to a Purchaser of the Vendor's Products or Services" in the first quarter of fiscal 2002. The following table summarizes the reclassification of the prior period amounts as if the aforementioned new EITF consensuses had been implemented effective December 31, 2000:

	Year Ended December 29, 2001
	As Previously Presented	Reclassified
Net sales	$332,433	$279,779
Gross profit	$139,908	$87,254
Sales, marketing and distribution expenses	$87,576	$34,922

  (h)    Advertising Costs

        Advertising costs are expensed as incurred. Advertising costs amounted to approximately $1,833, $2,202 and $3,499, for the fiscal years 2001, 2002, and 2003, respectively.

B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 28, 2002 and January 3, 2004
(Dollars in thousands, except per share amounts) (Continued)

(2)    Summary of Significant Accounting Policies (Continued)

  (i)    Income Taxes

        Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities of the Company are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided when it is more likely than not that all or some portion of the deferred tax asset will not be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

  (j)    Pension Plans

        The Company has defined benefit pension plans covering substantially all of its employees. The Company's funding policy is to contribute annually the amount recommended by its actuaries.

        In 2003, the FASB revised Statement No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." The FASB's revision of Statement No. 132 requires new annual disclosures about the types of plan assets, investment strategy, measurement date, plan obligations and cash flows as well as the components of the net periodic benefit cost recognized in interim periods. In addition, SEC registrants are now required to disclose its estimates of contributions to the plan during the next fiscal year and the components of the fair value of total plan assets by type (e.g., equity securities, debt securities, real estate and other assets). The Company adopted the provisions of Statement No. 132 (revised), except for expected future benefit payments, which must be disclosed for fiscal years ending after June 15, 2004.

  (k)    Fair Value of Financial Instruments

        Cash and cash equivalents, trade accounts receivable, trade accounts payable, accrued expenses and due to related party are reflected in the consolidated balance sheets at carrying value, which approximates fair value due to the short-term nature of these instruments. The fair value of the $220,000 Senior Subordinated Notes at January 3, 2004, based on quoted market prices, was $226,600. The carrying value of the Company's remaining borrowings approximates their fair value based on the current rates available to the Company for similar instruments.

  (l)    Use of Estimates

        The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management of the Company to make a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Some of the more significant estimates made by management involve trade and consumer promotion expenses, allowances for excess, obsolete and unsaleable inventories, and the recoverability of goodwill, trademarks, property, plant and equipment and deferred tax assets. Actual results could differ from those estimates.

B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 28, 2002 and January 3, 2004
(Dollars in thousands, except per share amounts) (Continued)

(2)    Summary of Significant Accounting Policies (Continued)

  (m)    Impairment of Long-Lived Assets

        In accordance with SFAS No. 144, long-lived assets, such as property, plant and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the consolidated balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the consolidated balance sheet.

        Goodwill and trademarks not subject to amortization are tested annually for impairment, and are tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset's fair value.

        The Company performed an assessment to determine whether goodwill of the Company was impaired as of December 29, 2001, December 28, 2002 and January 3, 2004. In connection therewith, the Company determined that its operations consisted of one reporting unit. Under SFAS No. 142, goodwill impairment is deemed to exist if the net book value of a reporting unit exceeds its estimated fair value. The Company determined that, as of December 29, 2001 and December 28, 2002 and January 3, 2004, the fair value of the Company's single reporting unit exceeded its carrying amount, and therefore there is no indication that goodwill was impaired as of such dates. The Company will perform its annual impairment review each fiscal year end to measure goodwill for impairment.

        Effective as of December 30, 2001, the Company ceased the amortization of goodwill and all trademarks having indefinite useful lives. For fiscal 2001, amortization expense related to goodwill was $3,100 and $5,400 for trademarks.

        The following table reconciles previously reported net income to net income adjusted as if the provisions of SFAS No. 142 were in effect in fiscal 2001:

Year ended December 29, 2001
Reported net income	$5,998
Add back: Goodwill amortization, net of income taxes	1,839
Add back: Trademark amortization, net of income taxes	3,271

Adjusted net income	$11,108

        Prior to the adoption of SFAS No. 142 and No. 144, the Company accounted for long-lived assets in accordance with SFAS No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The impairment criteria and measurement requirements of SFAS No. 144 are substantially unchanged from those of SFAS No. 121 for assets held and used.

B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 28, 2002 and January 3, 2004
(Dollars in thousands, except per share amounts) (Continued)

(2)    Summary of Significant Accounting Policies (Continued)

  (n)    Derivative Financial Instruments

        The Company accounts for its derivative and hedging transactions in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" (collectively referred to as "Statement No. 133"). Statement No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities and requires an entity to recognize all derivative instruments either as an asset or a liability in the balance sheet and to measure such instruments at fair value. These fair value adjustments are to be included either in the determination of net income or as a component of accumulated other comprehensive income (loss) depending on the nature of the transaction. The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes (see Note 6).

        In April 2003, the FASB issued Statement No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." Statement No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Company adopted Statement No. 149 on July 1, 2003 and will apply it prospectively, as applicable.

  (o)    Stock Option Plan

        The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. SFAS No. 123, "Accounting for Stock-Based Compensation", permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 28, 2002 and January 3, 2004
(Dollars in thousands, except per share amounts) (Continued)

(2)    Summary of Significant Accounting Policies (Continued)

        The following table illustrates the pro forma effect on net (loss) income if the fair value based method had been applied to all outstanding and unvested awards in each period.

	2001	2002	2003
Net income as reported	$5,998	$15,245	$15,168
Add stock-based employee compensation expense included in reported net income, net of tax	—	—	—
Deduct stock-based employee compensation expense determined under fair-value-based method for all awards, net of tax	(1)	(1)	(1)

Pro forma net income	$5,997	$15,244	$15,167

Basic net (loss) income available to common stockholders per common share	$(41.28)	$33.22	$17.35
Diluted net (loss) income available to common stockholders per common share	$(41.28)	$24.86	$12.99

  (p)    Adoption of New Accounting Standards

        In May 2003, the FASB issued Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". Statement No. 150 establishes standards with respect to how an issuer classifies and measures in its statements of financial position certain financial instruments with characteristics of both liabilities and equity. Statement No. 150 requires that an issuer classify a financial instrument that is within the scope of such Statement as a liability because such financial instrument embodies an obligation of the issuer. The Company adopted Statement No. 150 on June 1, 2003 which has not impacted the Company's accounting for the mandatorily redeemable preferred stock.

        In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities, an interpretation of ARB No. 51". This Interpretation addresses the consolidation by business enterprises of variable interest entities as defined in the Interpretation. The Interpretation applies immediately to variable interests in variable interest entities created after January 31, 2003, and to variable interests in variable interest entities obtained after January 31, 2003. The application of this Interpretation has not had a material effect on the Company's consolidated financial statements.

  (q)    Reclassifications

        Certain amounts in 2001 and 2002 have been reclassified to conform with the 2003 presentation.

  (r)    Earnings Per Share

        The Company calculates earnings per share in accordance with SFAS No. 128, "Earnings Per Share." Basic earnings per share is calculated by dividing net (loss) income available to common shares (net (loss) income less dividends accumulating during the period for 13% Series A and B cumulative preferred stock and Series C senior preferred stock and other charges) by average common shares outstanding. Diluted earnings per share is calculated similarly, except that it includes the dilutive effect

B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 28, 2002 and January 3, 2004
(Dollars in thousands, except per share amounts) (Continued)

(2)    Summary of Significant Accounting Policies (Continued)

of the assumed exercise of outstanding options and warrants (see note 10) for all periods presented. The mandatorily redeemable preferred stock is excluded from the calculation as their conversion is contingent upon an initial public offering by the Company, see note 9.

	Fiscal Year Ended
	December 29, 2001	December 28, 2002	January 3, 2004
	(Shares in thousands)
Net income	$5,998	$15,245	$15,168
Less: preferred stock dividends accumulated and related charges	10,352	11,739	13,336

(Loss) income available to common stockholders	$(4,354)	$3,506	$1,832

Basic shares outstanding	105.5	105.5	105.5
Basic net (loss) income available to common stockholders per common share	$(41.27)	$33.23	$17.36

Diluted shares outstanding	105.5	141.0	141.0
Diluted net (loss) income available to common stockholders per common share	$(41.27)	$24.87	$12.99

(3)    Inventories

        Inventories consist of the following:

	December 28, 2002	January 3, 2004
Raw materials and packaging	$13,601	$14,916
Work in process	1,623	1,555
Finished goods	52,312	64,318

Total	$67,536	$80,789

(4)    Property, Plant and Equipment, net

        Property, plant and equipment, net consists of the following:

	December 28, 2002	January 3, 2004
Land	$3,012	$3,149
Buildings and improvements	14,431	17,146
Machinery and equipment	37,924	46,404
Office furniture and vehicles	7,472	8,759
Construction-in-progress	—	15

	62,839	75,473
Less: accumulated depreciation	(25,425)	(31,533)

Total	$37,414	$43,940

B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 28, 2002 and January 3, 2004
(Dollars in thousands, except per share amounts)

(5)    Leases

        The Company has several noncancelable operating leases, primarily for its corporate headquarters, warehouses, transportation equipment and machinery. These leases generally require the Company to pay all executory costs such as maintenance, taxes and insurance.

        Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) for the periods set forth below are as follows:

Years ended December:
2004	$3,742
2005	3,238
2006	1,927
2007	1,438
2008	1,426
Thereafter	620

Total	$12,391

        Total rental expense was $3,116, $2,957 and $3,161, for the fiscal years 2001, 2002 and 2003, respectively.

        The Company leases a manufacturing and warehouse facility from the Chairman of the Board of Directors of the Company under an operating lease which expires in April 2009. Total rent expense associated with this lease was $769 for fiscal years 2001, 2002 and 2003.

(6)    Long-term Debt

        Long-term debt consists of the following:

	December 28, 2002	January 3, 2004
Senior secured credit facility:
Revolving credit facility	$—	$—
Term Loan	—	149,625
Term Loan B	54,856	—
9 5/8% Senior Subordinated Notes due August 1, 2007, net of unamortized discount of $1,060 and $829 at December 28, 2002 and January 3, 2004, respectively	218,940	219,171

Total long-term debt	273,796	368,796
Less current installments	370	1,500

Long-term debt, excluding current installments	$273,426	$367,296

        On March 15, 1999, the Company, specifically its wholly owned subsidiary B&G Foods, entered into a $280,000 senior secured credit facility (the "Prior Senior Secured Credit Facility"). The Prior Senior Secured Credit Facility was comprised of a $60,000 five-year Revolving Credit Facility, a $70,000 (initial amount) five-year Term Loan Facility ("Term Loan A") and a $150,000 (initial amount) seven-

B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 28, 2002 and January 3, 2004
(Dollars in thousands, except per share amounts) (Continued)

(6)    Long-term Debt (Continued)

year Term Loan Facility ("Term Loan B" and collectively with Term Loan A, the "Term Loan Facilities"). Interest on the Prior Senior Secured Credit Facility was determined based on several alternative rates as stipulated in the Prior Senior Secured Credit Facility, including the base lending rate per annum plus an applicable margin or LIBOR plus an applicable margin. At December 28, 2002 the interest rate for Term Loan B was 5.40%. At December 29, 2001, the interest rate for Term Loan A and Term Loan B was 7.31% and 6.17% to 7.56%, respectively. The Prior Senior Secured Credit Facility was secured by substantially all of the Company's assets.

        On August 21, 2003, the Company, specifically its wholly owned subsidiary B&G Foods, entered into a newly amended and restated $200,000 senior secured credit facility, which was further amended and restated as of September 9, 2003 (the "Senior Secured Credit Facility"), comprised of a $50,000 five-year revolving credit facility ("Revolving Credit Facility") and a $150,000 six-year term loan facility ("Term Loan"). The proceeds of the Term Loan and of certain drawings under the Revolving Credit Facility were used: (i) to fund the Ortega Acquisition and to pay related transaction fees and expenses; and (ii) to fully pay off the Company's remaining obligations under Term Loan B of the Company's Prior Senior Secured Credit Facility. In connection therewith, the Company capitalized approximately $5,300 of new deferred debt issuance costs related to the Senior Secured Credit Facility and, in accordance with the applicable guidance of the FASB's Emerging Issues Task Force, wrote off $1,831 of deferred financing costs related to the Company's then-existing Term Loan B. With respect to the Senior Secured Credit Facility, interest is determined based on several alternative rates, including the base lending rate per annum plus an applicable margin, or LIBOR plus an applicable margin (4.52% at January 3, 2004). The Senior Secured Credit Facility is secured by substantially all of the Company's assets. The Senior Secured Credit Facility provides for mandatory prepayments upon the occurrence of certain events, including material asset dispositions and issuances of securities. The Senior Secured Credit Facility contains covenants that restrict, among other things, the Company's ability to incur additional indebtedness, pay dividends and create certain liens. The Senior Secured Credit Facility also contains certain financial covenants, which, among other things, specify and define maximum capital expenditure limits, a minimum total interest coverage ratio and a maximum leverage ratio. Proceeds of the Senior Secured Credit Facility are restricted to funding the Company's working capital requirements, capital expenditures and acquisitions of companies in the same line of business as the Company, subject to certain additional criteria. The Senior Secured Credit Facility limits expenditures on acquisitions to $50,000 per acquisition unless the Company can satisfy certain leverage ratio requirements. The outstanding balances for the Revolving Credit Facility and the Term Loan at January 3, 2004 were $0 and $149,625, respectively.

        The Revolving Credit Facility requires an annual commitment fee of an amount equal to 0.5% of the average daily unused portion of the Revolving Credit Facility. The Revolving Credit Facility also provides a maximum commitment for letters of credit of $5,000. The available borrowing capacity under the Revolving Credit Facility, net of outstanding letters of credit of $1,300, was approximately $48,700 at January 3, 2004.

        The Company, specifically its wholly owned subsidiary B&G Foods, has outstanding $220,000 of 9 5/8% Senior Subordinated Notes (the "Notes") due August 1, 2007 with interest payable semiannually on February 1 and August 1 of each year, of which $120,000 principal amount was originally issued in August 1997 and $100,000 principal amount (the "New Notes") was issued by the Company through a

B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 28, 2002 and January 3, 2004
(Dollars in thousands, except per share amounts) (Continued)

(6)    Long-term Debt (Continued)

private offering of the notes completed on March 7, 2002 at a discount of $1,240. The Notes contain certain transfer restrictions. The proceeds from the issuance of the New Notes were used to pay off, in its entirety, the then outstanding balance under the Company's then-existing Term Loan A, and to reduce the amount outstanding under the Company's then-existing Term Loan B, and pay related deferred debt issuance costs.

        As part of a registration rights agreement dated March 7, 2002, the Company agreed to offer to exchange an aggregate principal amount of up to $220,000 of its 9 5/8% Senior Subordinated Notes due 2007 (the "Exchange Notes") for a like principal amount of its Notes outstanding (the "Exchange Offer"). The terms of the Exchange Notes are identical in all material respects to those of the Notes (including principal amount, interest rate, maturity and guarantees), except for certain transfer restrictions and registration rights relating to the New Notes. The Exchange Offer was completed on June 27, 2002.

        The indentures for the Notes contain certain covenants that, among other things, limit the ability of the Company to incur additional debt, pay dividends or make certain other restricted payments, enter into certain transactions with affiliates, make certain asset dispositions, merge or consolidate with, or transfer substantially all of its assets to, another person, as defined, encumber assets under certain circumstances, restrict dividends and other payments from subsidiaries, engage in sale and leaseback transactions, issue capital stock, as defined, or engage in certain business activities.

        The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after August 1, 2002 at 104.813% of their principal amount plus accrued and unpaid interest and Liquidated Damages, as defined, if any, beginning August 1, 2002, and thereafter at prices declining annually to 100% on or after August 1, 2003. Upon the occurrence of a Change in Control, as defined, the Company will be required to make an offer to repurchase the Notes at a price equal to 101% of the principal amount, together with accrued and unpaid interest and Liquidated Damages, as defined, if any, to the date of repurchase. The Notes are not subject to any sinking fund requirements.

        On March 21, 2002, the Company entered into an interest rate swap agreement with a major financial institution pursuant to which the Company agreed to pay a variable rate of three-month LIBOR plus 5.65% on a notional amount of $100,000 in exchange for a fixed rate of 9.625%. Because the interest rate swap did not qualify as an effective hedge, changes in the fair value are recorded in the consolidated statement of operations. The Company sold the interest rate swap agreement on August 7, 2002 for $2,524. Included in the fiscal 2002 consolidated statement of operations is a derivative gain representing the change in fair value of the interest rate swap of $2,524.

        The Company has no assets or operations independent of its direct and indirect subsidiaries. All of the Company's indirect wholly owned subsidiaries (the "Guarantors") jointly and severally, and fully and unconditionally, guarantee the Notes (the "Subsidiary Guarantees"). There are no significant restrictions on the ability of the Company or any of its Guarantors, to obtain funds from its subsidiaries by dividend or loan. Consequently, separate financial statements have not been presented for the Guarantors because management has determined that they would not be material to investors. The Subsidiary Guarantee of each Guarantor is subordinate to the prior payment in full of all senior debt, as defined. As of January 3, 2004, the Company and its subsidiaries had senior debt and additional

B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 28, 2002 and January 3, 2004
(Dollars in thousands, except per share amounts) (Continued)

(6)    Long-term Debt (Continued)

liabilities (including trade accounts payable, accrued expenses, amounts due to related parties, deferred income taxes and other liabilities) aggregating approximately $456,760.

        At December 28, 2002 and January 3, 2004, accrued interest of $9,328 and $9,726, respectively, is included in accrued expenses in the accompanying consolidated balance sheets.

        The aggregate maturities of long-term debt are as follows:

Years ended December:
2004	$1,500
2005	1,500
2006	1,500
2007	220,671
2008	143,625

Total	$368,796

(7)    Income Taxes

        Income taxes consist of the following:

	Year ended
	December 29, 2001	December 28, 2002	January 3, 2004
Current:
Federal	$54	$3,252	$4,150
State	168	476	987

Subtotal	222	3,728	5,137
Deferred:
Federal	2,995	4,694	3,754
State	812	838	628

Subtotal	3,807	5,532	4,382

Total	$4,029	$9,260	$9,519

B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 28, 2002 and January 3, 2004
(Dollars in thousands, except per share amounts) (Continued)

(7)    Income Taxes (Continued)

        Income tax expense differs from the expected income tax expense (computed by applying the U.S. federal income tax rate of 34% to income before income tax expense) as a result of the following:

	Year ended
	December 29, 2001	December 28, 2002	January 3, 2004
Computed expected tax expense	$3,409	$8,332	$8,394
Increase (decrease):
State income taxes, net of federal income tax benefit	647	867	1,066
Nondeductible expenses, principally amortization of goodwill in 2001	855	61	59
Gain on sale of assets	(844)	—	—
Other	(38)	—	—

Total	$4,029	$9,260	$9,519

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

	December 28, 2002	January 3, 2004
Deferred tax assets:
Accounts receivable, principally due to allowance	$44	$48
Inventories, principally due to additional costs capitalized for tax purposes	355	948
Accruals and other liabilities not currently deductible	1,539	1,989
Net operating loss carryforwards	3,338	2,560
Deferred financing costs	206	871

Total gross deferred tax assets	5,482	6,416
Less valuation allowance	(1,282)	(1,282)

Net deferred tax assets	4,200	5,134

Deferred tax liabilities:
Plant and equipment	(4,559)	(5,470)
Intangible assets	(37,439)	(42,070)
Derivative gain	(763)	(253)

Total gross deferred tax liabilities	(42,761)	(47,793)

Net deferred tax liability	$(38,561)	$(42,659)

        In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled

B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 28, 2002 and January 3, 2004
(Dollars in thousands, except per share amounts) (Continued)

(7)    Income Taxes (Continued)

reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income and reversal of deferred tax liabilities over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences, net of the existing valuation allowances at December 28, 2002 and January 3, 2004. The amount of the deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income during future periods are reduced. The valuation allowance at December 28, 2002 and January 3, 2004 was $1,282 and represents the allowance for certain fully reserved state net operating loss carryforwards of $23,206 and $22,955, respectively, which are available to offset future state taxable income, if any, through 2007. The Company established a valuation allowance for the deferred tax assets associated with state net operating loss carryforwards at December 28, 2002 because management believes that based upon historical and projected state taxable income, it is not more likely than not that the deferred tax asset related to such net operating loss carryforwards will not be realized. Any future utilization of acquired state net operating loss carryforwards will result in an adjustment to goodwill to the extent it reduces the valuation allowance.

        At January 3, 2004, the Company has net operating loss carryforwards for federal income tax purposes of $3,566 which are available to offset future federal taxable income, if any, through 2020. As a result of the Company's acquisitions in prior years, the annual utilization of the net operating loss carryforwards acquired is limited under certain provisions of the Internal Revenue Code.

(8)    Redeemable Preferred Stock

        The Company's Certificate of Incorporation provides that they may issue 100,000 shares of Preferred Stock, $.01 par value per share, 22,000 of which are currently designated as the 13% Series A Cumulative Preferred Stock (the "13% Series A Cumulative Preferred Stock"), 35,000 shares of which are currently designated as the 13% Series B Cumulative Preferred Stock (the "13% Series B Cumulative Preferred Stock") and 25,000 of which are currently designated as the Series C Senior Preferred Stock (the "Series C Senior Preferred Stock"(See note 9)).

        With respect to dividend rights and rights on liquidation, winding up and dissolution of the Company, the Series C Senior Preferred Stock ranks senior to the 13% Series B Cumulative Preferred Stock and each rank senior to the 13% Series A Cumulative Preferred Stock. The Series C Senior Preferred Stock, the 13% Series B Cumulative Preferred Stock and the 13% Series A Cumulative Preferred Stock each rank senior to the Common Stock of the Company.

  13% Series A Cumulative Preferred Stock

        Dividends.    Each holder of 13% Series A Cumulative Preferred Stock is entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds legally available therefor, cash dividends on each share of 13% Series A Cumulative Preferred Stock at a rate per annum equal to 13%, which dividends are cumulative without interest, whether or not earned or declared, on a daily basis, and are payable annually in arrears. These dividends amount to $20,768 and $26,113 as of

B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 28, 2002 and January 3, 2004
(Dollars in thousands, except per share amounts) (Continued)

(8)    Redeemable Preferred Stock (Continued)

December 28, 2002 and January 3, 2004. The liquidation value aggregates to $41,109 and $46,453 as of December 28, 2002 and January 3, 2004.

        Optional Redemption.    The Company may, at its option, redeem at any time, from any source of funds legally available therefore, in whole or in part, any or all of the shares of 13% Series A Cumulative Preferred Stock, at a redemption price equal to 100% of the then effective liquidation preference per share, plus an amount equal to a prorated dividend for the period from the dividend payment date immediately prior to the redemption date to the redemption date.

  13% Series B Cumulative Preferred Stock

        Dividends.    Each holder of 13% Series B Cumulative Preferred Stock is entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds legally available therefor, cash dividends on each share of 13% Series B Cumulative Preferred Stock at a rate per annum equal to 13%, which dividends are cumulative without interest, whether or not earned or declared, on a daily basis, and are payable annually in arrears. These dividends amount to $9,496 and $12,031 as of December 28, 2002 and January 3, 2004. The liquidation value aggregates to $19,496 and $22,031 as of December 28, 2002 and January 3, 2004.

        Optional Redemption.    The Company may, at its option, redeem at any time, from any source of funds legally available therefore, in whole or in part, any or all of the shares of 13% Series B Cumulative Preferred Stock, at a redemption price equal to 100% of the then effective liquidation preference per share, plus an amount equal to a prorated dividend for the period from the dividend payment date immediately prior to the redemption date to the redemption date.

        Warrants.    The holders of the 13% Series B Cumulative Preferred Stock received warrants exercisable to purchase an aggregate of 11,735.61 shares of Common Stock, with an exercise price of $0.01 per share and an expiration date of December 22, 2009. These warrants remain outstanding at January 3, 2004.

(9)    Mandatorily Redeemable Preferred Stock

  Series C Senior Preferred Stock

        Dividends.    When and as declared by the Company's Board of Directors and to the extent permitted under the General Corporation Law of the State of Delaware, the Company will pay preferential dividends to the holders of the Series C Senior Preferred Stock. Dividends on each share of Series C Senior Preferred Stock (each a "Senior Share") accrue at a rate of 14% per annum. Such dividends accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. To the extent that all accrued dividends are not paid on each June 30 and December 31 of each year beginning June 30, 2000 (the "Dividend Reference Dates"), all dividends which have accrued on each Senior Share outstanding during the six-month period (or other period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date will be accumulated and added to the liquidation value of such Senior Shares. These dividends amount to $12,664 and $18,122 as of

B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 28, 2002 and January 3, 2004
(Dollars in thousands, except per share amounts) (Continued)

(9)    Mandatorily Redeemable Preferred Stock (Continued)

December 28, 2002 and January 3, 2004. The liquidation value aggregates to $37,664 and $43,122 as of December 28, 2002 and January 3, 2004. Such dividends are charged to net income available to common stockholders.

        In the sole discretion of the Company, any dividends accruing on the Senior Shares may be paid, in lieu of cash dividends, by the issuance of additional Senior Shares (including fractional Senior Shares) having an aggregate liquidation value at the time of such payment equal to the amount of the dividend to be paid; provided, that if the Company pays less than the total amount of dividends then accrued on the Senior Preferred Stock in the form of additional Senior Shares, such payment in Senior Shares shall be made pro rata to the holders of Senior Shares based upon the aggregate accrued but unpaid dividends on the Senior Shares held by each such holder.

        Mandatory Redemption.    On the earliest of (x) December 22, 2009, (y) the date of consummation of a change in control as defined in the Certificate of Designation for the Series C Senior Preferred Stock and (z) six months after the date of consummation of an initial public offering (the "Scheduled Redemption Date"), the Company is required to redeem all issued and outstanding Senior Shares, at a price per Senior Share equal to the liquidation value of $25,000 (plus all accumulated, accrued and unpaid dividends thereon).

        Optional Redemption.    The Company may at any time, except within ninety days prior to the date of consummation of an initial public offering, redeem all or any portion of the Series C Senior Preferred Stock then outstanding at a price per Series C Senior Share equal to the optional redemption prices (expressed as percentages of liquidation value thereof) set forth below plus all accumulated, accrued and unpaid dividends thereon, if any, to the applicable redemption date, if redeemed during the 12-month period beginning on December 22 in the years indicated below:

Year	Percentage
1999	107%
2000	106%
2001	105%
2002	104%
2003	103%
2004	102%
2005	101%
2006 and thereafter	100%

        Notwithstanding the foregoing sentence and subject to the rights of the holders of Senior Shares described below with respect to conversion, upon the consummation at any time of an initial public offering, the Company may redeem all or any portion of the Series C Senior Preferred Stock then outstanding at a price per Senior Share equal to the liquidation value thereof (plus all accumulated, accrued and unpaid dividends thereon).

        For each Senior Share which is to be redeemed, the Company will be obligated on the redemption date to pay to the holder thereof an amount in immediately available funds (or other assets of the Companys resulting from a change in control in the case of a redemption pursuant to a change in

B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 28, 2002 and January 3, 2004
(Dollars in thousands, except per share amounts) (Continued)

(9)    Mandatorily Redeemable Preferred Stock (Continued)

control) equal to the liquidation value thereof (plus all accumulated, accrued and unpaid dividends thereon).

        Optional Conversion.    Upon the consummation of an initial public offering (the "Conversion Event"), each Senior Share shall, at the one-time option of the holder of such Senior Share, be converted (and the rights of the holder of the Senior Shares shall cease) into a number of shares of the Company's Common Stock equal to the (i) liquidation value of such Senior Share as of the date of such Conversion Event (plus all accumulated, accrued and unpaid dividends thereon) divided by (ii) the price at which each share of Common Stock is concurrently sold in such initial public offering.

        Warrants.    The holders of Senior Shares received warrants exercisable to purchase an aggregate of 16,429.86 shares of Common Stock, with an exercise price of $0.01 per share and an expiration date of December 22, 2009. The fair value of the warrants granted during 1999 was $10 on the date of issuance using the Black Scholes pricing model with the following weighted assumptions:

2001
Expected dividend yield	0.0%
Risk-free interest rate	4.75%
Expected life	10 years
Expected annual volatility	67%

        The warrants were accounted for as a discount of the mandatorily redeemable preferred stock and the accretion of such warrants are charged to net income available for common stockholders.

(10)    Capital Stock and Stock Option Plan

        1997 Incentive Stock Option Plan.    In 1997, the Company adopted the B&G Foods Holdings Corp. 1997 Incentive Stock Option Plan (the "Option Plan") for the Company's and its subsidiaries' key employees. The Option Plan authorizes for grant to key employees and officers options for up to 6,700 shares of Holding's common stock. The Option Plan authorizes the Company to grant either (i) options intended to constitute incentive stock options under the Internal Revenue Code of 1986 or (ii) non-qualified stock options. The Option Plan provides that it may be administered by the Company's Board of Directors or a committee designated by Companys' Board of Directors. The Company's Board of Directors has designated a committee comprised of Stephen C. Sherrill and Thomas J. Baldwin. Options granted under the Option Plan will be exercisable in accordance with the terms established by the Company's Board of Directors. Under the Option Plan, the Company's Board of Directors determines the exercise price of each option granted, which in the case of incentive stock options, cannot be less than fair value. All option grants have been made at fair value as determined by a third party valuation. Options will expire on the date determined by the Company's Board of Directors, which may not be later than the tenth anniversary of the date of grant. The options vest ratably over 5 years. During fiscal year 2001, options to purchase 700 shares of our common stock were granted to an executive of the Company. No other options were granted during fiscal year 2001 and no options were granted during fiscal 2002 or 2003. As of January 3, 2004, options to purchase 6,625 shares of our common stock, all of which were incentive stock options, had been granted since the inception of the Option Plan, and 75 additional shares were available for grant under the plan.

B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 28, 2002 and January 3, 2004
(Dollars in thousands, except per share amounts) (Continued)

(10)    Capital Stock and Stock Option Plan (Continued)

        Other Stock Options.    Pursuant to the terms of a license agreement between Emeril's Food of Love Productions, LLC ("EFLP") and B&G Foods, Inc. dated June 2000, the Company granted EFLP and William Morris Agency, Inc. 619 and 69 stock options, respectively. All such options are exercisable at a price of $10.00 per share of Common Stock, are fully vested and expire on June 9, 2010. The Company recorded the options at fair value and expensed such options in 2000.

        The per share weighted average fair value of stock options granted during 2001 was $8.33 on the date of grant using the Black Scholes option-pricing model with the following weighted assumptions:

2001
Expected dividend yield	0.0%
Risk-free interest rate	4.9%
Expected life	10 years
Expected annual volatility	67%

        Stock option activity during the periods indicated is as follows:

	Number of shares	Option exercise price per share	Weighted-avg. exercise price per share
Options outstanding at December 30, 2000	6,613	$10.00	$10.00
Granted	700	10.00	10.00
Canceled	—	—	—

Options outstanding at December 29, 2001	7,313	$10.00	10.00
Granted	—	—	—
Canceled	—	—	—

Options outstanding at December 28, 2002	7,313	$10.00	10.00
Granted	—	—	—
Canceled	—	—	—

Options outstanding at January 3, 2004	7,313	$10.00	10.00

Options exercisable at January 3, 2004	7,033	$10.00	10.00

        At January 3, 2004, the exercise prices and weighted-average remaining contractual life of outstanding options were $10.00 per share and three to seven years, respectively.

        At December 28, 2002 and January 3, 2004, the number of options exercisable was 6,205 and 6,345, respectively, and the weighted-average exercise price of those options were $10.00 per share.

        Warrants.    As of January 3, 2004, the Company had issued and outstanding presently exercisable warrants to purchase an aggregate of 28,165.47 shares of Common Stock, with an exercise price of $0.01 per share and an expiration date of December 22, 2009.

B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 28, 2002 and January 3, 2004
(Dollars in thousands, except per share amounts)

(11)    Pension Benefits

        The Company has defined benefit pension plans covering substantially all of its employees. The benefits are based on years of service and the employee's compensation, as defined. The Company makes annual contributions to the plans equal to the maximum amount that can be deducted for income tax purposes. The following table sets forth our defined benefit pension plans' benefit obligation, fair value of plan assets and funded status recognized in the consolidated balance sheets:

	December 28, 2002	January 3, 2004
Change in benefit obligation:
Benefit obligation at beginning of period	$9,415	$11,366
Acquired plan	0	360
Amendment to plan	0	10
Actuarial gain	828	2,955
Service cost	716	985
Interest cost	667	832
Benefits paid	(260)	(321)

Benefit obligation at end of period	11,366	16,187

The accumulated benefit obligation at December 28, 2002 and January 3, 2004 was $8,708 and $12,333, respectively.
Change in plan assets:
Fair value of plan assets at beginning of period	5,740	6,790
Actual (loss) gain on plan assets	(70)	914
Employer contributions	1,380	2,408
Benefits paid	(260)	(321)

Fair value of plan assets at end of period	6,790	9,791

Employer contributions and benefits paid in the above table include only those amounts contributed directly to, or paid directly from, plan assets.
Funded status	(4,576)	(6,396)
Unrecognized prior service cost	6	14
Unrecognized net actuarial loss	1,515	4,104

Accrued pension cost	$(3,055)	$(2,278)

Amount recognized in the consolidated balance sheets:
Accrued benefit cost at beginning of period	$(3,545)	$(3,055)
Acquired plan	0	360
Net periodic pension cost	890	1,271
Contributions	1,380	2,408

Accrued pension cost at end of period	$(3,055)	$(2,278)

B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 28, 2002 and January 3, 2004
(Dollars in thousands, except per share amounts) (Continued)

(11)    Pension Benefits (Continued)

Weighted-average assumptions as of December 28, 2002 and January 3, 2004
Discount rate	6.75%	6.25%
Rate of compensation increase	4.00%	4.00%
Expected long-term rate of return	7.25-8.25%	6.50-8.25%

        Net periodic cost includes the following components:

	Year ended
	December 29, 2001	December 28, 2002	January 3, 2004
Service cost—benefits earned during the period	$652	$716	$985
Interest cost on projected benefit obligation	601	667	832
Expected return on plan assets	(515)	(503)	(632)
Net amortization and deferral	(53)	10	86

Net pension cost	$685	$890	$1,271

        The asset allocation for the Company's pension plans at the end of 2002 and 2003, and the target allocation for 2004, by asset category, follows. The fair value of plan assets for these plans is $6,790 and $9,791 at the end of 2002 and 2003, respectively. The expected long-term rate of return on these plan assets was 8.25% in 2002 and 8.25% in 2003.

        The Company's pension plan assets are managed by outside investment managers; assets are rebalanced at the end of each quarter. The Company's investment strategy with respect to pension assets is to maximize return while protecting principal. The investment manager has the flexibility to adjust the asset allocation and move funds to the asset class that offers the most opportunity for investment returns.

		Percentage of Plan Assets at Year End
Asset Category	Target Allocation 2004
		2003	2002
Equity securities	62%	88%	39%
Fixed income securities	37%	7%	40%
Cash	1%	5%	21%

Total	100%	100%	100%

B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 28, 2002 and January 3, 2004
(Dollars in thousands, except per share amounts) (Continued)

(11)    Pension Benefits (Continued)

        Information about the expected cash flows for the pension plans follows:

Pension Benefits
Company contribution
2004	$1,300
Expected Benefit Payments
2004	$353
2005	405
2006	439
2007	557
2008	617
2009-2013	4,627

        The Company sponsors a defined contribution plans covering substantially all of its employees. Employees may contribute to this plan and these contributions are matched at varying amounts by the Company. Contributions for the matching component of this plan amounted to $453, $523 and $587 for the fiscal 2001, fiscal 2002 and fiscal 2003, respectively.

        Pension expense relating to a multi-employer pension plan amounted to $390, $459 and $559 for the fiscal 2001, fiscal 2002 and fiscal 2003, respectively.

(12)    Related-Party Transactions

        The Company is party to a management agreement (the "Management Agreement") with Bruckmann, Rosser, Sherrill & Co., Inc. ("BRS & Co."), the manager of BRS, pursuant to which BRS & Co. is paid an annual fee of $500 per year for certain management, business and organizational strategy, and merchant and investment banking services. The Management Agreement will expire on the earlier of December 27, 2006 and the date that BRS owns less than 20% of the outstanding common stock of the Company.

        The Company is also party to a transaction services agreement pursuant to which BRS & Co. will be paid a transaction fee for management, financial and other corporate advisory services rendered by BRS & Co. in connection with acquisitions by the Company, which fee will not exceed 1.0% of the total transaction value. In connection with the Ortega Acquisition, the Company paid transaction fees to BRS aggregating $1,000. The Company recorded such transaction fees as part of the Ortega Purchase Price. No such fees were paid in fiscal years 2001 and 2002.

        As described in Note 5, the Company leases a manufacturing and warehouse facility from the Chairman of the Board of Directors of the Company.

        "Due to related party" at December 28, 2002 and January 3, 2004 includes management fees to BRS.

B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 28, 2002 and January 3, 2004
(Dollars in thousands, except per share amounts) (Continued)

(13)    Commitments and Contingencies

        On January 17, 2001, the Company became aware that fuel oil from its underground storage tank at its Roseland, New Jersey facility had been released into the ground and into a brook adjacent to such property. Since January 17, 2001, together with the Company's environmental services firms, B&G has worked to clean-up the oil in cooperation with the New Jersey Department of Environmental Protection "NJDEP". After completion of the work the Company submitted the findings to the NJDEP along with recommendations for no further action. The NJDEP responded that additional investigation was required before it could agree to the no further action recommendations. The additional work has been conducted and the Company is awaiting the NJDEP's response. While the NJDEP could assert that more work is required, the cost of such work is not expected to have a material adverse effect on B&G's consolidated financial condition, results of operations or liquidity. The Company recorded a charge of $1,100 in the first quarter of fiscal 2001 to cover the expected cost of the clean-up. In the third quarter of fiscal 2001, B&G received an insurance reimbursement of $200 and accrued an additional $100 for certain remaining miscellaneous expenses. Management believes that substantially all estimated expenses relating to this matter have been incurred and paid as of January 3, 2004. At December 28, 2002 there was $100 accrued related to this matter.

        In January 2002, the Company was named as a third-party defendant in an action regarding environmental liability under the Comprehensive Environmental Response, Compensation and Liability Act, or Superfund, for alleged disposal of waste by White Cap Preserves, an alleged predecessor of the Company, at the Combe Fill South Landfill, a Superfund site. In February 2003, B&G paid $100 in settlement of all asserted claims arising from this matter, and in March 2003, a bar order was entered by the United States District Court for the District of New Jersey protecting B&G, subject to a limited re-opener clause, from any claims for contribution, natural resources damages and certain other claims related to the action until such time that the litigation is dismissed. The $100 and a portion of the legal fees were reimbursed by the purchaser of White Cap Preserves pursuant to an indemnity wherein they acquired that liability.

        The Company is involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these other matters will not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

        The Company is subject to environmental regulations in the normal course of business. Management believes that the cost of compliance with such regulations will not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

        On January 3, 2004, the Company had purchase commitments with various suppliers to purchase certain raw materials in the aggregate amount of approximately $8,926. Management believes that all such commitments will be fulfilled within one year.

B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 28, 2002 and January 3, 2004
(Dollars in thousands, except per share amounts) (Continued)

(14)    Quarterly Financial Data (unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
Net sales
2003	$67,454	$76,369	$83,310	$101,223	$328,356
2002	$66,210	$77,850	$70,900	$78,717	$293,677
Gross profit
2003	$20,066	$23,507	$26,085	$32,524	$102,182
2002	$20,705	$24,274	$22,197	$22,794	$89,970
Net income available to common stockholders
2003	$(1,047)	$742	$(154)	$2,291	$1,832
2002	$124	$1,812	$886	$684	$3,506
Basic net (loss) income available to common stockholders per common share
2003	$(9.92)	$7.03	$(1.46)	$21.71	$17.36
2002	$1.18	$17.18	$8.40	$6.47	$33.23
Diluted net (loss) income available to common stockholders per common share
2003	$(9.92)	$5.26	$(1.46)	$16.25	$12.99
2002	$0.88	$12.85	$6.28	$4.86	$24.87

Schedule II

B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES

Schedule of Valuation and Qualifying Accounts

(Dollars in thousands)

Column A	Column B	Column C		Column D		Column E
		Additions
Description	Balance at beginning of period	Charged to costs and expenses	Charged to other accounts—describe	Deductions—describe		Balance at end of period
Year ended December 29, 2001:
Allowance for doubtful accounts	$465	$118	—	$128	(a)	$455
Environmental reserves	—	$1,200	—	$1,120	(b)	$80
Year ended December 28, 2002:
Allowance for doubtful accounts	$455	$84	—	$75	(a)	$464
Environmental reserves	$80	$100	—	$80	(c)	$100
Year ended January 3, 2004:
Allowance for doubtful accounts	$464	$711	—	$649	(a)	$526
Environmental reserves	$100	$—	—	$100	(c)	$—

(a)
Represents bad-debt write-offs.

(b)
Represents payments of $870 and an insurance reimbursement of $250.

(c)
Represents payments.

INDEPENDENT AUDITORS' REPORT

The Board of Directors
Nestlé Prepared Foods Company:

        We have audited the accompanying Statement of Net Assets Sold as of December 31, 2002 and the related Statement of Direct Revenue and Direct Expenses for the year ended December 31, 2002 of The Ortega Brand of Business ("Ortega"). These financial statements are the responsibility of Nestlé Prepared Foods Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        The accompanying financial statements were prepared to present the assets sold and the liabilities assumed pursuant to the Asset Purchase Agreement (the "Agreement") between Nestlé Prepared Foods Company, Ortega Holdings Inc. (formerly known as O Brand Acquisition Corp.) and B&G Foods, Inc. as described in note 2, and the direct revenue and direct expenses of Ortega, and are not intended to be a complete presentation of Ortega's financial position, results of operations, or cash flows.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets sold of Ortega as of December 31, 2002, and Ortega's direct revenue and direct expenses for the year ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in note 2 to the financial statements, Ortega restated its statement of net assets sold as of December 31, 2002.

/s/ KPMG LLP Short Hills, New Jersey October 10, 2003, except as to the second paragraph of note 2, which is as of November 7, 2003

THE ORTEGA BRAND OF BUSINESS

Statements of Net Assets Sold

December 31, 2002
(Dollars in Thousands)

	Dec. 31, 2002	June 30, 2003
		(unaudited)
Assets:
Inventory	$6,347	$6,658
Property, Plant & Equipment, net	7,094	6,525

Total Assets	$13,441	$13,183

Liabilities:
Accrued Liabilities	$2,157	$1,660

Total Liabilities	2,157	1,660

Net Assets Sold	$11,284	$11,523

See accompanying notes to the financial statements.

THE ORTEGA BRAND OF BUSINESS

Statements of Direct Revenue and Direct Expenses

Year Ended December 31, 2002
(Dollars in Thousands)

	Year Ended Dec. 31, 2002	Six Months Ended June 30, 2002	Six Months Ended June 30, 2003
		(unaudited)	(unaudited)
Direct Revenue, net	$77,453	$38,069	$37,479
Direct Sales Commissions	1,790	451	1,273
Direct Cost of Sales	41,220	20,825	19,681
Direct Transportation	4,612	2,098	2,115

Margin Contribution	29,831	14,695	14,410
Direct Marketing and Other Expenses	10,563	4,196	5,875

Product Contribution	19,268	10,499	8,535
Direct Fixed Distribution	2,498	1,185	1,125
Direct Selling, Administrative and Other	7,663	3,746	4,153

Excess of Direct Revenue over Direct Expenses	$9,107	$5,568	$3,257

See accompanying notes to the financial statements.

THE ORTEGA BRAND OF BUSINESS
Notes to Financial Statements
(Dollars in Thousands)
December 31, 2002
(Information as of June 30, 2003 and for the six months ended
June 30, 2002 and June 30, 2003 is unaudited)

(1)    Background

        The Ortega brand of business ("Ortega") of Nestlé Prepared Foods Company (the "Seller") and certain of its affiliates (together with the Seller, "Nestlé") is a leading manufacturer of shelf-stable Mexican food products for the retail and foodservice markets in the United States of America. Ortega's products include taco shells, seasonings, dinner kits, taco sauce, peppers, refried beans, salsa and related Mexican food products sold under the Ortega brand.

        On July 29, 2003, B&G Foods, Inc. ("B&G") and Ortega Holdings Inc. (formerly known as O Brand Acquisition Corp.), a wholly-owned subsidiary of B&G (the "Buyer"), entered into an asset purchase agreement (the "Agreement") with the Seller, pursuant to which the Buyer purchased certain assets and assumed certain liabilities of Nestlé pertaining to the Ortega brand of Mexican food products and the Stoughton, Wisconsin manufacturing facility. This transaction was consummated on August 21, 2003. Excluded from the sale were the Ortega lines of cheese sauces, dipping cups and the Ortega ¡Amigo! dispensing units sold into the foodservice and club channels which Nestlé will continue to sell under the Ortega brand through a transitional license. Prior to this transaction, the Ortega business was operated as a part of Nestlé. During the year ended December 31, 2002, approximately 87% of Ortega sales were to retail customers with the remaining 13% to customers in the foodservice channel.

(2)    Basis of Presentation

        The Statement of Net Assets Sold and the Statement of Direct Revenue and Direct Expenses consist of account balances specifically identified by Nestlé's management. The accompanying financial statements were prepared to present only certain assets sold to and liabilities assumed by B&G pursuant to the Agreement and revenue and expenses related to the Ortega branded products of Nestlé. While these financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, they are not intended to be a complete presentation of the assets, liabilities, revenue and expenses of the Ortega brand of business.

        The Company has restated its statements of net assets sold at June 30, 2003 (unaudited) and December 31, 2002, to reflect a reduction of inventory in the amount of $1,618 and $2,139, respectively. This reduction was due to certain inventory at these respective dates that was held at a supplier and owned by the supplier, but was included in inventory when the Ortega account balances were identified by Nestle's management when preparing the statements of net assets sold for Ortega which were included in the Form 8-K/A filed by B&G Foods, Inc. with the Securities and Exchange Commission on October 20, 2003. The reduction of inventory had no effect on the accompanying statements of direct revenue and direct expenses of Ortega for the six month periods ended June 30, 2003 (unaudited) and 2002 (unaudited) and the year ended December 31, 2002 as Nestle also recorded an offsetting liability, which was not an assumed liability in the Agreement, in an amount equal to such inventory, and no amounts were recorded that effected Ortega's results of operations until such time that the products were shipped to third party customers.

        Nestlé does not account for Ortega as a separate entity. Accordingly, the information included in the accompanying financial statements has been obtained from Nestlé's consolidated financial records.

THE ORTEGA BRAND OF BUSINESS
Notes to Financial Statements
(Dollars in Thousands)
December 31, 2002
(Information as of June 30, 2003 and for the six months ended
June 30, 2002 and June 30, 2003 is unaudited) (Continued)

(2)    Basis of Presentation (Continued)

The financial statements include allocations as discussed in note 3. Nestlé's management believes that the allocations are reasonable; however, these allocated expenses are not necessarily indicative of costs that would have been incurred by Ortega on a stand-alone basis, since certain other expenses, as discussed in note 3, are incurred for services provided to, or on behalf of, Ortega that are not included in the accompanying financial statements. Tax expense has not been included in the Statement of Direct Revenue and Direct Expenses, as this expense is not specifically identifiable to Ortega.

        The Statement of Net Assets Sold includes only those assets and liabilities that are included in the Agreement. Additionally, the Statement of Direct Revenue and Direct Expenses excludes the results of discontinued operations, namely a frozen line of Ortega products that was launched in 1999 and subsequently discontinued in 2002.

        Under Nestlé's centralized cash management system, cash requirements of Ortega are provided directly by Nestlé, and cash generated by Ortega is remitted directly to Nestlé. Transaction systems (e.g., payroll, employee benefits, accounts receivable, accounts payable) used to record and account for cash transactions are provided by centralized company organizations outside the defined scope of the Ortega business. Most of the corporate systems are not designed to track assets/liabilities and receipts/payments on a product specific basis. Given these constraints, and the fact that only certain assets and liabilities of Ortega have been sold, a statement of cash flows could not be prepared.

(3)    Significant Accounting Policies

  (a)
  Revenue Recognition

        Revenue is recognized when the products are shipped and when the risks and rewards of ownership of the goods have been transferred to the buyer. Direct revenue represents the sale of products, net of sales rebates and an estimate of product returns. Volume, promotional, price, cash and other discounts and customer incentives are accounted for as a reduction of revenue in accordance with Emerging Issues Task Force ("EITF") No. 01-09, "Accounting for the Consideration Given by a Vendor to a Customer."

  (b)
  Direct Cost of Sales

        Direct cost of sales includes all variable and fixed costs associated with producing the product, including raw materials, packaging supplies, direct labor, indirect labor, the cost of goods purchased from third parties and fixed factory overheads including depreciation.

  (c)
  Direct Marketing and Other Expenses

        Direct marketing expenses represent all non-trade promotion marketing, which includes media advertising, fixed promotions and market research. Other expenses primarily include packaging design costs, product donations and plant trials. Direct marketing and other expenses includes allocated overhead expenses of $43, $173, and $359 for the six-month periods ended June 30, 2003 (unaudited) and June 30, 2002 (unaudited) and the year ended December 31, 2002, respectively. Direct marketing

THE ORTEGA BRAND OF BUSINESS
Notes to Financial Statements
(Dollars in Thousands)
December 31, 2002
(Information as of June 30, 2003 and for the six months ended
June 30, 2002 and June 30, 2003 is unaudited) (Continued)

(3)    Significant Accounting Policies (Continued)

and other expenses are allocated based on an estimate of the sales of Ortega compared to the combined total sales of the Seller and Nestlé USA, Inc. ("Nestlé USA"), an affiliate of the Seller.

  (d)
  Direct Fixed Distribution

        Direct fixed distribution expenses represent costs associated with the operation of Nestlé's centralized distribution facilities, including storage and handling, facility-related inventory management and order entry systems and related corporate administrative support services. Direct fixed distribution includes $281, $345, and $728 of allocated overhead costs for the six-month periods ended June 30, 2003 (unaudited) and June 30, 2002 (unaudited), and the year ended December 31, 2002, respectively, allocated to Ortega based on an estimate of the sales of Ortega compared to the combined total sales of the Seller and Nestlé USA.

  (e)
  Direct Selling, Administrative and Other Expenses

        Direct selling, administrative and other expenses are either specifically identifiable to Ortega, or are allocated to Ortega based on an estimate of the sales of Ortega compared to the combined total sales of the Seller and Nestlé USA. Direct selling, administrative and other expenses includes allocated overhead expenses of $2,819, $2,288, and $4,696 for the six-month periods ended June 30, 2003 (unaudited) and June 30, 2002 (unaudited), and the year ended December 31, 2002, respectively. Such allocated expenses represent those charges that are attributable to Ortega, and include Nestlé's related expenses, such as employee benefits, human resources, management information systems, finance and selling and other general and administrative expenses. Certain other expenses that are provided to Ortega by Nestlé but are not directly attributable or specifically identifiable to Ortega have been excluded from the allocation of direct selling, administrative and other expenses in the accompanying financial statements. These expenses primarily include Nestlé's corporate-related costs such as executive compensation, corporate identity promotional costs, training and conference center costs, derivative valuations, and general corporate expenses.

  (f)
  Inventory

        Finished goods inventories are stated at the lower of cost or market, with cost being determined using the average cost and first-in, first-out methods. Raw material inventories are stated at actual cost.

  (g)
  Property, Plant and Equipment, net

        Property, plant and equipment are stated at cost, net of accumulated depreciation directly related to the assets. Alterations and major overhauls that extend the lives or increase the capacity of the assets are capitalized. Ordinary repairs and maintenance are charged to operating costs. Depreciation is computed using the straight-line method over the estimated useful lives. Land is not depreciated.

THE ORTEGA BRAND OF BUSINESS
Notes to Financial Statements
(Dollars in Thousands)
December 31, 2002
(Information as of June 30, 2003 and for the six months ended
June 30, 2002 and June 30, 2003 is unaudited) (Continued)

(3)    Significant Accounting Policies (Continued)

        The rates of depreciation used are based on the following useful lives:

Land improvements	20 to 40 years
Buildings	10 to 50 years
Plant and machinery	5 to 17 years
Tools, furniture, and sundry	2 to 10 years
Vehicles	3 years
Information technology equipment	5 years

        When properties are retired or otherwise disposed of, related cost and accumulated depreciation are removed from the accounts. Any related gain or loss has been excluded from the Statement of Direct Revenue and Direct Expenses.

  (h)
  Use of Estimates

        The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Actual results could differ from these estimates. In addition, these financial statements include allocations and estimates that are not necessarily indicative of the costs and expenses that would have resulted if Ortega had been operated as a separate entity, or the future results of Ortega.

(4)    Inventory

        Inventory is as follows:

	December 31, 2002	June 30, 2003
		(unaudited)
Raw Materials	$885	$692
Finished Goods	5,462	5,966

Total Inventory	$6,347	$6,658

THE ORTEGA BRAND OF BUSINESS
Notes to Financial Statements
(Dollars in Thousands)
December 31, 2002
(Information as of June 30, 2003 and for the six months ended
June 30, 2002 and June 30, 2003 is unaudited) (Continued)

(5)    Property, Plant and Equipment, net

        Property, plant and equipment are summarized as follows:

December 31, 2002
Land	$130
Buildings	2,516
Plant and Machinery	11,233
Furniture and Equipment	181
Vehicles	17
Information Technology Equipment	379

14,456
Less Accumulated Depreciation	(7,362)

Property, Plant & Equipment, net	$7,094

(6)    Accrued Liabilities

        Accrued liabilities are as follows:

	December 31, 2002	June 30, 2003
		(unaudited)
Accrued Sick Leave & Vacation	$163	$179
Accrued Broker Commissions	419	292
Accrued Coupon Redemption	1,387	978
Accrued Freight	188	211

Total Accrued Liabilities	$2,157	$1,660

(7)    Commitments and Contingencies

        From time to time, Nestlé is involved in litigation arising from its ordinary course of business. Such litigation, as defined in the Agreement, is the responsibility of Nestlé.

        Ortega does not have any material commitments or contingencies.

         Through and including                        , 2004 (25 days after the date of this prospectus), all dealers effecting transactions in the EISs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Enhanced Income Securities (EISs)

$                PER EIS

RBC CAPITAL MARKETS
CREDIT SUISSE FIRST BOSTON
MERRILL LYNCH & CO.
LEHMAN BROTHERS
PIPER JAFFRAY

P R O S P E C T U S

                        , 2004

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

        The expenses to be paid by our company in connection with the distribution of the securities being registered are as follows:

	Amount (1)
Securities and Exchange Commission Registration Fee		$71,586
National Association of Securities Dealers, Inc. filing fee		$30,500
American Stock Exchange Listing Fee*
Accounting Fees and Expenses*
Legal Fees and Expenses*
Transfer Agent and Registrar Fees and Expenses*
Printing and Engraving Expenses*
Miscellaneous Fees and Expenses*

Total	$

(1)
All amounts are estimates except the SEC filing fee, the National Association of Securities Dealers, Inc. filing fee and the American Stock Exchange listing fee.

*
To be completed by amendment.

Item 14. Indemnification of Directors and Officers

        Under Section 145 of the Delaware General Corporation Law B&G Foods may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of B&G Foods) by reason of the fact that such person is or was a director, officer, employee, or agent of B&G Foods, or is or was serving at the request of B&G Foods as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of B&G Foods, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

        In addition, under Section 145 B&G Foods may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of B&G Foods to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of B&G Foods, or is or was serving at the request of B&G Foods as a director, officer, employee or agent of B&G Foods, or is or was serving at the request of B&G Foods as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of B&G Foods and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to B&G Foods unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

        Section 145 also provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or defense of any claim issue or matter therein, such person shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by such person in connection therewith.

        Furthermore, Section 145 provides that nothing in the above-described provisions shall be deemed exclusive of any other rights to indemnification or advancement of expenses to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

        Under Section 102(b)(7) of the Delaware General Corporation Law B&G Foods may in its certificate of incorporation eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law (pertaining to certain prohibited acts including unlawful payment of dividends or unlawful purchase or redemption of the corporation's capital stock); or (iv) for any transaction from which the director derived an improper personal benefit.

        Our certificate of incorporation provides that our directors shall be entitled to the benefits of all limitations on the liability of directors generally permissible under Delaware law and that we shall indemnify all persons whom we are permitted to indemnify to the full extent permitted under Section 145 of the Delaware General Corporation Law.

        In addition, our bylaws provide for the indemnification of our directors and officers to the fullest extent permitted under Delaware law as in effect from time to time and by our certificate of incorporation.

Item 15. Recent Sales of Unregistered Securities

        In the three years prior to the filing of this registration statement, we or B&G Foods issued and sold the following unregistered securities:

  Preferred Stock and Options for Common Stock.

        On October 1, 2001, we issued and sold 3,000 shares of our common stock and 20 shares of our 13% Series A Cumulative Preferred Stock to one of our officers for an aggregate purchase price of $50,000. These sales were made in reliance on Section 4(2) of the Securities Act.

        On October 1, 2001, we issued options to purchase 700 shares of our common stock at an exercise price of $10.00 per share to one of our officers under our 1997 Incentive Stock Option Plan. This issuance was made in reliance on Rule 701 promulgated under the Securities Act.

        The issuances of the securities in the transactions above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act promulgated thereunder as transactions by an issuer not involving a public offering, where the purchaser represented his intention to acquire the securities for investment only and not with a view to distribution, or Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan or a written contract relating to compensation. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

        Appropriate legends, setting forth that the securities had not been registered and the applicable restrictions on transfer, were affixed to the stock certificates issued in the above transactions. No underwriters were employed in any of the above transactions.

  Senior Subordinated Notes.

        On March 7, 2002 B&G Foods issued and sold an additional $100.0 million aggregate principal amount of its 9 5/8% Senior Subordinated Notes due 2007 to repay existing indebtedness and pay related fees and expenses. The senior subordinated notes were sold to certain initial purchasers pursuant to the exemption from registration provided by Section 4(2) of the Securities Act. The initial purchasers resold the senior subordinated notes to qualified institutional buyers pursuant to Rule 144A of the Securities Act. In connection with that sale, B&G Foods agreed to complete an exchange offer for the senior subordinated notes. Pursuant to the Registration Rights Agreement, B&G Foods offered to exchange $220.0 million aggregate principal amount of its new 9 5/8% senior subordinated notes due 2007, the issuance of which were registered under the Securities Act, for $120.0 million aggregate principal amount of its registered senior subordinated notes and $100.0 million aggregate principal amount of its newly privately placed senior subordinated notes. The exchange offer was completed on June 27, 2002.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits.

1.1	Form of Underwriting Agreement.*
2.1
Stock Purchase Agreement dated July 2, 1998 by and among BGH Holdings, Inc., Maple Grove Farms of Vermont, Inc., Up Country Naturals of Vermont, Inc., Les Produits Alimentaires Jacques et Fils Inc., William F. Callahan and Ruth M. Callahan. (Filed with the Securities and Exchange Commission as Exhibit 2.1 to Commission Filing No. 333-39813 on August 3, 1998 and incorporated herein by reference)
2.2
Asset Purchase Agreement dated as of January 12, 1999 by and among Polaner, Inc. (f.k.a. Roseland Distribution Company), International Home Foods, Inc. and M. Polaner, Inc. (Filed with the Securities and Exchange Commission as Exhibit 1 to our company's report on Form 8-K filed February 19, 1999 and incorporated herein by reference)
2.3
Asset and Stock Purchase Agreement dated as of January 28, 1999 by and among The Pillsbury Company, Indivined B.V., IC Acquisition Company, Heritage Acquisition Corp. and, as guarantor, B&G Foods, Inc. (Filed as Exhibit 2.1 to our company's report on Form 8-K filed April 1, 1999 and incorporated herein by reference)
2.4
Asset Purchase Agreement dated as of July 29, 2003 by and among Nestlé Prepared Foods Company (formerly known as Nestlé USA — Prepared Foods Division, Inc.), Ortega Holdings Inc. (formerly known as O Brand Acquisition Corp.) and B&G Foods, Inc. (Filed with the Securities and Exchange Commission as Exhibit 2.1 to the Company's Report on Form 8-K filed August 22, 2003 and incorporated herein by reference)
2.5	Intellectual Property Purchase Agreement dated as of August 21, 2003 between Société des Produits Nestlé S.A., Nestec Ltd., and O Brand Acquisition Corp. (filed herewith)
3.1	Form of Certificate of Incorporation of B&G Foods, Inc. (following the consummation of the merger of B&G Foods, Inc. with and into B&G Foods Holdings Corp.).*

3.2	Form of Bylaws of B&G Foods, Inc. (following the consummation of the merger of B&G Foods, Inc. with and into B&G Foods Holdings Corp.).*
3.3
Certificate of Incorporation of B&G Foods, Inc. (Filed with the Securities and Exchange Commission as Exhibit 3.1 to Amendment No. 1 to Registration Statement No. 333-39813 on January 14, 1998 and incorporated herein by reference)
3.4
Bylaws of B&G Foods, Inc. (Filed with the Securities and Exchange Commission as Exhibit 3.2 to Amendment No. 1 to Registration Statement No. 333-39813 on January 14, 1998 and incorporated herein by reference)
3.5
Certificate of Incorporation of BGH Holdings, Inc. (Filed with the Securities and Exchange Commission as Exhibit 3.3 to Amendment No. 1 to Registration Statement No. 333-39813 on January 14, 1998 and incorporated herein by reference)
3.6
Bylaws of BGH Holdings, Inc. (Filed with the Securities and Exchange Commission as Exhibit 3.4 to Amendment No. 1 to Registration Statement No. 333-39813 on January 14, 1998 and incorporated herein by reference)
3.7
Certificate of Incorporation of Maple Groves Farms of Vermont, Inc. (Filed with the Securities and Exchange Commission as Exhibit 3.5 to Amendment No. 1 to Registration Statement No. 333-86062 on May 9, 2002 and incorporated herein by reference)
3.8
Bylaws of Maple Groves Farms of Vermont, Inc. (Filed with the Securities and Exchange Commission as Exhibit 3.6 to Amendment No. 1 to Registration Statement No. 333-86062 on May 9, 2002 and incorporated herein by reference)
3.9
Certificate of Incorporation of Trappey's Fine Foods, Inc. (Filed with the Securities and Exchange Commission as Exhibit 3.7 to Amendment No. 1 to Registration Statement No. 333-39813 on January 14, 1998 and incorporated herein by reference)
3.10
Bylaws of Trappey's Fine Foods, Inc. (Filed with the Securities and Exchange Commission as Exhibit 3.8 to Amendment No. 1 to Registration Statement No. 333-39813 on January 14, 1998 and incorporated herein by reference)
3.11
Certificate of Incorporation for Bloch & Guggenheimer, Inc. (Filed with the Securities and Exchange Commission as Exhibit 3.9 to Amendment No. 1 to Registration Statement No. 333-39813 on January 14, 1998 and 63 incorporated herein by reference)
3.12
Bylaws of Bloch & Guggenheimer, Inc. (Filed with the Securities and Exchange Commission as Exhibit 3.10 to Amendment No. 1 to Registration Statement No. 333-39813 on January 14, 1998 and incorporated herein by reference)
3.13
Certificate of Incorporation of Ortega Holdings Inc. (formerly known as O Brand Acquisition Corp.). (Filed with the Securities and Exchange Commission as Exhibit 3.1 to Current Report on Form 8-K on November 13, 2003 and incorporated herein by reference)
3.14
Bylaws of Ortega Holdings Inc. (formerly known as O Brand Acquisition Corp.). (Filed with the Securities and Exchange Commission as Exhibit 3.2 to Current Report on Form 8-K on November 13, 2003 and incorporated herein by reference)
3.15
Certificate of Incorporation of Les Produits Alimentaires Jacques Et Fils, Inc. (Filed with the Securities and Exchange Commission as Exhibit 3.13 to Amendment No. 1 to Registration Statement No. 333-86062 on May 9, 2002 and incorporated herein by reference)
3.16
Bylaws of Les Produits Alimentaires Jacques Et Fils, Inc. (Filed with the Securities and Exchange Commission as Exhibit 3.14 to Amendment No. 1 to Registration Statement No. 333-86062 on May 9, 2002 and incorporated herein by reference)

3.17
Certificate of Incorporation of Polaner, Inc. (f.k.a. Roseland Distribution Company). (Filed with the Securities and Exchange Commission as Exhibit 3.15 to Amendment No. 1 to Registration Statement No. 333-39813 on January 14, 1998 and incorporated herein by reference)
3.18
Bylaws of Polaner, Inc. (f.k.a. Roseland Distribution Company). (Filed with the Securities and Exchange Commission as Exhibit 3.16 to Amendment No. 1 to Registration Statement No. 333-39813 on January 14, 1998 and incorporated herein by reference)
3.19
Certificate of Incorporation of Heritage Acquisition Corp. (Filed with the Securities and Exchange Commission as Exhibit 3.17 to Amendment No. 1 to Registration Statement No. 333-86062 on May 9, 2002 and incorporated herein by reference)
3.20
Bylaws of Heritage Acquisition Corp. (Filed with the Securities and Exchange Commission as Exhibit 3.18 to Amendment No. 1 to Registration Statement No. 333-86062 on May 9, 2002 and incorporated herein by reference)
3.21
Declaration of Trust of William Underwood Company. (Filed with the Securities and Exchange Commission as Exhibit 3.19 to Amendment No. 1 to Registration Statement No. 333-86062 on May 9, 2002 and incorporated herein by reference)
3.22
Bylaws of William Underwood Company. (Filed with the Securities and Exchange Commission as Exhibit 3.20 to Amendment No. 1 to Registration Statement No. 333-86062 on May 9, 2002 and incorporated herein by reference)
4.1
Indenture dated as of August 11, 1997 between B&G Foods, Inc, BGH Holdings, Inc., RWBV Acquisition Corp., BRH Holdings, Inc., Bloch & Guggenheimer, Inc., Polaner, Inc. (f.k.a. Roseland Distribution Company), Burns & Ricker, Inc., Roseland Manufacturing, Inc., and RWBW Brands Company and The Bank of New York, as trustee. (Filed with the Securities and Exchange Commission as Exhibit 4.1 to Registration Statement No. 333-39813 on November 7, 1997 and incorporated herein by reference)
4.2
First Supplemental Indenture dated as of May 31, 2000 (to the Indenture dated as of August 11, 1997) between B&G Foods, Inc., BGH Holdings, Inc., RWBV Acquisition Corp., Bloch & Guggenheimer, Inc., Polaner, Inc. (f.k.a. Roseland Distribution Company), Burns & Ricker, Inc., Trappey's Fine Foods, Inc., Maple Groves Farms of Vermont, Inc., William Underwood Company, Heritage Acquisition Corp. and the Bank of New York. (Filed with the Securities and Exchange Commission as Exhibit 4.2 to Amendment No. 1 to Registration Statement No. 333-86062 on May 9, 2002 and incorporated herein by reference)
4.3
Second Supplemental Indenture dated as of February 28, 2002 (to the Indenture dated as of August 11, 1997) between B&G Foods, Inc., BGH Holdings, Inc., RWBV Acquisition Corp., Bloch & Guggenheimer, Inc., Polaner, Inc. (f.k.a. Roseland Distribution Company), Trappey's Fine Foods, Inc., Maple Groves Farms of Vermont, Inc., William Underwood Company, Heritage Acquisition Corp., Les Produits Alimentaires Jacques Et Fils, Inc. and the Bank of New York. (Filed with the Securities and Exchange Commission as Exhibit 4.3 to Amendment No. 1 to Registration Statement No. 333-86062 on May 9, 2002 and incorporated herein by reference)
4.4
Third Supplemental Indenture dated as of October 30, 2003 (to the Indenture dated as of August 11, 1997) between B&G Foods, Inc., BGH Holdings, Inc., Bloch & Guggenheimer, Inc., Polaner, Inc. (f.k.a. Roseland Distribution Company), Trappey's Fine Foods, Inc., Maple Groves Farms of Vermont, Inc., William Underwood Company, Heritage Acquisition Corp., Les Produits Alimentaires Jacques Et Fils, Inc., Ortega Holdings Inc. and the Bank of New York. (Filed herewith)

4.5
Indenture dated as of March 7, 2002 between B&G Foods, Inc, BGH Holdings, Inc., RWBV Acquisition Corp., Bloch & Guggenheimer, Inc., Polaner, Inc., Maple Groves Farms of Vermont, Inc., Les Produits Alimentaires Jacques Et Fils, Inc., Heritage Acquisition Corp., Trappey's Fine Foods, Inc., William Underwood Company and The Bank of New York, as trustee. (Filed with the Securities and Exchange Commission as Exhibit 4.4 to Registration Statement No. 333-86062 on April 11, 2002 and incorporated herein by reference)
4.6
First Supplemental Indenture dated as of October 30, 2003 (to the Indenture dated March 7, 2002) between B&G Foods, Inc, BGH Holdings, Inc., Bloch & Guggenheimer, Inc., Polaner, Inc., Maple Groves Farms of Vermont, Inc., Les Produits Alimentaires Jacques Et Fils, Inc., Heritage Acquisition Corp., Trappey's Fine Foods, Inc., William Underwood Company, Ortega Holdings Inc. and The Bank of New York, as trustee. (Filed herewith)
4.7	Form of 9 5/8% Senior Subordinated Notes due 2007. (Included in Exhibit 4.1 and 4.5)
4.8	Indenture dated as of , 2004 between B&G Foods, Inc. and .*
4.9	Form of Subordinated Note (included in Exhibit 4.8).*
4.10	Form of stock certificate for Class A common stock.*
4.11	Form of Deposit Agreement (including form of Enhanced Income Security).*
5.1	Opinion from Dechert LLP regarding legality. *
8.1	Opinion from Dechert LLP regarding tax matters. *
10.1
Registration Rights Agreement dated as of August 11, 1997 by and among B&G Foods, Inc., the guarantors party thereto, Lehman Brothers, Inc. and Lazard Freres & Co., LLC. (Filed with the Securities and Exchange Commission as Exhibit 10.1 to Registration Statement No. 333-39813 on November 7, 1997 and incorporated herein by reference)
10.2
Purchase Agreement dated August 6, 1997 among B&G Foods, Inc., the Guarantors party thereto, Lehman Brothers, Inc., and Lazard Freres & Co., LLC. (Filed with the Securities and Exchange Commission as Exhibit 10.2 to Registration Statement No. 333-39813 on November 7, 1997 and incorporated herein by reference)
10.3
Guaranty dated as of January 12, 1999 of B&G Foods, Inc. in favor of International Home Foods, Inc. and M. Polaner, Inc. (Filed with the Securities and Exchange Commission as Exhibit 3 to the Company's Report on Form 8-K filed February 19, 1999 and incorporated herein by reference)
10.4
Amended and Restated Revolving Credit Agreement dated as of August 21, 2003 among B&G Foods Holdings Corp., B&G Foods, Inc., as borrower, the several banks and other financial institutions or entities from time to time parties thereto, Lehman Brothers Inc., as Arranger, Lehman Commercial Paper Inc., as Administrative Agent, and the Other Agents named therein. (Included in Exhibit 10.5, as further amended and restated as of September 9, 2003)
10.5
First Amendment dated as of September 9, 2003 to the Amended and Restated Revolving Credit Agreement, dated as of August 21, 2003, among B&G Foods Holdings Corp., B&G Foods, Inc., the several banks and other financial institutions or entities from time to time parties to the Revolving Credit Agreement, Lehman Brothers Inc., as arranger, Lehman Commercial Paper Inc., as administrative agent, and The Bank of New York, as the Existing Issuing Lender. (Filed with the Securities and Exchange Commission as Exhibit 10.1 to Current Report on Form 8-K on November 13, 2003 and incorporated herein by reference)

10.6
Amended and Restated Term Loan Agreement dated as of August 21, 2003 among B&G Foods Holdings Corp., B&G Foods, Inc., as borrower, the several banks and other financial institutions or entities from time to time parties thereto, Lehman Brothers Inc., as Arranger, Lehman Commercial Paper Inc., as Administrative Agent, and the Other Agents named therein. (Included in Exhibit 10.7, as further amended and restated as of September 9, 2003)
10.7
First Amendment dated as of September 9, 2003 to the Amended and Restated Term Loan Agreement, dated as of August 21, 2003, among B&G Foods Holdings Corp., B&G Foods, Inc., the several banks and other financial institutions or entities from time to time parties thereto, Lehman Brothers Inc., as arranger, and Lehman Commercial Paper Inc., as administrative agent. (Filed with the Securities and Exchange Commission as Exhibit 10.2 to Current Report on Form 8-K on November 13, 2003 and incorporated herein by reference)
10.8
Amended and Restated Guarantee and Collateral Agreement dated as of August 21, 2003 by B&G Foods Holdings Corp., B&G Foods, Inc., and certain of its subsidiaries in favor of Lehman Commercial Paper, Inc., as Administrative Agent. (Filed with the Securities and Exchange Commission as Exhibit 10.3 to Current Report on Form 8-K on November 13, 2003 and incorporated herein by reference)
10.9
Purchase Agreement dated as of March 4, 2002 between B&G Foods, Inc., BGH Holdings, Inc., RWBV Acquisition Corp., Bloch & Guggenheimer, Inc., Polaner, Inc., Trappey's Fine Foods, Inc., Maple Grove Farms of Vermont, Inc., Les Produits Alimentaires Jacques et Fils, Inc., Heritage Acquisition Corp., William Underwood Company and The Bank of New York. (Filed with the Securities and Exchange Commission as Exhibit 10.12 to Registration Statement No. 333-86062 on April 11, 2002 and incorporated herein by reference)
10.10
Registration Rights Agreement dated as of March 7, 2002 between B&G Foods, Inc., BGH Holdings, Inc., RWBV Acquisition Corp., Bloch & Guggenheimer, Inc., Polaner, Inc., Trappey's Fine Foods, Inc., Maple Grove Farms of Vermont, Inc., Les Produits Alimentaires Jacques et Fils, Inc., Heritage Acquisition Corp., William Underwood Company, Lehman Brothers Inc. and Fleet Securities, Inc. (Filed with the Securities and Exchange Commission as Exhibit 10.13 to Registration Statement No. 333-86062 on April 11, 2002 and incorporated herein by reference)
10.11	Revolving Credit Agreement dated as of , 2004, between B&G Foods, Inc. and certain financial institutions as the lenders.*
12.1	Computation of Ratio of Earnings to Fixed Charges. (Filed herewith)
21.1	Subsidiaries of the Company and the additional registrants. (Filed herewith)
23.1	Consent of KPMG LLP. (Filed herewith)
23.2	Consent of KPMG LLP. (Filed herewith)
23.3	Consent of Dechert LLP. (Included in Exhibit 5.1) *
24.1	Power of attorney. (Included on signature pages)
25.1	Statement of eligibility and qualification of on Form T-1. *

*
To be filed by amendment

(b) Financial Statement Schedules

        Schedule II B&G Foods, Inc. Schedule of Valuation and Qualifying Accounts

        Schedules not listed above are omitted because of the absence of the conditions under which they are required or because the information required by such omitted schedules is set forth in the financial statements or the notes thereto.

Item 17. Undertakings

(A)
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(B)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification by the registrant against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(C)
The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrants have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, State of New Jersey on February 10, 2004.

B&G FOODS HOLDINGS CORP.
By:	/s/ DAVID L. WENNER David L. Wenner President

B&G FOODS, INC.
BGH HOLDINGS, INC.
BLOCH & GUGGENHEMER, INC.
HERITAGE ACQUISITION CORP.
MAPLE GROVES FARMS OF VERMONT, INC.
ORTEGA HOLDINGS INC.
POLANER, INC.
TRAPPEY'S FINE FOODS, INC.
WILLIAM UNDERWOOD COMPANY
By:	/s/ DAVID L. WENNER David L. Wenner President

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of David L. Wenner and Robert C. Cantwell, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, as well as any related registration statement (or amendment thereto) filed pursuant to Rule 462 promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents or any of them or their substitute or substitutes may lawfully do or cause to be done by virtue thereof.

        This power of attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

B&G FOODS HOLDINGS CORP.

Name	Title	Date

/s/ DAVID L. WENNER David L. Wenner	President and Director (Principal Executive Officer)	February 10, 2004
/s/ ROBERT C. CANTWELL Robert C. Cantwell	Executive Vice President of Finance and Chief Financial Officer (Principal Financial Officer and Accounting Officer)	February 10, 2004
/s/ THOMAS J. BALDWIN Thomas J. Baldwin	Director	February 10, 2004
/s/ STEPHEN C. SHERRILL Stephen C. Sherrill	Director	February 10, 2004
/s/ NICHOLAS B. DUNPHY Nicholas B. Dunphy	Director	February 10, 2004

B&G FOODS, INC

Name	Title	Date

/s/ DAVID L. WENNER David L. Wenner	President and Director (Principal Executive Officer)	February 10, 2004
/s/ ROBERT C. CANTWELL Robert C. Cantwell	Executive Vice President of Finance and Chief Financial Officer (Principal Financial Officer and Accounting Officer)	February 10, 2004
/s/ THOMAS J. BALDWIN Thomas J. Baldwin	Director	February 10, 2004
/s/ ALFRED POE Alfred Poe	Director	February 10, 2004
/s/ STEPHEN C. SHERRILL Stephen C. Sherrill	Director	February 10, 2004
/s/ LEONARD S. POLANER Leonard S. Polaner	Director	February 10, 2004
/s/ WILLIAM F. CALLAHAN III William F. Callahan III	Director	February 10, 2004
/s/ NICHOLAS B. DUNPHY Nicholas B. Dunphy	Director	February 10, 2004
/s/ JAMES R. CHAMBERS James R. Chambers	Director	February 10, 2004

BGH HOLDINGS, INC.

Name	Title	Date

/s/ DAVID L. WENNER David L. Wenner	President (Principal Executive Officer)	February 10, 2004
/s/ ROBERT C. CANTWELL Robert C. Cantwell	Executive Vice President of Finance and Secretary (Principal Financial Officer and Accounting Officer)	February 10, 2004
/s/ STEPHEN C. SHERRILL Stephen C. Sherrill	Director	February 10, 2004

BLOCH & GUGGENHEIMER, INC.

Name	Title	Date

/s/ DAVID L. WENNER David L. Wenner	President (Principal Executive Officer)	February 10, 2004
/s/ ROBERT C. CANTWELL Robert C. Cantwell	Executive Vice President and Assistant Secretary (Principal Financial Officer and Accounting Officer)	February 10, 2004
/s/ STEPHEN C. SHERRILL Stephen C. Sherrill	Vice President and Director	February 10, 2004

HERITAGE ACQUISITION CORP.

Name	Title	Date

/s/ DAVID L. WENNER David L. Wenner	President and Secretary (Principal Executive Officer)	February 10, 2004
/s/ ROBERT C. CANTWELL Robert C. Cantwell	Vice President of Finance, Treasurer and Assistant Secretary (Principal Financial Officer and Accounting Officer)	February 10, 2004
/s/ STEPHEN C. SHERRILL Stephen C. Sherrill	Director	February 10, 2004

MAPLE GROVE FARMS OF VERMONT, INC.

Name	Title	Date

/s/ DAVID L. WENNER David L. Wenner	President and Treasurer (Principal Executive Officer)	February 10, 2004
/s/ ROBERT C. CANTWELL Robert C. Cantwell	Executive Vice President or Finance and Secretary (Principal Financial Officer and Accounting Officer)	February 10, 2004
/s/ STEPHEN C. SHERRILL Stephen C. Sherrill	Director	February 10, 2004

ORTEGA HOLDINGS INC.

Name	Title	Date

/s/ DAVID L. WENNER David L. Wenner	President and Secretary (Principal Executive Officer)	February 10, 2004
/s/ ROBERT C. CANTWELL Robert C. Cantwell	Vice President of Finance, Treasurer and Assistant Secretary (Principal Financial Officer and Accounting Officer)	February 10, 2004
/s/ STEPHEN C. SHERRILL Stephen C. Sherrill	Director	February 10, 2004

POLANER, INC.

Name	Title	Date

/s/ DAVID L. WENNER David L. Wenner	President (Principal Executive Officer)	February 10, 2004
/s/ ROBERT C. CANTWELL Robert C. Cantwell	Executive Vice President and Secretary (Principal Financial Officer and Accounting Officer)	February 10, 2004
/s/ STEPHEN C. SHERRILL Stephen C. Sherrill	Director	February 10, 2004

TRAPPEY'S FINE FOODS, INC.

Name	Title	Date

/s/ DAVID L. WENNER David L. Wenner	President (Principal Executive Officer)	February 10, 2004
/s/ ROBERT C. CANTWELL Robert C. Cantwell	Executive Vice President of Finance and Secretary (Principal Financial Officer and Accounting Officer)	February 10, 2004
/s/ STEPHEN C. SHERRILL Stephen C. Sherrill	Director	February 10, 2004

WILLIAM UNDERWOOD COMPANY

Name	Title	Date

/s/ DAVID L. WENNER David L. Wenner	President and Secretary (Principal Executive Officer)	February 10, 2004
/s/ ROBERT C. CANTWELL Robert C. Cantwell	Vice President of Finance, Treasurer, Secretary and Trustee (Principal Financial Officer and Accounting Officer)	February 10, 2004
/s/ STEPHEN C. SHERRILL Stephen C. Sherrill	Trustee	February 10, 2004
/s/ THOMAS J. BALDWIN Thomas J. Baldwin	Trustee	February 10, 2004
/s/ LEONARD S. POLANER Leonard S. Polaner	Trustee	February 10, 2004
/s/ JAMES BROWN James Brown	Trustee	February 10, 2004
/s/ DAVID BURKE David Burke	Trustee	February 10, 2004

QuickLinks

TABLE OF CONTENTS
INDUSTRY AND MARKET DATA
TRADEMARKS
SUMMARY
Our Company
The Offering
Summary of the Common Stock
Summary of the Subordinated Notes
Risk Factors
SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA
Interest and Dividend Payments to Holders of EISs
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY AND RESTRICTIONS
CAPITALIZATION
DILUTION
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA
B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES Unaudited Pro Forma Condensed and Combined Balance Sheets (Dollars in thousands)
Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Dollars in thousands)
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
OUR MANAGEMENT
Summary Compensation Table
OWNERSHIP OF CAPITAL STOCK
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF CERTAIN INDEBTEDNESS
DESCRIPTION OF ENHANCED INCOME SECURITIES (EISs)
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF SUBORDINATED NOTES
SHARES ELIGIBLE FOR FUTURE SALE
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
INDEPENDENT AUDITORS' REPORT
B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES Consolidated Balance Sheets (Dollars in thousands, except per share data)
B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES Consolidated Statements of Operations (Dollars in thousands, except per share data)
B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES Consolidated Statements of Cash Flows (Dollars in thousands)
B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES Notes to Consolidated Financial Statements December 28, 2002 and January 3, 2004 (Dollars in thousands, except per share amounts)
B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES Notes to Consolidated Financial Statements December 28, 2002 and January 3, 2004 (Dollars in thousands, except per share amounts)
B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES Notes to Consolidated Financial Statements December 28, 2002 and January 3, 2004 (Dollars in thousands, except per share amounts)
B&G FOODS HOLDINGS CORP. AND SUBSIDIARIES Schedule of Valuation and Qualifying Accounts (Dollars in thousands)
INDEPENDENT AUDITORS' REPORT
THE ORTEGA BRAND OF BUSINESS Statements of Net Assets Sold December 31, 2002 (Dollars in Thousands)
THE ORTEGA BRAND OF BUSINESS Statements of Direct Revenue and Direct Expenses Year Ended December 31, 2002 (Dollars in Thousands)
THE ORTEGA BRAND OF BUSINESS Notes to Financial Statements (Dollars in Thousands) December 31, 2002 (Information as of June 30, 2003 and for the six months ended June 30, 2002 and June 30, 2003 is unaudited)
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES